Form 10KSB, Exhibit 13
period 1998-12-31
CLOVER COMMUNITY BANKSHARES INC
filed 1999-03-26
CIK 1057017

PORTIONS OF THE ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


Financial Summary*
                                                                                     Years Ended December 31,
                                                                                     ------------------------
                                                              1998             1997            1996           1995            1994
                                                              ----             ----            ----           ----            ----
                                                                         (Dollars in thousands, except per share data)
Financial Condition
     Securities ....................................         $16,300         $16,136         $16,016         $17,009         $15,019
     Allowance for loan losses .....................             265             272             270             245             248
     Net loans .....................................          28,850          31,614          31,282          27,975          26,007
     Premises and equipment - net ..................             716             760             842             924             622
     Total assets ..................................          56,921          52,909          52,611          49,611          46,852
     Noninterest bearing deposits ..................           3,962           3,890           3,341           3,494           2,499
     Interest bearing deposits .....................          41,645          38,078          38,879          35,846          35,605
     Total deposits ................................          45,607          41,968          42,220          39,340          38,104
     Long-term debt ................................           4,000           4,000           4,000           4,000           4,000
     Total liabilities .............................          49,999          46,368          46,574          44,117          42,359
     Total shareholders' equity ....................           6,922           6,541           6,037           5,494           4,493

Results of Operations
     Interest income ...............................         $ 4,302         $ 4,222         $ 3,986         $ 3,891         $ 3,231
     Interest expense ..............................           1,815           1,847           1,822           1,807           1,381
                                                             -------         -------         -------         -------         -------
     Net interest income ...........................           2,487           2,375           2,164           2,084           1,850
     Provision for loan losses .....................               -               5              32              45               -
                                                             -------         -------         -------         -------         -------
     Net interest income after provision ...........           2,487           2,370           2,132           2,039           1,850
     Other income ..................................             411             341             297             267             253
     Other expenses ................................           1,508           1,375           1,250           1,231           1,183
                                                             -------         -------         -------         -------         -------
     Income before income taxes ....................           1,390           1,336           1,179           1,075             920
     Income tax expense ............................             459             433             375             357             334
                                                             -------         -------         -------         -------         -------
     Net income ....................................         $   931         $   903         $   804         $   718         $   586
                                                             =======         =======         =======         =======         =======
     Comprehensive income ..........................         $   887         $ 1,009         $   745         $ 1,153         $   243
                                                             =======         =======         =======         =======         =======

Per Share Data**
     Net income ....................................         $  0.92         $  0.89         $  0.80         $  0.71         $  0.58
     Cash dividends declared .......................            0.50            0.50            0.20            0.15           0.125
     Period end book value .........................            6.85            6.47            5.97            5.43            4.44

* Clover Community Bankshares, Inc. became the bank holding company of Clover Community Bank effective June 5, 1998 as part of a corporate reorganization which was accounted for as if it were a pooling-of-interests. The consolidated financial statements and related information for the year ended December 31, 1998 are presented as if the reorganization had occurred on January 1, 1998. The financial statements and related information for the years ended December 31, 1994 through 1997 are the same as the amounts reported previously by Clover Community Bank. Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", effective for 1998, requires the reporting and display of comprehensive income with reclassification of financial statements for prior periods. The Company's other comprehensive income consists of the change in unrealized holding gains and losses on available-for-sale securities, net of applicable income taxes, that was previously reported only as an adjustment to shareholders' equity.
** Per share figures have been retroactively adjusted to reflect a 2-for-1 stock split effective May 11, 1995.

Market for Common Stock and Dividends

          Clover Community Bankshares, Inc. (the "Company") was incorporated on March 4, 1998 at the direction of Clover Community Bank's (the "Bank") management in order to effect a plan of corporate reorganization under which the Bank was to become the Company's wholly-owned subsidiary. The plan of reorganization was approved by the Bank's shareholders on April 20, 1998 and the reorganization plan was effected on June 5, 1998. The discussion and figures in this 1998 Annual Report present information regarding the Company since the date of reorganization and information and figures of the Bank prior to that date. Per share information prior to the reorganization is presented in terms of the current equivalent of the number of shares of the Company's common stock outstanding; however, the number of shares outstanding of the Company has remained the same as the number of shares outstanding of the Bank prior to the exchange of shares pursuant to the reorganization plan.

          Although a limited number of shares of common stock of Clover Community Bankshares, Inc. (the "Company") are traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the near future. The common stock is not traded on the NASDAQ National Market System, nor are there any market makers known to management. During 1998, management was aware of a few transactions in which the Company's common stock traded in a price range from $32.50 to $45.00 per share. However, management has not ascertained that these transactions are the result of arm's length negotiations between the parties, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock.

          As of February 28, 1999, there were approximately 666 holders of record of the Company's common stock, excluding individual participants in security position listings.

          Prior to the aforementioned reorganization, the Bank has paid an annual cash dividend since 1991. In 1998 and 1997, the Bank declared and paid cash dividends to shareholders of $.50 per share during each year. In February, 1999, the Company's Board of Directors declared a $.60 per share annual cash dividend payable March 8, 1999. For the first time, shareholders have the opportunity to purchase additional shares in the Company by reinvesting their cash dividends under the new dividend reinvestment plan that was placed in operation in 1999.

          The Board of Directors considers such factors as adequacy of capital to support future growth, regulatory capital requirements, maximum legal lending limits based on capital levels and profitability in making its decisions regarding cash dividends. The Company's ability to declare and pay cash dividends is largely dependent upon the successful operation of the subsidiary Bank and its ability to pay cash dividends to the Company. South Carolina banking regulations restrict the amount of cash dividends that can be paid by the Bank to the Company. All of the Bank's cash dividends to the Company are subject to the prior approval of the South Carolina Commissioner of Banking.


Management's Discussion and Analysis

          This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Clover Community Bankshares, Inc. and its wholly-owned subsidiary, Clover Community Bank (the "Bank"), which are collectively referred to as the "Company". This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report.

          Beginning in 1998, Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", requires the reporting and display of comprehensive income and its components. This SFAS provides for reclassification of financial statements for earlier periods for comparative purposes. Comprehensive income includes net income and other comprehensive income or loss. Other comprehensive income or loss consists of changes in shareholders' equity, other than those resulting from net income or investments by or distributions to shareholders, that are due to transactions, events and circumstances from non-shareholder sources. The Company's other comprehensive income consists of the change in unrealized holding gains and losses on available-for-sale securities, net of applicable income taxes, that was previously reported only as an adjustment of shareholders' equity. Because of the material amounts of available-for-sale securities carried in the consolidated balance sheet, changes in estimated fair values of such securities could significantly affect the amount of other comprehensive income or loss used to compute comprehensive income.

Forward Looking Statements

          Statements included in Management's Discussion and Analysis which are not historical in nature are intended to be, and are hereby identified as "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that forward looking statements, including without limitation, those relating to the Company's response to the Year 2000 problem, future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.


Earnings Performance

1998 Compared with 1997

          For the year ended December 31, 1998, the Company recorded net income of $931,000, an increase of $28,000, or 3.1%, over net income of $903,000 for 1997. Net income per share for 1998 was $.92 compared with $.89 for 1997. Return on average assets for 1998 was 1.70% compared with 1.72% for 1997. Return on average shareholders' equity was 14.12% for 1998 compared with 14.84% for 1997. Comprehensive income was $887,000 for 1998 compared with $1,009,000 for 1997. Depreciation in the estimated fair value of the available-for-sale securities portfolio of $44,000, net of income tax benefit, was charged against other comprehensive income for 1998 causing comprehensive income to be lower than net income.

          Net income continued to rise, primarily as a result of the $112,000 increase in net interest income combined with a $70,000 increase in noninterest service charges on deposit accounts and other income. Net interest income increased due to higher levels of interest earning assets and lower overall rates paid on interest bearing liabilities. Because of the continued excellent performance of the loan portfolio, no provision for loan losses was deemed necessary in 1998. A $5,000 provision was charged to expense in 1997. These factors which increased net income, were partially offset, however, by nonrecurring expenses of $34,000 associated with effecting the reorganization into the bank holding company structure. Incremental costs relating to the Company's Y2K Preparedness Program have been negligible as the result of implementing the program using existing personnel. Additionally, the Company acquired new computer equipment and software in 1996 which was mostly Year 2000 compliant when installed.

1997 Compared with 1996

          Net income of $903,000 for the year ended December 31, 1997 represented a significant increase of $99,000 or 12.3% from the $804,000 realized in 1996. Net income per share was $.89 for 1997 compared with $.80 for 1996. In 1997, return on average assets was 1.72%, up from 1.61% for 1996. Return on average shareholders' equity increased to 14.84% from 14.14% for 1996. The 1997 cash dividend of $.50 per share represented an increase of 150% over the cash dividend of $.20 for 1996. Other comprehensive income of $106,000, consisting of appreciation in the available-for-sale securities portfolio, net of income taxes, was added to net income to boost comprehensive income to $1,009,000 for 1997. Comprehensive income was $745,000 for 1996, or $59,000 lower than net income for that year.

          Higher net interest income in 1997 was the principal contributor to the growth in net income over the 1996 figure, increasing $211,000. This increase was due to higher volumes of interest earning assets at a more favorable interest rate spread. Also, the Company reduced its provision for loan losses by $27,000 in 1997 because of the good performance of the loan portfolio. Noninterest income increased $44,000 mainly due to higher service charges on deposit accounts. Noninterest expenses increased $125,000 in 1997, primarily due to depreciation, amortization and maintenance expenses of the Bank's new computer equipment and software that was implemented during only a part of 1996.


Net Interest Income

          Net interest income is the amount of interest earned on interest earning assets (loans, securities, interest bearing deposits in other banks and federal funds sold), less the interest expense incurred on interest bearing liabilities (primarily interest bearing deposits and long-term debt), and is the principal source of the Company's earnings. Net interest income is affected by the level of interest rates, the volume and mix of interest earning assets and interest bearing liabilities, and the relative funding of the assets.

          For analysis purposes, interest income from tax-exempt investments is adjusted to an amount which would have to be earned on taxable investments to produce the same after-tax yields. This adjusted amount is referred to as fully taxable equivalent ("FTE") interest income.

          FTE net interest income was $2,585,000,  $2,467,000 and $2,250,000 for
1998, 1997 and 1996, respectively. The $118,000 growth in FTE net interest income for 1998 was attributable primarily to larger volumes of interest earning assets and lower rates paid on interest bearing liabilities. The yield earned on average interest earning assets decreased by 19 basis points in 1998 compared with 1997. However, volumes of interest earning assets increased by $2,104,000, or 4.2%. This volume increase was more than sufficient to offset the reduction in yield and resulted in an increase of $86,000 in FTE interest income.

          The rate paid on average interest bearing liabilities decreased by 17 basis points in 1998, resulting in a $32,000 reduction of interest expense, net of the offsetting effect of interest paid on the increased volume of average interest bearing liabilities. While average interest bearing liabilities increased in 1998 by $1,054,000 or 2.5%, interest-free funds supporting interest earning assets increased by $1,050,000 or 14.8%. This increased level of interest-free funds caused the net yield on earning assets to increase by 3 basis points.

          The $217,000 increase in FTE net interest income for 1997 resulted from increased volumes of interest earning assets and interest bearing liabilities at a more favorable interest rate spread. Increased loan volume in the mix of interest earning assets heavily contributed to the higher net interest income. In addition, lower rates paid on interest bearing liabilities was a contributing factor.

          The table, "Average Balances, Yields and Rates", provides a detailed analysis of the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 1998, 1997 and 1996.

       Average Balances, Yields and Rates

                                                                             Years ended December 31,
                                            ----------------------------------------------------------------------------------------
                                                          1998                         1997                           1996
                                            ----------------------------  ----------------------------  ----------------------------
                                                     FTE Interest                  FTE Interest                   FTE Interest
                                            Average      Income/ Yields/   Average     Income/ Yields/  Average      Income/ Yields/
                                            Balances(1)  Expense  Rates    Balances(1) Expense  Rates   Balances(1)  Expense  Rates
                                            ----------------------------  ----------------------------  ----------------------------
                                                                            (Dollars in thousands)

Assets
Interest-bearing deposits in other banks      $    351 $    20    5.70%    $   481   $    29     6.03%  $    495    $    31    6.26%
Securities
Taxable                                         11,447     756    6.60%     11,793       766     6.50%    12,249        785    6.41%
Tax-exempt (2)                                   4,188     289    6.90%      4,040       272     6.73%     3,661        253    6.91%
                                              -------- -------             -------   -------            --------    -------
        Total securities                        15,635   1,045    6.68%     15,833     1,038     6.56%    15,910      1,038    6.52%
Other investments                                  377      27    7.16%        377        26     6.90%       377         20    5.31%
Federal funds sold                               4,970     259    5.21%      2,004       109     5.44%     1,610         84    5.22%
Loans (3)                                       30,499   3,049   10.00%     31,033     3,112    10.03%    29,206      2,899    9.93%
                                              -------- -------             -------   -------            --------    -------
        Total interest earning assets           51,832   4,400    8.49%     49,728     4,314     8.68%    47,598      4,072    8.55%
Cash and due from banks                          1,760                       1,555                         1,390
Allowance for loan losses                         (269)                       (270)                         (247)
Premises and equipment                             750                         800                           943
Other assets                                       756                         673                           396
                                              --------                     -------                      --------
        Total assets                          $ 54,829                     $52,486                      $ 50,080
                                              ========                     =======                      ========

Liabilities and shareholders' equity
Interest bearing deposits
     Interest bearing transaction accounts    $ 13,043 $   279    2.14%    $11,824   $   261     2.21%  $  9,704    $   207    2.13%
     Savings                                     2,640      58    2.20%      2,624        65     2.48%     2,815         80    2.84%
     Time deposits $100M and over                4,453     208    4.67%      4,352       207     4.76%     3,840        184    4.79%
     Other time deposits                        19,508   1,039    5.33%     19,784     1,080     5.46%    20,122      1,122    5.58%
                                              -------- -------             -------   -------            --------    -------
        Total interest bearing
          deposits                              39,644   1,584    4.00%     38,584     1,613     4.18%    36,481      1,593    4.37%
Federal funds purchased                             35       3    8.57%         41         2     4.88%        31          2    6.45%
Long-term debt                                   4,000     228    5.70%      4,000       232     5.80%     4,000        227    5.68%
                                              -------- -------             -------   -------            --------    -------
        Total interest bearing
          liabilities                           43,679   1,815    4.16%     42,625     1,847     4.33%    40,512      1,822    4.50%
Noninterest bearing demand deposits              4,104                       3,362                         3,460
Other liabilities                                  453                         416                           420
Shareholders' equity                             6,593                       6,083                         5,688
                                              --------                     -------                      --------
        Total liabilities and shareholders'
        equity                                $ 54,829                     $52,486                      $ 50,080
                                              ========                     =======                      ========
Interest rate spread  (4)                                         4.33%                          4.35%                         4.05%
Net interest income and net yield
     on earning assets  (5)                            $ 2,585    4.99%              $ 2,467     4.96%              $ 2,250    4.73%
Interest free funds supporting earning
     assets  (6)                               $ 8,153                     $ 7,103                      $  7,086

-----------------------------
(1)  Average balances are computed on a daily basis.
(2) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.
(3) Nonaccruing loans are included in the average loan balances and income on such loans is recognized on a cash basis.
(4) Total interest earning assets yield less the total interest bearing liabilities rate.
(5)  Net interest income divided by total interest earning assets.
(6)  Total interest earning assets less total interest bearing liabilities.

The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities.

                        Volume and Rate Variance Analysis

                                                                 1998 Compared with 1997                  1997 Compared with 1996
                                                                 -----------------------                  -----------------------
                                                             Volume (1)     Rate (1)    Total         Volume (1)  Rate (1)    Total
                                                             ----------     --------    -----         ----------  --------    -----
                                                                                   (Dollars in thousands)

Interest-bearing deposits in other banks ...............       $  (7)       $ (2)       $  (9)       $  (1)       $ (1)       $  (2)
Taxable securities .....................................         (23)         13          (10)         (29)         10          (19)
Tax-exempt securities (2) ..............................          10           7           17           25          (6)          19
Other investments ......................................           -           1            1            -           6            6
Federal funds sold .....................................         155          (5)         150           21           4           25
Loans ..................................................         (53)        (10)         (63)         183          30          213
                                                               -----        ----        -----        -----        ----        -----
              Total interest income ....................          82           4           86          199          43          242
                                                               -----        ----        -----        -----        ----        -----
Interest bearing deposits
     Interest bearing transaction accounts .............          26          (8)          18           47           7           54
     Savings ...........................................           -          (7)          (7)          (5)        (10)         (15)
     Time deposits $100M and over ......................           5          (4)           1           24          (1)          23
     Other time deposits ...............................         (15)        (26)         (41)         (19)        (23)         (42)
Federal funds purchased ................................           -           1            1            1          (1)           -
Long-term debt .........................................           -          (4)          (4)           -           5            5
                                                               -----        ----        -----        -----        ----        -----
              Total interest expense ...................          16         (48)         (32)          48         (23)          25
                                                               -----        ----        -----        -----        ----        -----
              Net interest income ......................       $  66        $ 52        $ 118        $ 151        $ 66        $ 217
                                                               =====        ====        =====        =====        ====        =====

--------------------------------
(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variance based on the percentage of rate or volume variance to the sum of the two absolute variances, except in categories having balances in only one period. In such cases, the entire variance is attributed to volume differences.
(2) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.

          During 1999, management expects that interest rates will move within a narrow range, and management has not identified any factors that would cause interest rates to increase or decrease sharply in a short period of time. Any improvements in net interest income for 1999 are expected, therefore, to be largely the result of increases in the volume of interest earning assets and liabilities. Management expects to continue to use aggressive marketing strategies to increase the Company's market share for both deposits and quality loans within its service area. These strategies involve offering attractive interest rates and continuing the Company's commitment to providing outstanding customer service.

Interest Rate Sensitivity

          Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly monitors interest rate risk exposures and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

          The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at the end of 1998 of $6,175,000, and a cumulative gap ratio of .85. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon", a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 1998 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

          The table reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the loans' final maturity dates. Variable rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Interest bearing deposits in other banks and debt securities are reflected at the earlier of each instrument's ultimate maturity or contractual repricing date. Overnight federal funds sold are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, the Company is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit are reflected at their contractual maturity dates. Variable rate time deposits, principally individual retirement accounts, are reflected at the earlier of their next repricing or maturity dates.

                          Interest Sensitivity Analysis

                                                                                           December 31, 1998
                                                                                           -----------------
                                                                 Within            4-12         Over 1-5      Over 5
                                                                3 Months          Months         Years        Years          Total
                                                                --------          ------         -----        -----          -----
                                                                                        (Dollars in thousands)
Interest earning assets
     Interest-bearing deposits in other banks .............       $    26       $    294        $     -       $     -        $   320
     Securities available-for-sale ........................        10,868            147          1,626         3,659         16,300
     Other investments ....................................           377              -              -             -            377
     Federal funds sold ...................................         8,070              -              -             -          8,070
     Loans (1) ............................................        13,843          1,419         12,066         1,787         29,115
                                                                  -------       --------        -------       -------        -------
              Total interest earning assets ...............        33,184          1,860        $13,692       $ 5,446        $54,182
                                                                  -------       --------        =======       =======        =======

Interest bearing liabilities
     Interest bearing deposits
          Interest bearing transaction accounts ...........       $13,845       $      -        $     -       $     -        $13,845
          Savings .........................................         2,563              -              -             -          2,563
          Time deposits $100M and over ....................         1,315          2,462          1,912             -          5,689
          Other time deposits .............................         6,927         10,107          2,514             -         19,548
          Long-term debt ..................................         4,000              -              -             -          4,000
                                                                  -------       --------        -------       -------        -------
              Total interest bearing liabilities ..........        28,650         12,569        $ 4,426       $     -        $45,645
                                                                  -------       --------        =======       =======        =======

Interest sensitivity gap ..................................       $ 4,534       $(10,709)
Cumulative interest sensitivity gap .......................       $ 4,534       $ (6,175)
Gap ratio .................................................          1.16           0.15
Cumulative gap ratio ......................................          1.16           0.85

-----------------------------------------------
(1)  Loans are net of net deferred loan fees of $28,000.

          During 1999, management plans to monitor the Company's liability sensitive position and take appropriate actions to promote a stable net interest spread and soften the negative effects of any increase in interest rates that might occur.

Provision for Loan Losses

          The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. There was no provision for loan losses in 1998 compared with $5,000 and $32,000 for the years ended December 31, 1997 and 1996, respectively. The decreased provision in 1998 is due mainly to a reduction in loan volume as compared with prior years, and no material change in the ratio of net loan charge-offs as a percentage of loans outstanding. Furthermore, the level of impaired or nonperforming loans has decreased, and identified potential problem loans remain immaterial. The allowance for loan losses as a percentage of total loans at year-end was .91% for 1998 compared with .85% at the end of 1997. Net loan charge-offs were $7,000 in 1998 compared with $3,000 and $7,000 for 1997 and 1996, respectively. See "Impaired Loans" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provision for loan losses.

Other Income

          Noninterest income for 1998 increased $70,000 or 20.5% compared with an increase of $44,000 or 14.8% for 1997. Service charges on deposit accounts increased $55,000 in 1998 and $39,000 in 1997. These increases were primarily due to increased chargeable account activity. Credit life insurance commission income was down $16,000 in 1998 due to lower consumer demand, after increasing $2,000 in 1997. There were no realized securities gains or losses in 1998 or 1997, and a negligible securities loss in 1996. Other noninterest income increased $32,000 in 1998 compared with the previous year. In 1998, other noninterest income included an increase of $25,000 in credit card merchant services income, a $5,000 increase in safe deposit box rental fees, and an $11,000 gain from the sale of a Company vehicle.

Other Expenses

          Noninterest expenses for 1998 increased $133,000 or 9.7%, compared with an increase of $125,000 or 10.0% for 1997. Salaries and employee benefits increased $34,000 or 4.5% in 1998, and $34,000 or 4.7% in 1997, primarily as the result of salary increases. Net occupancy and furniture and equipment expenses increased $23,000 or 9.2%, after a $56,000 or 28.8% increase for 1997. The increase in 1998 was caused primarily by higher amortization and maintenance expenses for the Company's computer equipment and related software. The 1997 increase was attributable to a full year of higher depreciation and amortization expenses related to the Company's acquisition of its new mainframe computer system, software and other peripheral equipment that was not placed in service until late in the second quarter of 1996. Other noninterest expenses increased a total of $77,000 or 20.8% in 1998 compared with 1997. Included in this net increase in expenses were a $12,000 increase for stationery, printing and postage, and nonrecurring expenses in connection with the reorganization of Clover Community Bank into the present bank holding company structure totaling approximately $34,000.

          Noninterest overhead expenses for 1999 are expected to increase as compared with 1998, due in part to continued growth, investment in technology, operation of the bank holding company, as well as some general inflationary increases. Management believes that continued investment in technology is essential to allow for the expansion of products and services necessary to keep the Company competitive in its market. The Company's FDIC insurance rates are assessed based on the lowest rate available under regulations and are expected to continue at relatively low levels for the near future. Increases in noninterest expenses are closely monitored and cost control will continue to be emphasized by management where possible in order to achieve profitability objectives and attain the goals of growth and outstanding customer service in the Clover market area.

Income Taxes

          For 1998, federal and state income tax expenses increased to $459,000 from $433,000 in 1997 and $375,000 in 1996. The increases in income tax expense are due to higher earnings and taxable income. The effective income tax rate (income tax expense divided by income before income taxes) was 33.0% for 1998, compared with 32.4% and 31.8% for 1997 and 1996, respectively. The higher effective rate for 1998 was attributable to the nondeductibility of certain expenses incurred to form the bank holding company.

Securities

          The  following   table   summarizes  the  carrying  value  amounts  of
securities held by the Company at each of the dates indicated.

      Securities Portfolio Composition


                                                  December 31,
                                                  ------------
                                      1998            1997            1996
                                      ----            ----            ----
                                   Available-      Available-      Available-
                                    for-Sale        for-Sale        for-Sale
                                    --------        --------        --------
                                             (Dollars in thousands)

U. S. Treasury .................   $  1,002        $    998        $    994
U. S. Government agencies ......      2,980           2,978           2,987
State, county and municipal ....      5,198           4,188           4,087
Mortgage-backed securities .....      7,120           7,972           7,948
                                   --------        --------        --------
     Total .....................   $ 16,300        $ 16,136        $ 16,016
                                   ========        ========        ========

          On an ongoing basis, management assigns securities upon purchase into one of the categories designated by SFAS No. 115 (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 1998, 1997, and 1996, there have been no transfers of available-for-sale or held-to-maturity securities to other categories.

          At December 31, 1998, the Company had concentrated an amortized cost of $750,000 into Clover, South Carolina School District bonds (Moody's rating
AA) carried in the consolidated balance sheet at an estimated fair value of $752,000. An amortized cost of $686,000 was concentrated into Fairfield County, South Carolina School District bonds (Moody's rating AAA) which were carried in the consolidated balance sheet at an estimated fair value of $689,000. An amortized cost of $945,000 was concentrated into Town of Clover, South Carolina bonds (not rated) which were carried in the consolidated balance sheet at an estimated fair value of $945,000. Management is not aware of any special risks involving these investments.

          The following table presents maturities and weighted average yields of securities at December 31, 1998.

                   Securities Portfolio Maturities and Yields

                                                         December 31, 1998
                                                         -----------------
                                                    Available-
                                                     for-Sale             Yield
                                                     --------             -----
                                                       (Dollars in thousands)
U. S. Treasury
     Within one year .......................         $ 1,002              5.82%
                                                     -------
U. S. Government agencies
     Within one year .......................           1,457              5.55%
     After one through five years ..........               -              0.00%
     After five through ten years ..........           1,523              7.36%
     After ten years .......................               -              0.00%
                                                     -------
                                                       2,980              6.48%
                                                     ------

State, county and municipal (1)
     Within one year .......................           1,500              6.55%
     After one through five years ..........           1,626              7.16%
     After five through ten years ..........           1,957              7.45%
     After ten years .......................             115              7.58%
                                                     -------
                                                       5,198              7.10%
                                                     ------
Mortgage-backed securities (2)
     Within one year .......................              26              5.54%
     After one through five years ..........               -              0.00%
     After five through ten years ..........           1,177              5.97%
     After ten years .......................           5,917              6.48%
                                                     -------
                                                       7,120              6.39%
                                                     -------
Total
     Within one year .......................           3,985              5.99%
     After one through five years ..........           1,626              7.16%
     After five through ten years ..........           4,657              7.05%
     After ten years .......................           6,032              6.50%
                                                     -------

        Total ..............................         $16,300              6.60%
                                                     =======
------------------------
(1) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.
(2) Maturity categories based upon final stated maturity dates. Average maturity is substantially shorter because of the monthly return of principal on certain securities.

Loan Portfolio

          Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries, and there are no foreign loans.

          The amounts of loans outstanding at December 31, 1998, 1997 and 1996 are shown in the following table according to type of loan, and the percentage of each category to total loans:

                           Loan Portfolio Composition

                                                                                        December 31,
                                                                                        ------------
                                                                   1998                     1997                         1996
                                                                   ----                     ----                         ----
                                                            Amount         %        Amount            %           Amount         %
                                                            ------      ------      ------         -----          ------       -----
                                                                                           (Dollars in thousands)

Commercial and industrial .........................       $ 4,540       15.6%     $ 5,611          17.6%         $ 5,917       18.7%
Real estate - construction ........................         4,966       17.0%       6,447          20.2%           5,445       17.2%
Real estate - mortgage
     Farmland .....................................           187         .6%         244            .7%             185         .6%
     1-4 family residential .......................        11,079       38.0%      11,359          35.6%          11,034       35.0%
     Nonfarm, nonresidential ......................         5,243       18.0%       5,092          16.0%           5,966       18.9%
Consumer installment ..............................         3,128       10.8%       3,163           9.9%           3,037        9.6%
                                                          -------      -----      -------         -----          -------      -----
                         Total loans ..............       $29,143      100.0%     $31,916         100.0%         $31,584      100.0%
                                                          =======      =====      =======         =====          =======      =====

          A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

          Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 1998, commercial and industrial loans decreased $1,071,000 or 19.1%. This category accounted for a significant portion of the decrease in total loans in 1998, and was attributable to lower demand and interest rate competition in the Company's market. Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) increased by $151,000 or 3.0% during 1998. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a commercial borrower's cash flows and other financial information is generally required.

          Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-cost ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds. In 1998, this category of loans decreased $1,481,000 or 23.0%. The volume of real estate construction loans can vary significantly in any given period depending on building activity in the local market.

          Loans secured by real estate mortgages comprised approximately 57%, 52% and 55% of the Company's loan portfolio at the end of 1998, 1997 and 1996, respectively. Real estate mortgage loans of all types decreased by $186,000 during 1998 after declining by $490,000 in 1997. These reductions are attributable primarily to the current "buyer's market" in mortgage lending rates. The Company purposely has not originated fixed-rate long-term mortgage loans at the low rates prevalent throughout the past few years, opting instead to lend for these purposes using instruments with fixed-rate terms not exceeding five years. Residential real estate loans consist mainly of first and second mortgages on single family homes. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 75%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Maturity Distribution of Loans

          The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 1998, as well as the type of interest requirement on such loans.

                                                                                               December 31, 1998
                                                                                               -----------------
                                                                             One Year         One to       Five Years
                                                                              or Less       Five Years       or More          Total
                                                                              -------       ----------       -------          -----
                                                                                            (Dollars in thousands)

Commercial and industrial ..........................................         $ 1,945         $ 2,306         $   289         $ 4,540
Real estate - construction .........................................           2,902           2,029              35           4,966
Real estate - mortgage .............................................           1,821           8,575           6,113          16,509
Consumer installment loans .........................................           1,046           2,047              35           3,128
                                                                             -------         -------         -------         -------
              Total loans ..........................................         $ 7,714         $14,957         $ 6,472         $29,143
                                                                             =======         =======         =======         =======


Predetermined rate, maturity greater than one year .................                         $11,649         $ 1,937         $13,586
                                                                                             =======         =======         =======

Variable rate or maturity within one year ..........................         $ 7,714         $ 3,308         $ 4,535         $15,557
                                                                             =======         =======         =======         =======

Impaired Loans

          Impaired loans are those loans on which, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of the Company's impaired loans:

                          Nonaccrual and Past Due Loans

                                                                                                  December 31, 1998
                                                                                                  -----------------
                                                                                    1998                1997               1996
                                                                                    ----                ----               ----
                                                                                               (Dollars in thousands)

Nonaccrual loans .........................................................           $  -               $  70              $ 50
Accruing loans 90 days or more past due ..................................              1                   7                 -
                                                                                     ----               -----              ----
              Total ......................................................           $  1               $  77              $ 50
                                                                                     ====               =====              ====

Percent of total loans ...................................................            0.0%                0.2%              0.2%

          When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The effects of interest income accrued and collected on impaired loans were immaterial to the consolidated financial statements for 1998, 1997 and 1996.

          As of December 31, 1998, there were no commitments to lend additional funds to debtors owing amounts on impaired loans.

Potential Problem Loans

          Management has identified and maintains a list of potential problem loans. These are loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 1998 determined by management to be potential problem loans was $34,000. This amount does not represent management's estimate of potential losses since a portion of such loans is secured by various types of collateral.

Allowance for Loan Losses

          The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined it is more likely than not that such loans have become uncollectible. Recoveries of previously charged off loans are credited to the allowance. The table, "Summary of Loan Loss Experience", summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

          In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by the Company, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of December 31, 1998.

          In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated quarterly. The methodology utilizes a loan risk grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio, as well as other off-balance-sheet credit risks such as loan commitments and standby letters of credit. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio.

                         Summary of Loan Loss Experience

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                          1998          1997       1996        1995         1994
                                                                          ----          ----       ----        ----         ----
                                                                                         (Dollars in thousands)

Total loans outstanding at end of period ..........................     $29,115      $31,886      $31,552      $28,220      $26,255
Average amount of loans outstanding ...............................      30,499       31,033       29,206       27,307       26,649

Balance of allowance for loan losses - beginning ..................     $   272      $   270      $   245      $   248      $   257
                                                                        -------      -------      -------      -------      -------
Loans charged off
     Commercial and industrial ....................................           -            4            -           40            -
     Consumer installment .........................................           9            6           10           10           20
                                                                        -------      -------      -------      -------      -------
             Total charge-offs ....................................           9           10           10           50           20
                                                                        -------      -------      -------      -------      -------
Recoveries of loans previously charged off
     Commercial and industrial ....................................           -            4            -            -            -
     Real estate - mortgage .......................................           -            -            -            -            9
     Consumer installment .........................................           2            3            3            2            2
                                                                        -------      -------      -------      -------      -------
             Total recoveries .....................................           2            7            3            2           11
                                                                        -------      -------      -------      -------      -------
Net charge-offs ...................................................           7            3            7           48            9
                                                                        -------      -------      -------      -------      -------
Additions to allowance charged to expense .........................           -            5           32           45            -
                                                                        -------      -------      -------      -------      -------
Balance of allowance for loan losses - ending .....................     $   265      $   272      $   270      $   245      $   248
                                                                        =======      =======      =======      =======      =======

Ratios
     Net charge-offs to average loans .............................        0.02%        0.01%        0.02%        0.18%        0.03%
     Net charge-offs to loans at end of period ....................        0.02%        0.01%        0.02%        0.17%        0.03%
     Allowance for loan losses to average loans ...................        0.87%        0.88%        0.92%        0.90%        0.93%
     Allowance for loan losses to loans at end of period ..........        0.91%        0.85%        0.86%        0.87%        0.94%
     Net charge-offs to allowance for loan losses .................        2.64%        1.10%        2.59%       19.59%        3.63%
     Net charge-offs to provision for loan losses .................          NA        60.00%       21.88%      106.67%          NA

          The following table presents the allocation of the allowance for loan losses at the end of each of the last three years, compared with the percent of loans in the applicable categories to total loans.

                     Allocation of Allowance for Loan Losses

                                                                                      December 31,
                                                                                      ------------
                                                             1998                         1997                        1996
                                                             ----                         ----                        ----
                                                                     % of                        % of                         % of
                                                    Amount          Loans        Amount         Loans        Amount          Loans
                                                    ------          -----        ------         -----        ------          -----
                                                                                 (Dollars in thousands)

Commercial and industrial ................          $ 48             15.6%        $ 57          17.6%        $ 56           18.7%
Real estate- construction ................            37             17.0%          48          20.2%          42           17.2%
Real estate - mortgage ...................           122             56.6%         125          52.3%         130           54.5%
Consumer installment .....................            38             10.8%          42           9.9%          42            9.6%
Unallocated ..............................            20              0.0%           -           0.0%           -            0.0%
                                                    ----            -----         ----         -----         ----          -----
            Total ........................          $265            100.0%        $272         100.0%        $270          100.0%
                                                    ====            =====         ====         =====         ====          =====

Deposits

          The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 1998, 1997 and 1996, are summarized below:

                                Average Deposits

                                                                                   Years Ended December 31,
                                                                                   ------------------------
                                                                      1998                    1997                        1996
                                                                      ----                    ----                        ----
                                                           Amount            %       Amount            %        Amount          %
                                                           ------            -       ------            -        ------          -
                                                                                    (Dollars in thousands)

Noninterest bearing demand ........................       $ 4,104          9.4%      $ 3,362          8.0%      $ 3,460         8.7%
Interest bearing transaction accounts .............        13,043         29.8%       11,824         28.2%        9,704        24.3%
Savings ...........................................         2,640          6.0%        2,624          6.3%        2,815         7.0%
Time deposits $100M and over ......................         4,453         10.2%        4,352         10.4%        3,840         9.6%
Other time ........................................        19,508         44.6%       19,784         47.1%       20,122        50.4%
                                                          -------        -----       -------        -----       -------       -----
               Total deposits .....................       $43,748        100.0%      $41,946        100.0%      $39,941       100.0%
                                                          =======        =====       =======        =====       =======       =====


          As of December 31, 1998, there were $5,689,000 in time deposits of $100,000 or more with approximately $1,315,000 maturing within three months, $666,000 maturing over three through six months, $1,796,000 maturing over six through twelve months and $1,912,000 maturing after one year. Average time deposits $100,000 and over comprised approximately 10% of total average deposits during 1998, 1997 and 1996. The vast majority of time deposits $100,000 and over are acquired from customers within the Company's service area. Such deposits generally are acquired in the normal course of business. The Company does not purchase brokered deposits. While most of the large time deposits are acquired from customers with standing banking relationships, it is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity.


Return on Equity and Assets

          The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                            Years Ended December 31,
                                            ------------------------
                                       1998            1997           1996
                                       ----            ----           ----

         Return on assets             1.70%           1.72%          1.61%
         Return on equity            14.12%          14.84%         14.14%
         Dividend payout ratio       54.35%          56.18%         25.00%
         Equity to assets ratio      12.02%          11.59%         11.36%

Liquidity

          Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Company's service area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 71.7% of average total assets during 1998 compared with 71.6% during 1997, and 72.1% during 1996.

          The banking subsidiary has available at the end of 1998 unused short-term lines of credit to purchase up to $2,250,000 of federal funds from unrelated correspondent institutions. In addition, the Bank has outstanding long-term debt of $4,000,000 from the Federal Home Loan Bank of Atlanta (the "FHLB") used to fund earning assets with longer maturities. In connection with this long-term debt, the Bank has a further undrawn long-term debt availability from the FHLB of approximately $3,881,000.

           Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available-for-sale securities, particularly those maturing within one year, also provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity. Asset liquidity, particularly in the category of federal funds sold increased considerably in 1998 by $6,535,000. The reduction in loan volume in 1998, along with increased deposits, provided the source of funds for this asset. Management took a conservative approach in investing these funds, electing to remain in a liquid position in an asset that would reprice quickly if interest rates moved upward. If stronger quality loan demand does not materialize in the near future, management may consider investing some of these funds in available-for-sale securities.

          Clover Community Bankshares, Inc.'s ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. All of the banking subsidiary's cash dividends are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 1998, the banking subsidiary's available undivided profits totaled $3,004,000. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted. During 1998, the parent company received a $500,000 cash dividend from its banking subsidiary after the effective date of the corporate reorganization.

          Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.

Capital Resources

          Shareholders' equity increased by $381,000 and $504,000 during 1998 and 1997, respectively. During 1998, net income increased shareholders' equity $931,000, while cash dividends of $506,000 and the change in unrealized holding gains and losses on available-for-sale securities of $44,000, charged to accumulated other comprehensive income, decreased shareholders' equity. Management continues to retain a portion of earnings to support future asset growth. Beginning in 1999, the Board of Directors established a dividend reinvestment plan to provide shareholders with the opportunity to automatically reinvest all or some of their cash dividends into additional shares of the Company's common stock. This plan may provide additional capital resources from those shareholders who elect to participate.

          The Company and its banking subsidiary are each subject to regulatory risk-based capital adequacy standards. Under these standards, bank holding companies and banks are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), federal bank regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank or bank holding company. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated. Unrealized holding gains and losses on available-for-sale securities are generally excluded for purposes of calculating regulatory capital ratios. However, the extent of any unrealized appreciation or depreciation on securities will continue to be a factor that regulatory examiners consider in their overall assessment of capital adequacy.

          Quantitative measures established by regulation to ensure capital adequacy require both the Company and Clover Community Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 1998 and 1997, that the Company and Clover Community Bank exceeded all capital adequacy minimum requirements to which they were subject.

          To be categorized as well capitalized, the Company and Clover Community Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. The federal regulators may also categorize the Company or Clover Community Bank as less than well capitalized based on subjective criteria. Management knows of no conditions or events that would cause the Company or Clover Community Bank to be categorized as less than well capitalized.


                                                                                                 Minimum for          Minimum to be
                                                                      Actual                  Capital Adequacy      Well Capitalized
                                                                      ------                  ----------------      ----------------
                                                                      Amount      Ratio       Amount    Ratio       Amount     Ratio
                                                                      ------      -----       ------    -----       ------     -----
December 31, 1998                                                                       (Dollars in thousands)
     The Company
          Total Capital to risk weighted assets ................      $7,063      21.3%       $2,657     8.0%       $3,321     10.0%
          Tier 1 Capital to risk weighted assets ...............      $6,798      20.5%       $1,328     4.0%       $1,992      6.0%
          Tier 1 Capital to average assets (leverage) ..........      $6,798      11.9%       $1,717     3.0%       $2,862      5.0%
     Clover Community Bank
          Total Capital to risk weighted assets ................      $6,603      19.9%       $2,657     8.0%       $3,321     10.0%
          Tier 1 Capital to risk weighted assets ...............      $6,338      19.1%       $1,328     4.0%       $1,992      6.0%
          Tier 1 Capital to average assets (leverage) ..........      $6,338      11.1%       $1,717     3.0%       $2,862      5.0%

December 31, 1997
     Clover Community Bank
          Total Capital to risk weighted assets ................      $6,645      19.3%       $2,753     8.0%       $3,441     10.0%
          Tier 1 Capital to risk weighted assets ...............      $6,373      18.5%       $1,376     4.0%       $2,065      6.0%
          Tier 1 Capital to average assets (leverage) ..........      $6,373      12.1%       $1,585     3.0%       $2,642      5.0%


Year 2000 Readiness Disclosure

          The Company is presently on schedule in implementing its Y2K Preparedness Plan. The plan has five phases: (1) Awareness, (2) Assessment, (3) Renovation, (4) Validation, and (5) Implementation. The awareness and assessment phases have been substantially completed as of December 31, 1998. These phases included the identification of critical systems and equipment potentially vulnerable to the year 2000 problem as well as the identification of significant loan customers whose businesses could possibly be adversely affected by the problem and communication with them about their progress in addressing the Year 2000 changeover. The renovation phase, consisting of upgrading or replacing systems and equipment, had also been largely completed by the end of 1998. The validation portion of the plan calls for the actual testing of systems and equipment as of certain critical dates with such testing to be completed by June 30, 1999. This testing is presently on schedule with no major problems encountered. Finally, the implementation phase, which requires addressing any problems encountered in the validation phase, along with continued review and assessment of the Company's systems and equipment, is presently underway and will continue until the year 2000 has arrived.

          Management is of the opinion that the Company's systems and equipment will be ready for the Year 2000 in a timely manner without any material adverse effect on the Company's business. Because of the planned comprehensive computer hardware and software upgrade begun in 1995 and completed in 1996, the Company has incurred no material expenditures in 1998 or 1997 relating directly to the Year 2000 problem. The new components, which were largely Year 2000 compliant when installed, were acquired in the normal course of business to upgrade the Bank's computer capabilities. The previous system was over seven years old and was becoming functionally obsolete. The Company has been able to use existing internal personnel and resources to carry out its Y2K Preparedness Plan, and has used few outside resources that would incur significant additional costs. Management is not aware of any material future expenditures required to complete its preparedness plan.

Inflation

          Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

          While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

Independent Auditors' Report




The Shareholders and Board of Directors
    of Clover Community Bankshares, Inc.

        We have audited the accompanying consolidated balance sheet of Clover Community Bankshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clover Community Bankshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                       s/Donald G. Jones and Company, P.A.


Donald G. Jones and Company, P.A.
Certified Public Accountants
Columbia, South Carolina
January 22, 1999

Consolidated Balance Sheet
Clover Community Bankshares, Inc.

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                        1998                  1997
                                                                                                        ----                  ----
Assets
     Cash and due from banks (Note C) ....................................................          $ 1,727,391          $ 1,450,549
     Interest-bearing deposits in other banks ............................................              320,267              440,602
     Federal funds sold ..................................................................            8,070,000            1,535,000
     Securities available-for-sale (Note D) ..............................................           16,299,880           16,135,915
     Other investments (Note E) ..........................................................              377,400              377,400
     Loans-net (Note F) ..................................................................           28,849,664           31,614,019
     Premises and equipment - net (Note G) ...............................................              715,632              759,733
     Accrued interest receivable .........................................................              316,239              344,590
     Other assets ........................................................................              244,804              250,831
                                                                                                    -----------          -----------

            Total assets .................................................................          $56,921,277          $52,908,639
                                                                                                    ===========          ===========

Liabilities
     Deposits (Note H)
         Noninterest bearing .............................................................          $ 3,962,262          $ 3,890,742
         Interest bearing ................................................................           41,644,373           38,077,630
                                                                                                    -----------          -----------
            Total deposits ...............................................................           45,606,635           41,968,372
     Long-term debt (Note I) .............................................................            4,000,000            4,000,000
     Accrued interest payable ............................................................              392,644              351,346
     Other liabilities ...................................................................                    -               48,353
                                                                                                    -----------          -----------
            Total liabilities ............................................................           49,999,279           46,368,071
                                                                                                    -----------          -----------

Commitments and contingent liabilities (Note N)

Shareholders' equity (Notes B and J)
     Common stock - par value - $.01 for 1998 and $1.25 for 1997;10,000,000 shares authorized; issued and outstanding - 1,011,020
         shares for 1998 and 1997 ........................................................               10,110            1,263,775
     Capital surplus .....................................................................            3,323,861            2,070,196
     Retained earnings ...................................................................            3,464,499            3,038,658
     Accumulated other comprehensive income ..............................................              123,528              167,939
                                                                                                    -----------          -----------
            Total shareholders' equity ...................................................            6,921,998            6,540,568
                                                                                                    -----------          -----------

            Total liabilities and shareholders' equity ...................................          $56,921,277          $52,908,639
                                                                                                    ===========          ===========













See accompanying notes to consolidated financial statements.

Consolidated Statement of Income
Clover Community Bankshares, Inc.

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                   1998                1997                1996
                                                                                   ----                ----                ----
Interest Income
     Loans, including fees ........................................           $3,048,653           $3,112,053           $ 2,899,062
     Interest-bearing deposits in other banks .....................               20,575               28,955                30,623
     Securities
         Taxable ..................................................              756,518              765,822               785,466
         Tax-exempt ...............................................              190,766              179,662               166,966
     Federal funds sold ...........................................              258,544              109,441                84,303
     Other investments ............................................               26,975               26,130                19,821
                                                                              ----------           ----------           -----------
            Total interest income .................................            4,302,031            4,222,063             3,986,241
                                                                              ----------           ----------           -----------

Interest expense
     Time deposits $100,000 and over ..............................              208,304              207,534               184,120
     Other deposits ...............................................            1,375,007            1,405,942             1,408,962
     Federal funds purchased ......................................                3,012                2,039                 1,812
     Long-term debt ...............................................              228,377              231,674               227,346
                                                                              ----------           ----------           -----------
            Total interest expense ................................            1,814,700            1,847,189             1,822,240
                                                                              ----------           ----------           -----------

Net interest income ...............................................            2,487,331            2,374,874             2,164,001
Provision for loan losses (Note F) ................................                    -                5,000                31,500
                                                                              ----------           ----------           -----------
Net interest income after provision ...............................            2,487,331            2,369,874             2,132,501
                                                                              ----------           ----------           -----------

Other income
     Service charges on deposit accounts ..........................              349,143              294,572               255,081
     Credit life insurance commissions ............................                9,059               25,474                23,103
     Securities losses ............................................                    -                    -                   (64)
     Other income .................................................               53,090               20,648                18,712
                                                                              ----------           ----------           -----------
            Total other income ....................................              411,292              340,694               296,832
                                                                              ----------           ----------           -----------

Other expenses (Notes K and M)
     Salaries and employee benefits ...............................              791,958              757,882               723,810
     Net occupancy expense ........................................               65,083               48,091                56,661
     Furniture and equipment expense ..............................              206,186              200,247               136,095
     Other expense ................................................              445,385              368,750               333,341
                                                                              ----------           ----------           -----------
            Total other expenses ..................................            1,508,612            1,374,970             1,249,907
                                                                              ----------           ----------           -----------

Income before income taxes ........................................            1,390,011            1,335,598             1,179,426
Income tax expense (Note L) .......................................              458,660              432,382               375,440
                                                                              ----------           ----------           -----------
Net income ........................................................           $  931,351           $  903,216           $   803,986
                                                                              ==========           ==========           ===========

Per share
     Average shares outstanding ...................................            1,011,020            1,011,020             1,011,020
     Net income ...................................................           $     0.92           $     0.89           $      0.80






See accompanying notes to consolidated financial statements.

Consolidated Statement of Comprehensive Income
Clover Community Bankshares, Inc.

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                      1998                1997                1996
                                                                                      ----                ----                ----

Net income .............................................................          $ 931,351           $  903,216          $ 803,986
                                                                                  ---------           ----------          ---------
Other comprehensive income (loss)
     Change in unrealized holding gains and
          losses on available-for-sale securities ......................            (69,285)             164,399            (91,435)
     Income tax expense (benefit) on other
         comprehensive income (loss) ...................................            (24,874)              59,020            (32,825)
                                                                                  ---------           ----------          ---------
            Total other comprehensive income (loss) ....................            (44,411)             105,379            (58,610)
                                                                                  ---------           ----------          ---------
Comprehensive income ...................................................          $ 886,940           $1,008,595          $ 745,376
                                                                                  =========           ==========          =========







































See accompanying notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholder's Equity
Clover Community Bankshares, Inc.


                                                           Common Stock
                                                           ------------                                      Accumulated
                                                     Number of                    Capital      Retained  Other Comprehensive
                                                      Shares         Amount       Surplus      Earnings        Income        Total
                                                      ------         ------       -------      --------        ------        -----

Balance, January 1, 1996 ......................   1,011,020     $ 1,263,775    $2,070,196    $2,039,169       $121,170   $5,494,310

Cash dividends declared - $.20 per share ......                                                (202,204)                   (202,204)
Change in unrealized holding gains
      and losses on available-for-sale
      securities, net of income tax
      benefit of $32,825 ......................                                                                (58,610)     (58,610)
Net income ....................................           -               -             -       803,986              -      803,986
                                                 ----------     -----------    ----------    ----------       --------   ----------
Balance, December 31, 1996 ....................   1,011,020       1,263,775     2,070,196     2,640,951         62,560    6,037,482

Cash dividends declared - $.50 per share ......                                                (505,509)                   (505,509)
Change in unrealized holding gains
      and losses on available-for-sale
      securities, net of income taxes
      of $59,020 ..............................                                                                105,379      105,379
Net income ....................................           -               -             -       903,216              -      903,216
                                                 ----------     -----------    ----------    ----------       --------   ----------
Balance, December 31, 1997 ....................   1,011,020       1,263,775     2,070,196     3,038,658        167,939    6,540,568

Cash dividends declared - $.50 per share ......                                                (505,510)                   (505,510)
Change in unrealized holding gains
      and losses on available-for-sale ........
      securities, net of income tax
      benefit 'of $24,874 .....................                                                                (44,411)     (44,411)
Exchange of $.01 par value common stock
      of Clover Community Bankshares, Inc. ....
      for all of the outstanding shares
      of Clover Community Bank (Note B) .......                  (1,253,665)    1,253,665             -
Net income ....................................           -               -             -       931,351              -      931,351
                                                 ----------     -----------    ----------    ----------       --------   ----------
Balance, December 31, 1998 ....................   1,011,020     $    10,110    $3,323,861    $3,464,499       $123,528   $6,921,998
                                                 ==========     ===========    ==========    ==========       ========   ==========




















See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows
Clover Community Bankshares, Inc.

                                                                                                 Years Ended December 31,
                                                                                                 ------------------------
                                                                                        1998              1997                1996
                                                                                        ----              ----                ----
Operating Activities
     Net income ...........................................................       $   931,351        $   903,216        $   803,986
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses .....................................                 -              5,000             31,500
            Depreciation ..................................................           119,406            114,672             95,476
            Deferred income taxes .........................................           (38,286)            32,804            (37,446)
            Securities accretion and premium amortization .................            15,891             22,116             15,461
            Securities losses .............................................                 -                  -                 64
            Amortization of net loan fees and costs .......................            (2,236)           (42,496)           (33,001)
            Gain on sale of other real estate .............................                 -                  -             (5,638)
            (Gain) loss on disposal of fixed assets .......................           (10,890)               117                  -
            Decrease (increase) in interest receivable ....................            28,351            (11,410)             3,505
            Increase in interest payable ..................................            41,298              5,966              3,585
            Decrease (increase) in prepaid expenses
                and other assets ..........................................            20,834            (51,404)           (92,921)
            Decrease in other liabilities and accrued expenses ............                 -             (8,249)           (99,932)
                                                                                  -----------        -----------        -----------
                Net cash provided by operating activities .................         1,105,719            970,332            684,639
                                                                                  -----------        -----------        -----------

Investing activities
     Net decrease in interest-bearing deposits in other banks .............            98,000             98,000                  -
     Purchases of available-for-sale securities ...........................        (1,803,179)        (1,120,031)        (1,724,190)
     Sales of available-for-sale securities ...............................                 -                  -            999,492
     Maturities of available-for-sale securities ..........................         1,554,038          1,141,966          1,610,719
     Net decrease (increase) in loans made to customers ...................         2,766,591           (294,985)        (3,412,097)
     Proceeds from sale of other real estate ..............................                 -                  -            112,484
     Purchases of premises and equipment ..................................           (78,415)           (32,441)           (13,336)
     Proceeds from sale of equipment ......................................            14,000                  -                  -
                                                                                  -----------        -----------        -----------
                Net cash provided (used) by investing activities ..........         2,551,035           (207,491)        (2,426,928)
                                                                                  -----------        -----------        -----------

Financing activities
     Net increase in demand deposits, interest
         bearing transaction accounts and savings accounts ................         1,745,816            736,734          2,446,045
     Net increase (decrease) in certificates of deposit and other
         time deposits ....................................................         1,892,447           (988,091)           433,546
     Net decrease in federal funds purchased ..............................                 -                  -           (300,000)
     Proceeds from long-term debt .........................................                 -          4,000,000                  -
     Repayment of long-term debt ..........................................                 -         (4,000,000)                 -
     Cash dividends paid ..................................................          (505,510)          (505,509)          (202,204)
                                                                                  -----------        -----------        -----------
                Net cash provided (used) by financing activities ..........         3,132,753           (756,866)         2,377,387
                                                                                  -----------        -----------        -----------
Increase in cash and cash equivalents .....................................         6,789,507              5,975            635,098
Cash and cash equivalents, beginning ......................................         3,034,151          3,028,176          2,393,078
                                                                                  -----------        -----------        -----------
Cash and cash equivalents, ending .........................................       $ 9,823,658        $ 3,034,151        $ 3,028,176
                                                                                  ===========        ===========        ===========





See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Clover Community Bankshares, Inc.

NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization Clover Community Bankshares, Inc. (the "Company"), a bank holding company, and its wholly-owned subsidiary, Clover Community Bank (the "Bank"), are engaged in providing domestic commercial banking services from their headquarters office in Clover, South Carolina. The Company is a South Carolina corporation and its banking subsidiary is a state chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). Therefore, the Company and its bank subsidiary operate under the supervision, rules and regulations of the Federal Reserve Board, FDIC and South Carolina State Board of Financial Institutions. The holding company was incorporated on March 4, 1998, pursuant to a plan of reorganization as described in Note B to the consolidated financial statements. Clover Community Bank was organized in 1986 and first commenced commercial operations on October 1, 1987.

The subsidiary, Clover Community Bank, is a community-oriented institution offering a full range of traditional banking services, with the exception of trust services. Substantially all of its loans are made to individuals and businesses within the Clover area of York County, South Carolina. Also, substantially all of its deposits are acquired within its local market area and no brokered deposits are accepted.

Principles of Consolidation and Basis of Presentation The consolidated financial statements include the accounts of the parent company and its banking subsidiary after elimination of all significant intercompany balances and transactions. The accounting and reporting policies of the Company and its subsidiary are in conformity with generally accepted accounting principles and general practices within the banking industry.

Securities Equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories: held-to-maturity, trading or available-for-sale. Debt securities which the Company has the positive intent and ability to hold to ultimate maturity are classified as held-to-maturity and accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other income. However, the Company has never held any securities for trading purposes. Securities not classified as either held-to-maturity or trading are classified as available-for-sale and are accounted for at estimated fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and recorded as other comprehensive income, net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, is included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in other operating income, based on the amortized cost of the specific security on a trade date basis.

Other Investments Other investments consist of restricted securities which are carried at cost. Management periodically evaluates these securities for impairment, with any appropriate downward valuation adjustments being made when necessary.

Loans and Interest Income Loans are carried at principal amounts outstanding, increased or reduced by deferred net loan costs or fees. Interest income on loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are amortized over the contractual life of the related loans or commitments.

A loan is considered to be impaired when, in management's judgment based on current information and events, it is probable that the obligation's principal or interest will not be collectible in accordance with the terms of the original loan agreement. Impaired loans, when not material, are carried in the balance sheet at a value not to exceed their observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. The carrying value of any material impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan. Generally, the accrual of interest is discontinued on impaired loans and any previously accrued interest on such loans is reversed against current income. Any subsequent interest income is recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Allowance for Loan Losses An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss is likely, the estimated amount of the loss is charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance. Determining the amount and adequacy of the allowance for loan losses involves estimating uncertain future events and their effects based on judgment applied to currently known facts and circumstances. Changes in the estimated allowance for loan losses necessitated as new events occur or more information is obtained are accounted for as changes in accounting estimates in the accounting period in which the change occurs.

Management considers the Company's historical loan loss experience, current national and local economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, impaired and potential problem loans, and the amount and quality of collateral securing such loans in reviewing the adequacy of the allowance for loan losses. In calculating its estimate, management applies a consistent methodology that is updated quarterly. The calculation involves applying various estimated percentage factors to the loan portfolio categorized by purpose and type of underlying collateral and utilizing assessed risk grades from the Company's ongoing system of detailed loan reviews. For some loans, particularly those identified as impaired or potential problem, specific allocations are made in the calculation. The methodology also includes assessing the risk associated with off-balance-sheet extensions of credit such as loan commitments and standby letters of credit.

Premises and Equipment Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed predominantly using the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: building - 31.5 years; furniture and equipment - 5 to 7 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the consolidated income statement. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and improvements are capitalized.

Other Real Estate Other real estate includes properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate is initially recorded at the lower of cost or the estimated fair market value, less estimated selling costs. Loan losses arising from the acquisition of such property are charged to the allowance for loan losses. An allowance for losses on other real estate is maintained for subsequent downward valuation adjustments. Gains or losses on other real estate sold, writedowns from subsequent reevaluation and other holding costs are charged to other operating expense as incurred.

Retirement Plan The Company has a salary reduction profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note
M. The Company does not sponsor any postretirement or postemployment benefits.

Deferred Income Taxes The Company uses an asset and liability approach for financial accounting and reporting of deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities as measured by the currently enacted tax rates which are assumed will be in effect when these differences reverse. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. Deferred income tax expense or credit is the result of changes in deferred tax assets and liabilities.

Earnings Per Share Net income per share is calculated by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. The Company has no dilutive potential common shares, stock options or warrants outstanding.

Comprehensive Income In June, 1997, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". As required, the Company adopted the provisions of this SFAS beginning January 1, 1998, with reclassifications included for any earlier comparative accounting periods presented. Comprehensive income consists of net income or loss for the current period and other comprehensive income, defined as income, expenses, gains and losses that bypass the consolidated statement of income and are reported directly in a separate component of shareholders' equity. SFAS No. 130 provides that the Company is to classify and report items of other comprehensive income by their nature, and report total comprehensive income in a financial statement and display the accumulated balance of other comprehensive income separately in the shareholders' equity section of the consolidated balance sheet.

The Company has elected to report comprehensive income in the accompanying consolidated statement of comprehensive income. The only other comprehensive income category the Company has is the change in unrealized holding gains and losses on available-for-sale securities, net of income tax effects, which had previously been accounted for only in the consolidated statement of changes in shareholders' equity. See Note J.

Consolidated Statement of Cash Flows The consolidated statement of cash flows reports net cash provided or used by operating, investing and financing activities and the net effect of those flows on cash and cash equivalents. Cash equivalents include amounts due from banks, federal funds sold and securities purchased under agreements to resell.

During 1998, 1997 and 1996, interest paid on deposits and other borrowings amounted to $1,773,402, $1,841,223 and $1,818,655, respectively. Income tax payments of $502,440, $426,056 and $522,880 were made during 1998, 1997 and
1996, respectively. Effective June 5, 1998, Clover Community Bankshares, Inc. acquired all of the then outstanding shares of Clover Community Bank's $5.00 par value common stock in exchange for shares of Clover Community Bankshares, Inc.'s $.01 par value common stock. As a result, a noncash transfer of $1,253,665 was made from common stock to capital surplus. During 1998, 1997 and 1996, noncash valuation adjustments totaling $69,285, $164,399 and $91,435 were made which decreased, increased and decreased, respectively, the carrying amount of available-for-sale securities. In 1998, accumulated other comprehensive income decreased $44,411 and deferred tax assets increased $24,874; in 1997, accumulated other comprehensive income increased $105,379 and deferred tax assets decreased $59,020; and in 1996, accumulated other comprehensive income decreased $58,610 and deferred tax assets increased $32,825. In 1996, a noncash transfer of $106,846 was made from loans to other real estate.

Fair Value Estimates Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active trading market exists for a significant portion of the Company's financial instruments, fair value estimates are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include net deferred tax assets and premises and equipment. In addition, the income tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

For cash and due from banks, interest-bearing deposits in other banks, federal funds sold, other investments, and accrued interest receivable and payable, the carrying amount approximates estimated fair value.

NOTE B - CORPORATE REORGANIZATION

Clover Community Bankshares, Inc. was incorporated on March 4, 1998 at the direction of Clover Community Bank's management. On April 20, 1998, the shareholders of Clover Community Bank approved a plan of corporate reorganization under which Clover Community Bank would become a wholly-owned subsidiary of Clover Community Bankshares, Inc. The authorized common stock of Clover Community Bankshares, Inc. is 10,000,000 shares with a par value of $.01 per share. Pursuant to the reorganization, which was effected on June 5, 1998, the parent company issued 1,011,020 shares of its common stock in exchange for all of the 1,011,020 then outstanding common shares of Clover Community Bank.

The reorganization was accounted for as if it were a pooling-of-interests. As a result, the consolidated financial statements for the year ended December 31, 1998 are presented as if the reorganization had occurred on January 1, 1998. The consolidated financial statements for the years ended December 31, 1997 and 1996 are unchanged from the amounts previously reported by Clover Community Bank. There have been no changes in earnings per share computations.

NOTE C - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 1998 and 1997, were approximately $253,000 and $169,000, respectively.

NOTE D - SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                            December 31,
                                                                            ------------
                                                   1998                                                 1997
                                                   ----                                                 ----
                                            Gross       Gross                                     Gross        Gross
                                          Unrealized  Unrealized    Estimated                   Unrealized  Unrealized    Estimated
                              Amortized    Holding     Holding         Fair        Amortized     Holding      Holding        Fair
                                Cost        Gains       Losses        Value           Cost        Gains       Losses        Value
                                ----        -----       ------        -----           ----        -----       ------        -----
Available-for-sale
      U.S. Treasury ....    $   999,576    $  2,299    $      -    $ 1,001,875    $   996,908    $  1,217    $      -    $   998,125
      U.S. Government
          agencies .....      2,956,378      23,439         312      2,979,505      2,955,519      24,495       2,078      2,977,936
      State, county and
          municipal ....      5,079,713     118,158           -      5,197,871      4,107,940      80,380           -      4,188,320
      Mortgage-backed
          securities ...      7,071,501     197,835     148,707      7,120,629      7,813,552     285,496     127,514      7,971,534
                            -----------    --------    --------    -----------    -----------    --------    --------    -----------
              Total ....    $16,107,168    $341,731    $149,019    $16,299,880    $15,873,919    $391,588    $129,592    $16,135,915
                            ===========    ========    ========    ===========    ===========    ========    ========    ===========

The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                             December 31,
                                                                                             ------------
                                                                             1998                                 1997
                                                                             ----                                 ----
                                                                 Amortized            Estimated        Amortized         Estimated
                                                                   Cost              Fair Value           Cost           Fair Value
                                                                   ----              ----------           ----           ----------
Available-for-sale
      Due in one year or less ..........................        $ 3,952,424        $ 3,958,478        $   807,044        $   808,473
      Due after one through five years .................          1,589,098          1,625,561          4,958,373          4,981,242
      Due after five through ten years .................          3,379,145          3,480,212          2,294,950          2,374,666
      Due after ten years ..............................            115,000            115,000                  -                  -
                                                                -----------        -----------        -----------        -----------
                                                                  9,035,667          9,179,251          8,060,367          8,164,381
      Mortgage-backed securities .......................          7,071,501          7,120,629          7,813,552          7,971,534
                                                                -----------        -----------        -----------        -----------
          Total ........................................        $16,107,168        $16,299,880        $15,873,919        $16,135,915
                                                                ===========        ===========        ===========        ===========

The fair value of U.S. Treasury and U.S. Government agencies debt securities is estimated based on published closing quotations. The fair value of state, county and municipal securities is generally not available from published quotations; consequently, their fair value estimates are based on matrix pricing or quoted market prices of similar instruments adjusted for credit quality differences between the quoted instruments and the securities being valued. Fair value for mortgage-backed securities is estimated primarily using dealers' quotes.

There were no transfers to other categories of available-for-sale securities in 1998, 1997 and 1996. In 1996, a $64 loss was realized on a security sale with gross proceeds of $999,492.

At December 31, 1998 and 1997, securities with a carrying amount of $1,954,744 and $1,951,053, respectively, were pledged as collateral to secure public deposits.

As of December 31, 1998 and 1997, the Company had concentrated investments in state, county and municipal obligations secured by or payable from the same taxing authority or revenue source and that exceeded ten percent of shareholders' equity as follows:

                                                                                                December 31,
                                                                                                ------------
                                                                                     1998                          1997
                                                                                     ----                          ----
                                                                          Amortized       Estimated     Amortized         Estimated
                                                                            Cost          Fair Value       Cost          Fair Value
                                                                            ----          ----------       ----          ----------

Clover, S.C. School District (Moody's rating AA) ...................       $750,000       $752,000       $1,276,329       $1,280,434
Fairfield County, S.C. School District (Moody's rating AAA) ........        686,000        689,000          704,106          711,079
Town of Clover, S.C. (Not rated) ...................................        945,000        945,000                -                -

NOTE E - OTHER INVESTMENTS

Other investments consisted of:

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                    1998                      1997
                                                                                                    ----                      ----

Federal Home Loan Bank stock ...................................................                  $327,400                  $327,400
Community Financial Services, Inc. stock .......................................                    50,000                    50,000
                                                                                                  --------                  --------
              Total ............................................................                  $377,400                  $377,400
                                                                                                  ========                  ========

NOTE F - LOANS

Loans consisted of the following:

                                                                                         December 31,
                                                                                         ------------
                                                                        1998                                      1997
                                                                        ----                                      ----
                                                           Carrying              Estimated             Carrying           Estimated
                                                            Amount              Fair Value              Amount           Fair Value
                                                            ------              ----------              ------           ----------

Commercial and industrial ......................         $  4,540,039          $ 4,499,442         $  5,611,469          $ 5,557,059
Real estate- construction ......................            4,965,677            4,934,277            6,447,441            6,397,089
Real estate - mortgage .........................           16,509,049           16,415,371           16,694,162           16,537,829
Consumer installment ...........................            3,128,003            3,096,106            3,163,234            3,134,512
                                                         ------------          -----------         ------------          -----------
        Total ..................................           29,142,768           28,945,196           31,916,306           31,626,489
Less
    Allowance for loan losses ..................             (265,149)                   -             (272,096)                   -
    Deferred net loan fees .....................              (27,955)                   -              (30,191)                   -
                                                         ------------          -----------         ------------          -----------
        Loans - net ............................         $ 28,849,664          $28,945,196         $ 31,614,019          $31,626,489
                                                         ============          ===========         ============          ===========

Fair values are estimated for loan categories with similar financial characteristics. Within each category, the fair value of loans is calculated by discounting estimated cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For certain categories of loans, such as variable rate loans, credit card receivables, and other lines of credit, the carrying amount, adjusted for credit risk, is a reasonable estimate of fair value because there is no contractual maturity or because the Company has the ability to reprice the loans as interest rate changes occur. Since the discount rates are based on current loan rates offered as well as management's estimates, the fair values presented may not necessarily be indicative of the value negotiated in an actual sale.

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                                                                               December 31,
                                                                                                               ------------
                                                                                                         1998                1997
                                                                                                         ----                ----
Investment in impaired loans
     Nonaccrual ........................................................................               $   118               $70,143
     Accruing 90 days and over past due ................................................                 1,214                 6,697
                                                                                                       -------               -------
         Total .........................................................................               $ 1,332               $76,840
                                                                                                       =======               =======

Average total investment in impaired loans during the year .............................               $25,250               $55,250
Allowance for loan losses on impaired loans ............................................                     -                   650


The average total investment in impaired loans during 1996 was $38,891. There were no outstanding commitments at December 31, 1998, to lend additional funds to debtors owing amounts on impaired loans.

As of December 31, 1998 and 1997, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its market area within York County, South Carolina. The economy of this area is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                                                                           Years Ended December 31,
                                                                                           ------------------------
                                                                           1998                     1997                    1996
                                                                           ----                     ----                    ----

Balance at January 1 ....................................               $ 272,096                $ 270,393                $ 244,924
Provision charged to expense ............................                       -                    5,000                   31,500
Recoveries ..............................................                   2,650                    7,092                    3,893
Charge-offs .............................................                  (9,597)                 (10,389)                  (9,924)
                                                                        ---------                ---------                ---------
Balance at December 31 ..................................               $ 265,149                $ 272,096                $ 270,393
                                                                        =========                =========                =========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $1,495,770 and $2,187,683 at December 31, 1998 and 1997, respectively. During 1998, $571,459 of new loans were made and repayments totaled $1,263,372.

NOTE G - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                                                                   Accumulated
                                                                                                   Depreciation
                                                                                                       and                   Book
                                                                              Cost                 Amortization              Value
                                                                              ----                 ------------              -----
December 31, 1998
 Land .......................................................               $   88,030               $      -               $ 88,030
 Buildings and land improvements ............................                  563,459                208,226                355,233
 Furniture and equipment ....................................                  996,533                724,164                272,369
                                                                            ----------               --------               --------
          Total .............................................               $1,648,022               $932,390               $715,632
                                                                            ==========               ========               ========

December 31, 1997
 Land .......................................................               $   88,030                    $ -               $ 88,030
 Buildings and land improvements ............................                  563,459                188,495                374,964
 Furniture and equipment ....................................                  930,850                634,111                296,739
                                                                            ----------               --------               --------
          Total .............................................               $1,582,339               $822,606               $759,733
                                                                            ==========               ========               ========


Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $119,406, $114,672 and $95,476, respectively.


NOTE H - DEPOSITS

A summary of deposits follows:

                                                                                           December 31,
                                                                                           ------------
                                                                          1998                                   1997
                                                                          ----                                   ----
                                                               Carrying           Estimated           Carrying           Estimated
                                                                Amount            Fair Value           Amount            Fair Value
                                                                ------            ----------           ------            ----------

Noninterest bearing demand .........................         $ 3,962,262         $ 3,962,262         $ 3,890,742         $ 3,890,742
Interest bearing transaction accounts ..............          13,844,565          13,844,565          12,294,040          12,294,040
Savings ............................................           2,563,252           2,563,252           2,439,481           2,439,481
Time deposits $100,000 and over ....................           5,689,420           5,729,557           4,252,562           4,269,085
Other time deposits ................................          19,547,136          19,583,041          19,091,547          19,098,196
                                                             -----------         -----------         -----------         -----------
      Total deposits ...............................         $45,606,635         $45,682,677         $41,968,372         $41,991,544
                                                             ===========         ===========         ===========         ===========

The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is equal to the amount payable on demand, or carrying amount, as of December 31, 1998 and 1997. The fair value of time deposits is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using the rate currently offered as of December, 31, 1998 and 1997, for deposits of similar remaining maturities.

At December 31, 1998, the scheduled maturities of time deposits were as follows:

                    Year                                          Amount
                    ----                                          ------

                    1999                                     $ 18,326,541
                    2000                                        6,460,278
                    2001                                          287,562
                    2002                                          152,003
                    2003 and thereafter                            10,172

NOTE I - LONG-TERM DEBT

Long-term debt at December 31, 1998 and 1997 consisted of a $4,000,000 note issued by the Bank to the Federal Home Loan Bank of Atlanta (the "FHLB"). The
note is due on November 28, 2000, and has a variable interest rate which was 5.69% at the end of 1998 and 6.04% at the end of 1997. The note is secured by a lien on all of the Bank's 1-4 family residential first lien mortgage loans which had a carrying value of approximately $10,344,000 as of December 31, 1998. The Bank has an additional long-term debt availability of approximately $3,881,000 from the FHLB that had not been drawn at December 31, 1998.

The fair value of the variable rate long-term debt is estimated at the carrying amount because the interest rate associated with such debt reprices immediately with changes in the lender's program rate, and management is not aware of any significant change in the credit risk associated with the debt.

NOTE J - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances South Carolina regulations restrict the amount of dividends that banks can pay to shareholders. All of the Bank's dividends to the parent company are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 1998, the Bank's undivided profits totaled $3,003,667. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

Accumulated Other Comprehensive Income As of December 31, 1998 and 1997, accumulated other comprehensive income included as an increase in shareholders' equity in the accompanying consolidated balance sheet consisted of the accumulated changes in the unrealized holding gains and losses on available-for-sale securities amounting to $123,528 and $167,939, respectively.

Regulatory Capital All bank holding companies and banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, bank holding companies and banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 1998 and 1997, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 1998, the most recent notification from the FDIC categorized Clover Community Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and its banking subsidiary must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Clover Community Bank's category. The Company's and Clover Community Bank's actual capital amounts and ratios are also presented in the table.

                                                                                               Minimum for           Minimum to be
                                                                           Actual           Capital Adequacy        Well Capitalized
                                                                           ------           ----------------        ----------------
                                                                     Amount      Ratio      Amount      Ratio      Amount      Ratio
                                                                     ------      -----      ------      -----      ------      -----
December 31, 1998                                                                        (Dollars in thousands)
     The Company
          Total Capital to risk weighted assets ................     $7,063      21.3%      $2,657       8.0%      $3,321      10.0%
          Tier 1 Capital to risk weighted assets ...............     $6,798      20.5%      $1,328       4.0%      $1,992       6.0%
          Tier 1 Capital to average assets (leverage) ..........     $6,798      11.9%      $1,717       3.0%      $2,862       5.0%
     Clover Community Bank
          Total Capital to risk weighted assets ................     $6,603      19.9%      $2,657       8.0%      $3,321      10.0%
          Tier 1 Capital to risk weighted assets ...............     $6,338      19.1%      $1,328       4.0%      $1,992       6.0%
          Tier 1 Capital to average assets (leverage) ..........     $6,338      11.1%      $1,717       3.0%      $2,862       5.0%

December 31, 1997
     Clover Community Bank
          Total Capital to risk weighted assets ................     $6,645      19.3%      $2,753       8.0%      $3,441      10.0%
          Tier 1 Capital to risk weighted assets ...............     $6,373      18.5%      $1,376       4.0%      $2,065       6.0%
          Tier 1 Capital to average assets (leverage) ..........     $6,373      12.1%      $1,585       3.0%      $2,642       5.0%



NOTE K - OTHER EXPENSES

Other expenses are summarized below:

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                               1998                 1997                  1996
                                                                               ----                 ----                  ----

Salaries and employee benefits ....................................       $   791,958          $   757,882           $   723,810
Net occupancy expense .............................................            65,083               48,091                56,661
Furniture and equipment expense ...................................           206,186              200,247               136,095
Other expense
     Stationery, printing and postage .............................            96,286               84,725                85,474
     Telephone ....................................................            15,707               11,735                12,064
     Advertising and promotion ....................................             8,613                9,667                 9,003
     Professional services ........................................            88,540               50,636                47,578
     Insurance ....................................................            11,266               11,858                11,513
     FDIC insurance assessment ....................................             3,824                5,313                 2,291
     Directors' fees ..............................................            33,600               31,200                28,800
     Data processing expenses .....................................            46,295               42,985                40,524
     Other ........................................................           141,254              120,631                96,094
                                                                          -----------          -----------           -----------
         Total ....................................................       $ 1,508,612          $ 1,374,970           $ 1,249,907
                                                                          ===========          ===========           ===========

NOTE L - INCOME TAXES

Income tax expense consisted of:

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                            1998                    1997                     1996
                                                                            ----                    ----                     ----
Current
   Federal .............................................                $ 449,969                $ 361,308                $ 375,055
   State ...............................................                   46,977                   38,270                   37,831
                                                                        ---------                ---------                ---------
        Total current ..................................                  496,946                  399,578                  412,886
                                                                        ---------                ---------                ---------
Deferred
   Federal .............................................                  (35,215)                  30,173                  (34,443)
   State ...............................................                   (3,071)                   2,631                   (3,003)
                                                                        ---------                ---------                ---------
        Total deferred .................................                  (38,286)                  32,804                  (37,446)
                                                                        ---------                ---------                ---------
        Total income tax expense .......................                $ 458,660                $ 432,382                $ 375,440
                                                                        =========                =========                =========

Income before income taxes presented in the consolidated statement of income for the years ended December 31, 1998, 1997 and 1996 included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                                                           Years Ended December 31,
                                                                                           ------------------------
                                                                              1998                   1997                    1996
                                                                              ----                   ----                    ----

Tax expense at statutory rate ..............................              $ 472,604               $ 454,103               $ 401,005
State income tax, net of federal
     income tax benefit ....................................                 28,977                  26,995                  22,986
Tax-exempt interest income .................................                (64,778)                (61,020)                (46,840)
Non-deductible interest expense to
     carry tax-exempt instruments ..........................                  9,408                   9,762                   9,031
Non-deductible corporate
     reorganization expenses ...............................                 11,513                       -                       -
Other, net .................................................                    936                   2,542                 (10,742)
                                                                          ---------               ---------               ---------
               Total .......................................              $ 458,660               $ 432,382               $ 375,440
                                                                          =========               =========               =========


Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                   1998                     1997
                                                                                                   ----                     ----
Deferred tax assets
     Allowance for loan losses .................................................                 $ 69,319                 $  71,813
     Net deferred loan fees ....................................................                   10,036                    10,839
     Accrued interest payable ..................................................                  140,959                   126,133
                                                                                                 --------                 ---------
               Gross deferred tax assets .......................................                  220,314                   208,785
     Valuation allowance .......................................................                        -                         -
                                                                                                 --------                 ---------
               Total ...........................................................                  220,314                   208,785
                                                                                                 --------                 ---------

Deferred tax liabilities
     Accrued interest receivable ...............................................                   86,497                   101,221
     Prepaid expenses ..........................................................                   29,556                    41,724
     Accelerated depreciation ..................................................                   19,006                    18,843
     Unrealized holding gains and losses on
     available-for-sale securities .............................................                   69,183                    94,057
     Other .....................................................................                    1,265                     1,293
                                                                                                 --------                 ---------
               Gross deferred tax liabilities ..................................                  205,507                   257,138
                                                                                                 --------                 ---------
Net deferred income tax assets (liabilities) ...................................                 $ 14,807                 $ (48,353)
                                                                                                 ========                 =========

A portion of the change in net deferred tax assets or liabilities related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 1998, 1997 and 1996, $24,874 was credited, $59,020 was charged, and $32,825 was credited to other comprehensive income, respectively. In 1998, 1997 and 1996, $38,286 was credited, $32,804 was charged and $37,446 was credited to income tax expense, respectively.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 1998 and 1997 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.

NOTE M - RETIREMENT PLAN

 In 1993, the Company established the Clover Community Bank Employees' Retirement Savings Plan (the "Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the Plan after attaining age 21 and completing twelve months of service, and are credited with at least 1000 hours of service during the eligibility computation period. Employees are allowed to defer their salary up to the maximum dollar amount determined by federal government laws and regulations each year. The Company matches $.50 for each dollar contributed by the employees up to 6% of their total pay. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after six years of service. The employer contributions to the plan for 1998, 1997 and 1996 totaled $15,228, $16,681 and $14,309, respectively.

NOTE N - COMMITMENTS AND CONTINGENCIES

Commitments to Extend Credit In the normal course of business, the banking subsidiary is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit, and have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Generally, the same credit policies used for on-balance-sheet instruments, such as loans, are used in extending loan commitments and standby letters of credit.

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                   December 31,
                                                   ------------
                                              1998                1997
                                              ----                ----

      Loan commitments                   $ 5,471,229         $ 5,687,350
      Standby letters of credit               62,075              30,500

Loan commitments involve agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and some involve payment of a fee. Many of the commitments are expected to expire without being fully drawn; therefore, the total amount of loan commitments does not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if any, upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include commercial and residential real properties, accounts receivable, inventory and equipment.

Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is the same as that involved in making loan commitments to customers.

The estimated fair values of off-balance-sheet financial instruments such as loan commitments and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of the banking subsidiary's loan commitments do not involve the charging of a fee, and fees associated with outstanding standby letters of credit are not material. Therefore, as of December 31, 1998 and 1997, the estimated fair values of these off-balance-sheet financial instruments is nominal. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Management is not aware of any significant change in the credit risk associated with these commitments.

Short-term Borrowing Commitments At December 31, 1998, the banking subsidiary had unused short-term lines of credit to purchase up to $2,250,000 in federal funds from correspondent financial institutions. One line for $1,500,000 expires October 1, 1999, and the remaining $750,000 may be withdrawn at the option of the lender.

Litigation The Company and its subsidiary were not involved as defendants in any litigation at December 31, 1998. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

Accounting Estimates In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management has identified specific loans as well as adopting a policy of providing amounts for loan valuation purposes which are not identified with any specific loans but are derived from actual loss experience ratios, loan types, loan volume, economic conditions and industry standards.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the banking subsidiary's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments about information available to them at the time of their examination.

Year 2000  Readiness  Management  believes  that the  Company  is  presently  on schedule in implementing  its Y2K  Preparedness  Plan. The plan has five phases:
(1) Awareness, (2) Assessment, (3) Renovation, (4) Validation, and (5) Implementation. The awareness and assessment phases have been substantially completed as of December 31, 1998. These phases included the identification of critical systems and equipment potentially vulnerable to the year 2000 problem as well as the identification of significant loan customers whose businesses could possibly be adversely affected by the problem and communication with them about their progress in addressing the Year 2000 changeover. The renovation phase, consisting of upgrading or replacing systems and equipment, had also been largely completed by the end of 1998. The validation portion of the plan calls for the actual testing of systems and equipment as of certain critical dates with such testing to be completed by June 30, 1999. This testing is presently on schedule with no major problems encountered. Finally, the implementation phase, which requires addressing any problems encountered in the validation phase, along with continued review and assessment of the Company's systems and equipment, is presently underway and will continue until the year 2000 has arrived.

Management is of the opinion that the Company's systems and equipment will be ready for the Year 2000 in a timely manner without any material adverse effect on the Company's business. Because of the planned comprehensive computer hardware and software upgrade begun in 1995 and completed in 1996, the Company has incurred no material expenditures in 1998 or 1997 relating directly to the Year 2000 problem. The new components, which were largely Year 2000 compliant when installed, were acquired in the normal course of business to upgrade the Bank's computer capabilities. The previous system was over seven years old and was becoming functionally obsolete. The Company has been able to use existing internal personnel and resources to carry out its Y2K Preparedness Plan, and has used few outside resources that would incur significant additional costs. Management is not aware of any material future expenditures required to complete its preparedness plan.

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

Following is summary information on the estimated fair value of financial instruments, cross referenced to the location in the consolidated financial statements and notes where more detailed information can be obtained:

                                                                                           December 31,
                                                                                           ------------
                                                                            1998                                 1997
                                                                            ----                                 ----
                                                                 Carrying          Estimated           Carrying          Estimated
                                                                  Amount           Fair Value           Amount          Fair Value
                                                                 of Assets         of Assets          of Assets          of Assets
                                                               (Liabilities)     (Liabilities)      (Liabilities)      (Liabilities)
                                                               -------------     -------------      -------------      -------------

Cash and due from banks (Note A) .......................      $  1,727,391       $  1,727,391       $  1,450,549       $  1,450,549
Interest-bearing deposits in other banks (Note A) ......           320,267            320,267            440,602            440,602
Federal funds sold (Note A) ............................         8,070,000          8,070,000          1,535,000          1,535,000
Securities (Note C) ....................................        16,299,880         16,299,880         16,135,915         16,135,915
Other investments (Notes A and E) ......................           377,400            377,400            377,400            377,400
Loans (Note E) .........................................        28,849,664         28,945,196         31,614,019         31,626,489
Accrued interest receivable (Note A) ...................           316,239            316,239            344,590            344,590
Deposits (Note H) ......................................       (45,606,635)       (45,682,677)       (41,968,372)       (41,991,544)
Long-term debt (Note I) ................................        (4,000,000)        (4,000,000)        (4,000,000)        (4,000,000)
Accrued interest payable (Note A) ......................          (392,644)          (392,644)          (351,346)          (351,346)
Loan commitments (Note N) ..............................                           (5,471,229)                           (5,687,350)
Standby letters of credit (Note N) .....................                              (62,075)                              (30,500)

NOTE P - CLOVER COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY)


                                                                                                                   December 31,
                                                                                                                       1998
                                                                                                                       ----
Condensed Balance Sheet
     Assets
         Cash ........................................................................................              $  457,645
         Investment in banking subsidiary ............................................................               6,461,466
         Other assets ................................................................................                   2,887
                                                                                                                    ----------
            Total assets .............................................................................              $6,921,998
                                                                                                                    ==========
     Liabilities
         Other liabilities ...........................................................................              $        -
     Shareholders' equity ............................................................................               6,921,998
                                                                                                                    ----------
            Total liabilities and shareholders' equity ...............................................              $6,921,998
                                                                                                                    ==========


                                                                                                             Year Ended December 31,
                                                                                                                       1998
                                                                                                                       ----
Condensed Statement of Income
     Income
         Dividends received from banking subsidiary .................................................              $ 1,005,510
         Interest income ............................................................................                    2,319
                                                                                                                   -----------
            Total income ............................................................................                1,007,829
                                                                                                                   -----------
     Expenses
         Interest expense ...........................................................................                        -
         Other expenses .............................................................................                   44,674
                                                                                                                   -----------
            Total expenses ..........................................................................                   44,674
                                                                                                                   -----------
     Income before income taxes and equity in
         undistributed earnings of banking subsidiary ...............................................                  963,155
     Income tax expense (credit) ....................................................................                   (2,887)
     Equity in undistributed earnings
         of banking subsidiary ......................................................................                  (34,691)
                                                                                                                   -----------
     Net income .....................................................................................              $   931,351
                                                                                                                   ===========


                                                                                                       Year Ended December 31,
                                                                                                                  1998
                                                                                                                  ----
Condensed Statement of Comprehensive Income
     Net income ....................................................................................            $ 931,351
     Equity in other comprehensive income
        (loss) of banking subsidiary ...............................................................              (44,411)
                                                                                                                ---------
     Comprehensive income ..........................................................................            $ 886,940
                                                                                                                =========

                                                                                                            Year Ended December 31,
                                                                                                                     1998
                                                                                                                     ----
Condensed Statement of Cash Flows
     Operating activities
         Net income .....................................................................................         $ 931,351
            Adjustments to reconcile net income to net
                cash provided by operating activities
                    Equity in undistributed earnings
                      of banking subsidiary .............................................................            34,691
                    Increase in other assets ............................................................            (2,887)
                                                                                                                  ---------
                         Net cash provided by operating activities ......................................           963,155
                                                                                                                  ---------
     Financing activities
         Cash dividends paid ............................................................................          (505,510)
                                                                                                                  ---------
                         Net cash provided by financing activities ......................................          (505,510)
                                                                                                                  ---------
     Increase in cash and cash equivalents ..............................................................           457,645
     Cash and cash equivalents, beginning ...............................................................                 -
                                                                                                                  ---------
     Cash and cash equivalents, ending ..................................................................         $ 457,645
                                                                                                                  =========

                                       37
