Form 10KSB40, Exhibit 13
period 1999-12-31
CLOVER COMMUNITY BANKSHARES INC
filed 2000-03-22
CIK 1057017

PORTIONS OF THE ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

Financial Summary*

                                                                                     Years Ended December 31,
                                                                                     ------------------------
                                                                  1999            1998           1997           1996          1995
                                                                  ----            ----           ----           ----          ----
                                                                            (Dollars in thousands, except per share data)
Financial Condition
     Securities .........................................        $17,554        $16,300        $16,136        $16,016        $17,009
     Allowance for loan losses ..........................            259            265            272            270            245
     Net loans ..........................................         29,260         28,850         31,614         31,282         27,975
     Premises and equipment - net .......................            874            716            760            842            924
     Total assets .......................................         52,340         56,921         52,909         52,611         49,611
     Noninterest bearing deposits .......................          3,084          3,962          3,890          3,341          3,494
     Interest bearing deposits ..........................         37,774         41,645         38,078         38,879         35,846
     Total deposits .....................................         40,858         45,607         41,968         42,220         39,340
     Long-term debt .....................................          4,000          4,000          4,000          4,000          4,000
     Total liabilities ..................................         45,178         49,999         46,368         46,574         44,117
     Total shareholders' equity .........................          7,162          6,922          6,541          6,037          5,494

Results of Operations
     Interest income ....................................        $ 4,226        $ 4,302        $ 4,222        $ 3,986        $ 3,891
     Interest expense ...................................          1,619          1,815          1,847          1,822          1,807
                                                                 -------        -------        -------        -------        -------
     Net interest income ................................          2,607          2,487          2,375          2,164          2,084
     Provision for loan losses ..........................              -              -              5             32             45
                                                                 -------        -------        -------        -------        -------
     Net interest income after provision ................          2,607          2,487          2,370          2,132          2,039
     Other income .......................................            476            411            341            297            267
     Other expenses .....................................          1,571          1,508          1,375          1,250          1,231
                                                                 -------        -------        -------        -------        -------
     Income before income taxes .........................          1,512          1,390          1,336          1,179          1,075
     Income tax expense .................................            493            459            433            375            357
                                                                 -------        -------        -------        -------        -------
     Net income .........................................        $ 1,019        $   931        $   903        $   804        $   718
                                                                 =======        =======        =======        =======        =======

Per Share Data
     Net income .........................................        $  1.00        $  0.92        $  0.89        $  0.80        $  0.71
     Cash dividends declared ............................           0.60           0.50           0.50           0.20           0.15
     Period end book value ..............................           7.06           6.85           6.47           5.97           5.43



* Clover Community Bankshares, Inc. became the bank holding company of Clover Community Bank effective June 5, 1998 as part of a corporate reorganization which was accounted for as if it were a pooling-of-interests. The consolidated financial statements and related information for the year ended December 31, 1998 are presented as if the reorganization had occurred on January 1, 1998. The financial statements and related information for the years ended December 31, 1995 through 1997 are the same as the amounts reported previously by Clover Community Bank.

Market for Common Stock and Dividends

         Although a limited number of shares of common stock of Clover Community Bankshares, Inc. (the "Company") are traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the near future. The common stock is not traded on the NASDAQ National Market System, nor are there any market makers known to management. During 1999, management was aware of a few transactions in which the Company's common stock traded in a price range from $25.00 to $38.00 per share. However, management has not ascertained that these transactions are the result of arm's length negotiations between the parties, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock. For the first time, shareholders had the opportunity to purchase additional common shares in the Company by reinvesting their cash dividends under the new dividend reinvestment plan that was placed in operation in 1999. Under the plan, 4,778 newly issued shares were purchased by shareholders in 1999 at a price of $27.56 per share in accordance with the plan's pricing formula. In 1999, 1,702 shares of the Company's common stock were repurchased from eleemosynary organizations at an average price of $30.25 and retired. The repurchases were effected at prices set at the discretion of the Company's Board of Directors. Prices established for the issuance for shares under the dividend reinvestment plan and for such repurchases may not be indicative of the market value of the common stock.

         As of February 29, 2000, there were approximately 714 holders of record of the Company's common stock, excluding individual participants in security position listings.

         The Company has paid an annual cash dividend since 1991. In 1999 and 1998, the Bank declared and paid cash dividends to shareholders of $.60 and $.50 per share, respectively.

         The Board of Directors considers such factors as adequacy of capital to support future growth, regulatory capital requirements, maximum legal lending limits based on capital levels and profitability in making its decisions regarding cash dividends. The Company's ability to declare and pay cash dividends is largely dependent upon the successful operation of the subsidiary Bank and its ability to pay cash dividends to the Company. South Carolina banking regulations restrict the amount of cash dividends that can be paid by the Bank to the Company. Any of the Bank's cash dividends to the Company in excess of the current year's earnings are subject to the prior approval of the South Carolina Commissioner of Banking.


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

Forward Looking Statements

         Statements included in Management's Discussion and Analysis which are not historical in nature are intended to be, and are hereby identified as "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that forward looking statements, including without limitation, those relating to future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.

Earnings Performance

1999 Compared with 1998

         The Company recorded net income of $1,019,000 for the year ended December 31, 1999, an increase of $88,000, or 9.5%, over net income of $931,000 for 1998. Net income per share for 1999 was $1.00, compared with $.92 for 1998. Return on average assets and return on average shareholders' equity were 1.80% and 14.73%, respectively, for 1999, and 1.70% and 14.12%, respectively, for 1998.

         The primary factor causing the increase in 1999 earnings was an increase of $120,000 in net interest income, resulting principally from lower interest expenses. Interest expenses decreased primarily because of lower rates paid for interest bearing deposits and other funding sources. Noninterest income increased by $65,000 in 1999 over the 1998 amount. Costs directly associated with the Company's Year 2000 Preparedness Program were insignificant in 1999, and there have been no significant problems within the Company, nor among its suppliers or customers, caused by the date change to the year 2000. No provision for loan losses was necessary in 1999 because of the continued excellent performance of the loan portfolio.

         The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized holding gains and losses on available-for-sale securities, are reported as a separate component of the shareholders' equity section of the consolidated balance sheet. Such items, along with net income, are components of comprehensive income. Comprehensive income for 1999, 1998 and 1997 was $780,000, $887,000 and $1,009,000, respectively. Comprehensive income for 1999 and 1998 was impacted negatively by the effects of increasing market rates of interest on the market values of the Company's available-for-sale securities. The magnitude of this effect on comprehensive income for 1999 was a decrease of $239,000, net of tax effects, compared with a decrease of $44,000, net of tax effects, for 1998. This increased negative effect was caused by a relatively larger increase in market rates of interest throughout 1999. However, the adoption of SFAS No. 130 had no effect on the Company's net income or total shareholders' equity.


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

         Net income increased, primarily as a result of the $112,000 increase in net interest income combined with a $70,000 increase in noninterest service charges on deposit accounts and other income. Net interest income increased due to higher levels of interest earning assets and lower overall rates paid on interest bearing liabilities. Because of the excellent performance of the loan portfolio, no provision for loan losses was deemed necessary in 1998. A $5,000 provision was charged to expense in 1997. These factors which increased net income, were partially offset, however, by nonrecurring expenses of $34,000 associated with effecting the reorganization into the bank holding company structure. Incremental costs relating to the Company's Y2K Preparedness Program were negligible as the result of implementing the program using existing personnel. Additionally, the Company acquired new computer equipment and software in 1996 which was mostly Year 2000 compliant when installed.

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

         FTE net interest income was  $2,699,000,  $2,585,000 and $2,467,000 for
1999, 1998 and 1997, respectively. The $114,000 growth in FTE net interest income for 1999 was attributable primarily to lower rates paid on interest bearing liabilities. The average rate paid for such funding sources in 1999 was 3.60%, a decrease of 56 basis points from the 1998 average rate of 4.16%. The average amount of such liabilities increased by $1,266,000 or 2.9% during 1999. The combination of these two factors resulted in a $196,000 reduction in interest expense.

         FTE interest income decreased in 1999, also, but by only $82,000 from the 1998 amount. The average rate earned on average interest earning assets decreased to 8.08% in 1999 from 8.49% in 1998. The average volume of such assets increased by $1,634,000, or 3.2%, in 1999. However, the average amount of loans, the Company's highest yielding asset, decreased by $1,340,000, or 4.4%, in 1999 from the 1998 amount.

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

         The table, "Average Balances, Yields and Rates", provides a detailed analysis of the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 1999, 1998 and 1997.

                       Average Balances, Yields and Rates

                                                                           Years ended December 31,
                                                                           ------------------------
                                                       1999                           1998                           1997
                                                       ----                           ----                           ----
                                                   FTE Interest                    FTE Interest                  FTE Interest
                                           Average    Income/   Yields/   Average    Income/  Yields/     Average   Income/  Yields/
                                         Balances (1) Expense    Rates   Balances(1) Expense   Rates    Balances(1) Expense   Rates
                                         --------------------    -----   ----------- -------   -----    ----------- -------   -----
                                                                            (Dollars in thousands)
Assets
Interest-bearing deposits in other banks $    268   $    20      7.46%   $    351    $    20    5.70%   $    481     $   29    6.03%
Securities
Taxable ................................   12,537       796      6.35%     11,447        756    6.60%     11,793        766    6.50%
Tax-exempt(2) ..........................    3,884       270      6.95%      4,188        289    6.90%      4,040        272    6.73%
                                          -------   -------              --------    -------            --------     ------
        Total securities ...............   16,421     1,066      6.49%     15,635      1,045    6.68%     15,833      1,038    6.56%
Other investments ......................      295        26      8.81%        377         27    7.16%        377         26    6.90%
Federal funds sold .....................    7,323       356      4.86%      4,970        259    5.21%      2,004        109    5.44%
Loans(3) ...............................   29,159     2,850      9.77%     30,499      3,049   10.00%     31,033      3,112   10.03%
                                          -------   -------              --------    -------            --------     ------
        Total interest earning assets ..   53,466     4,318      8.08%     51,832      4,400    8.49%     49,728      4,314    8.68%
Cash and due from banks ................    1,967                           1,760                          1,555
Allowance for loan losses ..............     (263)                           (269)                          (270)
Premises and equipment .................      687                             750                            800
Other assets ...........................      613                             756                            673
                                         --------                        --------                       --------
        Total assets ................... $ 56,470                        $ 54,829                       $ 52,486
                                         ========                        ========                       ========

Liabilities and shareholders' equity
Interest bearing deposits
     Interest bearing transaction
       accounts ........................ $ 14,658   $   232      1.58%   $ 13,043    $   279    2.14%    $11,824     $  261    2.21%
     Savings ...........................    2,682        46      1.72%      2,640         58    2.20%      2,624         65    2.48%
     Time deposits $100M and over ......    4,389       201      4.58%      4,453        208    4.67%      4,352        207    4.76%
     Other time deposits ...............   19,213       926      4.82%     19,508      1,039    5.33%     19,784      1,080    5.46%
                                         --------   -------              --------    -------            --------     ------
        Total interest bearing
          deposits .....................   40,942     1,405      3.43%     39,644      1,584    4.00%     38,584      1,613    4.18%
Federal funds purchased ................        3         -      0.00%         35          3    8.57%         41          2    4.88%
Long-term debt .........................    4,000       214      5.35%      4,000        228    5.70%      4,000        232    5.80%
                                         --------   -------              --------    -------            --------     ------
        Total interest bearing
          liabilities ..................   44,945     1,619      3.60%     43,679      1,815    4.16%     42,625      1,847    4.33%
Noninterest bearing demand deposits ....    4,209                           4,104                          3,362
Other liabilities ......................      398                             453                            416
Shareholders' equity ...................    6,918                           6,593                          6,083
                                         --------                        --------                       --------
        Total liabilities and
         shareholders' equity .......... $ 56,470                        $ 54,829                       $ 52,486
                                         ========                       =========                       ========
Interest rate spread(4) ................                         4.48%                          4.33%                          4.35%
Net interest income and net yield
     on earning assets(5) ..............            $ 2,699      5.05%               $ 2,585    4.99%                $2,467    4.96%
Interest free funds supporting
     earning assets(6) ................. $  8,521                        $  8,153                       $  7,103

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

        Volume and Rate Variance Analysis

                                                                1999 Compared with 1998                1998 Compared with 1997
                                                                -----------------------                -----------------------
                                                         Volume(1)       Rate(1)       Total      Volume(1)     Rate(1)       Total
                                                         ---------       -------       -----      ---------     -------       -----
                                                                                      (Dollars in thousands)

Interest-bearing deposits in other banks .............       $  (5)       $   5        $   -        $  (7)       $  (2)       $  (9)
Taxable securities ...................................          70          (30)          40          (23)          13          (10)
Tax-exempt securities (2) ............................         (21)           2          (19)          10            7           17
Other investments ....................................          (7)           6           (1)           -            1            1
Federal funds sold ...................................         115          (18)          97          155           (5)         150
Loans ................................................        (132)         (67)        (199)         (53)         (10)         (63)
                                                             -----        -----        -----        -----        -----        -----
            Total interest income ....................          20         (102)         (82)          82            4           86
                                                             -----        -----        -----        -----        -----        -----
Interest bearing deposits
     Interest bearing transaction accounts ...........          32          (79)         (47)          26           (8)          18
     Savings .........................................           1          (13)         (12)           -           (7)          (7)
     Time deposits $100M and over ....................          (3)          (4)          (7)           5           (4)           1
     Other time deposits .............................         (16)         (97)        (113)         (15)         (26)         (41)
Federal funds purchased ..............................          (1)          (2)          (3)           -            1            1
Long-term debt .......................................           -          (14)         (14)           -           (4)          (4)
                                                             -----        -----        -----        -----        -----        -----
            Total interest expense ...................          13         (209)        (196)          16          (48)         (32)
                                                             -----        -----        -----        -----        -----        -----
            Net interest income ......................       $   7        $ 107        $ 114        $  66        $  52        $ 118
                                                             =====        =====        =====        =====        =====        =====

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

         During 2000, management expects that interest rates will move within a narrow range, and management has not identified any factors that would cause interest rates to increase or decrease sharply in a short period of time. Any improvements in net interest income for 2000 are expected, therefore, to be largely the result of increases in the volume of interest earning assets and liabilities. Management expects to continue to use aggressive marketing strategies to increase the Company's market share for both deposits and quality loans within its service area. These strategies involve offering attractive interest rates and continuing the Company's commitment to providing outstanding customer service.

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

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at the end of 1999 of $20,625,000, and a cumulative gap ratio of .48. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon", a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 1999 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

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

       Interest Sensitivity Analysis

                                                                                           December 31, 1999
                                                                                           -----------------
                                                                    Within         4-12         Over 1-5       Over 5
                                                                   3 Months       Months          Years         Years         Total
                                                                   --------       ------          -----         -----         -----
                                                                                        (Dollars in thousands)
Interest earning assets
     Interest-bearing deposits in other banks ..............      $     35       $      -       $      -      $      -      $     35
     Securities available-for-sale .........................           861            717          3,343        12,633        17,554
     Other investments .....................................           250              -              -             -           250
     Federal funds sold ....................................         2,440              -              -             -         2,440
     Loans (1) .............................................        13,512          1,081         13,201         1,725        29,519
                                                                  --------       --------       --------      --------      --------
            Total interest earning assets ..................        17,098          1,798       $ 16,544      $ 14,358      $ 49,798
                                                                  --------       --------       ========      ========      ========

Interest bearing liabilities
     Interest bearing deposits
        Interest bearing transaction accounts ..............      $ 12,889       $      -       $      -      $      -      $ 12,889
        Savings ............................................         2,360              -              -             -         2,360
        Time deposits $100M and over .......................           837          2,641            617             -         4,095
        Other time deposits ................................         7,271          9,523          1,636             -        18,430
     Long-term debt ........................................         4,000              -              -             -         4,000
                                                                  --------       --------       --------      --------      --------
            Total interest bearing liabilities .............        27,357         12,164       $  2,253      $      -      $ 41,774
                                                                  --------       --------       ========      ========      ========

Interest sensitivity gap ...................................      $(10,259)      $(10,366)
Cumulative interest sensitivity gap ........................      $(10,259)      $(20,625)
Gap ratio ..................................................          0.62           0.15
Cumulative gap ratio .......................................          0.62           0.48

(1)  Loans are net of net deferred loan fees of $15,000.

         During 2000, management plans to monitor the Company's liability sensitive position and take appropriate actions to promote a stable net interest spread and soften the negative effects of any increase in interest rates that might occur.

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. There were no provisions for loan losses in 1999 and 1998, compared with a provision of $5,000 for the year ended December 31, 1997. The lack of provisions in 1999 and 1998 is due mainly to reduced loan volumes, as compared with prior years, and low net loan charge-offs. Furthermore, the level of impaired or nonperforming loans decreased, and identified potential problem loans were immaterial. The allowance for loan losses as a percentage of total loans at year-end was .88% for 1999 compared with .91% at the end of 1998. Net loan charge-offs were $6,000 in 1999 compared with $7,000 and $3,000 for 1998 and 1997, respectively. See "Impaired Loans" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provision for loan losses.

Other Income

         Noninterest income for 1999 increased $65,000 or 15.8% compared with an increase of $70,000 or 20.5% for 1998. Service charges on deposit accounts increased $51,000 in 1999 and $55,000 in 1998. These increases were primarily due to increased chargeable account activity. Credit life insurance commission income increased $8,000 in 1999 because of increased marketing efforts and higher consumer loan demand, after decreasing $16,000 in 1998. There were no realized securities gains or losses in 1999, 1998 or 1997. Other noninterest income increased $6,000 in 1999 compared with the previous year. In 1998, other noninterest income included an increase of $25,000 in credit card merchant services income, a $5,000 increase in safe deposit box rental fees, and an $11,000 gain from the sale of a Company vehicle.

Other Expenses

         Noninterest expenses for 1999 increased $63,000 or 4.2%, compared with an increase of $133,000 or 9.7% for 1998. Salaries and employee benefits increased $67,000 or 8.5% in 1999, and $34,000 or 4.5% in 1998, primarily as the result of salary increases. Net occupancy and furniture and equipment expenses increased $10,000 or 3.7%, after a $23,000 or 9.2% increase for 1998. The 1999 increase was caused by a $24,000 increase in the amount of software amortization expense, which was offset partially by a $12,000 reduction in the amount of equipment service contracts. The increase in 1998 was caused primarily by higher amortization and maintenance expenses for the Company's computer equipment and related software. Other expenses decreased by $15,000 in 1999, primarily as a result of a $23,000 decline in the amount of professional services expenses in 1999. Other expenses increased a total of $77,000 or 20.8% in 1998 compared with 1997. Included in this net increase in expenses were a $12,000 increase for stationery, printing and postage, and nonrecurring professional services expenses in connection with the reorganization of Clover Community Bank into the present bank holding company structure totaling approximately $34,000.

         Noninterest overhead expenses for 2000 are expected to increase as compared with 1999, due in part to continued growth, investment in technology, operation of the bank holding company, as well as some general inflationary increases. Management believes that continued investment in technology is essential to allow for the expansion of products and services necessary to keep the Company competitive in its market. The Company's FDIC insurance rates are assessed based on the lowest rate available under regulations and are expected to continue at relatively low levels for the near future. Increases in noninterest expenses are closely monitored and cost control will continue to be emphasized by management where possible in order to achieve profitability objectives and attain the goals of growth and outstanding customer service in the Clover market area.

Income Taxes

         For 1999, federal and state income tax expenses increased to $493,000 from $459,000 in 1998 and $433,000 in 1997. The increases in income tax expense are due to higher earnings and taxable income. The effective income tax rate (income tax expense divided by income before income taxes) was 32.6% for 1999, compared with 33.0% and 32.4% for 1998 and 1997, respectively. The somewhat higher effective rate for 1998 was attributable to the nondeductibility of certain expenses incurred to form the bank holding company.

Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.

                                                                                                   December 31,
                                                                                                   ------------
                                                                                1999                  1998                   1997
                                                                                ----                  ----                   ----
                                                                              Available-            Available-           Available-
                                                                               for-Sale              for-Sale             for-Sale
                                                                               --------              --------             --------
                                                                                             (Dollars in thousands)
U. S. Treasury ................................................                $     -                $ 1,002                $   998
U. S. Government agencies .....................................                  6,803                  2,980                  2,978
State, county and municipal ...................................                  4,327                  5,198                  4,188
Mortgage-backed securities ....................................                  6,424                  7,120                  7,972
                                                                               -------                -------                -------
     Total ....................................................                $17,554                $16,300                $16,136
                                                                               =======                =======                =======

         On an ongoing basis, management assigns securities upon purchase into one of the categories designated by Statement of Financial Accounting Standards ("SFAS") No. 115 (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 1999, 1998, and 1997, there have been no transfers of available-for-sale or held-to-maturity securities to other categories.

         At December 31, 1999, the Company had concentrated an amortized cost of $885,000 into Town of Clover, South Carolina general obligation bonds (not rated) which were carried in the consolidated balance sheet at an estimated fair value of $885,000. Management is not aware of any special risks involving these investments.


         The following table presents maturities and weighted average yields of securities at December 31, 1999.

Securities Portfolio Maturities and Yields

                                                                        December 31, 1999
                                                                        -----------------
                                                           After               After
                                                         One Year            Five Years
                                           Within         Through             Through             After
                                          One Year       Five Years           Ten Years         Ten Years             Total
                                          --------       ----------           ---------         ---------             -----
                                      Amount  Yield    Amount     Yield    Amount   Yield    Amount    Yield     Amount    Yield
                                      ------  -----    ------     -----    ------   -----    ------    -----     ------    -----
                                                                      (Dollars in thousands)
Available-for-sale
U. S. Government agencies ........  $     -    0.00%   $ 1,914    5.54%   $ 4,157    6.49%   $   732    6.07%   $ 6,803      6.18%
State, county and municipal(1) ...      656    6.61%     1,429    6.75%     1,968    6.70%       274    7.20%     4,327      6.73%
Mortgage-backed securities(2) ....        -    0.00%         -    0.00%     1,071    6.68%     5,353    6.57%     6,424      6.59%
                                    -------            -------            -------            -------            -------
        Total ....................  $   656    6.61%   $ 3,343    6.06%   $ 7,196    6.58%   $ 6,359    6.54%   $17,554      6.47%
                                    =======            =======            =======            =======            =======

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

         The amounts of loans outstanding at December 31, 1999, 1998 and 1997 are shown in the following table according to type of loan, and the percentage of each category to total loans:

                           Loan Portfolio Composition

                                                                                      December 31,
                                                                                      ------------
                                                               1999                        1998                           1997
                                                               ----                        ----                           ----
                                                      Amount           %          Amount          %           Amount             %
                                                      ------           -          ------          -           ------             -
                                                                                (Dollars in thousands)

Commercial and industrial ...................        $ 5,822          19.7%      $ 4,540          15.6%      $ 5,611          17.6%
Real estate - construction ..................          4,993          16.9%        4,966          17.0%        6,447          20.2%
Real estate - mortgage
     Farmland ...............................            105            .4%          187            .6%          244            .7%
     1-4 family residential .................         10,558          35.7%       11,079          38.0%       11,359          35.6%
     Nonfarm, nonresidential ................          4,101          13.9%        5,243          18.0%        5,092          16.0%
Consumer installment ........................          3,954          13.4%        3,128          10.8%        3,163           9.9%
                                                     -------         -----       -------         -----       -------         -----

                     Total loans ............        $29,533         100.0%      $29,143         100.0%      $31,916         100.0%
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

         Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 1999, commercial and industrial loans increased $1,282,000 or 28.2%. This category accounted for a significant portion of the increase in total loans in 1999 as the Company responded to greater demand in the local market. Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) decreased by $1,142,000 or 21.8% during 1999, due to lower demand. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a commercial borrower's cash flows and other financial information is generally required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-cost ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds. In 1999, this category of loans increased $27,000 or .5%. The volume of real estate construction loans can vary significantly in any given period depending on building activity in the local market.

         Loans secured by real estate mortgages comprised approximately 50%, 57% and 52% of the Company's loan portfolio at the end of 1999, 1998 and 1997, respectively. Real estate mortgage loans of all types decreased by $1,745,000 during 1999 after declining by $186,000 and $490,000 in 1998 and 1997, respectively. These reductions are attributable primarily to the "buyer's market" in mortgage lending rates which existed throughout most of the past three years. The Company purposely has not originated fixed-rate long-term mortgage loans at the low rates then prevailing, opting instead to lend for these purposes using instruments with fixed-rate terms not exceeding five years. Recent events, however, have caused significant increases in market rates charged for long-term mortgage loans, and the Company will continually reevaluate its strategies with regard to mortgage-lending activities. Residential real estate loans consist mainly of first and second mortgages on single family homes. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 75%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Maturity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 1999, as well as the type of interest requirement on such loans.

                                                                                               December 31, 1999
                                                                                               -----------------
                                                                            One Year          One to       Five Years
                                                                            or Less         Five Years       or More          Total
                                                                          -----------     -------------     ---------         -----
                                                                                             (Dollars in thousands)

Commercial and industrial ..........................................         $ 2,319         $ 2,474         $ 1,029         $ 5,822
Real estate - construction .........................................           2,517           2,374             102           4,993
Real estate - mortgage .............................................           1,170           8,221           5,373          14,764
Consumer installment ...............................................           1,434           2,309             211           3,954
                                                                             -------         -------         -------         -------
              Total loans ..........................................         $ 7,440         $15,378         $ 6,715         $29,533
                                                                             =======         =======         =======         =======


Predetermined rate, maturity greater than one year .................                         $11,829         $ 3,099         $14,928
                                                                                             =======         =======         =======

Variable rate or maturity within one year ..........................         $ 7,440         $ 3,549         $ 3,616         $14,605
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

     Nonaccrual and Past Due Loans

                                                                                                       December 31,
                                                                                                       ------------
                                                                                       1999                1998                1997
                                                                                       ----                ----                ----
                                                                                                    (Dollars in thousands)

Nonaccrual loans .......................................................                $ 8                 $ -                 $70
Accruing loans 90 days or more past due ................................                  2                   1                   7
                                                                                        ---                 ---                 ---
              Total ....................................................                $10                 $ 1                 $77
                                                                                        ===                 ===                 ===

Percent of total loans .................................................                0.0%                0.0%                0.2%

         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The effects of interest income accrued and collected on impaired loans were immaterial to the consolidated financial statements for 1999, 1998 and 1997.

         As of December 31, 1999, there were no commitments to lend additional funds to debtors owing amounts on impaired loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans. These are loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 1999 determined by management to be potential problem loans was $44,000. This amount does not represent management's estimate of potential losses since a portion of such loans is secured by various types of collateral.

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

         In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by the Company, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of December 31, 1999.

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

      Summary of Loan Loss Experience

                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                       1999           1998          1997         1996        1995
                                                                       ----           ----          ----         ----      ----
                                                                                          (Dollars in thousands)

Total loans outstanding at end of period .....................       $29,519       $29,115       $31,886       $31,552       $28,220
Average amount of loans outstanding ..........................        29,159        30,499        31,033        29,206        27,307

Balance of allowance for loan losses - beginning .............       $   265       $   272       $   270       $   245       $   248
                                                                     -------       -------       -------       -------       -------
Loans charged off
     Commercial and industrial ...............................             -             -             4             -            40
     Consumer installment ....................................             9             9             6            10            10
                                                                     -------       -------       -------       -------       -------
           Total charge-offs .................................             9             9            10            10            50
                                                                     -------       -------       -------       -------       -------
Recoveries of loans previously charged off
     Commercial and industrial ...............................             -             -             4             -             -
     Consumer installment ....................................             3             2             3             3             2
                                                                     -------       -------       -------       -------       -------
           Total recoveries ..................................             3             2             7             3             2
                                                                     -------       -------       -------       -------       -------
Net charge-offs ..............................................             6             7             3             7            48
                                                                     -------       -------       -------       -------       -------
Additions to allowance charged to expense ....................             -             -             5            32            45
                                                                     -------       -------       -------       -------       -------
Balance of allowance for loan losses - ending ................       $   259       $   265       $   272       $   270       $   245
                                                                     =======       =======       =======       =======       =======

Ratios
     Net charge-offs to average loans ........................          0.02%        0.02%         0.01%         0.02%         0.18%
     Net charge-offs to loans at end of period ...............          0.02%        0.02%         0.01%         0.02%         0.17%
     Allowance for loan losses to average loans ..............          0.89%        0.87%         0.88%         0.92%         0.90%
     Allowance for loan losses to loans at end of period .....          0.88%        0.91%         0.85%         0.86%         0.87%
     Net charge-offs to allowance for loan losses ............          2.32%        2.64%         1.10%         2.59%        19.59%
     Net charge-offs to provision for loan losses ............            NA           NA         60.00%        21.88%       106.67%


         The following table presents the allocation of the allowance for loan losses at the end of each of the last three years, compared with the percent of loans in the applicable categories to total loans.

          Allocation of Allowance for Loan Losses

                                                                                         December 31,
                                                                                         ------------
                                                                  1999                       1998                      1997
                                                                  ----                       ----                      ----
                                                                        % of                        % of                     % of
                                                         Amount         Loans       Amount          Loans       Amount       Loans
                                                         ------         -----       ------          -----       ------       -----
                                                             (Dollars in thousands)

Commercial and industrial ......................         $ 58           19.7%       $ 48           15.6%       $ 57           17.6%
Real estate- construction ......................           37           16.9%         37           17.0%         48           20.2%
Real estate - mortgage .........................          111           50.0%        122           56.6%        125           52.3%
Consumer installment ...........................           47           13.4%         38           10.8%         42            9.9%
Unallocated ....................................            6            0.0%         21            0.0%          -            0.0%
                                                         ----          -----        ----          -----        ----          -----
          Total ................................         $259          100.0%       $265          100.0%       $272          100.0%
                                                         ====          =====        ====          =====        ====          =====

Deposits

         The average amounts and percentage composition of deposits held by the Company for each of the past three years are summarized below:

   Average Deposits

                                                                                     Years Ended December 31,
                                                                                     ------------------------
                                                                    1999                        1998                   1997
                                                                    ----                        ----                   ----
                                                           Amount           %          Amount         %       Amount           %
                                                           ------           -          ------         -       ------           -
                                                                                 (Dollars in thousands)

Noninterest bearing demand ........................       $ 4,209          9.3%     $ 4,104          9.4%     $ 3,362          8.0%
Interest bearing transaction accounts .............        14,658         32.5%      13,043         29.8%      11,824         28.2%
Savings ...........................................         2,682          5.9%       2,640          6.0%       2,624          6.3%
Time deposits $100M and over ......................         4,389          9.7%       4,453         10.2%       4,352         10.4%
Other time ........................................        19,213         42.6%      19,508         44.6%      19,784         47.1%
                                                          -------        -----      -------        -----      -------        -----
              Total deposits .......................      $45,151        100.0%     $43,748        100.0%     $41,946        100.0%
                                                          =======        =====      =======        =====      =======        =====

         As of December 31, 1999, there were $4,095,000 in time deposits of $100,000 or more with approximately $736,000 maturing within three months, $1,173,000 maturing over three through six months, $1,569,000 maturing over six through twelve months and $617,000 maturing after one year. Average time deposits $100,000 and over comprised approximately 10% of total average deposits during 1999, 1998 and 1997. The vast majority of time deposits $100,000 and over are acquired from customers within the Company's local market area. Such deposits generally are acquired in the normal course of business. The Company does not purchase brokered deposits. While most of the large time deposits are acquired from customers with standing banking relationships, it is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity.

         Total deposits as of December 31, 1999 were $4,749,000, or 10.4%, less than the level reported as of December 31, 1998. This decrease resulted primarily from the activities of two large customers. These customers had large construction projects underway as of the end of 1998. However, these projects had been completed by the end of 1999. Consequently, the majority of the funds for these projects were on hand as of the end of 1998, but had been expended prior to the end of 1999. Management was aware that the deposits would be short-term in nature and, accordingly, invested the majority of these in federal funds sold during 1999.

Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                                  Years Ended December 31,
                                                  ------------------------
                                              1999           1998           1997
                                              ----           ----           ----

Return on assets .................            1.80%         1.70%         1.72%
Return on equity .................           14.73%        14.12%        14.84%
Dividend payout ratio ............           60.00%        54.35%        56.18%
Equity to assets ratio ...........           12.25%        12.02%        11.59%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Company's market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 72.2% of average total assets during 1999 compared with 71.7% during 1998, and 71.6% during 1997.

         The banking subsidiary has available at the end of 1999 unused short-term lines of credit to purchase up to $2,750,000 of federal funds from unrelated correspondent institutions. In addition, the Bank has outstanding long-term debt of $4,000,000 from the Federal Home Loan Bank of Atlanta (the "FHLB") used to fund earning assets with longer maturities. In connection with this long-term debt, the Bank has a further undrawn long-term debt availability from the FHLB of approximately $2,054,000.

          Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available-for-sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity. Asset liquidity provided by federal funds sold decreased by $5,630,000 in 1999, primarily to provide funds for the reduction of deposit liabilities. Management influences the acquisition of deposits by varying the rates paid for such liabilities, and by its practices with regard to service charges and other associated fees.

         Clover Community Bankshares, Inc.'s ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. Any of the banking subsidiary's cash dividends in an amount exceeding current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 1999, the banking subsidiary's available undivided profits totaled $3,423,000. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted. During 1998, the parent company received a $500,000 cash dividend from its banking subsidiary.

         Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.

Capital Resources

         Shareholders' equity increased by $240,000 and $381,000 during 1999 and 1998, respectively. During 1999, net income increased shareholders' equity by $1,019,000, cash dividends and unrealized losses on available-for-sale securities decreased stockholders equity by $607,000 and $239,000, respectively, and net sales and repurchases of stock increased stockholders' equity by $67,000. The Company in 1999 established a dividend reinvestment program to provide shareholders with the opportunity to reinvest automatically all or a portion of their cash dividends into additional shares of the Company's common stock. Reinvestment of dividends in 1999, net of plan expenses, resulted in an increase of $118,000 in stockholders' equity. Also during 1999, the Company initiated a limited program to redeem shares of its stock held by charitable organizations which resulted in the repurchase and retirement of 1,702 shares of stock and a reduction of $51,000 in shareholders' equity.

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

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and Clover Community Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 1999 and 1998, that the Company and Clover Community Bank exceeded all capital adequacy minimum requirements to which they were subject.

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

                                                                                             Minimum for             Minimum to be
                                                                      Actual              Capital Adequacy          Well Capitalized
                                                                      ------              ----------------          ----------------
                                                              Amount        Ratio         Amount     Ratio          Amount     Ratio
                                                              ------        -----         ------     -----          ------     -----
December 31, 1999                                                                      (Dollars in thousands)
     The Company
        Total Capital to risk weighted assets ............    $7,421        22.6%          $2,627     8.0%          $3,284     10.0%
        Tier 1 Capital to risk weighted assets ...........    $7,162        21.8%          $1,314     4.0%          $1,970      6.0%
        Tier 1 Capital to average assets (leverage).......    $7,162        13.1%          $1,643     3.0%          $2,738      5.0%
     Clover Community Bank
        Total Capital to risk weighted assets ............    $6,900        21.2%          $2,610     8.0%          $3,262     10.0%
        Tier 1 Capital to risk weighted assets ...........    $6,641        20.4%          $1,305     4.0%          $1,957      6.0%
        Tier 1 Capital to average assets (leverage).......    $6,641        12.1%          $1,641     3.0%          $2,734      5.0%

December 31, 1998
     The Company
        Total Capital to risk weighted assets ............    $7,063        21.3%          $2,657     8.0%          $3,321     10.0%
        Tier 1 Capital to risk weighted assets ...........    $6,798        20.5%          $1,328     4.0%          $1,992      6.0%
        Tier 1 Capital to average assets (leverage).......    $6,798        11.9%          $1,717     3.0%          $2,862      5.0%
     Clover Community Bank
        Total Capital to risk weighted assets ............    $6,603        19.9%          $2,657     8.0%          $3,321     10.0%
        Tier 1 Capital to risk weighted assets ...........    $6,338        19.1%          $1,328     4.0%          $1,992      6.0%
        Tier 1 Capital to average assets (leverage).......    $6,338        11.1%          $1,717     3.0%          $2,862      5.0%


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

Independent Auditors' Report




The Shareholders and Board of Directors
    of Clover Community Bankshares, Inc.

         We have audited the accompanying consolidated balance sheet of Clover Community Bankshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clover Community Bankshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                            s/Donald G. Jones and Company, P.A.


Donald G. Jones and Company, P.A.
Certified Public Accountants
Columbia, South Carolina
January 14, 2000

Consolidated Balance Sheet
Clover Community Bankshares, Inc.

                                                                                                         December 31,
                                                                                                         ------------
                                                                                                   1999                     1998
                                                                                                   ----                     ----
Assets
     Cash and due from banks (Note C) ...........................................             $  1,197,482              $  1,727,391
     Interest-bearing deposits in other banks ...................................                   34,998                   320,267
     Federal funds sold .........................................................                2,440,000                 8,070,000
     Securities available-for-sale (Note D) .....................................               17,554,460                16,299,880
     Other investments (Note E) .................................................                  250,000                   377,400
     Loans-net (Note F) .........................................................               29,259,606                28,849,664
     Premises and equipment - net (Note G) ......................................                  874,379                   715,632
     Accrued interest receivable ................................................                  361,463                   316,239
     Other assets ...............................................................                  367,597                   244,804
                                                                                              ------------              ------------

            Total assets ........................................................             $ 52,339,985              $ 56,921,277
                                                                                              ============              ============

Liabilities
     Deposits (Note H)
         Noninterest bearing ....................................................             $  3,083,477              $  3,962,262
         Interest bearing .......................................................               37,774,047                41,644,373
                                                                                              ------------              ------------
            Total deposits ......................................................               40,857,524                45,606,635
     Long-term debt (Note I) ....................................................                4,000,000                 4,000,000
     Accrued interest payable ...................................................                  319,449                   392,644
     Other liabilities ..........................................................                      768                         -
                                                                                              ------------              ------------
            Total liabilities ...................................................               45,177,741                49,999,279
                                                                                              ------------              ------------

Commitments and contingent liabilities (Note N)

Shareholders' equity (Notes B and J)
     Common stock - par value $.01,  10,000,000 shares
         authorized;  issued and outstanding - 1,014,096
         shares for 1999 and 1,011,020 shares for 1998 ..........................                   10,141                    10,110
     Capital surplus ............................................................                3,390,436                 3,323,861
     Retained earnings ..........................................................                3,877,203                 3,464,499
     Accumulated other comprehensive income (loss) ..............................                 (115,536)                  123,528
                                                                                              ------------              ------------
            Total shareholders' equity ..........................................                7,162,244                 6,921,998
                                                                                              ------------              ------------

            Total liabilities and shareholders' equity ..........................             $ 52,339,985              $ 56,921,277
                                                                                              ============              ============









See accompanying notes to consolidated financial statements.

Consolidated Statement of Income
Clover Community Bankshares, Inc.

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                 1999                   1998                 1997
                                                                                 ----                   ----                 ----
Interest Income
     Loans, including fees .......................................            $2,849,542            $3,048,653            $3,112,053
     Interest-bearing deposits in other banks ....................                19,523                20,575                28,955
     Securities
         Taxable .................................................               796,151               756,518               765,822
         Tax-exempt ..............................................               178,334               190,766               179,662
     Federal funds sold ..........................................               356,433               258,544               109,441
     Other investments ...........................................                25,576                26,975                26,130
                                                                              ----------            ----------            ----------
            Total interest income ................................             4,225,559             4,302,031             4,222,063
                                                                              ----------            ----------            ----------

Interest expense
     Time deposits $100,000 and over .............................               201,113               208,304               207,534
     Other deposits ..............................................             1,204,309             1,375,007             1,405,942
     Federal funds purchased .....................................                   161                 3,012                 2,039
     Long-term debt ..............................................               213,458               228,377               231,674
                                                                              ----------            ----------            ----------
            Total interest expense ...............................             1,619,041             1,814,700             1,847,189
                                                                              ----------            ----------            ----------

Net interest income ..............................................             2,606,518             2,487,331             2,374,874
Provision for loan losses (Note F) ...............................                     -                     -                 5,000
                                                                              ----------            ----------            ----------
Net interest income after provision ..............................             2,606,518             2,487,331             2,369,874
                                                                              ----------            ----------            ----------

Other income
     Service charges on deposit accounts .........................               400,383               349,143               294,572
     Credit life insurance commissions ...........................                16,723                 9,059                25,474
     Other income ................................................                59,045                53,090                20,648
                                                                              ----------            ----------            ----------
            Total other income ...................................               476,151               411,292               340,694
                                                                              ----------            ----------            ----------

Other expenses (Notes K and M)
     Salaries and employee benefits ..............................               859,406               791,958               757,882
     Net occupancy expense .......................................                63,647                65,083                48,091
     Furniture and equipment expense .............................               217,801               206,186               200,247
     Other expense ...............................................               429,592               445,385               368,750
                                                                              ----------            ----------            ----------
            Total other expenses .................................             1,570,446             1,508,612             1,374,970
                                                                              ----------            ----------            ----------

Income before income taxes .......................................             1,512,223             1,390,011             1,335,598
Income tax expense (Note L) ......................................               492,907               458,660               432,382
                                                                              ----------            ----------            ----------
Net income .......................................................            $1,019,316            $  931,351            $  903,216
                                                                              ==========            ==========            ==========

Per share
     Average shares outstanding ..................................             1,014,655             1,011,020             1,011,020
     Net income ..................................................            $     1.00            $     0.92            $     0.89






See accompanying notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity
Clover Community Bankshares, Inc.


                                                   Common Stock
                                                   -------------                                           Accumulated
                                             Number of                       Capital      Retained    Other Comprehensive
                                               Shares         Amount         Surplus      Earnings      Income or (Loss)      Total
                                               -------        ------         -------      --------      ----------------      -----

Balance, January 1, 1997 .................     1,011,020    $ 1,263,775    $ 2,070,196    $ 2,640,951    $    62,560    $ 6,037,482

Comprehensive income:
     Net income ..........................             -              -              -        903,216              -        903,216
     Change in unrealized holding gains
       and losses on available-for-sale
       securities, net of income tax effects           -              -              -              -        105,379        105,379
                                                                                                                        -----------
          Total comprehensive income .....             -              -              -              -              -      1,008,595
                                                                                                                        -----------
Cash dividends declared - $.50 per share .             -              -              -       (505,509)             -       (505,509)
                                              ----------    -----------    -----------    -----------    -----------    -----------
Balance, December 31, 1997 ...............     1,011,020      1,263,775      2,070,196      3,038,658        167,939      6,540,568

Comprehensive income:
     Net income ..........................             -              -              -        931,351              -        931,351
     Change in unrealized holding gains
       and losses on available-for-sale
       securities, net of income tax effects           -              -              -              -        (44,411)       (44,411)
                                                                                                                        -----------
          Total comprehensive income .....             -              -              -              -              -        886,940
                                                                                                                        -----------
Cash dividends declared - $.50 per share .             -              -              -       (505,510)             -       (505,510)
Exchange of $.01 par value common stock
     of Clover Community Bankshares, Inc.
     for all of the outstanding shares
     of Clover Community Bank (Note B) ...             -     (1,253,665)     1,253,665              -              -              -
                                              ----------    -----------    -----------    -----------    -----------    -----------
Balance, December 31, 1998 ...............     1,011,020         10,110      3,323,861      3,464,499        123,528      6,921,998

Comprehensive income:
     Net income ..........................             -              -              -      1,019,316              -      1,019,316
     Change in unrealized holding gains
       and losses on available-for-sale
       securities, net of income tax effects           -              -              -              -       (239,064)      (239,064)
                                                                                                                        -----------
          Total comprehensive income .....             -              -              -              -              -        780,252
                                                                                                                        -----------
Cash dividends declared - $.60 per share .             -              -              -       (606,612)             -       (606,612)
Sales of common stock under dividend
     reinvestment plan, net of plan
     expenses of $13,580 (Note J) ........         4,778             48        118,043              -              -        118,091
Repurchase and retirement of common stock         (1,702)           (17)       (51,468)             -              -        (51,485)
                                              ----------    -----------    -----------    -----------    -----------    -----------
Balance, December 31, 1999 ...............     1,014,096    $    10,141    $ 3,390,436    $ 3,877,203    $  (115,536)   $ 7,162,244
                                              ==========    ===========    ===========    ===========    ===========    ===========












See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows
Clover Community Bankshares, Inc.

                                                                                                   Years Ended December 31,
                                                                                                   ------------------------
                                                                                        1999                 1998              1997
                                                                                        ----                 ----               ----
Operating Activities
     Net income ..............................................................      $ 1,019,316       $   931,351       $   903,216
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses ........................................                -                 -             5,000
            Depreciation .....................................................          121,198           119,406           114,672
            Deferred income taxes ............................................           77,119           (38,286)           32,804
            Securities accretion and premium amortization ....................          (28,426)           15,891            22,116
            Amortization of net loan fees and costs ..........................          (13,163)           (2,236)          (42,496)
            (Gain) loss on disposal of fixed assets ..........................                -           (10,890)              117
            (Increase) decrease in interest receivable .......................          (45,224)           28,351           (11,410)
            (Decrease) increase in interest payable ..........................          (73,195)           41,298             5,966
            (Increase) decrease in prepaid expenses
                and other assets .............................................          (55,435)           20,834           (51,404)
            Increase (decrease) in other liabilities
                and accrued expenses .........................................              768                 -            (8,249)
                                                                                    -----------       -----------       -----------
                Net cash provided by operating activities ....................        1,002,958         1,105,719           970,332
                                                                                    -----------       -----------       -----------

Investing activities
     Net decrease in interest-bearing deposits in other banks ................          294,000            98,000            98,000
     Purchases of available-for-sale securities ..............................       (7,508,873)       (1,803,179)       (1,120,031)
     Maturities of available-for-sale securities .............................        5,909,764         1,554,038         1,141,966
     Sales of other investments ..............................................          127,400                 -                 -
     Net (increase) decrease in loans made to customers ......................         (421,865)        2,766,591          (294,985)
     Purchases of premises and equipment .....................................         (279,945)          (78,415)          (32,441)
     Proceeds from sale of other assets ......................................           14,500                 -                 -
     Proceeds from sale of equipment .........................................                -            14,000                 -
                                                                                    -----------       -----------       -----------
                Net cash (used) provided by investing activities .............       (1,865,019)        2,551,035          (207,491)
                                                                                    -----------       -----------       -----------

Financing activities
     Net (decrease) increase in demand deposits, interest
         bearing transaction accounts and savings accounts ...................       (2,037,802)        1,745,816           736,734
     Net (decrease) increase in certificates of deposit and other
         time deposits .......................................................       (2,711,309)        1,892,447          (988,091)
     Proceeds from long-term debt ............................................                -                 -         4,000,000
     Repayment of long-term debt .............................................                -                 -        (4,000,000)
     Sales of common stock under dividend reinvestment plan,
         net of plan expenses ................................................          118,091                 -                 -
     Repurchase and retirement of common stock ...............................          (51,485)                -                 -
     Cash dividends paid .....................................................         (606,612)         (505,510)         (505,509)
                                                                                    -----------       -----------       -----------
                Net cash (used) provided by financing activities .............       (5,289,117)        3,132,753          (756,866)
                                                                                    -----------       -----------       -----------
(Decrease) increase in cash and cash equivalents .............................       (6,151,178)        6,789,507             5,975
Cash and cash equivalents, beginning .........................................        9,823,658         3,034,151         3,028,176
                                                                                    -----------       -----------       -----------
Cash and cash equivalents, ending ............................................      $ 3,672,480       $ 9,823,658       $ 3,034,151
                                                                                    ===========       ===========       ===========



See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Clover Community Bankshares, Inc.


NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization. Clover Community Bankshares, Inc. (the "Company"), a bank holding company, and its wholly-owned subsidiary, Clover Community Bank (the "Bank"), are engaged in providing domestic commercial banking services from their headquarters office in Clover, South Carolina. The Company is a South Carolina corporation and its banking subsidiary is a state chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). Therefore, the Company and its bank subsidiary operate under the supervision, rules and regulations of the Federal Reserve Board, FDIC and South Carolina State Board of Financial Institutions. The holding company was incorporated on March 4, 1998, pursuant to a plan of reorganization as described in Note B to the consolidated financial statements. Clover Community Bank was organized in 1986 and first commenced commercial operations on October 1, 1987.

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

Principles of Consolidation and Basis of Presentation. The consolidated financial statements include the accounts of the parent company and its banking subsidiary after elimination of all significant intercompany balances and transactions. The accounting and reporting policies of the Company and its subsidiary are in conformity with generally accepted accounting principles and general practices within the banking industry.

Securities. Equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories: held-to-maturity, trading or available-for-sale. Debt securities which the Company has the positive intent and ability to hold to ultimate maturity are classified as held-to-maturity and accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other income. However, the Company has never held any securities for trading purposes. Securities not classified as either held-to-maturity or trading are classified as available-for-sale and are accounted for at estimated fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and recorded as other comprehensive income, net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, is included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in other operating income, based on the amortized cost of the specific security on a trade date basis.

Other Investments. Other investments consist of restricted securities which are carried at cost. Management periodically evaluates these securities for impairment, with any appropriate downward valuation adjustments being made when necessary.

Loans and Interest. Income Loans are carried at principal amounts outstanding, increased or reduced by deferred net loan costs or fees. Interest income on loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are amortized over the contractual life of the related loans or commitments.

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

Allowance for Loan Losses. An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss is likely, the estimated amount of the loss is charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance. Determining the amount and adequacy of the allowance for loan losses involves estimating uncertain future events and their effects based on judgment applied to currently known facts and circumstances. Changes in the estimated allowance for loan losses necessitated as new events occur or more information is obtained are accounted for as changes in accounting estimates in the accounting period in which the change occurs.

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

Premises and Equipment. Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed predominantly using the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: building - 31.5 years; furniture and equipment - 5 to 7 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the consolidated income statement. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and improvements are capitalized.

Other Real Estate. Other real estate includes properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate is initially recorded at the lower of cost or the estimated fair market value, less estimated selling costs. Loan losses arising from the acquisition of such property are charged to the allowance for loan losses. An allowance for losses on other real estate is maintained for subsequent downward valuation adjustments. Gains or losses on other real estate sold, writedowns from subsequent reevaluation and other holding costs are charged to other operating expense as incurred.

Retirement Plan. The Company has a salary reduction profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note
M. The Company does not sponsor any postretirement or postemployment benefits.

Deferred Income Taxes. The Company uses an asset and liability approach for financial accounting and reporting of deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities as measured by the currently enacted tax rates which are assumed will be in effect when these differences reverse. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. Deferred income tax expense or credit is the result of changes in deferred tax assets and liabilities.

Earnings Per Share. Net income per share is calculated by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. The Company has no dilutive potential common shares, stock options or warrants outstanding.

Comprehensive Income. In June, 1997, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". As required, the Company adopted the provisions of this SFAS beginning January 1, 1998, with reclassifications included for any earlier comparative accounting periods presented. Comprehensive income consists of net income or loss for the current period and other comprehensive income, defined as income, expenses, gains and losses that bypass the consolidated statement of income and are reported directly in a separate component of shareholders' equity. SFAS No. 130 provides that the Company is to classify and report items of other comprehensive income by their nature, and report total comprehensive income in a financial statement and display the accumulated balance of other comprehensive income separately in the shareholders' equity section of the consolidated balance sheet. However, the adoption of SFAS No. 130 had no effect on the Company's net income or total shareholders' equity. See Note J.

The components of other comprehensive income or loss and related tax effects are as follows:

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                  1999                   1998                 1997
                                                                                  ----                   ----                 ----
Change in unrealized holding gains and
       losses on available-for-sale securities ....................            $(372,955)            $ (69,285)            $ 164,399
Income tax expense (benefit) on other
     comprehensive income (loss) ..................................             (133,891)              (24,874)               59,020
                                                                               ---------             ---------             ---------
         Net-of-tax amount ........................................            $(239,064)            $ (44,411)            $ 105,379
                                                                               =========             =========             =========


Consolidated Statement of Cash Flows. The consolidated statement of cash flows reports net cash provided or used by operating, investing and financing activities and the net effect of those flows on cash and cash equivalents. Cash equivalents include amounts due from banks, federal funds sold and securities purchased under agreements to resell.

During 1999, 1998 and 1997, interest paid on deposits and other borrowings amounted to $1,692,236, $1,773,402 and $1,841,223, respectively. Income tax payments of $422,800, $502,440 and $426,056 were made during 1999, 1998 and
1997, respectively. In 1999, a non-cash transfer of $25,086 was made from loans to other assets for the repossession of loan collateral. Effective June 5, 1998, Clover Community Bankshares, Inc. acquired all of the then outstanding shares of Clover Community Bank's $1.25 par value common stock in exchange for shares of Clover Community Bankshares, Inc.'s $.01 par value common stock. As a result, a noncash transfer of $1,253,665 was made from common stock to capital surplus. During 1999, 1998 and 1997, noncash valuation adjustments totaling $372,955, $69,285 and $164,399 were made which decreased, decreased and increased, respectively, the carrying amount of available-for-sale securities. In 1999, accumulated other comprehensive income decreased $239,064 and deferred tax assets increased $133,891; in 1998, accumulated other comprehensive income decreased $44,411 and deferred tax assets increased $24,874; and, in 1997, accumulated other comprehensive income increased $105,379 and deferred tax assets decreased $59,020.

Fair Value Estimates. Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active trading market exists for a significant portion of the Company's financial instruments, fair value estimates are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

The reorganization was accounted for as if it were a pooling-of-interests. As a result, the consolidated financial statements for the year ended December 31, 1998 are presented as if the reorganization had occurred on January 1, 1998. The consolidated financial statements for the year ended December 31, 1997 are unchanged from the amounts previously reported by Clover Community Bank. There were no changes in earnings per share computations.


NOTE C - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 1999 and 1998, were approximately $193,000 and $253,000, respectively.

NOTE D - SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                        December 31,
                                                                        ------------
                                                 1999                                                   1998
                                                 ----                                                   ----
                                         Gross          Gross                                     Gross       Gross
                                       Unrealized    Unrealized    Estimated                    Unrealized  Unrealized    Estimated
                         Amortized      Holding       Holding        Fair         Amortized      Holding      Holding        Fair
                           Cost          Gains         Losses        Value          Cost          Gains       Losses        Value
                           ----          -----         ------        -----          ----          -----       ------        -----
Available-for-sale
U.S. Treasury ......   $         -   $             $         -   $         -   $   999,576   $     2,299   $         -   $ 1,001,875
U.S. Government
    agencies .......     7,022,489         1,250       220,803     6,802,936     2,956,378        23,439           312     2,979,505
State, county and
    municipal ......     4,308,730        32,945        14,602     4,327,073     5,079,713       118,158             -     5,197,871
Mortgage-backed
    securities .....     6,403,484       170,945       149,978     6,424,451     7,071,501       197,835       148,707     7,120,629
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total ......   $17,734,703   $   205,140   $   385,383   $17,554,460   $16,107,168   $   341,731   $   149,019   $16,299,880
                       ===========   ===========   ===========   ===========   ===========   ===========   ===========   ===========


The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                           December 31,
                                                                                           ------------
                                                                            1999                                 1998
                                                                            ----                                 ----
                                                               Amortized          Estimated           Amortized          Estimated
                                                                 Cost             Fair Value            Cost            Fair Value
                                                                 ----             ----------            ----            ----------
Available-for-sale
     Due in one year or less .......................         $   655,000         $   656,351         $ 3,952,424         $ 3,958,478
     Due after one through five years ..............           3,410,510           3,342,513           1,589,098           1,625,561
     Due after five through ten years ..............           6,248,433           6,125,214           3,379,145           3,480,212
     Due after ten years ...........................           1,017,276           1,005,931             115,000             115,000
                                                             -----------         -----------         -----------         -----------
                                                              11,331,219          11,130,009           9,035,667           9,179,251
     Mortgage-backed securities ....................           6,403,484           6,424,451           7,071,501           7,120,629
                                                             -----------         -----------         -----------         -----------
          Total ....................................         $17,734,703         $17,554,460         $16,107,168         $16,299,880
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

There were no transfers to other categories of available-for-sale securities in 1999, 1998 and 1997.

At December 31, 1999 and 1998, securities with a carrying amount of $1,796,775 and $1,954,744, respectively, were pledged as collateral to secure public deposits.

As of December 31, 1999 and 1998, the Company had concentrated investments in state, county and municipal obligations secured by or payable from the same taxing authority or revenue source and that exceeded ten percent of shareholders' equity as follows:

                                                                                                  December 31,
                                                                                                  ------------
                                                                                        1999                            1998
                                                                                        ----                            ----
                                                                             Amortized      Estimated        Amortized     Estimated
                                                                                Cost        Fair Value          Cost      Fair Value
                                                                                ----        ----------          ----      ----------

Clover, S.C. School District (Moody's rating AA) .......................       $      -       $      -       $750,000       $752,000
Fairfield County, S.C. School District (Moody's rating AAA) ............              -              -        686,000        689,000
Town of Clover, S.C. (Not rated) .......................................        885,000        885,000        945,000        945,000



NOTE E - OTHER INVESTMENTS

Other investments consisted of:

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                     1999                    1998
                                                                                                     ----                    ----

Federal Home Loan Bank stock ...................................................                  $200,000                  $327,400
Community Financial Services, Inc. stock .......................................                    50,000                    50,000
                                                                                                  --------                  --------
              Total ............................................................                  $250,000                  $377,400
                                                                                                  ========                  ========


NOTE F - LOANS

Loans consisted of the following:

                                                                                            December 31,
                                                                                            ------------
                                                                          1999                                     1998
                                                                          ----                                     ----
                                                              Carrying          Estimated               Carrying          Estimated
                                                               Amount           Fair Value               Amount           Fair Value
                                                               ------           ----------               ------            ---------

Commercial and industrial ........................        $  5,822,313         $  5,756,295        $  4,540,039         $  4,499,442
Real estate- construction ........................           4,992,536            4,939,899           4,965,677            4,934,277
Real estate - mortgage ...........................          14,764,030           14,510,386          16,509,049           16,415,371
Consumer installment .............................           3,954,281            3,889,967           3,128,003            3,096,106
                                                          ------------         ------------        ------------         ------------
          Total ..................................          29,533,160           29,096,547          29,142,768           28,945,196
Less
      Allowance for loan losses ..................            (258,762)                   -            (265,149)                   -
      Deferred net loan fees .....................             (14,792)                   -             (27,955)                   -
                                                          ------------         ------------        ------------         ------------
          Loans - net ............................        $ 29,259,606         $ 29,096,547        $ 28,849,664         $ 28,945,196
                                                          ============         ============        ============         ============

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

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                        1999                   1998
                                                                                                        ----                   ----
Investment in impaired loans
      Nonaccrual .......................................................................               $ 8,476               $   118
      Accruing 90 days and over past due ...............................................                 1,798                 1,214
                                                                                                       -------               -------
          Total ........................................................................               $10,274               $ 1,332
                                                                                                       =======               =======

Average total investment in impaired loans during the year .............................               $ 3,500               $25,250
Allowance for loan losses on impaired loans ............................................                     -                     -

The average total investment in impaired loans during 1997 was $55,250. There were no outstanding commitments at December 31, 1999, to lend additional funds to debtors owing amounts on impaired loans.

As of December 31, 1999 and 1998, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its market area within York County, South Carolina. The economy of this area is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                           1999                      1998                   1997
                                                                           ----                      ----                   ----
Balance at January 1 ....................................               $ 265,149                $ 272,096                $ 270,393
Provision charged to expense ............................                       -                        -                    5,000
Recoveries ..............................................                   2,365                    2,650                    7,092
Charge-offs .............................................                  (8,752)                  (9,597)                 (10,389)
                                                                        ---------                ---------                ---------
Balance at December 31 ..................................               $ 258,762                $ 265,149                $ 272,096
                                                                        =========                =========                =========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $1,727,544 and $1,495,770 at December 31, 1999 and 1998, respectively. During 1999, $1,456,636 of new loans were made and repayments totaled $1,224,862.

NOTE G - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                                                                                             Net
                                                                                                Accumulated                  Book
                                                                             Cost               Depreciation                Value
                                                                             ----               ------------                -----
December 31, 1999
  Land .....................................................              $  309,050              $        -              $  309,050
  Buildings and land improvements ..........................                 566,959                 228,294                 338,665
  Furniture and equipment ..................................               1,051,959                 825,295                 226,664
                                                                          ----------              ----------              ----------
     Total .................................................              $1,927,968              $1,053,589              $  874,379
                                                                          ==========              ==========              ==========

December 31, 1998
  Land .....................................................              $   88,030              $        -              $   88,030
  Buildings and land improvements ..........................                 563,459                 208,226                 355,233
  Furniture and equipment ..................................                 996,533                 724,164                 272,369
                                                                          ----------              ----------              ----------
     Total .................................................              $1,648,022              $  932,390              $  715,632
                                                                          ==========              ==========              ==========

Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $121,198, $119,406, and $114,672, respectively.


NOTE H - DEPOSITS

A summary of deposits follows:

                                                                                               December 31,
                                                                                               ------------
                                                                               1999                                 1998
                                                                               ----                                 ----
                                                                  Carrying            Estimated          Carrying          Estimated
                                                                   Amount            Fair Value           Amount          Fair Value
                                                                   ------            ----------           ------          ----------

Noninterest bearing demand .............................        $ 3,083,477        $ 3,083,477        $ 3,962,262        $ 3,962,262
Interest bearing transaction accounts ..................         12,888,643         12,888,643         13,844,565         13,844,565
Savings ................................................          2,360,157          2,360,157          2,563,252          2,563,252
Time deposits $100,000 and over ........................          4,095,215          4,096,004          5,689,420          5,729,557
Other time deposits ....................................         18,430,032         18,426,405         19,547,136         19,583,041
                                                                -----------        -----------        -----------        -----------
      Total deposits ...................................        $40,857,524        $40,854,686        $45,606,635        $45,682,677
                                                                ===========        ===========        ===========        ===========


The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is equal to the amount payable on demand, or carrying amount, as of December 31, 1999 and 1998. The fair value of time deposits is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered as of December, 31, 1999 and 1998, for deposits of similar remaining maturities.

At December 31, 1999, the scheduled maturities of time deposits were as follows:

           Year                                          Amount
           ----                                          ------

            2000                                     $ 19,896,296
            2001                                        2,188,964
            2002                                          163,923
            2003                                          274,212
            2004 and thereafter                             1,852

NOTE I - LONG-TERM DEBT

Long-term debt at December 31, 1999 and 1998 consisted of a $4,000,000 note issued by the Bank to the Federal Home Loan Bank of Atlanta (the "FHLB"). The
note is due on November 28, 2000, and has a variable interest rate which was 6.55% at the end of 1999 and 5.69% at the end of 1998. The note is secured by a lien on all of the Bank's 1-4 family residential first lien mortgage loans which had a carrying value of approximately $7,805,000 as of December 31, 1999. The Bank has an additional long-term debt availability of approximately $2,054,000 from the FHLB that had not been drawn at December 31, 1999.

The fair value of the variable rate long-term debt is estimated at the carrying amount because the interest rate associated with such debt reprices immediately with changes in the lender's program rate, and management is not aware of any significant change in the credit risk associated with the debt.

NOTE J - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances. South Carolina regulations restrict the amount of dividends that banks can pay to shareholders. Any of the Bank's dividends to the parent company in an amount exceeding the amount of the current year's earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 1999, the Bank's undivided profits totaled $3,423,090. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

Accumulated Other Comprehensive Income. As of December 31, 1999 and 1998, accumulated other comprehensive income or loss included as an increase or decrease in shareholders' equity in the accompanying consolidated balance sheet consisted of the accumulated changes in the unrealized holding gains and losses on available-for-sale securities.

Dividend Reinvestment Plan. As of February 4, 1999, the Company registered 50,000 shares of its authorized but unissued common stock for sale through its Dividend Reinvestment Plan (the "Plan"). Under the Plan, which is open only to residents of South Carolina, shareholders may purchase additional shares by foregoing the payment in cash of cash dividends declared by the Company and instead accepting additional shares of common stock. Such shares of additional stock are issued at a price set arbitrarily by the Company at four times the per share book value of the common stock at the end of the month preceding the purchase. There are no provisions for other periodic stock purchases under the Plan. Shares issued under the Plan are newly issued shares.

Regulatory Capital. All bank holding companies and banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, bank holding companies and banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 1999 and 1998, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 1999, the most recent notification from the FDIC categorized Clover Community Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and its banking subsidiary must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Clover Community Bank's category. The Company's and Clover Community Bank's actual capital amounts and ratios are also presented in the table.

                                                                                               Minimum for          Minimum to be
                                                                           Actual           Capital Adequacy      Well Capitalized
                                                                           ------           ----------------      ----------------
                                                                       Amount    Ratio      Amount      Ratio      Amount      Ratio
                                                                       ------    -----      ------      -----      ------      -----
December 31, 1999                                                                        (Dollars in thousands)
      The Company
          Total Capital to risk weighted assets ................      $7,421     22.6%      $2,627      8.0%       $3,284      10.0%
          Tier 1 Capital to risk weighted assets ...............      $7,162     21.8%      $1,314      4.0%       $1,970       6.0%
          Tier 1 Capital to average assets (leverage) ..........      $7,162     13.1%      $1,643      3.0%       $2,738       5.0%
      Clover Community Bank
          Total Capital to risk weighted assets ................      $6,900     21.2%      $2,610      8.0%       $3,262      10.0%
          Tier 1 Capital to risk weighted assets ...............      $6,641     20.4%      $1,305      4.0%       $1,957       6.0%
          Tier 1 Capital to average assets (leverage) ..........      $6,641     12.1%      $1,641      3.0%       $2,734       5.0%

December 31, 1998
      The Company
          Total Capital to risk weighted assets ................      $7,063     21.3%      $2,657      8.0%       $3,321      10.0%
          Tier 1 Capital to risk weighted assets ...............      $6,798     20.5%      $1,328      4.0%       $1,992       6.0%
          Tier 1 Capital to average assets (leverage) ..........      $6,798     11.9%      $1,717      3.0%       $2,862       5.0%
      Clover Community Bank
          Total Capital to risk weighted assets ................      $6,603     19.9%      $2,657      8.0%       $3,321      10.0%
          Tier 1 Capital to risk weighted assets ...............      $6,338     19.1%      $1,328      4.0%       $1,992       6.0%
          Tier 1 Capital to average assets (leverage) ..........      $6,338     11.1%      $1,717      3.0%       $2,862       5.0%

NOTE K - OTHER EXPENSES

Other expenses are summarized below:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                 1999                  1998                   1997
                                                                                 ----                  ----                   ----

Salaries and employee benefits ...................................            $  859,406            $  791,958            $  757,882
Net occupancy expense ............................................                63,647                65,083                48,091
Furniture and equipment expense ..................................               217,801               206,186               200,247
Other expense
      Stationery, printing and postage ...........................               110,717                96,286                84,725
      Telephone ..................................................                16,662                15,707                11,735
      Advertising ................................................                 9,082                 8,613                 9,667
      Professional services ......................................                65,699                88,540                50,636
      Insurance ..................................................                10,840                11,266                11,858
      FDIC insurance assessment ..................................                 5,312                 3,824                 5,313
      Directors' fees ............................................                33,600                33,600                31,200
      Data processing expenses ...................................                58,104                46,295                42,985
      Other ......................................................               119,576               141,254               120,631
                                                                              ----------            ----------            ----------
          Total ..................................................            $1,570,446            $1,508,612            $1,374,970
                                                                              ==========            ==========            ==========

NOTE L - INCOME TAXES

Income tax expense consisted of:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                   1999                 1998                 1997
                                                                                   ----                 ----                 ----
Current
      Federal ......................................................            $ 375,584            $ 449,969             $ 361,308
      State ........................................................               40,204               46,977                38,270
                                                                                ---------            ---------             ---------
                 Total current .....................................              415,788              496,946               399,578
                                                                                ---------            ---------             ---------
Deferred
      Federal ......................................................               70,932              (35,215)               30,173
      State ........................................................                6,187               (3,071)                2,631
                                                                                ---------            ---------             ---------
                 Total deferred ....................................               77,119              (38,286)               32,804
                                                                                ---------            ---------             ---------
                 Total income tax expense ..........................            $ 492,907            $ 458,660             $ 432,382
                                                                                =========            =========             =========

Income before income taxes presented in the consolidated statement of income for the years ended December 31, 1999, 1998 and 1997 included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                               1999                   1998                   1997
                                                                               ----                   ----                   ----
Tax expense at statutory rate .................................             $ 514,156              $ 472,604              $ 454,103
State income tax, net of federal
      income tax benefit ......................................                30,618                 28,977                 26,995
Tax-exempt interest income ....................................               (60,542)               (64,778)               (61,020)
Non-deductible interest expense to
      carry tax-exempt instruments ............................                 8,111                  9,408                  9,762
Non-deductible corporate
      reorganization expenses .................................                     -                 11,513                      -
Other, net ....................................................                   564                    936                  2,542
                                                                            ---------              ---------              ---------
                 Total ........................................             $ 492,907              $ 458,660              $ 432,382
                                                                            =========              =========              =========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                     1999                   1998
                                                                                                     ----                   ----
Deferred tax assets
      Allowance for loan losses ..................................................                 $ 67,026                 $ 69,319
      Net deferred loan fees .....................................................                    5,310                   10,036
      Accrued interest payable ...................................................                  114,682                  140,959
      Unrealized holding gains and losses on
        available-for-sale securities ............................................                   64,707                        -
                                                                                                   --------                 --------
                 Gross deferred tax assets .......................................                  251,725                  220,314
      Valuation allowance ........................................................                        -                        -
                                                                                                   --------                 --------
                 Total ...........................................................                  251,725                  220,314
                                                                                                   --------                 --------

Deferred tax liabilities
      Accrued interest receivable ................................................                  110,278                   86,497
      Prepaid expenses ...........................................................                   56,416                   29,556
      Accelerated depreciation ...................................................                   12,140                   19,006
      Unrealized holding gains and losses on
        available-for-sale securities ............................................                        -                   69,183
      Other ......................................................................                    1,313                    1,265
                                                                                                   --------                 --------
                 Gross deferred tax liabilities ..................................                  180,147                  205,507
                                                                                                   --------                 --------
Net deferred income tax assets ...................................................                 $ 71,578                 $ 14,807
                                                                                                   ========                 ========

A portion of the change in net deferred tax assets or liabilities related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 1999, 1998 and 1997, $133,891 was credited, $24,874 was credited, and $59,020 was charged to other comprehensive income, respectively. In 1999, 1998 and 1997, $77,119 was charged, $38,286 was credited, and $32,804 was charged to income tax expense, respectively.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 1999 and 1998 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.


NOTE M - RETIREMENT PLAN

 In 1993, the Company established the Clover Community Bank Employees' Retirement Savings Plan (the "Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the Plan after attaining age 21 and completing twelve months of service, and are credited with at least 1000 hours of service during the eligibility computation period. Employees are allowed to defer their salary up to the maximum dollar amount determined by federal government laws and regulations each year. The Company matches $.50 for each dollar contributed by the employees up to 6% of their total pay. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after six years of service. The employer contributions to the plan for 1999, 1998 and 1997 totaled $16,475, $15,228 and $16,681, respectively.

NOTE N - COMMITMENTS AND CONTINGENCIES

Commitments to Extend Credit. In the normal course of business, the banking subsidiary is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit, and have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Generally, the same credit policies used for on-balance-sheet instruments, such as loans, are used in extending loan commitments and standby letters of credit.

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                           December 31,
                                                           ------------
                                                      1999                1998
                                                      ----                ----

Loan commitments .....................             $6,951,821         $5,471,229
Standby letters of credit ............                 42,075             62,075

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

The estimated fair values of off-balance-sheet financial instruments such as loan commitments and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of the banking subsidiary's loan commitments do not involve the charging of a fee, and fees associated with outstanding standby letters of credit are not material. Therefore, as of December 31, 1999 and 1998, the estimated fair values of these off-balance-sheet financial instruments is nominal. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Management is not aware of any significant change in the credit risk associated with these commitments.

Short-term Borrowing Commitments. At December 31, 1999, the banking subsidiary had unused short-term lines of credit to purchase up to $2,750,000 in federal funds from correspondent financial institutions One line for $2,000,000 expires October 1, 2000; however, all lenders reserve the right to withdraw the accommodations at any time.

Litigation. The Company and its subsidiary were not involved as defendants in any litigation at December 31, 1999. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

Accounting Estimates. In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management has identified specific loans as well as adopting a policy of providing amounts for loan valuation purposes which are not identified with any specific loans but are derived from actual loss experience ratios, loan types, loan volume, economic conditions and industry standards.

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

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

Following is summary information on the estimated fair value of financial instruments, cross referenced to the location in the consolidated financial statements and notes where more detailed information can be obtained:

                                                                                            December 31,
                                                                                            ------------
                                                                              1999                                1998
                                                                              ----                                ----
                                                                    Carrying           Estimated        Carrying          Estimated
                                                                    Amount           Fair Value         Amount          Fair Value
                                                                  of Assets           of Assets        of Assets         of Assets
                                                                (Liabilities)       (Liabilities)    (Liabilities)     (Liabilities)
                                                                -------------       -------------    -------------     -------------

Cash and due from banks (Note A) ...........................     $  1,197,482      $  1,197,482      $  1,727,391      $  1,727,391
Interest-bearing deposits in other banks (Note A) ..........           34,998            34,998           320,267           320,267
Federal funds sold (Note A) ................................        2,440,000         2,440,000         8,070,000         8,070,000
Securities (Note C) ........................................       17,554,460        17,554,460        16,299,880        16,299,880
Other investments (Notes A and E) ..........................          250,000           250,000           377,400           377,400
Loans (Note F) .............................................       29,259,606        29,096,547        28,849,664        28,945,196
Accrued interest receivable (Note A) .......................          361,463           361,463           316,239           316,239
Deposits (Note H) ..........................................      (40,857,524)      (40,854,686)      (45,606,635)      (45,682,677)
Long-term debt (Note I) ....................................       (4,000,000)       (4,000,000)       (4,000,000)       (4,000,000)
Accrued interest payable (Note A) ..........................         (319,449)         (319,449)         (392,644)         (392,644)
Loan commitments (Note N) ..................................                         (6,951,821)                         (5,471,229)
Standby letters of credit (Note N) .........................                            (42,075)                            (62,075)


NOTE P - CLOVER COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY)

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                    1999                       1998
                                                                                                    ----                        ----
Condensed Balance Sheet
Assets
    Cash .........................................................................               $  296,393               $  457,645
    Investment in banking subsidiary .............................................                6,641,524                6,461,466
    Land .........................................................................                  221,020                        -
    Other assets .................................................................                    3,306                    2,887
                                                                                                 ----------               ----------
        Total assets .............................................................               $7,162,243               $6,921,998
                                                                                                 ==========               ==========
Liabilities
    Other liabilities ............................................................               $        -               $        -
Shareholders' equity .............................................................                7,162,243                6,921,998
                                                                                                 ----------               ----------
        Total liabilities and shareholders' equity ...............................               $7,162,243               $6,921,998
                                                                                                 ==========               ==========

                                                                                                    Years Ended December 31,
                                                                                                    ------------------------
                                                                                                1999                        1998
                                                                                                ----                        ----
Condensed Statement of Income
  Income
      Dividends received from banking subsidiary ...............................              $   606,612               $ 1,005,510
      Interest income ..........................................................                   10,833                     2,319
                                                                                              -----------               -----------
          Total income .........................................................                  617,445                 1,007,829
                                                                                              -----------               -----------
  Expenses
      Other expenses ...........................................................                   20,558                    44,674
                                                                                              -----------               -----------
          Total expenses .......................................................                   20,558                    44,674
                                                                                              -----------               -----------
  Income before income taxes and equity in
      undistributed earnings of banking subsidiary .............................                  596,887                   963,155
  Income tax expense (credit) ..................................................                   (3,306)                   (2,887)
  Equity in undistributed earnings
      of banking subsidiary ....................................................                  419,123                   (34,691)
                                                                                              -----------               -----------
  Net income ...................................................................              $ 1,019,316               $   931,351
                                                                                              ===========               ===========

                                                                                                       Years Ended December 31,
                                                                                                       ------------------------
                                                                                                     1999                    1998
                                                                                                     ----                    ----
Condensed Statement of Cash Flows
  Operating activities
      Net income ...............................................................                $ 1,019,316            $   931,351
          Adjustments to reconcile net income to net
             cash provided by operating activities
                 Equity in undistributed earnings
                   of banking subsidiary .......................................                   (419,123)                34,691
                 Increase in other assets ......................................                       (419)                (2,887)
                                                                                                -----------            -----------
                      Net cash provided by operating activities ................                    599,774                963,155
                                                                                                -----------            -----------
  Investing activities
      Purchase of land .........................................................                   (221,020)                     -
                                                                                                -----------            -----------
                      Net cash used by investing activities ....................                   (221,020)                     -
                                                                                                -----------            -----------
  Financing activities
      Sales of common stock under dividend reinvestment plan, net ..............                    118,091                      -
      Repurchase and retirement of common stock ................................                    (51,485)                     -
      Cash dividends paid ......................................................                   (606,612)              (505,510)
                                                                                                -----------            -----------
                      Net cash used by financing activities ....................                   (540,006)              (505,510)
                                                                                                -----------            -----------
  (Decrease) increase in cash and cash equivalents .............................                   (161,252)               457,645
  Cash and cash equivalents, beginning .........................................                    457,645                      -
                                                                                                -----------            -----------
  Cash and cash equivalents, ending ............................................                $   296,393            $   457,645
                                                                                                ===========            ===========