Form 10KSB40, Exhibit 13
period 2000-12-31
CLOVER COMMUNITY BANKSHARES INC
filed 2001-03-14
CIK 1057017

PORTIONS OF THE ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 2000



Financial Summary*

                                                                                   Years Ended December 31,
                                                                                   ------------------------
                                                                    2000          1999           1998           1997           1996
                                                                    ----          ----           ----           ----           ----
                                                                           (Dollars in thousands, except per share data)
Financial Condition
     Securities .........................................        $17,893        $17,554        $16,300        $16,136        $16,016
     Allowance for loan losses ..........................            254            259            265            272            270
     Net loans ..........................................         30,514         29,260         28,850         31,614         31,282
     Premises and equipment - net .......................            811            874            716            760            842
     Total assets .......................................         51,928         52,340         56,921         52,909         52,611
     Noninterest bearing deposits .......................          3,126          3,084          3,962          3,890          3,341
     Interest bearing deposits ..........................         36,290         37,774         41,645         38,078         38,879
     Total deposits .....................................         39,416         40,858         45,607         41,968         42,220
     Long-term debt .....................................          4,000          4,000          4,000          4,000          4,000
     Total liabilities ..................................         44,265         45,178         49,999         46,368         46,574
     Total shareholders' equity .........................          7,663          7,162          6,922          6,541          6,037

Results of Operations
     Interest income ....................................        $ 4,282        $ 4,226        $ 4,302        $ 4,222        $ 3,986
     Interest expense ...................................          1,597          1,619          1,815          1,847          1,822
                                                                 -------        -------        -------        -------        -------
     Net interest income ................................          2,685          2,607          2,487          2,375          2,164
     Provision for loan losses ..........................             47              -              -              5             32
                                                                 -------        -------        -------        -------        -------
     Net interest income after provision ................          2,638          2,607          2,487          2,370          2,132
     Other income .......................................            493            476            411            341            297
     Other expenses .....................................          1,696          1,571          1,508          1,375          1,250
                                                                 -------        -------        -------        -------        -------
     Income before income taxes .........................          1,435          1,512          1,390          1,336          1,179
     Income tax expense .................................            457            493            459            433            375
                                                                 -------        -------        -------        -------        -------
     Net income .........................................        $   978        $ 1,019        $   931        $   903        $   804
                                                                 =======        =======        =======        =======        =======

Per Share Data
     Net income .........................................        $  0.96        $  1.00        $  0.92        $  0.89        $  0.80
     Cash dividends declared ............................           0.70           0.60           0.50           0.50           0.20
     Period end book value ..............................           7.53           7.06           6.85           6.47           5.97

* Clover Community Bankshares, Inc. became the bank holding company of Clover Community Bank effective June 5, 1998 as part of a corporate reorganization which was accounted for as if it were a pooling-of-interests. The consolidated financial statements and related information for the year ended December 31, 1998 are presented as if the reorganization had occurred on January 1, 1998. The financial statements and related information for the years ended December 31, 1997 and 1996 are the same as the amounts reported previously by Clover Community Bank.

Market for Common Stock and Dividends

         Although a limited number of shares of common stock of Clover Community Bankshares, Inc. (the "Company") are traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the near future. The common stock is not traded on the NASDAQ National Market System, nor are there any market makers known to management. During 2000, management was aware of a few transactions in which the Company's common stock traded in a price range from $25.00 to $35.00 per share. However, management has not ascertained that these transactions are the result of arm's length negotiations between the parties, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock. Shareholders may purchase additional common shares in the Company by reinvesting their cash dividends under the Company's dividend reinvestment plan that was placed in operation in 1999. Under the plan, 6,118 and 4,778 newly issued shares were purchased by shareholders in 2000 and 1999 at prices of $28.32 and $27.56, respectively, in accordance with the plan's pricing formula. In 2000 and 1999, 3,180 and 1,702 shares, respectively, of the Company's common stock were repurchased from eleemosynary organizations and retired. The average prices for such share repurchases and retirements in 2000 and 1999 were $27.09 and $30.25, respectively. These prices were set at the discretion of the Company's Board of Directors. Prices established for the issuance of shares under the dividend reinvestment plan and for repurchases may not be indicative of the market value of the common stock.

         As of February 28, 2001, there were approximately 678 holders of record of the Company's common stock, excluding individual participants in security position listings.

         The Company has paid an annual cash dividend since 1991. In 2000 and 1999, the Company declared and paid cash dividends to shareholders of $.70 and $.60 per share, respectively.

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

Earnings Performance

2000 Compared with 1999

         The Company recorded net income of $978,000 for the year ended December 31, 2000, a decrease of $41,000, or 4.0%, from net income of $1,019,000 for 1999. Net income per share for 2000 was $.96, compared with $1.00 for 1999. Return on average assets and return on average equity were 1.85% and 13.62%, respectively, for 2000, and 1.80% and 14.73%, respectively, for 1999.

         The decrease in net income for 2000 resulted from higher provisions for loan losses and other noninterest overhead expenses. During 2000, the Company charged to expense $47,000 to provide for loan losses. No provisions were made for loan losses in 1999. Non-interest expenses totaled $1,696,000 for 2000, an increase of $125,000, or 8.0% over the 1999 amount. Salaries and employee benefits expenses increased by $70,000 due to normal salary increases granted from time-to-time and increased costs of providing health insurance for employees. Occupancy and furniture and equipment expenses increased by $25,000 in 2000. Costs directly associated with the Company's Year 2000 Preparedness Program were insignificant in 2000 and 1999, and there have been no significant problems within the Company, nor among its suppliers or customers, caused by the date change to the year 2000.

         Comprehensive income for 2000, 1999 and 1998 was $1,123,000,  $780,000, and $887,000, respectively. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Comprehensive income for the Company is correlated directly to the effects that changing market rates of interest have on the fair values of the Company's holdings of available-for-sale securities. The resulting changes in unrealized holding gains and losses on such securities are reported as a separate component of shareholders' equity. Such items, along with net income, comprise comprehensive income.


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

         The primary factor causing the increase in 1999 earnings was an increase of $120,000 in net interest income, resulting principally from lower interest expenses. Interest expenses decreased primarily because of lower rates paid for interest bearing deposits and other funding sources. Noninterest income increased by $65,000 in 1999 over the 1998 amount. No provision for loan losses was necessary in 1999 or 1998 because of the excellent performance of the loan portfolio.

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

         FTE net interest income was $2,784,000,  $2,699,000, and $2,585,000 for
2000, 1999, and 1998, respectively. The $85,000 growth in FTE net interest income for 2000 was attributable primarily to higher rates earned on interest earning assets. The average rate earned on such assets during 2000 was 8.77%, an increase of 69 basis points over the 1999 average rate. Also affecting net interest income positively in 2000 was a $3,540,000 reduction in the average amount of interest bearing liabilities. The positive effects of these factors were offset partially by decreased amounts of average interest earning assets and somewhat higher rates paid for interest bearing liabilities.

         The table, "Average Balances, Yields and Rates", provides a detailed analysis of the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 2000, 1999 and 1998.

       Average Balances, Yields and Rates

                                                                             Years ended December 31,
                                                                             ------------------------
                                                        2000                             1999                         1998
                                                        ----                             ----                         ----
                                                    FTE Interest                    FTE Interest                  FTE Interest
                                           Average    Income/     Yields/    Average   Income/   Yields/   Average   Income/ Yields/
                                         Balances(1)  Expense     Rates    Balances(1) Expense   Rates    Balances(1) Expense  Rates
                                         -----------  -------     -----    ----------- -------   -----    ----------- -------  -----
                                                                              (Dollars in thousands)
Assets
Interest-bearing deposits
 in other banks ..........................  $     63   $     3    4.76%    $    268   $    20    7.46%    $    351   $   20    5.70%
Securities
Taxable ..................................    13,597       917    6.74%      12,537       796    6.35%      11,447      756    6.60%
Tax-exempt (2) ...........................     4,044       292    7.22%       3,884       270    6.95%       4,188      289    6.90%
                                            --------   -------             --------   -------             --------   ------
    Total securities .....................    17,641     1,209    6.85%      16,421     1,066    6.49%      15,635    1,045    6.68%
Other investments ........................       250        19    7.60%         295        26    8.81%         377       27    7.16%
Federal funds sold .......................     2,384       152    6.38%       7,323       356    4.86%       4,970      259    5.21%
Loans (3) ................................    29,590     2,998   10.13%      29,159     2,850    9.77%      30,499    3,049   10.00%
                                            --------   -------             --------   -------             --------   ------
    Total interest earning assets ........    49,928     4,381    8.77%      53,466     4,318    8.08%      51,832    4,400    8.49%
Cash and due from banks ..................     1,842                          1,967                          1,760
Allowance for loan losses ................      (253)                          (263)                          (269)
Premises and equipment ...................       856                            687                            750
Other assets .............................       430                            613                            756
                                            --------                       --------                       --------
    Total assets .........................  $ 52,803                       $ 56,470                       $ 54,829
                                            ========                       ========                       ========

Liabilities and shareholders' equity
Interest bearing deposits
  Interest bearing transaction accounts ..  $ 13,559   $   193    1.42%    $ 14,658   $   232    1.58%    $ 13,043   $  279    2.14%
  Savings ................................     2,561        44    1.72%       2,682        46    1.72%       2,640       58    2.20%
  Time deposits $100M and over ...........     4,102       192    4.68%       4,389       201    4.58%       4,453      208    4.67%
  Other time deposits ....................    17,161       904    5.27%      19,213       926    4.82%      19,508    1,039    5.33%
                                            --------   -------             --------   -------             --------   ------
    Total interest bearing
      deposits ...........................    37,383     1,333    3.57%      40,942     1,405    3.43%      39,644    1,584    4.00%
Federal funds purchased ..................        22         1    4.55%           3         -    0.00%          35        3    8.57%
Long-term debt ...........................     4,000       263    6.58%       4,000       214    5.35%       4,000      228    5.70%
                                            --------   -------             --------   -------             --------   ------
    Total interest bearing
      liabilities ........................    41,405     1,597    3.86%      44,945     1,619    3.60%      43,679    1,815    4.16%
Noninterest bearing demand deposits ......     3,875                          4,209                          4,104
Other liabilities ........................       345                            398                            453
Shareholders' equity .....................     7,178                          6,918                          6,593
                                            --------                       --------                       --------
    Total liabilities and shareholders'
     equity ..............................  $ 52,803                       $ 56,470                       $ 54,829
                                            ========                       ========                       ========
Interest rate spread(4) ..................                        4.91%                          4.48%                         4.33%
Net interest income and net yield
     on earning assets(5) ................             $ 2,784    5.58%               $ 2,699    5.05%               $2,585    4.99%
Interest free funds supporting earning
     assets(6) ...........................   $ 8,523                       $  8,521                       $  8,153

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

                        Volume and Rate Variance Analysis

                                                               2000 Compared with 1999                  1999 Compared with 1998
                                                               -----------------------                  -----------------------
                                                            Volume(1)     Rate(1)      Total      Volume(1)    Rate(1)       Total
                                                            ---------     -------      -----      ---------    -------       -----
                                                                                    (Dollars in thousands)

Interest-bearing deposits in other banks .............       $ (12)       $  (5)       $ (17)       $  (5)       $   5        $  -
Taxable securities ...................................          69           52          121           70          (30)          40
Tax-exempt securities (2) ............................          11           11           22          (21)           2          (19)
Other investments ....................................          (3)          (4)          (7)          (7)           6           (1)
Federal funds sold ...................................        (291)          87         (204)         115          (18)          97
Loans ................................................          43          105          148         (132)         (67)        (199)
                                                             -----        -----        -----        -----        -----        -----
            Total interest income ....................        (183)         246           63           20         (102)         (82)
                                                             -----        -----        -----        -----        -----        -----
Interest bearing deposits
     Interest bearing transaction accounts ...........         (17)         (22)         (39)          32          (79)         (47)
     Savings .........................................          (2)           -           (2)           1          (13)         (12)
     Time deposits $100M and over ....................         (13)           4           (9)          (3)          (4)          (7)
     Other time deposits .............................        (104)          82          (22)         (16)         (97)        (113)
Federal funds purchased ..............................           -            1            1           (1)          (2)          (3)
Long-term debt .......................................           -           49           49            -          (14)         (14)
                                                             -----        -----        -----        -----        -----        -----
            Total interest expense ...................        (136)         114          (22)          13         (209)        (196)
                                                             -----        -----        -----        -----        -----        -----
            Net interest income ......................       $ (47)       $ 132        $  85        $   7        $ 107        $ 114
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

         During 2001, management expects that interest rates will move within a narrow range, and management has not identified any factors that would cause interest rates to increase or decrease sharply in a short period of time.
However, to a large degree, changes in interest rates that affect the Company are not under its sole control. Any significant improvements in net interest income for 2001 are expected to be largely the result of changes in the volumes of interest earning assets and liabilities. Management expects to continue to use its marketing strategies to increase the Company's market share for both deposits and quality loans within its service area. These strategies involve offering attractive interest rates and continuing the Company's commitment to providing outstanding customer service.

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

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at the end of 2000 of $11,598,000, and a cumulative gap ratio of .67. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon", a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2000 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

         The table reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the loans' final maturity dates. Variable rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Interest bearing deposits in other banks and debt securities are reflected at the earlier of each instrument's ultimate maturity or contractual repricing date. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, the Company is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Variable rate time deposits, principally individual retirement accounts, are reflected at the earlier of their next repricing or maturity dates. Overnight federal funds purchased are reflected in the earliest repricing interval due to their short-term maturity.

       Interest Sensitivity Analysis

                                                                                        December 31, 2000
                                                                                        -----------------
                                                                   Within            4-12       Over 1-5       Over 5
                                                                  3 Months          Months        Years        Years          Total
                                                                  --------          ------        -----        -----          -----
                                                                                     (Dollars in thousands)
Interest earning assets
     Interest-bearing deposits in other banks ..............      $     40       $      -       $      -      $      -      $     40
     Securities available-for-sale .........................         7,623            361          3,517         6,392        17,893
     Other investments .....................................           250              -              -             -           250
     Loans (1) .............................................        13,519          1,561         11,738         3,950        30,768
                                                                  --------       --------       --------      --------      --------
            Total interest earning assets ..................        21,432          1,922       $ 15,255      $ 10,342      $ 48,951
                                                                  --------       --------       ========      ========      ========

Interest bearing liabilities
     Interest bearing deposits
        Interest bearing transaction accounts ..............      $ 12,600       $      -       $      -      $      -      $ 12,600
        Savings ............................................         2,760              -              -             -         2,760
        Time deposits $100M and over .......................           317          1,244          2,565             -         4,126
        Other time deposits ................................         5,304          8,257          3,239             4        16,804
     Federal funds purchased ...............................           470              -              -             -           470
     Long-term debt ........................................         4,000              -              -             -         4,000
                                                                  --------       --------       --------      --------      --------
            Total interest bearing liabilities .............        25,451          9,501       $  5,804      $      4      $ 40,760
                                                                  --------       --------       ========      ========      ========

Interest sensitivity gap ...................................      $ (4,019)      $ (7,579)
Cumulative interest sensitivity gap ........................      $ (4,019)      $(11,598)
Gap ratio ..................................................          0.84           0.20
Cumulative gap ratio .......................................          0.84           0.67

(1)  Loans are net of net deferred loan fees of $19,000.

         During 2001, management plans to monitor the Company's liability sensitive position and take appropriate actions to promote a stable net interest spread and soften the negative effects of any increase in interest rates that might occur.

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Management provided $47,000 for loan losses in 2000, primarily due to net charge-offs of $52,000 experienced during the year. No provisions for loan losses were made in 1999 and 1998, due mainly to reduced loan volume, low net loan charge-offs, and low levels of nonperforming and potential problem loans.

         The levels of impaired or nonperforming loans and identified potential problem loans as of December 31, 2000 are insignificant. The allowance for loan losses as a percentage of total loans at year-end was .83% for 2000 compared with .88% at the end of 1999. Net loan charge-offs were $6,000 in 1999 and $7,000 for 1998. See "Impaired Loans" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provision for loan losses.

Other Income

         Noninterest income for 2000 was $493,000, an increase of $17,000 or 3.6% over the 1999 amount of $476,000. The increase in 2000 was attributable to higher service charges on deposit accounts. Noninterest income for 1999 increased $65,000 or 15.8% over the amount for 1998. Service charges on deposit accounts increased $51,000 in 1999. These increases were primarily due to increased chargeable account activity. Credit life insurance commission income increased $8,000 in 1999 because of increased marketing efforts and higher consumer loan demand. There were no realized securities gains or losses in 2000, 1999 or 1998.


Other Expenses

         Noninterest expenses for 2000 totaled $1,696,000, an increase of $125,000 or 8.0% over the 1999 amount. Salaries and employee benefits increased by $70,000 or 8.1% due mainly to normal salary adjustments and higher costs of employee health insurance. Net occupancy and furniture and equipment expenses increased by $25,000 or 8.9% due to increased amounts of depreciation related to acquisition of data processing equipment required to enhance and maintain the Company's technological capabilities. Other expenses for 2000 increased by $31,000 or 7.2%. Expenses associated with the Bank's ATM/debit and credit cards increased by $15,000 and $4,000 in 2000 and 1999, respectively. During 2000, the Company incurred significant start-up expenses when it entered an agreement with a new card services provider. In addition, fees paid for professional services increased by $12,000 or 18.2% in 2000 due primarily to the Company's due diligence efforts related to a proposed acquisition of a non-banking financial services company. All negotiations between the parties ultimately ceased in 2000.

         Noninterest expenses for 1999 increased $63,000 or 4.2%. Salaries and employee benefits increased $67,000 or 8.5% in 1999, primarily as the result of salary increases. Net occupancy and furniture and equipment expenses increased $10,000 or 3.7%. The increase was caused by a $24,000 increase in software amortization expense, which was offset partially by a $12,000 reduction in the amount of equipment service contracts. Other expenses decreased by $15,000 in 1999, primarily because of a $23,000 decline in the amount of professional services expenses in 1999. Professional services expenses for 1998 included expenses incurred in connection with the reorganization of Clover Community Bank into the present holding company structure.

         Noninterest overhead expenses for 2001 are expected to increase as compared with 2000, due in part to growth, investment in technology, operation of the bank holding company, as well as some general inflationary increases. Management believes that continued investment in technology is essential to allow for the expansion of products and services necessary to keep the Company competitive in its market. Accordingly, the Company continually upgrades its hardware and software systems so that a high degree of operational efficiency can be maintained and personnel costs contained. The Company's FDIC insurance rates are assessed based on the lowest rate available under regulations and are expected to continue at relatively low levels for the near future. Increases in noninterest expenses are closely monitored and cost control will continue to be emphasized by management where possible in order to achieve profitability objectives and attain the goals of growth and outstanding customer service in the Clover market area.


Income Taxes

         For 2000, federal and state income tax expenses decreased to $457,000 from $493,000 in 1999 and $459,000 in 1998. The decreases in income tax expense for 2000 are due to lower taxable income. The effective income tax rate (income tax expense divided by income before income taxes) was 31.8% for 2000, compared with 32.6% and 33.0% for 1999 and 1998, respectively. The somewhat higher effective rates for 1999 and 1998 were attributable to lower amounts of tax-exempt interest income in 1999 and the nondeductibility of certain expenses incurred to form the bank holding company in 1998.

Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.

                        Securities Portfolio Composition

                                                                                                  December 31,
                                                                                                  ------------
                                                                               2000                   1999                   1998
                                                                               ----                   ----                   ----
                                                                            Available-             Available-             Available-
                                                                             for-Sale               for-Sale               for-Sale
                                                                             --------               --------               --------
                                                                                             (Dollars in thousands)

   U. S. Treasury .............................................                $     -                $     -                $ 1,002
   U. S. Government agencies ..................................                  7,282                  6,803                  2,980
   State, county and municipal ................................                  4,238                  4,327                  5,198
   Mortgage-backed securities .................................                  6,373                  6,424                  7,120
                                                                               -------                -------                -------
     Total ....................................................                $17,893                $17,554                $16,300
                                                                               =======                =======                =======

         On an ongoing basis, management assigns securities upon purchase into one of the categories designated by Statement of Financial Accounting Standards ("SFAS") No. 115 (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2000, 1999, and 1998, there have been no transfers of available-for-sale or held-to-maturity securities to other categories.

         At December 31, 2000, the Company had concentrated an amortized cost of $820,000 into Town of Clover, South Carolina general obligation bonds (not rated) which were carried in the consolidated balance sheet at an estimated fair value of $820,000. Management is not aware of any special risks involving these investments.


         The following table presents maturities and weighted average yields of securities at December 31, 2000.

Securities Portfolio Maturities and Yields

                                                                             December 31, 2000
                                                                             -----------------
                                                                   After           After
                                                                 One Year        Five Years
                                                Within            Through         Through              After
                                               One Year          Five Years       Ten Years           Ten Years          Total
                                               --------          ----------       ---------           ---------          -----
                                             Amount   Yield    Amount   Yield   Amount   Yield    Amount    Yield     Amount   Yield
                                             ------   -----    ------   -----   ------   -----    ------    -----     ------   -----
                                                                           (Dollars in thousands)
Available-for-sale
     U. S. Government agencies ...........  $     -    0.00%  $ 1,965    5.54%  $ 4,582    6.81%  $   735    6.57%  $ 7,282    6.44%
     State, county and municipal(1) ......      325    6.07%    1,552    6.70%    1,823    6.96%      538    8.47%    4,238    6.99%
     Mortgage-backed securities(2) .......        -    0.00%        -    0.00%    1,055    6.89%    5,318    6.64%    6,373    6.68%
                                            -------    ----   -------           -------           -------           -------
        Total ............................  $   325    6.07%  $ 3,517    6.05%  $ 7,460    6.86%  $ 6,591    6.78%  $17,893    6.66%
                                            =======    ====   =======           =======           =======           =======

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

         The amounts of loans outstanding at December 31, 2000, 1999 and 1998 are shown in the following table according to type of loan, and the percentage of each category to total loans:

                           Loan Portfolio Composition

                                                                                       December 31,
                                                                                       ------------
                                                                2000                         1999                        1998
                                                                ----                         ----                        ----
                                                      Amount            %          Amount          %             Amount          %
                                                      ------         ------        ------        ------          ------       ------
                                                                                  (Dollars in thousands)

Commercial and industrial ...................        $ 8,502          27.6%      $ 5,822          19.7%      $ 4,540           15.6%
Real estate - construction ..................          4,422          14.4%        4,993          16.9%        4,966           17.0%
Real estate - mortgage
     Farmland ...............................            108            .3%          105            .4%          187             .6%
     1-4 family residential .................          9,913          32.2%       10,558          35.7%       11,079           38.0%
     Nonfarm, nonresidential ................          3,111          10.1%        4,101          13.9%        5,243           18.0%
Consumer installment ........................          4,731          15.4%        3,954          13.4%        3,128           10.8%
                                                     -------         -----       -------         -----       -------          -----
                     Total loans ............        $30,787         100.0%      $29,533         100.0%      $29,143          100.0%
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

         Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 2000, commercial and industrial loans increased $2,680,000 or 46.0% after increasing $1,282,000 or 28.2% in 1999. This category accounted for the majority of the increase in total loans in 2000 and 1999 as the Company responded to greater demand in the local market. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. In 2000, $46,000 or 86.8% of loans charged off were commercial loans. To control risk, more in-depth initial and continuing financial analysis of a commercial borrower's cash flows and other financial information is generally required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-cost ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds. In 2000, this category of loans decreased $571,000 or 11.4%. The volume of real estate construction loans can vary significantly in any given period depending on building activity in the local market.

         Loans secured by real estate mortgages comprised approximately 43%, 50% and 57% of the Company's loan portfolio at the end of 2000, 1999, and 1998, respectively. Real estate mortgage loans of all types decreased by $1,632,000 during 2000 after declining by $1,745,000 and $186,000 in 1999 and 1998, respectively. These reductions are attributable primarily to the "buyer's market" in mortgage lending rates which has existed in recent years. The Company purposely has not originated long-term fixed-rate mortgage loans at the low rates then prevailing, opting instead to lend for these purposes using instruments with fixed-rate terms not exceeding five years. The Company continually reevaluates its strategies with regard to mortgage-lending activities. Residential real estate loans consist mainly of first and second mortgages on single family homes. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 75%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Maturity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2000, as well as the type of interest requirement on such loans.

                                                                                              December 31, 2000
                                                                                              -----------------
                                                                           One Year          One to         Five Years
                                                                           or Less         Five Years        or More           Total
                                                                           -------         ----------        -------           -----
                                                                                           (Dollars in thousands)

Commercial and industrial ..........................................         $ 4,009         $ 3,475         $ 1,018         $ 8,502
Real estate - construction .........................................           2,791           1,481             150           4,422
Real estate - mortgage .............................................             844           6,697           5,591          13,132
Consumer installment ...............................................           1,649           2,794             288           4,731
                                                                             -------         -------         -------         -------
              Total loans ..........................................         $ 9,293         $14,447         $ 7,047         $30,787
                                                                             =======         =======         =======         =======


Predetermined rate, maturity greater than one year .................                         $11,738         $ 3,950         $15,688
                                                                                             =======         =======         =======

Variable rate or maturity within one year ..........................         $ 9,293         $ 2,709         $ 3,097         $15,099
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

                          Nonaccrual and Past Due Loans

                                                             December 31,
                                                             ------------
                                                        2000     1999       1998
                                                        ----     ----       ----
                                                        (Dollars in thousands)

Nonaccrual loans .................................      $ -       $ 8       $ -
Accruing loans 90 days or more past due ..........        1         2         1
                                                        ---       ---       ---
              Total ..............................      $ 1       $10       $ 1
                                                        ===       ===       ===

Percent of total loans ...........................      0.0%      0.0%      0.0%


         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The effects of interest income accrued and collected on impaired loans were immaterial to the consolidated financial statements for 2000, 1999 and 1998.

         As of December 31, 2000, there were no commitments to lend additional funds to debtors owing amounts on impaired loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans. These are loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 2000 determined by management to be potential problem loans was $26,000. This amount does not represent management's estimate of potential losses since a portion of such loans is secured by various types of collateral.


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

         In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by the Company, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of December 31, 2000.

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

                         Summary of Loan Loss Experience

                                                                                           Years Ended December 31,
                                                                                           ------------------------
                                                                          2000         1999         1998         1997         1996
                                                                          ----         ----         ----         ----         ----
                                                                                           (Dollars in thousands)

Total loans outstanding at end of period ..........................     $30,768      $29,519      $29,115      $31,886      $31,552
Average amount of loans outstanding ...............................      29,590       29,159       30,499       31,033       29,206

Balance of allowance for loan losses - beginning ..................     $   259      $   265      $   272      $   270      $   245
                                                                        -------      -------      -------      -------      -------
Loans charged off
     Commercial and industrial ....................................          46            -            -            4            -
     Consumer installment .........................................           7            9            9            6           10
                                                                        -------      -------      -------      -------      -------
           Total charge-offs ......................................          53            9            9           10           10
                                                                        -------      -------      -------      -------      -------
Recoveries of loans previously charged off
     Commercial and industrial ....................................           -            -            -            4            -
     Consumer installment .........................................           1            3            2            3            3
                                                                        -------      -------      -------      -------      -------
           Total recoveries .......................................           1            3            2            7            3
                                                                        -------      -------      -------      -------      -------
Net charge-offs ...................................................          52            6            7            3            7
                                                                        -------      -------      -------      -------      -------
Additions to allowance charged to expense .........................          47            -            -            5           32
                                                                        -------      -------      -------      -------      -------
Balance of allowance for loan losses - ending .....................     $   254      $   259      $   265      $   272      $   270
                                                                        =======      =======      =======      =======      =======

Ratios
     Net charge-offs to average loans .............................        0.18%        0.02%        0.02%        0.01%        0.02%
     Net charge-offs to loans at end of period ....................        0.17%        0.02%        0.02%        0.01%        0.02%
     Allowance for loan losses to average loans ...................        0.86%        0.89%        0.87%        0.88%        0.92%
     Allowance for loan losses to loans at end of period ..........        0.83%        0.88%        0.91%        0.85%        0.86%
     Net charge-offs to allowance for loan losses .................       20.47%        2.32%        2.64%        1.10%        2.59%
     Net charge-offs to provision for loan losses .................      110.64%          NA           NA        60.00%       21.88%

         The following table presents the allocation of the allowance for loan losses at the end of each of the last three years, compared with the percent of loans in the applicable categories to total loans.

                     Allocation of Allowance for Loan Losses

                                                                                        December 31,
                                                                                        ------------
                                                                  2000                      1999                     1998
                                                                  ----                      ----                     ----
                                                                         % of                      % of                     % of
                                                        Amount          Loans      Amount          Loans      Amount        Loans
                                                        ------          -----      ------          -----      ------        -----
                                                                                    (Dollars in thousands)

Commercial and industrial ......................         $ 64           27.6%       $ 58           19.7%       $ 48           15.6%
Real estate - construction .....................           33           14.4%         37           16.9%         37           17.0%
Real estate - mortgage .........................           98           42.6%        111           50.0%        122           56.6%
Consumer installment ...........................           32           15.4%         47           13.4%         38           10.8%
Unallocated ....................................           27            0.0%          6            0.0%         20            0.0%
                                                         ----          -----        ----          -----        ----          -----
          Total ................................         $254          100.0%       $259          100.0%       $265          100.0%
                                                         ====          =====        ====          =====        ====          =====

Deposits

         The average amounts and percentage composition of deposits held by the Company for each of the past three years are summarized below:

                                Average Deposits

                                                                                Years Ended December 31,
                                                                                ------------------------
                                                                   2000                      1999                     1998
                                                                   ----                      ----                     ----
                                                           Amount          %        Amount           %         Amount           %
                                                           ------       ------      ------         ------      ------        ------
                                                                                  (Dollars in thousands)

Noninterest bearing demand ........................       $ 3,875          9.4%     $ 4,209          9.3%     $ 4,104          9.4%
Interest bearing transaction accounts .............        13,559         32.9%      14,658         32.5%      13,043         29.8%
Savings ...........................................         2,561          6.2%       2,682          5.9%       2,640          6.0%
Time deposits $100M and over ......................         4,102          9.9%       4,389          9.7%       4,453         10.2%
Other time ........................................        17,161         41.6%      19,213         42.6%      19,508         44.6%
                                                          -------        -----      -------        -----      -------        -----
             Total deposits .......................       $41,258        100.0%     $45,151        100.0%     $43,748        100.0%
                                                          =======        =====      =======        =====      =======        =====

         As of December 31, 2000, there were $4,126,000 in time deposits of $100,000 or more with approximately $317,000 maturing within three months, $331,000 maturing over three through six months, $913,000 maturing over six through twelve months and $2,565,000 maturing after one year. Average time deposits $100,000 and over comprised approximately 10% of total average deposits during 2000, 1999 and 1998. The vast majority of time deposits $100,000 and over are acquired from customers within the Company's local market area. Such deposits generally are acquired in the normal course of business. The Company does not purchase brokered deposits. While most of the large time deposits are acquired from customers with standing banking relationships, it is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity.

         Total deposits as of December 31, 2000 were $1,442,000, or 3.5%, less than the level reported as of December 31, 1999. Management believes that the majority of the decrease in deposits was attributable to competition from non-bank financial services companies.

Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                                   Years Ended December 31,
                                                   ------------------------
                                               2000          1999           1998
                                               ----          ----           ----

Return on assets .....................         1.85%         1.80%         1.70%
Return on equity .....................        13.62%        14.73%        14.12%
Dividend payout ratio ................        72.92%        60.00%        54.35%
Equity to assets ratio ...............        13.59%        12.25%        12.02%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Company's market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 70.4% of average total assets during 2000 compared with 72.2% during 1999, and 71.7% during 1998.

         The banking subsidiary had available at the end of 2000 unused short-term lines of credit to purchase up to $2,280,000 of federal funds from unrelated correspondent institutions. In addition, the Bank has outstanding long-term debt of $4,000,000 from the Federal Home Loan Bank of Atlanta (the "FHLB") used to fund earning assets with longer maturities. In connection with this long-term debt, the Bank has a further undrawn long-term debt availability from the FHLB of approximately $1,041,000.

          Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available-for-sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity. The availability of asset liquidity provided by federal funds sold decreased by $2,440,000 at the end of 2000. This was primarily because of the need to provide funds for the reduction of deposit liabilities. Management influences the acquisition of deposits by varying the rates paid for such liabilities, and by its practices with regard to service charges and other associated fees.

         Clover Community Bankshares, Inc.'s ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. Any of the banking subsidiary's cash dividends in an amount exceeding current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 2000, the banking subsidiary's available undivided profits totaled $3,701,000. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

         Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.

Capital Resources

         Shareholders' equity increased by $501,000 and $240,000 during 2000 and 1999, respectively. During 2000, net income increased shareholders' equity by $978,000, cash dividends decreased shareholders' equity by $709,000 and unrealized gains on available-for-sale securities increased stockholders equity by $145,000. Net sales and repurchases of stock increased stockholders' equity by $87,000. The Company in 1999 established a dividend reinvestment program to provide shareholders with the opportunity to reinvest automatically all or a portion of their cash dividends into additional shares of the Company's common stock. Reinvestment of dividends in 2000 resulted in an increase of $173,000 in shareholders' equity. Also during 1999, the Company initiated a limited program to redeem shares of its stock held by charitable organizations. During 2000, repurchases and retirements of stock reduced shareholders' equity by $86,000.

         During 1999, net income increased shareholders' equity $1,019,000, while cash dividends of $607,000 and the change in unrealized holding gains and losses on available-for-sale securities of $239,000, charged to accumulated other comprehensive income, decreased shareholders' equity. Reinvested dividends and repurchases and retirements of stock during 1999 totaled $118,000 and $51,000, respectively,

         The Company and its banking subsidiary are each subject to regulatory risk-based capital adequacy standards. Under these standards, bank holding companies and banks are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), federal bank regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank or bank holding company. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated. Unrealized holding gains and losses on available-for-sale securities are generally excluded for purposes of calculating regulatory capital ratios. However, the extent of any unrealized appreciation or depreciation on securities will continue to be a factor that regulatory examiners consider in their overall assessment of capital adequacy.

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and Clover Community Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2000 and 1999, that the Company and Clover Community Bank exceeded all capital adequacy minimum requirements to which they were subject.

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

                                                                                                Minimum for         Minimum to be
                                                                             Actual          Capital Adequacy     Well Capitalized
                                                                             ------          ----------------     ----------------
                                                                      Amount       Ratio     Amount      Ratio   Amount       Ratio
                                                                      ------       -----     ------      -----   ------       -----
December 31, 2000                                                                        (Dollars in thousands)
      The Company
           Total Capital to risk weighted assets ...............      $7,887       23.5%    $2,684       8.0%    $3,355       10.0%
           Tier 1 Capital to risk weighted assets ..............      $7,633       22.8%    $1,342       4.0%    $2,013        6.0%
           Tier 1 Capital to average assets (leverage) .........      $7,633       14.7%    $1,561       3.0%    $2,602        5.0%
      Clover Community Bank
           Total Capital to risk weighted assets ...............      $7,289       21.7%    $2,684       8.0%    $3,355       10.0%
           Tier 1 Capital to risk weighted assets ..............      $7,035       21.0%    $1,342       4.0%    $2,013        6.0%
           Tier 1 Capital to average assets (leverage) .........      $7,035       13.5%    $1,561       3.0%    $2,602        5.0%

December 31, 1999
      The Company
           Total Capital to risk weighted assets ...............      $7,421       22.6%    $2,627       8.0%    $3,284       10.0%
           Tier 1 Capital to risk weighted assets ..............      $7,162       21.8%    $1,314       4.0%    $1,970        6.0%
           Tier 1 Capital to average assets (leverage) .........      $7,162       13.1%    $1,643       3.0%    $2,738        5.0%
      Clover Community Bank
           Total Capital to risk weighted assets ...............      $6,900       21.2%    $2,610       8.0%    $3,262       10.0%
           Tier 1 Capital to risk weighted assets ..............      $6,641       20.4%    $1,305       4.0%    $1,957        6.0%
           Tier 1 Capital to average assets (leverage) .........      $6,641       12.1%    $1,641       3.0%    $2,734        5.0%

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

Independent Auditors' Report




The Shareholders and Board of Directors
    of Clover Community Bankshares, Inc.

         We have audited the accompanying consolidated balance sheet of Clover Community Bankshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clover Community Bankshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.


                                            s/Donald G. Jones and Company, P.A.


Donald G. Jones and Company, P.A.
Certified Public Accountants
Columbia, South Carolina
January 19, 2001

Consolidated Balance Sheet
Clover Community Bankshares, Inc.

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                   2000                     1999
                                                                                                   ----                     ----
Assets
     Cash and due from banks (Note C) ...........................................             $  1,668,386             $  1,197,482
     Interest-bearing deposits in other banks ...................................                   40,447                   34,998
     Federal funds sold .........................................................                        -                2,440,000
     Securities available-for-sale (Note D) .....................................               17,892,816               17,554,460
     Other investments (Note E) .................................................                  250,000                  250,000
     Loans-net (Note F) .........................................................               30,514,188               29,259,606
     Premises and equipment - net (Note G) ......................................                  811,492                  874,379
     Accrued interest receivable ................................................                  410,247                  361,463
     Other assets ...............................................................                  340,706                  367,597
                                                                                              ------------             ------------

            Total assets ........................................................             $ 51,928,282             $ 52,339,985
                                                                                              ============             ============

Liabilities
     Deposits (Note H)
         Noninterest bearing ....................................................             $  3,125,584             $  3,083,477
         Interest bearing .......................................................               36,290,416               37,774,047
                                                                                              ------------             ------------
            Total deposits ......................................................               39,416,000               40,857,524
     Federal funds purchased ....................................................                  470,000                        -
     Long-term debt (Note I) ....................................................                4,000,000                4,000,000
     Accrued interest payable ...................................................                  378,485                  319,449
     Other liabilities ..........................................................                      957                      768
                                                                                              ------------             ------------
            Total liabilities ...................................................               44,265,442               45,177,741
                                                                                              ------------             ------------

Commitments and contingent liabilities (Note N)

Shareholders' equity (Notes B and J)
     Common stock - par value $.01, 10,000,000 shares
         authorized; issued and outstanding - 1,017,034
         shares for 2000 and 1,014,096 shares for 1999 ..........................                   10,170                   10,141
     Capital surplus ............................................................                3,477,515                3,390,436
     Retained earnings ..........................................................                4,145,591                3,877,203
     Accumulated other comprehensive income (loss) ..............................                   29,564                 (115,536)
                                                                                              ------------             ------------
            Total shareholders' equity ..........................................                7,662,840                7,162,244
                                                                                              ------------             ------------

            Total liabilities and shareholders' equity ..........................             $ 51,928,282             $ 52,339,985
                                                                                              ============             ============













See accompanying notes to consolidated financial statements.

Consolidated Statement of Income
Clover Community Bankshares, Inc.

                                                                                           Years Ended December 31,
                                                                                           ------------------------
                                                                                 2000                  1999                   1998
                                                                                 ----                  ----                   ----
Interest income
     Loans, including fees .......................................            $2,998,296            $2,849,542            $3,048,653
     Interest-bearing deposits in other banks ....................                 3,477                19,523                20,575
     Securities
         Taxable .................................................               916,692               796,151               756,518
         Tax-exempt ..............................................               192,893               178,334               190,766
     Federal funds sold ..........................................               152,240               356,433               258,544
     Other investments ...........................................                18,518                25,576                26,975
                                                                              ----------            ----------            ----------
            Total interest income ................................             4,282,116             4,225,559             4,302,031
                                                                              ----------            ----------            ----------

Interest expense
     Time deposits $100,000 and over .............................               192,230               201,113               208,304
     Other deposits ..............................................             1,140,137             1,204,309             1,375,007
     Federal funds purchased .....................................                 1,156                   161                 3,012
     Long-term debt ..............................................               263,366               213,458               228,377
                                                                              ----------            ----------            ----------
            Total interest expense ...............................             1,596,889             1,619,041             1,814,700
                                                                              ----------            ----------            ----------

Net interest income ..............................................             2,685,227             2,606,518             2,487,331
Provision for loan losses (Note F) ...............................                46,700                     -                     -
                                                                              ----------            ----------            ----------
Net interest income after provision ..............................             2,638,527             2,606,518             2,487,331
                                                                              ----------            ----------            ----------

Other income
     Service charges on deposit accounts .........................               417,873               400,383               349,143
     Credit life insurance commissions ...........................                16,650                16,723                 9,059
     Other income ................................................                58,455                59,045                53,090
                                                                              ----------            ----------            ----------
            Total other income ...................................               492,978               476,151               411,292
                                                                              ----------            ----------            ----------

Other expenses (Notes K and M)
     Salaries and employee benefits ..............................               929,218               859,406               791,958
     Net occupancy expense .......................................                70,588                63,647                65,083
     Furniture and equipment expense .............................               235,450               217,801               206,186
     Other expense ...............................................               461,022               429,592               445,385
                                                                              ----------            ----------            ----------
            Total other expenses .................................             1,696,278             1,570,446             1,508,612
                                                                              ----------            ----------            ----------

Income before income taxes .......................................             1,435,227             1,512,223             1,390,011
Income tax expense (Note L) ......................................               456,972               492,907               458,660
                                                                              ----------            ----------            ----------
Net income .......................................................            $  978,255            $1,019,316            $  931,351
                                                                              ==========            ==========            ==========

Per share
     Average shares outstanding ..................................             1,017,645             1,014,655             1,011,020
     Net income ..................................................            $     0.96            $     1.00            $     0.92






See accompanying notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity
Clover Community Bankshares, Inc.

                                                      Common Stock
                                                ---------------------                                    Accumulated
                                                Number of                     Capital       Retained  Other Comprehensive
                                                Shares         Amount         Surplus       Earnings     Income (Loss)       Total
                                                ------         ------         -------       --------     -------------       -----

Balance, January 1, 1998 ..................    1,011,020    $ 1,263,775    $ 2,070,196    $ 3,038,658    $   167,939    $ 6,540,568

Comprehensive income:
      Net income ..........................            -              -              -        931,351              -        931,351
      Change in unrealized holding gains
        and losses on available-for-sale
        securities, net of income tax effects          -              -              -              -        (44,411)       (44,411)
                                                                                                                        -----------
           Total comprehensive income ......           -              -              -              -              -        886,940
                                                                                                                        -----------
Cash dividends declared - $.50 per share ..            -              -              -       (505,510)             -       (505,510)
Exchange of $.01 par value common stock
      of Clover Community Bankshares, Inc.
      for all of the outstanding shares
      of Clover Community Bank (Note B) ...            -     (1,253,665)     1,253,665              -              -              -
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance, December 31, 1998 ................    1,011,020         10,110      3,323,861      3,464,499        123,528      6,921,998

Comprehensive income:
      Net income ..........................            -              -              -      1,019,316              -      1,019,316
      Change in unrealized holding gains
        and losses on available-for-sale
        securities, net of income tax effects          -              -              -              -       (239,064)      (239,064)
                                                                                                                        -----------
          Total comprehensive income ......            -              -              -              -              -        780,252
                                                                                                                        -----------
Cash dividends declared - $.60 per share ..            -              -              -       (606,612)             -       (606,612)
Sales of common stock under dividend
      reinvestment plan, net of plan
      expenses of $13,580 (Note J) ........        4,778             48        118,043              -              -        118,091
Repurchase and retirement of common stock .       (1,702)           (17)       (51,468)             -              -        (51,485)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance, December 31, 1999 ................    1,014,096         10,141      3,390,436      3,877,203       (115,536)     7,162,244

Comprehensive income:
      Net income ..........................            -              -              -        978,255              -        978,255
      Change in unrealized holding gains
        and losses on available-for-sale
        securities, net of income tax effects          -              -              -              -        145,100        145,100
                                                                                                                        -----------
          Total comprehensive income ......            -              -              -              -              -      1,123,355
                                                                                                                        -----------
Cash dividends declared - $.70 per share ..            -              -              -       (709,867)             -       (709,867)
Sales of common stock under dividend
      reinvestment plan (Note J) ..........        6,118             61        173,181              -              -        173,242
Repurchase and retirement of common stock .       (3,180)           (32)       (86,102)             -              -        (86,134)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance, December 31, 2000 ................    1,017,034    $    10,170    $ 3,477,515    $ 4,145,591    $    29,564    $ 7,662,840
                                             ===========    ===========    ===========    ===========    ===========    ===========












See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows
Clover Community Bankshares, Inc.

                                                                                                 Years Ended December 31,
                                                                                                 ------------------------
                                                                                         2000              1999              1998
                                                                                         ----              ----              ----
Operating activities
     Net income ..............................................................      $   978,255       $ 1,019,316       $   931,351
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses ........................................           46,700                 -                 -
            Depreciation .....................................................          134,115           121,198           119,406
            Deferred income taxes ............................................          (22,719)           77,119           (38,286)
            Securities accretion and premium amortization ....................            3,094           (28,426)           15,891
            Amortization of net loan fees and costs ..........................          (23,680)          (13,163)           (2,236)
            Gain on disposal of fixed assets .................................                -                 -           (10,890)
            (Increase) decrease in interest receivable .......................          (48,784)          (45,224)           28,351
            Increase (decrease) in interest payable ..........................           59,036           (73,195)           41,298
            (Increase) decrease in prepaid expenses
                and other assets .............................................          (33,091)          (55,435)           20,834
            Increase in other liabilities and accrued expenses ...............              189               768                 -
                                                                                    -----------       -----------       -----------
                Net cash provided by operating activities ....................        1,093,115         1,002,958         1,105,719
                                                                                    -----------       -----------       -----------

Investing activities
     Net decrease in interest-bearing deposits in other banks ................                -           294,000            98,000
     Purchases of available-for-sale securities ..............................       (1,526,980)       (7,508,873)       (1,803,179)
     Maturities of available-for-sale securities .............................        1,411,894         5,909,764         1,554,038
     Proceeds of sales of other investments ..................................                -           127,400                 -
     Net (increase) decrease in loans made to customers ......................       (1,294,441)         (421,865)        2,766,591
     Purchases of premises and equipment .....................................          (71,228)         (279,945)          (78,415)
     Proceeds from sale of other assets ......................................           18,276            14,500                 -
     Proceeds from sale of equipment .........................................                -                 -            14,000
                                                                                    -----------       -----------       -----------
                Net cash (used) provided by investing activities .............       (1,462,479)       (1,865,019)        2,551,035
                                                                                    -----------       -----------       -----------

Financing activities
     Net increase (decrease) in demand deposits, interest
         bearing transaction accounts and savings accounts ...................          153,365        (2,037,802)        1,745,816
     Net (decrease) increase in certificates of deposit and other
         time deposits .......................................................       (1,594,889)       (2,711,309)        1,892,447
     Increase in federal funds purchased .....................................          470,000                 -                 -
     Proceeds from long-term debt ............................................        4,000,000                 -                 -
     Repayment of long-term debt .............................................       (4,000,000)                -                 -
     Sales of common stock under dividend reinvestment plan,
         net of plan expenses in 1999 (Note J) ...............................          173,242           118,091                 -
     Repurchase and retirement of common stock ...............................          (86,134)          (51,485)                -
     Cash dividends paid .....................................................         (709,867)         (606,612)         (505,510)
                                                                                    -----------       -----------       -----------
                Net cash (used) provided by financing activities .............       (1,594,283)       (5,289,117)        3,132,753
                                                                                    -----------       -----------       -----------
(Decrease) increase in cash and cash equivalents .............................       (1,963,647)       (6,151,178)        6,789,507
Cash and cash equivalents, beginning .........................................        3,672,480         9,823,658         3,034,151
                                                                                    -----------       -----------       -----------
Cash and cash equivalents, ending ............................................      $ 1,708,833       $ 3,672,480       $ 9,823,658
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

Loans and Interest Income. Loans are carried at principal amounts outstanding, increased or reduced by deferred net loan costs or fees. Interest income on loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are amortized over the contractual life of the related loans or commitments.

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

Advertising. The Company expenses advertising and promotion costs as they are incurred.

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

Comprehensive Income. Comprehensive income consists of net income or loss for the current period and other comprehensive income, defined as income, expenses, gains and losses that bypass the consolidated statement of income and are reported directly in a separate component of shareholders' equity. The Company classifies and reports items of other comprehensive income or loss by their nature, reports total comprehensive income or loss in the consolidated statement of changes in shareholders' equity, and displays the accumulated balance of other comprehensive income or loss separately in the shareholders' equity section of the consolidated balance sheet.

The components of other comprehensive income or loss and related tax effects are as follows:

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                 2000                  1999                 1998
                                                                                 ----                  ----                 ----
Change in unrealized holding gains and
       losses on available-for-sale securities ....................            $ 226,364            $(372,955)            $ (69,285)
Income tax expense (benefit) on other
     comprehensive income (loss) ..................................               81,264             (133,891)              (24,874)
                                                                               ---------            ---------             ---------
         Net-of-tax amount ........................................            $ 145,100            $(239,064)            $ (44,411)
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

During 2000, 1999 and 1998, interest paid on deposits and other borrowings amounted to $1,537,853, $1,692,236 and $1,773,402, respectively. Income tax payments of $568,500, $422,800 and $502,440 were made during 2000, 1999 and
1998, respectively. In 2000 and 1999, non-cash transfers of $9,149 and $25,086, respectively, were made from loans to other assets for the repossession of loan collateral. Effective June 5, 1998, Clover Community Bankshares, Inc. acquired all of the then outstanding shares of Clover Community Bank's $1.25 par value common stock in exchange for shares of Clover Community Bankshares, Inc.'s $.01 par value common stock. As a result, a noncash transfer of $1,253,665 was made from common stock to capital surplus. During 2000, 1999 and 1998, noncash valuation adjustments totaling $226,364, $372,955, and $69,285 were made which increased, decreased, and decreased, respectively, the carrying amount of available-for-sale securities. In 2000, accumulated other comprehensive income increased $145,100 and deferred tax assets decreased $81,264; in 1999, accumulated other comprehensive income decreased $239,064 and deferred tax assets increased $133,891; and, in 1998, accumulated other comprehensive income decreased $44,411 and deferred tax assets increased $24,874.

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

For cash and due from banks, interest-bearing deposits in other banks, federal funds sold, other investments, federal funds purchased, and accrued interest receivable and payable, the carrying amount approximates estimated fair value.

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


NOTE C - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2000 and 1999, were approximately $224,000 and $193,000, respectively.


NOTE D - SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                           December 31,
                                                                           ------------
                                                  2000                                                   1999
                                                  ----                                                   ----
                                          Gross        Gross                                      Gross        Gross
                                       Unrealized    Unrealized   Estimated                    Unrealized   Unrealized     Estimated
                         Amortized       Holding      Holding       Fair         Amortized       Holding      Holding        Fair
                           Cost           Gains        Losses       Value          Cost           Gains       Losses         Value
                           ----           -----        ------       -----          ----           -----       ------         -----
Available-for-sale
   U.S. Government
        agencies ...   $ 7,329,060   $    23,281   $    70,246   $ 7,282,095   $ 7,022,489   $     1,250   $   220,803   $ 6,802,936
   State, county and
        municipal ..     4,171,924        65,537             -     4,237,461     4,308,730        32,945        14,602     4,327,073
   Mortgage-backed
        securities .     6,345,713       155,676       128,129     6,373,260     6,403,484       170,945       149,978     6,424,451
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
              Total    $17,846,697   $   244,494   $   198,375   $17,892,816   $17,734,703   $   205,140   $   385,383   $17,554,460
                       ===========   ===========   ===========   ===========   ===========   ===========   ===========   ===========


The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                             December 31,
                                                                                             ------------
                                                                              2000                                 1999
                                                                              ----                                 ----
                                                                  Amortized         Estimated          Amortized         Estimated
                                                                     Cost           Fair Value           Cost            Fair Value
                                                                     ----           ----------           ----            ----------
Available-for-sale
      Due in one year or less ..........................        $   325,097        $   325,302        $   655,000        $   656,351
      Due after one through five years .................          3,529,226          3,516,642          3,410,510          3,342,513
      Due after five through ten years .................          6,375,412          6,404,975          6,248,433          6,125,214
      Due after ten years ..............................          1,271,249          1,272,637          1,017,276          1,005,931
                                                                -----------        -----------        -----------        -----------
                                                                 11,500,984         11,519,556         11,331,219         11,130,009
      Mortgage-backed securities .......................          6,345,713          6,373,260          6,403,484          6,424,451
                                                                -----------        -----------        -----------        -----------
           Total .......................................        $17,846,697        $17,892,816        $17,734,703        $17,554,460
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

There were no transfers to other categories of available-for-sale securities in 2000, 1999 and 1998.

At December 31, 2000 and 1999, securities with a carrying amount of $1,714,382 and $1,796,775, respectively, were pledged as collateral to secure public deposits.

As of December 31, 2000 and 1999, the Company had concentrated investments in state, county and municipal obligations secured by or payable from the same taxing authority or revenue source and that exceeded ten percent of shareholders' equity as follows:

                                                                                            December 31,
                                                                                            ------------
                                                                              2000                                 1999
                                                                              ----                                 ----
                                                                  Amortized         Estimated           Amortized          Estimated
                                                                     Cost           Fair Value             Cost           Fair Value
                                                                     ----           ----------             ----           ----------

Town of Clover, S.C. (Not rated) .......................           $820,000           $820,000           $885,000           $885,000


NOTE E - OTHER INVESTMENTS

Other investments consisted of:

                                                               December 31,
                                                               ------------
                                                            2000           1999
                                                            ----           ----

Federal Home Loan Bank stock .....................       $200,000       $200,000
Community Financial Services, Inc. stock .........         50,000         50,000
                                                         --------       --------
              Total ..............................       $250,000       $250,000
                                                         ========       ========


NOTE F - LOANS

Loans consisted of the following:

                                                                                          December 31,
                                                                                          ------------
                                                                         2000                                     1999
                                                                         ----                                     ----
                                                            Carrying            Estimated           Carrying             Estimated
                                                             Amount             Fair Value            Amount             Fair Value
                                                             ------             ----------            ------             ----------

Commercial and industrial ........................        $  8,502,147         $  8,353,209        $  5,822,313         $  5,756,295
Real estate- construction ........................           4,422,181            4,334,487           4,992,536            4,939,899
Real estate - mortgage ...........................          13,131,338           12,745,441          14,764,030           14,510,386
Consumer installment .............................           4,731,355            4,672,042           3,954,281            3,889,967
                                                          ------------         ------------        ------------         ------------
          Total ..................................          30,787,021           30,105,179          29,533,160           29,096,547
Less
      Allowance for loan losses ..................            (253,967)                   -            (258,762)                   -
      Deferred net loan fees .....................             (18,866)                   -             (14,792)                   -
                                                          ------------         ------------        ------------         ------------
          Loans - net ............................        $ 30,514,188         $ 30,105,179        $ 29,259,606         $ 29,096,547
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

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                         2000                 1999
                                                                                                         ----                 ----
Investment in impaired loans
     Nonaccrual ........................................................................               $    10               $ 8,476
     Accruing 90 days and over past due ................................................                   619                 1,798
                                                                                                       -------               -------
         Total .........................................................................               $   629               $10,274
                                                                                                       =======               =======

Average total investment in impaired loans during the year .............................               $14,157               $ 3,500
Allowance for loan losses on impaired loans ............................................                     -                     -

The average total investment in impaired loans during 1998 was $25,250. There were no outstanding commitments at December 31, 2000 to lend additional funds to debtors owing amounts on impaired loans.

As of December 31, 2000 and 1999, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its market area within York County, South Carolina. The economy of this area is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on certain borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                           2000                      1999                    1998
                                                                           ----                      ----                    ----

Balance at January 1 ....................................               $ 258,762                $ 265,149                $ 272,096
Provision charged to expense ............................                  46,700                        -                        -
Recoveries ..............................................                     872                    2,365                    2,650
Charge-offs .............................................                 (52,367)                  (8,752)                  (9,597)
                                                                        ---------                ---------                ---------
Balance at December 31 ..................................               $ 253,967                $ 258,762                $ 265,149
                                                                        =========                =========                =========


Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $1,822,988 and $1,727,544 at December 31, 2000 and 1999, respectively. During 2000, $1,513,494 of new loans were made and repayments totaled $1,418,050.

NOTE G - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                2000                         1999
                                                                                                ----                         ----

Land .....................................................................                   $  322,949                   $  309,050
Buildings and land improvements ..........................................                      600,041                      566,959
Furniture and equipment ..................................................                    1,076,206                    1,051,959
                                                                                             ----------                   ----------
     Total ...............................................................                    1,999,196                    1,927,968
Accumulated depreciation .................................................                    1,187,704                    1,053,589
                                                                                             ----------                   ----------
     Premises and equipment - net ........................................                   $  811,492                   $  874,379
                                                                                             ==========                   ==========


Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $134,115, $121,198, and $119,406, respectively.


NOTE H - DEPOSITS

A summary of deposits follows:

                                                                                             December 31,
                                                                                             ------------
                                                                               2000                                1999
                                                                               ----                                ----
                                                                  Carrying           Estimated          Carrying         Estimated
                                                                   Amount           Fair Value           Amount          Fair Value
                                                                   ------           ----------           ------          ----------

Noninterest bearing demand .............................        $ 3,125,584        $ 3,125,584        $ 3,083,477        $ 3,083,477
Interest bearing transaction accounts ..................         12,600,193         12,600,193         12,888,643         12,888,643
Savings ................................................          2,759,865          2,759,865          2,360,157          2,360,157
Time deposits $100,000 and over ........................          4,126,342          4,147,529          4,095,215          4,096,004
Other time deposits ....................................         16,804,016         16,829,363         18,430,032         18,426,405
                                                                -----------        -----------        -----------        -----------
     Total deposits ....................................        $39,416,000        $39,462,534        $40,857,524        $40,854,686
                                                                ===========        ===========        ===========        ===========


The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is equal to the amount payable on demand, or carrying amount, as of December 31, 2000 and 1999. The fair value of time deposits is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered as of December, 31, 2000 and 1999, for deposits of similar remaining maturities.

At December 31, 2000, the scheduled maturities of time deposits were as follows:

             Year                                            Amount
             ----                                            ------

             2001                                       $ 14,535,787
             2002                                          5,937,140
             2003                                            453,319
             2004                                                  -
             2005 and thereafter                               4,112


NOTE I - LONG-TERM DEBT

Long-term debt at December 31, 2000 and 1999 consisted of a $4,000,000 note issued by the Bank to the Federal Home Loan Bank of Atlanta (the "FHLB"). For 2000, the note is due on November 28, 2003 and has a variable interest rate of 6.71% as of December 31, 2000. For 1999, the note was due on November 28, 2000 and had a variable interest rate of 6.55% as of December 31, 1999. The note is secured by a lien on all of the Bank's 1-4 family residential first lien mortgage loans which had a carrying value of approximately $6,722,000 as of December 31, 2000. The Bank has an additional long-term debt availability of approximately $1,041,000 from the FHLB that had not been drawn at December 31, 2000.

The fair value of the variable rate long-term debt is estimated at the carrying amount because the interest rate associated with such debt reprices immediately with changes in the lender's program rate, and management is not aware of any significant change in the credit risk associated with the debt.


NOTE J - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances. South Carolina regulations restrict the amount of dividends that banks can pay to shareholders. Any of the Bank's dividends to the parent company in an amount exceeding the amount of the current year's earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 2000, the Bank's undivided profits totaled $3,700,765. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

Accumulated Other Comprehensive Income. As of December 31, 2000 and 1999, accumulated other comprehensive income or loss included as an increase or decrease in shareholders' equity in the accompanying consolidated balance sheet consisted of the accumulated changes in the unrealized holding gains and losses on available-for-sale securities, net of income tax effects.

Dividend Reinvestment Plan. As of February 4, 1999, the Company registered 50,000 shares of its authorized but unissued common stock for sale through its Dividend Reinvestment Plan (the "Plan"). Under the Plan, which is open only to residents of South Carolina, shareholders may purchase additional shares by foregoing the payment in cash of cash dividends declared by the Company and instead accepting additional shares of common stock. Such shares of additional stock are issued at a price determined in accordance with the plan's pricing formula. There are no provisions for other periodic stock purchases under the Plan. Shares issued under the Plan are newly issued shares.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2000 and 1999, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2000, the most recent notification from the FDIC categorized Clover Community Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and its banking subsidiary must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Clover Community Bank's category. The Company's and Clover Community Bank's actual capital amounts and ratios are also presented in the table.

                                                                                              Minimum for            Minimum to be
                                                                           Actual            Capital Adequacy      Well Capitalized
                                                                           ------            ----------------      ----------------
                                                                      Amount     Ratio       Amount     Ratio      Amount      Ratio
                                                                      ------     -----       ------     -----      ------      -----
December 31, 2000                                                                        (Dollars in thousands)
      The Company
          Total Capital to risk weighted assets ................      $7,887     23.5%       $2,684      8.0%       $3,355     10.0%
          Tier 1 Capital to risk weighted assets ...............      $7,633     22.8%       $1,342      4.0%       $2,013      6.0%
          Tier 1 Capital to average assets (leverage) ..........      $7,633     14.7%       $1,561      3.0%       $2,602      5.0%
      Clover Community Bank
          Total Capital to risk weighted assets ................      $7,289     21.7%       $2,684      8.0%       $3,355     10.0%
          Tier 1 Capital to risk weighted assets ...............      $7,035     21.0%       $1,342      4.0%       $2,013      6.0%
          Tier 1 Capital to average assets (leverage) ..........      $7,035     13.5%       $1,561      3.0%       $2,602      5.0%

December 31, 1999
      The Company
          Total Capital to risk weighted assets ................      $7,421     22.6%       $2,627      8.0%       $3,284     10.0%
          Tier 1 Capital to risk weighted assets ...............      $7,162     21.8%       $1,314      4.0%       $1,970      6.0%
          Tier 1 Capital to average assets (leverage) ..........      $7,162     13.1%       $1,643      3.0%       $2,738      5.0%
      Clover Community Bank
          Total Capital to risk weighted assets ................      $6,900     21.2%       $2,610      8.0%       $3,262     10.0%
          Tier 1 Capital to risk weighted assets ...............      $6,641     20.4%       $1,305      4.0%       $1,957      6.0%
          Tier 1 Capital to average assets (leverage) ..........      $6,641     12.1%       $1,641      3.0%       $2,734      5.0%


NOTE K - OTHER EXPENSES

Other expenses are summarized below:

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                 2000                   1999                  1998
                                                                                 ----                   ----                  ----

Salaries and employee benefits ...................................            $  929,218            $  859,406            $  791,958
Net occupancy expense ............................................                70,588                63,647                65,083
Furniture and equipment expense ..................................               235,450               217,801               206,186
Other expense
      Stationery, printing and postage ...........................               106,267               110,717                96,286
      Telephone ..................................................                17,311                16,662                15,707
      Advertising ................................................                 7,208                 9,082                 8,613
      Professional services ......................................                78,248                65,699                88,540
      Insurance ..................................................                10,841                10,840                11,266
      FDIC insurance assessment ..................................                 8,826                 5,312                 3,824
      Directors' fees ............................................                38,800                33,600                33,600
      Data processing expenses ...................................                50,427                58,104                46,295
      Other ......................................................               143,094               119,576               141,254
                                                                              ----------            ----------            ----------
          Total ..................................................            $1,696,278            $1,570,446            $1,508,612
                                                                              ==========            ==========            ==========

NOTE L - INCOME TAXES

Income tax expense consisted of:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                  2000                   1999                   1998
                                                                                  ----                   ----                   ----
Current
      Federal .....................................................            $ 433,802             $ 375,584            $ 449,969
      State .......................................................               45,889                40,204               46,977
                                                                               ---------             ---------            ---------
                 Total current ....................................              479,691               415,788              496,946
                                                                               ---------             ---------            ---------
Deferred
      Federal .....................................................              (20,896)               70,932              (35,215)
      State .......................................................               (1,823)                6,187               (3,071)
                                                                               ---------             ---------            ---------
                 Total deferred ...................................              (22,719)               77,119              (38,286)
                                                                               ---------             ---------            ---------
                 Total income tax expense .........................            $ 456,972             $ 492,907            $ 458,660
                                                                               =========             =========            =========


Income before income taxes presented in the consolidated statement of income for the years ended December 31, 2000, 1999 and 1998 included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:


                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                                2000                  1999                   1998
                                                                                ----                  ----                   ----

Tax expense at statutory rate .................................             $ 487,977              $ 514,156              $ 472,604
State income tax, net of federal
      income tax benefit ......................................                29,084                 30,618                 28,977
Tax-exempt interest income ....................................               (65,002)               (60,542)               (64,778)
Non-deductible interest expense to
      carry tax-exempt instruments ............................                 8,470                  8,111                  9,408
Non-deductible corporate
      reorganization expenses .................................                     -                      -                 11,513
Other, net ....................................................                (3,557)                   564                    936
                                                                            ---------              ---------              ---------
                 Total ........................................             $ 456,972              $ 492,907              $ 458,660
                                                                            =========              =========              =========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                      2000                   1999
                                                                                                      ----                   ----
Deferred tax assets
      Allowance for loan losses ..................................................                 $ 65,304                 $ 67,026
      Net deferred loan fees .....................................................                    6,773                    5,310
      Accrued interest payable ...................................................                  135,876                  114,682
      Unrealized holding gains and losses on
        available-for-sale securities ............................................                        -                   64,707
                                                                                                   --------                 --------
                 Gross deferred tax assets .......................................                  207,953                  251,725
      Valuation allowance ........................................................                        -                        -
                                                                                                   --------                 --------
                 Total ...........................................................                  207,953                  251,725
                                                                                                   --------                 --------

Deferred tax liabilities
      Accrued interest receivable ................................................                  126,836                  110,278
      Prepaid expenses ...........................................................                   43,397                   56,416
      Accelerated depreciation ...................................................                    4,518                   12,140
      Unrealized holding gains and losses on
        available-for-sale securities ............................................                   16,557                        -
      Other ......................................................................                    3,612                    1,313
                                                                                                   --------                 --------
                 Gross deferred tax liabilities ..................................                  194,920                  180,147
                                                                                                   --------                 --------
Net deferred income tax assets ...................................................                 $ 13,033                 $ 71,578
                                                                                                   ========                 ========

A portion of the change in net deferred tax assets or liabilities related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2000, 1999 and 1998, $81,264 was charged, $133,891 was credited, and $24,874 was credited to other comprehensive income, respectively. In 2000, 1999 and 1998, $22,719 was credited, $77,119 was charged, and $38,286 was credited to income tax expense, respectively.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 2000 and 1999 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.


NOTE M - RETIREMENT PLAN

 In 1993, the Company established the Clover Community Bank Employees' Retirement Savings Plan (the "Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the Plan after attaining age 21 and completing twelve months of service, and are credited with at least 1000 hours of service during the eligibility computation period. Employees are allowed to defer their salary up to the maximum dollar amount determined by federal government laws and regulations each year. The Company matches $.50 for each dollar contributed by the employees up to 6% of their total pay. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after six years of service. The employer contributions to the plan for 2000, 1999 and 1998 totaled $18,552, $16,475, and $15,228, respectively.


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

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                             December 31,
                                                            ------------
                                                       2000               1999
                                                       ----               ----

Loan commitments .........................         $6,216,642         $6,951,821
Standby letters of credit ................             31,575             42,075


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

The estimated fair values of off-balance-sheet financial instruments such as loan commitments and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of the banking subsidiary's loan commitments do not involve the charging of a fee, and fees associated with outstanding standby letters of credit are not material. Therefore, as of December 31, 2000 and 1999, the estimated fair values of these off-balance-sheet financial instruments is nominal. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Management is not aware of any significant change in the credit risk associated with these commitments.

Short-term Borrowing Commitments. At December 31, 2000, the banking subsidiary had unused short-term lines of credit to purchase up to $2,280,000 in federal funds from correspondent financial institutions. One line for $2,000,000 expires October 1, 2001; however, all lenders reserve the right to withdraw the accommodations at any time.

Litigation. The Company and its subsidiary were not involved as defendants in any litigation at December 31, 2000. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

Following is summary information on the estimated fair value of financial instruments, cross referenced to the location in the consolidated financial statements and notes where more detailed information can be obtained:

                                                                                            December 31,
                                                                                            ------------
                                                                              2000                                  1999
                                                                              ----                                  ----
                                                                     Carrying         Estimated         Carrying         Estimated
                                                                      Amount          Fair Value         Amount         Fair Value
                                                                     of Assets        of Assets         of Assets        of Assets
                                                                   (Liabilities)    (Liabilities)     (Liabilities)    (Liabilities)
                                                                   -------------    -------------     -------------    -------------

Cash and due from banks (Note A) ...........................     $  1,668,386      $  1,668,386      $  1,197,482      $  1,197,482
Interest-bearing deposits in other banks (Note A) ..........           40,447            40,447            34,998            34,998
Federal funds sold (Note A) ................................                -                 -         2,440,000         2,440,000
Securities (Note C) ........................................       17,892,816        17,892,816        17,554,460        17,554,460
Other investments (Notes A and E) ..........................          250,000           250,000           250,000           250,000
Loans (Note F) .............................................       30,514,188        30,105,179        29,259,606        29,096,547
Accrued interest receivable (Note A) .......................          410,247           410,247           361,463           361,463
Deposits (Note H) ..........................................      (39,416,000)      (39,462,534)      (40,857,524)      (40,854,686)
Federal funds purchased (Note A) ...........................         (470,000)         (470,000)                -                 -
Long-term debt (Note I) ....................................       (4,000,000)       (4,000,000)       (4,000,000)       (4,000,000)
Accrued interest payable (Note A) ..........................         (378,485)         (378,485)         (319,449)         (319,449)
Loan commitments (Note N) ..................................                         (6,216,642)                         (6,951,821)
Standby letters of credit (Note N) .........................                            (31,575)                            (42,075)


NOTE P - CLOVER COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY)

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                     2000                    1999
                                                                                                     ----                    ----
Condensed Balance Sheet
     Assets
         Cash ......................................................................              $  590,451              $  296,393
         Investment in banking subsidiary ..........................................               7,064,299               6,641,524
         Land ......................................................................                       -                 221,020
         Other assets ..............................................................                   8,090                   3,306
                                                                                                  ----------              ----------
            Total assets ...........................................................              $7,662,840              $7,162,243
                                                                                                  ==========              ==========
     Liabilities
         Other liabilities .........................................................              $        -              $        -
     Shareholders' equity ..........................................................               7,662,840               7,162,243
                                                                                                  ----------              ----------
            Total liabilities and shareholders' equity .............................              $7,662,840              $7,162,243
                                                                                                  ==========              ==========

                                                                                           Years Ended December 31,
                                                                                           ------------------------
                                                                                   2000                1999                1998
                                                                                   ----                ----                ----
Condensed Statement of Income
     Income
         Dividends received from banking subsidiary ..........................      $   709,867       $   606,612       $ 1,005,510
         Interest income .....................................................            6,483            10,833             2,319
                                                                                    -----------       -----------       -----------
            Total income .....................................................          716,350           617,445         1,007,829
                                                                                    -----------       -----------       -----------
     Expenses
         Other expenses ......................................................           20,554            20,558            44,674
                                                                                    -----------       -----------       -----------
            Total expenses ...................................................           20,554            20,558            44,674
                                                                                    -----------       -----------       -----------
     Income before income taxes and equity in
         undistributed earnings of banking subsidiary ........................          695,796           596,887           963,155
     Income tax expense (credit) .............................................           (4,784)           (3,306)           (2,887)
     Equity in undistributed earnings
         of banking subsidiary ...............................................          277,675           419,123           (34,691)
                                                                                    -----------       -----------       -----------
     Net income ..............................................................      $   978,255       $ 1,019,316       $   931,351
                                                                                    ===========       ===========       ===========


                                                                                           Years Ended December 31,
                                                                                           ------------------------
                                                                                   2000                1999                1998
                                                                                   ----                ----                ----

Condensed Statement of Cash Flows
     Operating activities
         Net income ..........................................................      $   978,255       $ 1,019,316       $   931,351
            Adjustments to reconcile net income to net
                cash provided by operating activities
                    Equity in undistributed earnings
                      of banking subsidiary ..................................         (277,675)         (419,123)           34,691
                    Increase in other assets .................................           (4,783)             (419)           (2,887)
                                                                                    -----------       -----------       -----------
                         Net cash provided by operating activities ...........          695,797           599,774           963,155
                                                                                    -----------       -----------       -----------
     Investing activities
         Proceeds from transfer of land to banking subsidiary ................          221,020                 -                 -
         Purchase of land ....................................................                -          (221,020)                -
                                                                                    -----------       -----------       -----------
                         Net cash provided (used) by
                           investing activities ..............................          221,020          (221,020)                -
                                                                                    -----------       -----------       -----------
     Financing activities
         Sales of common stock under dividend reinvestment
              plan, net ......................................................          173,242           118,091                 -
         Repurchase and retirement of common stock ...........................          (86,134)          (51,485)                -
         Cash dividends paid .................................................         (709,867)         (606,612)         (515,510)
                                                                                    -----------       -----------       -----------
                         Net cash used by financing activities ...............         (622,759)         (540,006)         (515,510)
                                                                                    -----------       -----------       -----------
     Increase (decrease) in cash and cash equivalents ........................          294,058          (161,252)          447,645
     Cash and cash equivalents, beginning ....................................          296,393           457,645                 -
                                                                                    -----------       -----------       -----------
     Cash and cash equivalents, ending .......................................      $   590,451       $   296,393       $   447,645
                                                                                    ===========       ===========       ===========

                                       46