Form 10KSB40, Exhibit 13
period 2001-12-31
CLOVER COMMUNITY BANKSHARES INC
filed 2002-03-27
CIK 1057017

EXHIBIT 13

                 PORTIONS OF THE ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

Financial Summary*

                                                                                           Years Ended December 31,
                                                                                           ------------------------
                                                                  2001           2000            1999          1998            1997
                                                                  ----           ----            ----          ----            ----
                                                                              (Dollars in thousands, except per share data)
Financial Condition
     Securities .........................................        $16,924        $17,893        $17,554        $16,300        $16,136
     Allowance for loan losses ..........................            274            254            259            265            272
     Net loans ..........................................         31,537         30,514         29,260         28,850         31,614
     Premises and equipment - net .......................          1,445            811            874            716            760
     Total assets .......................................         57,192         51,928         52,340         56,921         52,909
     Noninterest bearing deposits .......................          4,288          3,126          3,084          3,962          3,890
     Interest bearing deposits ..........................         40,665         36,290         37,774         41,645         38,078
     Total deposits .....................................         44,953         39,416         40,858         45,607         41,968
     Long-term debt .....................................          4,000          4,000          4,000          4,000          4,000
     Total liabilities ..................................         49,356         44,265         45,178         49,999         46,368
     Total shareholders' equity .........................          7,836          7,663          7,162          6,922          6,541

Results of Operations
     Interest income ....................................        $ 3,927        $ 4,282        $ 4,226        $ 4,302        $ 4,222
     Interest expense ...................................          1,563          1,597          1,619          1,815          1,847
                                                                 -------        -------        -------        -------        -------
     Net interest income ................................          2,364          2,685          2,607          2,487          2,375
     Provision for loan losses ..........................             34             47              -              -              5
                                                                 -------        -------        -------        -------        -------
     Net interest income after provision ................          2,330          2,638          2,607          2,487          2,370
     Other income .......................................            543            493            476            411            341
     Other expenses .....................................          1,743          1,696          1,571          1,508          1,375
                                                                 -------        -------        -------        -------        -------
     Income before income taxes .........................          1,130          1,435          1,512          1,390          1,336
     Income tax expense .................................            353            457            493            459            433
                                                                 -------        -------        -------        -------        -------
     Net income .........................................        $   777        $   978        $ 1,019        $   931        $   903
                                                                 =======        =======        =======        =======        =======

Per Share Data
     Net income .........................................        $  0.76        $  0.96        $  1.00        $  0.92        $  0.89
     Cash dividends declared ............................           0.75           0.70           0.60           0.50           0.50
     Period end book value ..............................           7.72           7.53           7.06           6.85           6.47

* Clover Community Bankshares, Inc. became the bank holding company of Clover Community Bank effective June 5, 1998 as part of a corporate reorganization which was accounted for as if it were a pooling-of-interests. The consolidated financial statements and related information for the year ended December 31, 1998 are presented as if the reorganization had occurred on January 1, 1998. The financial statements and related information for the year ended December 31, 1997 are the same as was reported previously by Clover Community Bank.

Market for Common Stock and Dividends

         Although a limited number of shares of common stock of Clover Community Bankshares, Inc. (the "Company") are traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the near future. The common stock is not traded on the NASDAQ National Market System, nor are there any market makers known to management. During 2001, management was aware of a few transactions in which the Company's common stock traded in a price range from $20.00 to $25.00 per share. However, management has not ascertained that these transactions are the result of arm's length negotiations between the parties, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock. Shareholders may purchase additional common shares in the Company by reinvesting their cash dividends under the Company's dividend reinvestment plan that was placed in operation in 1999. Under the plan, 3,708, 6,118 and 4,778 newly issued shares were purchased by shareholders in 2001, 2000 and 1999 at prices of $30.46, $28.32 and $27.56, respectively, in accordance with the plan's pricing formula. In 2001, 2000 and 1999, 5,284, 3,180 and 1,702 shares, respectively, of the Company's common stock were repurchased, primarily from eleemosynary organizations, and retired. The average prices for such share repurchases and retirements in 2001, 2000 and 1999 were $25.38, $27.09 and $30.25, respectively. These prices were set at the discretion of the Company's Board of Directors. Prices established for the issuance of shares under the dividend reinvestment plan and for repurchases may not be indicative of the market value of the common stock.

         As of February 28, 2002, there were approximately 694 holders of record of the Company's common stock, excluding individual participants in security position listings.

         The Company has paid an annual cash dividend since 1991. In 2001 and 2000, the Company declared and paid cash dividends to shareholders of $.75 and $.70 per share, respectively.

         The Board of Directors considers such factors as adequacy of capital to support future growth, regulatory capital requirements, maximum legal lending limits based on capital levels and profitability in making its decisions regarding cash dividends. The Company's ability to declare and pay cash dividends is largely dependent upon the successful operation of the subsidiary Bank and its ability to pay cash dividends to the Company. South Carolina banking regulations restrict the amount of cash dividends that can be paid by the Bank to the Company. Any of the Bank's cash dividends to the Company in excess of the current year's earnings are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the Bank to the Company, or by the Company to its shareholders, would be prohibited if the effect thereof would cause the capital of the Bank or the Company to be reduced below minimum capital requirements.


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

Earnings Performance

2001 Compared with 2000

         The Company recorded net income of $777,000 for the year ended December 31, 2001, a decrease of $201,000, or 20.6%, from net income of $978,000 for 2000. Net income per share for 2001 was $.76, compared with $.96 for 2000. Return on average assets and return on average equity were 1.41% and 10.21%, respectively, for 2001, and 1.85% and 13.62%, respectively, for 2000.

         Throughout 2001, the Board of Governors of the Federal Reserve System cut its discount and federal funds target rates significantly in an effort to stimulate economic activity. The frequency and amounts of such rate cuts accelerated following the terrorist attacks of September 11, 2001. Significant decreases in the yields on a bank's interest earning assets can result from such macroeconomic factors either directly or indirectly. Yields on variable rate loans, investment securities, and federal funds sold can be expected to decline rapidly. Older mortgage and other loans with higher fixed interest rates become subject to increased prepayment risk as borrowers can either refinance their loans or negotiate for lower interest rates. Higher yielding fixed rate investment securities are also more likely to be called for early redemption by issuers.

         Fixed rate time deposits with higher interest rates generally can be repriced at lower rates in response to falling yields on interest earning assets only as contractual maturities are reached. Rates paid on savings and interest bearing transaction accounts are more indirectly affected by changes in market rates of interest, depending to a degree on an institution's funding requirements and competitive posture. Interest rates paid on variable rate or short-term borrowings, and variable rate time deposits can be adjusted more quickly in response to a falling interest rate environment. Rates paid on fixed rate long-term borrowings can be adjusted indirectly by prepayment or refinancing.

         The decrease in the Company's net income for 2001 resulted primarily from lower net interest income. As market interest rates were falling in 2001, interest income on loans was significantly decreased due to the immediate reduction of yields associated with variable rate loans, which comprised approximately half of the loan portfolio. Prepayments and lower rates negotiated by borrowers on existing fixed rate loans decreased interest income from that source also. Early calls of investments in higher yielding taxable fixed rate securities resulted in substantially lower interest income as well. At the same time, the Bank's interest expense decreased only slightly. Decreased interest expense resulting from lower interest rates paid on variable rate long-term debt and interest bearing transaction and savings deposit accounts was substantially offset by increased interest expense on fixed-rate time deposits. During the last half of 2000 and continuing into the first quarter of 2001, management offered highter interest rates for longer maturity fixed rate time deposits in order to increase total deposits and liquidity. For example, approximately $3,000,000 of new 24 month maturity time deposits were acquired during that time paying the above market fixed rate of 7.00%. The Company has approximately $5,000,000 or 21% of total time deposits outstanding as of December 31, 2001 paying fixed rates substantially higher than current market rates being offered as of that date for time deposits with similar remaining maturities. The majority of these time deposits will mature during the fourth quarter of 2002 and first quarter of 2003; therefore, these time deposits can be expected to continue to have a negative effect on net interest income throughout 2002. See also the discussions under "Net Interest Income" and "Interest Rate Sensitivity".

         Other noninterest income increased in 2001 primarily because of higher service charges applied to deposit account activity. This increase more than offset the increase in noninterest operating expenses in 2001. Income taxes decreased by $104,000 because of the Company's reduced net income before taxes and higher amounts of non-taxable investment income.

         Comprehensive  income for 2001, 2000 and 1999 was $957,000,  $1,123,000 and $780,000, respectively. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Comprehensive income for the Company is correlated directly to the effects that changing market rates of interest have on the fair values of the Company's holdings of available-for-sale securities. The resulting changes in unrealized holding gains and losses on such securities are reported as a separate component of shareholders' equity. Such items, along with net income, comprise comprehensive income.

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

         For analysis purposes, interest income from tax-exempt investments is adjusted to an amount that would have to be earned on taxable investments to produce the same after-tax yields. This adjusted amount is referred to as fully taxable equivalent ("FTE") interest income.

         FTE net interest income was  $2,474,000,  $2,784,000 and $2,699,000 for
2001,  2000,  and 1999,  respectively.  During  2001,  FTE  interest  income was
$4,037,000,  a decrease  of $344,000 or 7.9% from the  $4,381,000  reported  for
2000. Falling interest rates in 2001 primarily were responsible for this change. Interest expense was only $34,000 less in 2001 than in 2000 because reductions in interest expense associated with the Company's variable rate long-term debt and its interest bearing transaction and savings deposits were largely offset by increased interest expense on time deposits. The combined rate paid on total average interest bearing deposits was unchanged from 2000 to 2001 at 3.57%, while the overall FTE yield on average interest earning assets was down 95 basis points to 7.82%. The discussion under "Earnings Performance" above describes the factors producing this result.

         For 2001, the average interest rate spread dropped 73 basis points to 4.18% and the net yield on average interest earning assets decreased by 79 basis points to 4.79%.

         In 2000, FTE net interest income increased over the 1999 amount primarily because of higher rates earned on interest earning assets and lower average amounts of interest bearing liabilities. The earning assets yield increased by 69 basis points in 2000 to 8.77%. Interest expense decreased in 2000 primarily due to a $3,540,000 reduction in the average amounts of such liabilities outstanding.

                  The table, "Average Balances, Yields and Rates", provides a detailed analysis of the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 2001, 2000 and 1999.

                       Average Balances, Yields and Rates

                                                                              Years ended December 31,
                                                                              ------------------------
                                                             2001                       2000                       1999
                                                             ----                       ----                       ----
                                                         FTE Interest               FTE Interest                 FTE Interest
                                            Average    Income/  Yields/    Average    Income/  Yields/  Average     Income/  Yields/
                                          Balances(1)  Expense   Rates    Balances(1) Expense   Rates   Balances(1) Expense   Rates
                                          -----------  -------   -----    ----------- -------   -----   ----------- -------   -----
                                                                                 (Dollars in thousands)
Assets
Interest-bearing deposits in other banks .    $     46  $     2   4.35%     $    63  $     3   4.76%     $   268  $    20      7.46%
Securities ...............................
  Taxable ................................      12,318      713   5.79%      13,597      917   6.74%      12,537      796      6.35%
  Tax-exempt (2) .........................       4,350      330   7.59%       4,044      292   7.22%       3,884      270      6.95%
                                              --------  -------             -------  -------             -------  -------
        Total securities .................      16,668    1,043   6.26%      17,641    1,209   6.85%      16,421    1,066      6.49%
Other investments ........................         250       16   6.40%         250       19   7.60%         295       26      8.81%
Federal funds sold .......................       3,676      124   3.37%       2,384      152   6.38%       7,323      356      4.86%
Loans (3) ................................      30,997    2,852   9.20%      29,590    2,998  10.13%      29,159    2,850      9.77%
                                              --------  -------             -------  -------             -------  -------
        Total interest earning assets ....      51,637    4,037   7.82%      49,928    4,381   8.77%      53,466    4,318      8.08%
Cash and due from banks ..................       1,960                        1,842                        1,967
Allowance for loan losses ................        (270)                        (253)                        (263)
Premises and equipment ...................         837                          856                          687
Other assets .............................         881                          430                          613
                                              --------                      -------                      -------
        Total assets .....................    $ 55,045                      $52,803                      $56,470
                                              ========                      =======                      =======

Liabilities and shareholders' equity
Interest bearing deposits
     Interest bearing transaction accounts    $ 13,359  $   139   1.04%     $13,559  $   193   1.42%     $14,658  $   232      1.58%
     Savings .............................       2,891       37   1.28%       2,561       44   1.72%       2,682       46      1.72%
     Time deposits $100M and over ........       5,161      250   4.84%       4,102      192   4.68%       4,389      201      4.58%
     Other time deposits .................      17,437      960   5.51%      17,161      904   5.27%      19,213      926      4.82%
                                              --------  -------             -------  -------             -------  -------
        Total interest bearing
          deposits .......................      38,848    1,386   3.57%      37,383    1,333   3.57%      40,942    1,405      3.43%
Federal funds purchased ..................          84        5   5.95%          22        1   4.55%           3        -      0.00%
Long-term debt ...........................       4,000      172   4.30%       4,000      263   6.58%       4,000      214      5.35%
                                              --------  -------             -------  -------             -------  -------
        Total interest bearing
          liabilities ....................      42,932    1,563   3.64%      41,405    1,597   3.86%      44,945    1,619      3.60%
Noninterest bearing demand deposits ......       3,984                        3,875                        4,209
Other liabilities ........................         520                          345                          398
Shareholders' equity .....................       7,609                        7,178                        6,918
                                              --------                      -------                      -------
        Total liabilities and shareholders'
         equity ..........................    $ 55,045                      $52,803                      $56,470
                                              ========                      =======                      ======
Interest rate spread  (4) ................                        4.18%                        4.91%                           4.48%
Net interest income and net yield
     on earning assets  (5) ..............              $ 2,474   4.79%              $ 2,784   5.58%              $ 2,699      5.05%
Interest free funds supporting earning
     assets  (6) .........................     $ 8,705                      $ 8,523                      $ 8,521

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

      Volume and Rate Variance Analysis

                                                                  2001 Compared with 2000              2000 Compared with 1999
                                                                  -----------------------              -----------------------
                                                              Volume(1)   Rate(1)      Total       Volume(1)     Rate(1)      Total
                                                              ---------   -------      -----       ---------     -------      -----
                                                                                        (Dollars in thousands)

Interest-bearing deposits in other banks .............       $  (1)       $   -        $  (1)       $ (12)       $  (5)       $ (17)
Taxable securities ...................................         (81)        (123)        (204)          69           52          121
Tax-exempt securities (2) ............................          23           15           38           11           11           22
Other investments ....................................           -           (3)          (3)          (3)          (4)          (7)
Federal funds sold ...................................          62          (90)         (28)        (291)          87         (204)
Loans ................................................         138         (284)        (146)          43          105          148
                                                             -----        -----        -----        -----        -----        -----
           Total interest income .....................         141         (485)        (344)        (183)         246           63
                                                             -----        -----        -----        -----        -----        -----
Interest bearing deposits
    Interest bearing transaction accounts ............          (3)         (51)         (54)         (17)         (22)         (39)
    Savings ..........................................           5          (12)          (7)          (2)           -           (2)
    Time deposits $100M and over .....................          51            7           58          (13)           4           (9)
    Other time deposits ..............................          15           41           56         (104)          82          (22)
Federal funds purchased ..............................           4            -            4            -            1            1
Long-term debt .......................................           -          (91)         (91)           -           49           49
                                                             -----        -----        -----        -----        -----        -----
           Total interest expense ....................          72         (106)         (34)        (136)         114          (22)
                                                             -----        -----        -----        -----        -----        -----
           Net interest income .......................       $  69        $(379)       $(310)       $ (47)       $ 132        $  85
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

         In an effort to improve asset/liability management and improve net interest income in 2002 and future years, the Company engaged an experienced consultant in the fourth quarter of 2001 to advise management and the Board of Directors in this vital area. Throughout 2002, management will closely monitor the Company's interest sensitivity position and intends to take appropriate and timely actions to promote stable growth in net interest income.

         Management currently expects that interest rates will move in a narrower range in 2002 than in 2001. Management has not presently identified any factors that would cause interest rates to increase or decrease sharply in a short time period. However, dramatic changes in interest rates that can significantly affect the Company, either positively or negatively, are possible as seen in 2001. Any significant changes in net interest income for 2002 are currently expected to be the result of changes in the volumes of interest earning assets and liabilities. Management expects to continue to use its marketing strategies to attempt to increase the Company's market share for both deposits and quality loans within its service area. These strategies include plans to open a new branch office in the Lake Wylie area of York County, offering competitive interest rates, and continuing the Company's commitment to providing outstanding customer service.

Interest Rate Sensitivity

         Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly monitors interest rate risk exposures and the expected interest rate environment so that timely adjustments in interest rate sensitivity can be made.

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at the end of 2001 of $15,657,000, and a cumulative gap ratio of .63. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon", a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2001 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates ordinarily would be expected to have a positive effect on net interest income and rising rates ordinarily would be expected to have the opposite effect. However, in a rapidly falling interest rate environment, such as experienced in 2001, net interest income can decrease despite a negative interest sensitivity gap. This occurs because debtors can obtain lower interest rate financing by prepaying, refinancing or renegotiating their existing, higher fixed-rate mortgage and other loans. Similarly, issuers of federal and local government securities can exercise early call options to prepay or refinance their debt securities at lower rates.

         A mismatch in the size of the interest rate changes that are possible for certain interest sensitive assets and liabilities can also have a negative effect on net interest margins in a rapidly falling interest rate environment. For example, the Company is relatively constrained in its ability to reprice interest bearing transaction accounts and savings accounts. Although these deposits are interest sensitive in the earliest period shown in the table, the rates paid cannot decrease below zero. Yields on interest earning assets, however, are generally established at interest rates in excess of the Company's cost to acquire funds, and may therefore decrease further before they are similarly constrained.

         The table reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the loans' final maturity dates. Variable rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Interest bearing deposits in other banks and debt securities are reflected at the earlier of each instrument's ultimate maturity or contractual repricing date. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, the Company is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Variable rate time deposits, principally individual retirement accounts, are reflected at the earlier of their next repricing or maturity dates.

                          Interest Sensitivity Analysis

                                                                                            December 31, 2001
                                                                                            -----------------
                                                                   Within            4-12        Over 1-5      Over 5
                                                                  3 Months          Months         Years        Years         Total
                                                                  --------          ------         -----        -----         -----
                                                                                         (Dollars in thousands)
Interest earning assets
     Interest-bearing deposits in other banks ..............      $     10       $      -       $      -      $      -      $     10
     Federal funds sold ....................................         5,086              -              -             -         5,086
     Securities available-for-sale .........................         7,154            358          1,700         7,712        16,924
     Other investments .....................................           250              -              -             -           250
     Loans (1) .............................................        12,580          1,328         12,715         5,188        31,811
                                                                  --------       --------       --------      --------      --------
            Total interest earning assets ..................        25,080          1,686       $ 14,415      $ 12,900      $ 54,081
                                                                  --------       --------       ========      ========      ========

Interest bearing liabilities
     Interest bearing deposits
        Interest bearing transaction accounts ..............      $ 13,894       $      -       $      -      $      -      $ 13,894
        Savings ............................................         2,812              -              -             -         2,812
        Time deposits $100M and over .......................         1,515          4,500            714             -         6,729
        Other time deposits ................................         5,983          9,719          1,528             -        17,230
     Long-term debt ........................................         4,000              -              -             -         4,000
                                                                  --------       --------       --------      --------      --------
            Total interest bearing liabilities .............        28,204         14,219       $  2,242      $      -      $ 44,665
                                                                  --------       --------       ========      ========      ========

Interest sensitivity gap ...................................      $ (3,124)      $(12,533)
Cumulative interest sensitivity gap ........................      $ (3,124)      $(15,657)
Gap ratio ..................................................          0.89          0.12
Cumulative gap ratio .......................................          0.89          0.63

_____________________
(1)  Loans are net of net deferred loan fees of $31,000

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Management provided $34,000 and $47,000 for loan losses in 2001 and 2000, respectively. These provisions resulted primarily from net charge-offs of $14,000 and $52,000, respectively, and increased loan volume experienced during those years. No provision for loan losses was made in 1999 due mainly to little growth in loan volume, low net loan charge-offs, and low levels of nonperforming and potential problem loans in that period.

         There were no impaired or nonperforming loans as of December 31, 2001. Identified potential problem loans at that date totaled $74,000. The allowance for loan losses as a percentage of total loans at year-end was .86% for 2001 compared with .83% at the end of 2000. See "Impaired Loans" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provision for loan losses.

Other Income

         Noninterest income for 2001 was $543,000, an increase of $50,000 or 10.1% over the 2000 amount of $493,000. The increase in 2001 primarily was attributable to increased amounts of service charges and other fee income derived from deposit accounts. Management revised its service charge pricing schedules in the first quarter of 2001 to more closely align those fees with the levels of service provided to the Company's customers.

         Further increases in deposit service charges and other fees are expected to be generated from a new automatic overdraft protection product which is expected to be implemented in the first quarter of 2002. Management will continue to review and adjust when necessary the current pricing of all fee based services. Opportunities to expand noninterest fee income on both new and existing services will also be explored.

         Noninterest income for 2000 increased by $17,000 over the amount recorded for 1999. This increase was also primarily caused by increased deposit service charges.

Other Expenses

         Noninterest expenses for 2001 increased by $47,000 or 2.8%, to $1,743,000. This increase is attributable to a number of factors. Net occupancy expense increased $32,000 mainly because of a major maintenance and refurbishing of the interior of the Company's banking office facility. Advertising expense was up $7,000 due to increased advertising efforts. Professional services increased $33,000, which includes additional external auditing procedures performed after the resignation of the Company's former president and chief executive officer in 2001. The Board of Directors requested these additional auditing procedures as a matter of ordinary prudence after the departure of the Company's principal executive officer. The auditors' findings disclosed no irregularities. This increase also includes engaging an outside consultant to assess the Bank's lending, deposit, and other policies and practices on a routine basis to advise management and the Board of Directors as to continuing compliance with various banking regulations. Other expense in 2001 also includes a $40,000 payment to the Company's former president and chief executive officer pursuant to a settlement agreement associated with his resignation. These increases in 2001 were substantially offset by a $54,000 reduction in salaries and employee benefits. This reduction is largely attributable to the departure of the former president and chief executive officer. The Company's senior vice president was promoted to become the new president and chief executive officer, and a new executive vice president and chief operating officer was subsequently hired. Consequently, the reduction in salaries and employee benefits in 2001 is unlikely to be repeated in 2002. Also, furniture and equipment expense for 2001 was lower by $30,000 because of a significant reduction in depreciation expense. A substantial portion of the Company's equipment became fully depreciated during 2001.

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

         Noninterest overhead expenses for 2002 are expected to increase significantly, particularly in the last half of the year, as compared with 2001. This is due in large part to the planned construction and opening of the Bank's first branch office on a de novo basis in the Lake Wylie area of York County, South Carolina. In addition to the expenses related to the hiring and training of new employees needed for that office, depreciation and maintenance expenses will increase on the new building, equipment, furniture and fixtures. Other categories of expense will also be expected to increase such as advertising and public relations, data processing, stationery, printing, postage, etc. In general, expenses associated with the start-up of the new branch can be expected to have an overall negative effect on net income in the near term.

         Management also believes that continued investment in technology is essential to allow for the expansion of products and services necessary to keep the Company competitive in its market. Accordingly, the Company continually upgrades its computer hardware and software systems so that a high degree of customer service and operational efficiency can be maintained.

         Increases in noninterest expenses are closely monitored and cost control will continue to be emphasized by management where possible in order to achieve profitability objectives as well as attain the Company's goals of growth and outstanding customer service.

Income Taxes

         For 2001, federal and state income tax expenses decreased to $353,000 from $457,000 in 2000 and $493,000 in 1999. The decrease in income tax expense for 2001 is due to lower before tax income and higher amounts of non-taxable municipal investment income. The effective income tax rate (income tax expense divided by income before income taxes) was 31.2% for 2001, compared with 31.8% and 32.6% for 2000 and 1999, respectively.

Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.

                        Securities Portfolio Composition

                                                          December 31,
                                                          ------------
                                                 2001         2000       1999
                                                 ----         ----       ----
                                              Available-  Available-  Available-
                                               for-Sale     for-Sale   for-Sale
                                               --------     --------   --------
                                                     (Dollars in thousands)

U. S. Government agencies ...............      $ 3,187      $ 7,282      $ 6,803
State, county and municipal .............        4,356        4,238        4,327
Mortgage-backed securities ..............        9,381        6,373        6,424
                                               -------      -------      -------
     Total ..............................      $16,924      $17,893      $17,554
                                               =======      =======      =======


         On an ongoing basis, management assigns securities upon purchase into one of the categories designated by Statement of Financial Accounting Standards No. 115 (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2001, 2000 and 1999, there have been no transfers of available-for-sale or held-to-maturity securities to other categories.

         At  December  31,  2001,  the  Company  had  no  concentrated   amounts
representing 10% or more of equity capital in the debt securities of any individual state, county or municipal issuer.


         The following table presents maturities and weighted average yields of securities at December 31, 2001.

                   Securities Portfolio Maturities and Yields

                                                                         December 31, 2001
                                                                         -----------------
                                                          After                After
                                                        One Year             Five Years
                                     Within              Through              Through               After
                                    One Year            Five Years           Ten Years             Ten Years             Total
                                    --------            ----------           ---------             ---------             -----
                                 Amount   Yield      Amount    Yield      Amount    Yield       Amount   Yield      Amount     Yield
                                 ------   -----      ------    -----      ------    -----       ------   -----      ------     -----
                                 (Dollars in thousands)
Available-for-sale
U. S. Government agencies        $   -    0.00%     $   381     2.45%      $ 2,064   7.21%    $   742   2.43%    $  3,187      5.53%
State, county and municipal(1)     285    6.57%       1,700     7.53%        1,247   8.14%      1,124   6.70%       4,356      7.43%
Mortgage-backed securities(2)        -    0.00%           -     0.00%        2,055   3.62%      7,326   5.02%       9,381      4.71%
                                 -----              -------                -------            -------            --------
        Total                    $ 285    6.57%     $ 2,081     6.60%      $ 5,366   6.05%    $ 9,192   5.02%    $ 16,924      5.57%
                                 =====              =======                =======            =======            ========

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

         The amounts of loans outstanding at December 31, 2001, 2000 and 1999 are shown in the following table according to type of loan, and the percentage of each category to total loans:

                           Loan Portfolio Composition

                                                                                 December 31,
                                                                                 ------------
                                                               2001                         2000                       1999
                                                               ----                         ----                       ----
                                                      Amount           %           Amount          %          Amount          %
                                                      ------           ---         ------          ---        ------          ----
                                                                             (Dollars in thousands)

Commercial and industrial ...................        $12,331          38.7%      $ 8,502          27.6%      $ 5,822          19.7%
Real estate - construction ..................          2,576           8.1%        4,422          14.4%        4,993          16.9%
Real estate - mortgage
     Farmland ...............................            105           0.4%          108            .3%          105            .4%
     1-4 family residential .................         10,257          32.2%        9,913          32.2%       10,558          35.7%
     Nonfarm, nonresidential ................          1,922           6.0%        3,111          10.1%        4,101          13.9%
Consumer installment ........................          4,652          14.6%        4,731          15.4%        3,954          13.4%
                                                     -------         -----       -------         -----       -------         -----
                     Total loans ............        $31,843         100.0%      $30,787         100.0%      $29,533         100.0%
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

         Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 2001, commercial and industrial loans increased $3,829,000 or 45.0% after increasing $2,680,000 or 46.0% in 2000. This category accounted for the majority of the increase in total loans in 2001 and 2000 as the Company responded to greater demand in the local market. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. In 2001 and 1999, no commercial loans were charged off as compared with $46,000 charged off in 2000. To control risk, more in-depth initial and continuing financial analysis of a commercial borrower's cash flows and other financial information is generally required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-cost ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds. In 2001, this category of loans decreased $1,846,000 or 41.7%. The volume of real estate construction loans can vary significantly in any given period depending on building activity in the local market.

         Loans secured by real estate mortgages comprised approximately 39%, 43% and 50% of the Company's loan portfolio at the end of 2001, 2000 and 1999, respectively. Real estate mortgage loans of all types decreased by $848,000 during 2001 after declining by $1,632,000 and $1,745,000 in 2000 and 1999, respectively. The reductions are attributable primarily to the "buyer's market" in mortgage lending rates which has existed in recent years. The Company purposely has not originated long-term fixed-rate mortgage loans at the low rates then prevailing, opting instead to lend for these purposes using instruments with fixed-rate terms not exceeding five years. The Company continually reevaluates its strategies with regard to mortgage-lending activities. Residential real estate loans consist mainly of first and second mortgages on single family homes. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 75%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Maturity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2001, as well as the type of interest requirement on such loans.

                                                                                            December 31, 2001
                                                                                            -----------------
                                                                          One Year          One to         Five Years
                                                                          or Less         Five Years        or More           Total
                                                                          -------         ----------        -------           -----
                                                                                          (Dollars in thousands)

Commercial and industrial ..........................................         $ 4,247         $ 5,417         $ 2,667         $12,331
Real estate - construction .........................................           1,281           1,191             104           2,576
Real estate - mortgage .............................................             844           6,328           5,112          12,284
Consumer installment ...............................................           1,997           2,451             204           4,652
                                                                             -------         -------         -------         -------
              Total loans ..........................................         $ 8,369         $15,387         $ 8,087         $31,843
                                                                             =======         =======         =======         =======


Predetermined rate, maturity greater than one year .................                         $12,715         $ 5,217         $17,932
                                                                                             =======         =======         =======

Variable rate or maturity within one year ..........................         $ 8,369         $ 2,672         $ 2,870         $13,911
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

     Nonaccrual and Past Due Loans

                                                              December 31,
                                                              ------------
                                                       2001      2000      1999
                                                       ----      ----      ----
                                                         (Dollars in thousands)

Nonaccrual loans ................................      $  -       $ -       $ 8
Accruing loans 90 days or more past due .........         -         1         2
                                                       ----       ---       ---
              Total .............................      $  -       $ 1       $10
                                                       ====       ===       ===

Percent of total loans ..........................      0.0%       0.0%      0.0%


         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The effects of interest income accrued and collected on impaired loans were immaterial to the consolidated financial statements for 2001, 2000 and 1999.

         As of December 31, 2001, there were no commitments to lend additional funds to debtors owing amounts on impaired loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans. These are loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 2001 determined by management to be potential problem loans was $74,000. This amount does not represent management's estimate of potential losses since a portion of such loans is secured by various types of collateral.

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

         In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by the Company, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of December 31, 2001.

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

                         Summary of Loan Loss Experience

                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                          2001         2000        1999         1998         1997
                                                                          ----         ----        ----         ----         ----
                                                                                           (Dollars in thousands)

Total loans outstanding at end of period ..........................     $31,811      $30,768      $29,519      $29,115      $31,886
Average amount of loans outstanding ...............................      30,997       29,590       29,159       30,499       31,033

Balance of allowance for loan losses - beginning ..................     $   254      $   259      $   265      $   272      $   270
                                                                        -------      -------      -------      -------      -------
Loans charged off
     Commercial and industrial ....................................           -           46            -            -            4
     Consumer installment .........................................          15            7            9            9            6
                                                                        -------      -------      -------      -------      -------
           Total charge-offs ......................................          15           53            9            9           10
                                                                        -------      -------      -------      -------      -------
Recoveries of loans previously charged off
     Commercial and industrial ....................................           -            -            -            -            4
     Consumer installment .........................................           1            1            3            2            3
                                                                        -------      -------      -------      -------      -------
           Total recoveries .......................................           1            1            3            2            7
                                                                        -------      -------      -------      -------      -------
Net charge-offs ...................................................          14           52            6            7            3
                                                                        -------      -------      -------      -------      -------
Additions to allowance charged to expense .........................          34           47            -            -            5
                                                                        -------      -------      -------      -------      -------
Balance of allowance for loan losses - ending .....................     $   274      $   254      $   259      $   265      $   272
                                                                        =======      =======      =======      =======      =======

Ratios
     Net charge-offs to average loans .............................        0.05%        0.18%        0.02%        0.02%        0.01%
     Net charge-offs to loans at end of period ....................        0.04%        0.17%        0.02%        0.02%        0.01%
     Allowance for loan losses to average loans ...................        0.88%        0.86%        0.89%        0.87%        0.88%
     Allowance for loan losses to loans at end of period ..........        0.86%        0.83%        0.88%        0.91%        0.85%
     Net charge-offs to allowance for loan losses .................        5.11%       20.47%        2.32%        2.64%        1.10%
     Net charge-offs to provision for loan losses .................       41.18%      110.64%          NA           NA        60.00%

         The following table presents the allocation of the allowance for loan losses at the end of each of the last three years, compared with the percent of loans in the applicable categories to total loans.

                     Allocation of Allowance for Loan Losses

                                                                                          December 31,
                                                                                          ------------
                                                                    2001                     2000                      1999
                                                                    ----                     ----                      ----
                                                                         % of                       % of                      % of
                                                             Amount     Loans      Amount           Loans       Amount        Loans
                                                             ------     -----      ------           -----       ------        -----
                                                                                  (Dollars in thousands)

Commercial and industrial ......................             $ 44        38.7%       $ 64            27.6%       $ 58          19.7%
Real estate - construction .....................                9         8.1%         33            14.4%         37          16.9%
Real estate - mortgage .........................               53        38.6%         98            42.6%        111          50.0%
Consumer installment ...........................               18        14.6%         32            15.4%         47          13.4%
Unallocated ....................................              150         0.0%         27             0.0%          6           0.0%
                                                             ----       -----        ----           -----        ----         -----
          Total ................................             $274       100.0%       $254           100.0%       $259         100.0%
                                                             ====       =====        ====           =====        ====         =====

Deposits

         The average amounts and percentage composition of deposits held by the Company for each of the past three years are summarized below:

                                Average Deposits

                                                                                     Years Ended December 31,
                                                                                     ------------------------
                                                                    2001                        2000                    1999
                                                                    ----                        ----                    ----
                                                           Amount           %        Amount          %          Amount          %
                                                           ------           -        ------          -          ------          -
                                                                                      (Dollars in thousands)

Noninterest bearing demand ........................       $ 3,984          9.3%     $ 3,875          9.4%     $ 4,209          9.3%
Interest bearing transaction accounts .............        13,359         31.2%      13,559         32.9%      14,658         32.5%
Savings ...........................................         2,891          6.8%       2,561          6.2%       2,682          5.9%
Time deposits $100M and over ......................         5,161         12.0%       4,102          9.9%       4,389          9.7%
Other time ........................................        17,437         40.7%      17,161         41.6%      19,213         42.6%
                                                          -------        -----      -------        -----      -------        -----
             Total deposits .......................       $42,832        100.0%     $41,258        100.0%     $45,151        100.0%
                                                          =======        =====      =======        =====      =======        =====

         As of December 31, 2001, there were $6,729,000 in time deposits of $100,000 or more with approximately $1,261,000 maturing within three months, $1,825,000 maturing over three through six months, $2,675,000 maturing over six through twelve months and $968,000 maturing after one year. Average time deposits $100,000 and over comprised approximately 12% of total average deposits during 2001 and approximately 10% of total average deposits during 2000 and 1999. The majority of time deposits $100,000 and over are acquired from customers within the Company's local market area. Such deposits generally are acquired in the normal course of business. The Company does not purchase brokered deposits. While most of the large time deposits are acquired from customers with standing banking relationships, it is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore such deposits have the characteristics of shorter-term purchased funds. Time deposits $100,000 and over involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity.

         Total deposits as of December 31, 2001 were $5,537,000, or 14.0%, more than the level reported as of December 31, 2000. Management believes that the majority of the increase in deposits was attributable to its ability to compete successfully for deposits in the local service area through its marketing efforts, offers of attractive interest rates for deposit accounts and its reputation for excellent customer service.


Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                              Years Ended December 31,
                                              ------------------------
                                          2001          2000           1999
                                          ----          ----           ----

          Return on assets ..........     1.41%          1.85%          1.80%
          Return on equity ..........    10.21%         13.62%         14.73%
          Dividend payout ratio .....    98.68%         72.92%         60.00%
          Equity to assets ratio ....    13.82%         13.59%         12.25%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Company's market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 68.4% of average total assets during 2001 compared with 70.4% during 2000, and 72.2% during 1999.

         The banking subsidiary had available at the end of 2001 unused short-term lines of credit to purchase up to $3,075,000 of federal funds from unrelated correspondent institutions. In addition, the Bank has outstanding long-term debt of $4,000,000 from the Federal Home Loan Bank of Atlanta (the "FHLB") used to fund earning assets with longer maturities. In connection with this long-term debt, the Bank has a further undrawn long-term debt availability from the FHLB of approximately $1,914,000.

          Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available-for-sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity. The availability of asset liquidity provided by federal funds sold increased by $5,086,000 at the end of 2001. This increase was caused by the acquisition of deposit liabilities during 2001 in amounts exceeding the Company's funding needs for long-term assets such as loans and investment securities. Management influences the acquisition of deposits by varying the rates paid for such liabilities, and by its practices with regard to service charges and other associated fees.

         Clover Community Bankshares, Inc.'s ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. Any of the banking subsidiary's cash dividends in an amount exceeding current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally allowable only from its undivided profits. At December 31, 2001, the banking subsidiary's available undivided profits totaled $3,625,000. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

         Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.

Capital Resources

         Shareholders' equity increased by $173,000 and $501,000 during 2001 and 2000, respectively. During 2001, net income increased shareholders' equity by $777,000, cash dividends decreased shareholders' equity by $763,000 and unrealized gains on available-for-sale securities increased shareholders' equity by $180,000. Net sales and repurchases of the Company's common stock decreased shareholders' equity by $21,000. The Company in 1999 established a dividend reinvestment program to provide shareholders with the opportunity to reinvest automatically all or a portion of their cash dividends into additional shares of the Company's common stock. Reinvestment of dividends in 2001 resulted in an increase of $113,000 in shareholders' equity. Also during 1999, the Company initiated a limited program to redeem shares of its stock held by not-for-profit organizations. During 2001, repurchases and retirements of common stock reduced shareholders' equity by $134,000.

         During 2000, net income increased shareholders' equity by $978,000, cash dividends decreased shareholders' equity by $709,000 and unrealized gains on available-for-sale securities increased stockholders equity by $145,000. Net sales and repurchases common of stock increased stockholders' equity by $87,000. Reinvested dividends and repurchases and retirements of common stock during 2000 totaled $173,000 and $86,000, respectively.

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

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and Clover Community Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of

December 31, 2001 and 2000, that the Company and Clover Community Bank exceeded all capital adequacy minimum requirements to which they were subject.

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

                                                                                               Minimum for          Minimum to be
                                                                             Actual          Capital Adequacy     Well Capitalized
                                                                             ------          ----------------     ----------------
                                                                      Amount       Ratio    Amount       Ratio   Amount     Ratio
                                                                      ------       -----    ------       -----   ------     -----
December 31, 2001                                                                        (Dollars in thousands)
      The Company
          Total Capital to risk weighted assets ................      $7,901       21.0%    $3,008       8.0%    $3,760       10.0%
          Tier 1 Capital to risk weighted assets ...............      $7,626       20.3%    $1,504       4.0%    $2,256        6.0%
          Tier 1 Capital to average assets (leverage) ..........      $7,626       13.3%    $1,725       3.0%    $2,874        5.0%
      Clover Community Bank
          Total Capital to risk weighted assets ................      $7,234       19.2%    $3,008       8.0%    $3,760       10.0%
          Tier 1 Capital to risk weighted assets ...............      $6,959       18.5%    $1,504       4.0%    $2,256        6.0%
          Tier 1 Capital to average assets (leverage) ..........      $6,959       12.1%    $1,725       3.0%    $2,874        5.0%

December 31, 2000
      The Company
          Total Capital to risk weighted assets ................      $7,887       23.5%    $2,684       8.0%    $3,355       10.0%
          Tier 1 Capital to risk weighted assets ...............      $7,633       22.8%    $1,342       4.0%    $2,013        6.0%
          Tier 1 Capital to average assets (leverage) ..........      $7,633       14.7%    $1,561       3.0%    $2,602        5.0%
      Clover Community Bank
          Total Capital to risk weighted assets ................      $7,289       21.7%    $2,684       8.0%    $3,355       10.0%
          Tier 1 Capital to risk weighted assets ...............      $7,035       21.0%    $1,342       4.0%    $2,013        6.0%
          Tier 1 Capital to average assets (leverage) ..........      $7,035       13.5%    $1,561       3.0%    $2,602        5.0%

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

Impact of Recent Accounting Changes

         FASB ("Financial Accounting Standards Board") Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as subsequently amended by FASB Statements No. 137 and 138, addresses the accounting and financial reporting for derivative instruments, including derivative instruments embedded in other contracts and hedging activities. The Statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of these instruments at fair value. Also, hedging relationships are required to be accounted for and disclosed in accordance with the Statement. The Statement, as amended, is required to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, without restatement of financial statements of prior periods. The Company has adopted the provisions of the Statement effective with the fiscal quarter beginning January 1, 2001. However, the adoption of this Statement has not had any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

         FASB Statement No. 141, "Business Combinations," addresses accounting and reporting for business combinations and supersedes APB ("Accounting Principles Board") Opinion No. 16, "Business Combinations," and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations within the scope of this Statement are to be accounted for using the purchase method, with use of the pooling-of-interests method no longer permitted. The provisions of the Statement apply to all business combinations initiated after June 30, 2001, as well as all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of this Statement in 2001 has not had any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

         FASB Statement No. 142, "Goodwill and Other Intangible Assets," addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No. 17, "Intangible Assets." This statement changes the accounting for goodwill from an amortization method to an impairment-only approach. The provisions of this Statement are required to be applied beginning with fiscal years beginning after December 15, 2001. The adoption of this Statement as of January 1, 2002 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

         FASB Statement No. 143, "Accounting for Asset Retirement Obligations," addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement requires recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred, along with increasing the carrying amount and depreciation of the related asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. The adoption of this Statement as of January 1, 2003 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

         FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121 and the accounting and reporting provisions of APB No. 30 for the disposal of a segment of a business, as previously defined in that Opinion. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The adoption of this Statement as of January 1, 2002 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

         FASB Technical Bulletin No. 01-1 defers until 2002 application of the isolation standards of FASB Statement No. 140 as applied to banks and certain other financial institutions. FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for transfers of financial assets and extinguishments of liabilities based on a financial components approach that focuses on retention or surrender of control of such assets or liabilities. The Statement also requires the reclassification of financial assets pledged as collateral under certain circumstances. FASB Statement 140 was effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001, and effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 31, 2000. The adoption of FASB Statement No. 140 in 2001 and the deferral allowed by FASB Technical Bulletin No. 01-01 have not had any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Independent Auditors' Report




The Shareholders and Board of Directors
    of Clover Community Bankshares, Inc.

         We have audited the accompanying consolidated balance sheet of Clover Community Bankshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clover Community Bankshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



                                        s/Donald G. Jones and Company, P.A.

Donald G. Jones and Company, P.A.
Certified Public Accountants
Columbia, South Carolina
January 24, 2002

Consolidated Balance Sheet
Clover Community Bankshares, Inc.

                                                                                                               December 31,
                                                                                                               ------------
                                                                                                        2001                   2000
                                                                                                        ----                   ----
Assets
     Cash and due from banks (Note B) ..................................................           $ 1,458,095           $ 1,668,386
     Interest-bearing deposits in other banks ..........................................                10,091                40,447
     Federal funds sold ................................................................             5,086,000                     -
     Securities available-for-sale (Note C) ............................................            16,924,339            17,892,816
     Other investments (Note D) ........................................................               250,000               250,000
     Loans, net of allowance for loan losses of $274,347 in 2001
       and $253,967 in 2000 (Note E) ...................................................            31,537,321            30,514,188
     Premises and equipment - net (Note F) .............................................             1,444,970               811,492
     Accrued interest receivable .......................................................               264,873               410,247
     Other assets ......................................................................               216,614               340,706
                                                                                                   -----------           -----------

            Total assets ...............................................................           $57,192,303           $51,928,282
                                                                                                   ===========           ===========

Liabilities
     Deposits (Note G)
         Noninterest bearing ...........................................................           $ 4,287,824           $ 3,125,584
         Interest bearing ..............................................................            40,665,302            36,290,416
                                                                                                   -----------           -----------
            Total deposits .............................................................            44,953,126            39,416,000
     Federal funds purchased ...........................................................                     -               470,000
     Long-term debt (Note H) ...........................................................             4,000,000             4,000,000
     Accrued interest payable ..........................................................               376,087               378,485
     Other liabilities .................................................................                26,660                   957
                                                                                                   -----------           -----------
            Total liabilities ..........................................................            49,355,873            44,265,442
                                                                                                   -----------           -----------

Commitments and contingent liabilities (Note M)

Shareholders' equity (Note I)
     Common stock - par value $.01, 10,000,000 shares authorized;
         issued and outstanding - 1,015,458 shares for 2001 and
         1,017,034 shares for 2000 .....................................................                10,154                10,170
     Capital surplus ...................................................................             3,456,396             3,477,515
     Retained earnings .................................................................             4,159,474             4,145,591
     Accumulated other comprehensive income ............................................               210,406                29,564
                                                                                                   -----------           -----------
            Total shareholders' equity .................................................             7,836,430             7,662,840
                                                                                                   -----------           -----------

            Total liabilities and shareholders' equity .................................           $57,192,303           $51,928,282
                                                                                                   ===========           ===========












See accompanying notes to consolidated financial statements.

Consolidated Statement of Income
Clover Community Bankshares, Inc.

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                 2001                   2000                   1999
                                                                                 ----                   ----                   ----
Interest income
     Loans, including fees .......................................            $2,851,774            $2,998,296            $2,849,542
     Interest-bearing deposits in other banks ....................                 2,209                 3,477                19,523
     Securities
         Taxable .................................................               713,476               916,692               796,151
         Tax-exempt ..............................................               218,952               192,893               178,334
     Federal funds sold ..........................................               123,994               152,240               356,433
     Other investments ...........................................                16,405                18,518                25,576
                                                                              ----------            ----------            ----------
            Total interest income ................................             3,926,810             4,282,116             4,225,559
                                                                              ----------            ----------            ----------

Interest expense
     Time deposits $100,000 and over .............................               250,041               192,230               201,113
     Other deposits ..............................................             1,136,314             1,140,137             1,204,309
     Federal funds purchased .....................................                 4,885                 1,156                   161
     Long-term debt ..............................................               171,572               263,366               213,458
                                                                              ----------            ----------            ----------
            Total interest expense ...............................             1,562,812             1,596,889             1,619,041
                                                                              ----------            ----------            ----------

Net interest income ..............................................             2,363,998             2,685,227             2,606,518
Provision for loan losses (Note E) ...............................                33,500                46,700                     -
                                                                              ----------            ----------            ----------
Net interest income after provision ..............................             2,330,498             2,638,527             2,606,518
                                                                              ----------            ----------            ----------

Other income
     Service charges on deposit accounts .........................               469,189               417,873               400,383
     Credit life insurance commissions ...........................                12,581                16,650                16,723
     Other income ................................................                61,264                58,455                59,045
                                                                              ----------            ----------            ----------
            Total other income ...................................               543,034               492,978               476,151
                                                                              ----------            ----------            ----------

Other expenses (Notes J and L)
     Salaries and employee benefits ..............................               874,794               929,218               859,406
     Net occupancy expense .......................................               102,284                70,588                63,647
     Furniture and equipment expense .............................               204,999               235,450               217,801
     Other expense ...............................................               561,177               461,022               429,592
                                                                              ----------            ----------            ----------
            Total other expenses .................................             1,743,254             1,696,278             1,570,446
                                                                              ----------            ----------            ----------

Income before income taxes .......................................             1,130,278             1,435,227             1,512,223
Income tax expense (Note K) ......................................               353,621               456,972               492,907
                                                                              ----------            ----------            ----------
Net income .......................................................            $  776,657            $  978,255            $1,019,316
                                                                              ==========            ==========            ==========

Per share
     Average shares outstanding ..................................             1,017,386             1,017,645             1,014,655
     Net income ..................................................            $     0.76            $     0.96            $     1.00






See accompanying notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity
Clover Community Bankshares, Inc.


                                                     Common Stock
                                                     -------------                                      Accumulated
                                                Number of                   Capital        Retained  Other Comprehensive
                                                 Shares         Amount      Surplus        Earnings      Income (Loss)        Total
                                                 ------         ------      -------        --------      -------------        -----

Balance, January 1, 1999 .................     1,011,020    $    10,110    $ 3,323,861    $ 3,464,499    $   123,528    $ 6,921,998

Comprehensive income:
     Net income ..........................             -              -              -      1,019,316              -      1,019,316
     Change in unrealized holding gains
       and losses on available-for-sale
       securities, net of income tax effects           -              -              -              -       (239,064)      (239,064)
                                                                                                                        -----------
         Total comprehensive income ......             -              -              -              -              -        780,252
                                                                                                                        -----------
Cash dividends declared - $.60 per share .             -              -              -       (606,612)             -       (606,612)
Sales of common stock under dividend
     reinvestment plan, net of plan
     expenses of $13,580 (Note I) ........         4,778             48        118,043              -              -        118,091
Repurchase and retirement of common stock         (1,702)           (17)       (51,468)             -              -        (51,485)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance, December 31, 1999 ...............     1,014,096         10,141      3,390,436      3,877,203       (115,536)     7,162,244

Comprehensive income:
     Net income ..........................             -              -              -        978,255              -        978,255
     Change in unrealized holding gains
       and losses on available-for-sale
       securities, net of income tax effects           -              -              -              -        145,100        145,100
                                                                                                                        -----------
         Total comprehensive income ......             -              -              -              -              -      1,123,355
                                                                                                                        -----------
Cash dividends declared - $.70 per share .             -              -              -       (709,867)             -       (709,867)
Sales of common stock under dividend
     reinvestment plan (Note I) ..........         6,118             61        173,181              -              -        173,242
Repurchase and retirement of common stock         (3,180)           (32)       (86,102)             -              -        (86,134)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance, December 31, 2000 ...............     1,017,034         10,170      3,477,515      4,145,591         29,564      7,662,840

Comprehensive income:
     Net income ..........................             -              -              -        776,657              -        776,657
     Change in unrealized holding gains
       and losses on available-for-sale
       securities, net of income tax effects           -              -              -              -        180,842        180,842
                                                                                                                        -----------
         Total comprehensive income ......             -              -              -              -              -        957,499
                                                                                                                        -----------
Cash dividends declared - $.75 per share .             -              -              -       (762,774)             -       (762,774)
Sales of common stock under dividend
     reinvestment plan (Note I) ..........         3,708             37        112,915              -              -        112,952
Repurchase and retirement of common stock         (5,284)           (53)      (134,034)             -              -       (134,087)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance, December 31, 2001 ...............     1,015,458    $    10,154    $ 3,456,396    $ 4,159,474    $   210,406    $ 7,836,430
                                             ===========    ===========    ===========    ===========    ===========    ===========











See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows
Clover Community Bankshares, Inc.

                                                                                                 Years Ended December 31,
                                                                                                 ------------------------
                                                                                         2001              2000             1999
                                                                                         ----              ----             ----
Operating activities
     Net income ..............................................................      $   776,657       $   978,255       $ 1,019,316
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses ........................................           33,500            46,700                 -
            Depreciation .....................................................           94,613           134,115           121,198
            Deferred income taxes ............................................          (72,403)          (22,719)           77,119
            Securities accretion and premium amortization ....................            3,890             3,094           (28,426)
            Amortization of net loan fees and costs ..........................          (37,591)          (23,680)          (13,163)
            Gain on disposal of fixed assets .................................           (6,844)                -                 -
            Decrease (increase) in interest receivable .......................          145,374           (48,784)          (45,224)
            (Decrease) increase in interest payable ..........................           (2,398)           59,036           (73,195)
            Decrease (increase) in prepaid expenses
                and other assets .............................................          101,911           (33,091)          (55,435)
            Increase in other liabilities and accrued expenses ...............            9,854               189               768
                                                                                    -----------       -----------       -----------
                Net cash provided by operating activities ....................        1,046,563         1,093,115         1,002,958
                                                                                    -----------       -----------       -----------

Investing activities
     Net decrease in interest-bearing deposits in other banks ................                -                 -           294,000
     Purchases of available-for-sale securities ..............................       (4,347,611)       (1,526,980)       (7,508,873)
     Maturities of available-for-sale securities .............................        5,594,324         1,411,894         5,909,764
     Proceeds from sales of other investments ................................                -                 -           127,400
     Net increase in loans made to customers .................................       (1,014,653)       (1,294,441)         (421,865)
     Purchases of premises and equipment .....................................         (774,552)          (71,228)         (279,945)
     Proceeds from sale of equipment .........................................           53,305                 -                 -
     Proceeds from sale of other assets ......................................            4,760            18,276            14,500
                                                                                    -----------       -----------       -----------
                Net cash used by investing activities ........................         (484,427)       (1,462,479)       (1,865,019)
                                                                                    -----------       -----------       -----------

Financing activities
     Net increase (decrease) in demand deposits, interest
         bearing transaction accounts and savings accounts ...................        2,508,046           153,365        (2,037,802)
     Net increase (decrease) in certificates of deposit and other
         time deposits .......................................................        3,029,080        (1,594,889)       (2,711,309)
     (Decrease) increase in federal funds purchased ..........................         (470,000)          470,000                 -
     Proceeds from long-term debt ............................................                -         4,000,000                 -
     Repayment of long-term debt .............................................                -        (4,000,000)                -
     Sales of common stock under dividend reinvestment plan,
         net of plan expenses in 1999 (Note I) ...............................          112,952           173,242           118,091
     Repurchase and retirement of common stock ...............................         (134,087)          (86,134)          (51,485)
     Cash dividends paid .....................................................         (762,774)         (709,867)         (606,612)
                                                                                    -----------       -----------       -----------
                Net cash provided (used) by financing activities .............        4,283,217        (1,594,283)       (5,289,117)
                                                                                    -----------       -----------       -----------
Increase (decrease) in cash and cash equivalents .............................        4,845,353        (1,963,647)       (6,151,178)
Cash and cash equivalents, beginning .........................................        1,708,833         3,672,480         9,823,658
                                                                                    -----------       -----------       -----------
Cash and cash equivalents, ending ............................................      $ 6,554,186       $ 1,708,833       $ 3,672,480
                                                                                    ===========       ===========       ===========



See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Clover Community Bankshares, Inc.


NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization. Clover Community Bankshares, Inc. (the "Company"), a bank holding company, and its wholly-owned subsidiary, Clover Community Bank (the "Bank"), are engaged in providing domestic commercial banking services from their headquarters office in Clover, South Carolina. The Company is a South Carolina corporation and its banking subsidiary is a state chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). Therefore, the Company and its bank subsidiary operate under the supervision, rules and regulations of the Federal Reserve Board, FDIC and South Carolina State Board of Financial Institutions. The holding company was incorporated on March 4, 1998 and Clover Community Bank was organized in 1986 and first commenced commercial operations on October 1, 1987.

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

Retirement Plan. The Company has a salary reduction profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note
L. The Company does not sponsor any postretirement or postemployment benefits.

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

The components of other comprehensive income or loss and related tax effects are as follows:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                    2001                2000               1999
                                                                                    ----                ----               ----
Change in unrealized holding gains and
       losses on available-for-sale securities .....................            $ 282,126            $ 226,364            $(372,955)
Income tax expense (benefit) on other
     comprehensive income (loss) ...................................              101,284               81,264             (133,891)
                                                                                ---------            ---------            ---------
         Net-of-tax amount .........................................            $ 180,842            $ 145,100            $(239,064)
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

During 2001, 2000 and 1999, interest paid on deposits and other borrowings amounted to $1,565,210, $1,537,853 and $1,692,236, respectively. Income tax payments of $330,000, $568,500 and $422,800 were made during 2001, 2000 and
1999, respectively. In 2000 and 1999, non-cash transfers of $9,149 and $25,086, respectively, were made from loans to other assets for the repossession of loan collateral. During 2001, 2000 and 1999, noncash valuation adjustments totaling $282,126, $226,364 and $372,955 were made which increased, increased, and decreased, respectively, the carrying amount of available-for-sale securities. In 2001, accumulated other comprehensive income increased $180,842 and related net deferred income tax assets or liabilities changed by $101,284; in 2000, accumulated other comprehensive income increased $145,100 and related net deferred income tax assets or liabilities changed by $81,264; and, in 1999, accumulated other comprehensive income decreased $239,064 and related net deferred income tax assets or liabilities changed by $133,891.

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

NOTE B - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2001 and 2000, were approximately $216,000 and $224,000, respectively.

NOTE C - SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                       December 31,
                                                                       ------------
                                               2001                                                    2000
                                               ----                                                    ----
                                        Gross        Gross                                      Gross        Gross
                                      Unrealized   Unrealized   Estimated                     Unrealized  Unrealized   Estimated
                         Amortized     Holding      Holding        Fair         Amortized      Holding      Holding       Fair
                           Cost         Gains        Losses       Value           Cost         Gains        Losses       Value
                           ----         -----        ------       -----           ----         -----        ------       -----
Available-for-sale
 U.S. Government
     agencies ....   $ 3,122,733   $    66,040   $     1,119   $ 3,187,654   $ 7,329,060   $    23,281   $    70,246   $ 7,282,095
 State, county and
     municipal ...     4,259,767       114,367        18,338     4,355,796     4,171,924        65,537             -     4,237,461
 Mortgage-backed
     securities ..     9,213,592       195,931        28,634     9,380,889     6,345,713       155,676       128,129     6,373,260
                     -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
       Total .....   $16,596,092   $   376,338   $    48,091   $16,924,339   $17,846,697   $   244,494   $   198,375   $17,892,816
                     ===========   ===========   ===========   ===========   ===========   ===========   ===========   ===========

The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                            December 31,
                                                                             2001                                 2000
                                                                             ----                                 ----
                                                                  Amortized         Estimated          Amortized         Estimated
                                                                     Cost           Fair Value            Cost           Fair Value
                                                                     ----           ----------            ----           ----------
Available-for-sale
     Due in one year or less ...........................        $   280,000        $   285,332        $   325,097        $   325,302
     Due after one through five years ..................          2,032,979          2,081,016          3,529,226          3,516,642
     Due after five through ten years ..................          3,202,404          3,310,828          6,375,412          6,404,975
     Due after ten years ...............................          1,867,117          1,866,274          1,271,249          1,272,637
                                                                -----------        -----------        -----------        -----------
                                                                  7,382,500          7,543,450         11,500,984         11,519,556
     Mortgage-backed securities ........................          9,213,592          9,380,889          6,345,713          6,373,260
                                                                -----------        -----------        -----------        -----------
         Total .........................................        $16,596,092        $16,924,339        $17,846,697        $17,892,816
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

There were no transfers to other categories of available-for-sale securities in 2001, 2000 and 1999.

At December 31, 2001 and 2000, securities with a carrying amount of $1,401,149 and $1,714,382, respectively, were pledged as collateral to secure public deposits.

As of December 31, 2001 and 2000, concentrations in investments in state, county and municipal obligations secured by or payable from the same taxing authority or revenue source that exceeded ten percent of shareholders' equity were as follows:

                                                                                          December 31,
                                                                                          ------------
                                                                               2001                            2000
                                                                               ----                            ----
                                                                      Amortized      Estimated        Amortized      Estimated
                                                                         Cost        Fair Value          Cost       Fair Value
                                                                         ----        ----------          ----       ----------

Town of Clover, S.C. (Not rated) .........................             $     -         $     -         $820,000       $820,000

NOTE D - OTHER INVESTMENTS

Other investments consisted of:

                                                                December 31,
                                                            2001          2000
                                                            ----          ----

Federal Home Loan Bank stock .....................       $200,000       $200,000
Community Financial Services, Inc. stock .........         50,000         50,000
                                                         --------       --------
              Total ..............................       $250,000       $250,000
                                                         ========       ========


NOTE E - LOANS

Loans consisted of the following:

                                                                                       December 31,
                                                                                       ------------
                                                                       2001                                    2000
                                                                       ----                                    ----
                                                          Carrying            Estimated              Carrying            Estimated
                                                           Amount             Fair Value              Amount             Fair Value
                                                           ------             ----------              ------             ----------

Commercial and industrial ....................         $ 12,330,639          $ 12,322,917         $  8,502,147          $  8,353,209
Real estate- construction ....................            2,575,577             2,561,414            4,422,181             4,334,487
Real estate - mortgage .......................           12,284,506            12,436,847           13,131,338            12,745,441
Consumer installment .........................            4,652,396             4,479,747            4,731,355             4,672,042
                                                       ------------          ------------         ------------          ------------
         Total ...............................           31,843,118            31,800,925           30,787,021            30,105,179
Less
     Allowance for loan losses ...............             (274,347)                    -             (253,967)                    -
     Deferred net loan fees ..................              (31,450)                    -              (18,866)                    -
                                                       ------------          ------------         ------------          ------------
         Loans - net .........................         $ 31,537,321          $ 31,800,925         $ 30,514,188          $ 30,105,179
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

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                                   December 31,
                                                                   ------------
                                                                 2001       2000
                                                                 ----       ----
Investment in impaired loans
     Nonaccrual ............................................   $     -   $    10
     Accruing 90 days and over past due ....................         -       619
                                                               -------   -------
         Total .............................................   $     -   $   629
                                                               =======   =======

Average total investment in impaired loans during the year .   $ 4,250   $14,157
Allowance for loan losses on impaired loans ................         -         -


The average total investment in impaired loans during 1999 was $3,500. There were no outstanding commitments at December 31, 2001 to lend additional funds to debtors owing amounts on impaired loans.

As of December 31, 2001 and 2000, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its market area within York County, South Carolina. The economy of this area is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on certain borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                                  Years Ended December 31,
                                                  ------------------------
                                            2001           2000           1999
                                            ----           ----           ----

Balance at January 1 ..............     $ 253,967      $ 258,762      $ 265,149
Provision charged to expense ......        33,500         46,700              -
Recoveries ........................         1,297            872          2,365
Charge-offs .......................       (14,417)       (52,367)        (8,752)
                                        ---------      ---------      ---------
Balance at December 31 ............     $ 274,347      $ 253,967      $ 258,762
                                        =========      =========      =========


Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $3,301,290 and $2,420,100 at December 31, 2001 and 2000, respectively. During 2001, $2,837,567 of new loans were made and repayments totaled $1,956,377.

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                             December 31,
                                                             ------------
                                                         2001             2000
                                                         ----             ----

Land .........................................       $  978,822       $  322,949
Buildings and land improvements ..............          600,041          600,041
Furniture and equipment ......................        1,006,888        1,076,206
                                                     ----------       ----------
     Total ...................................        2,585,751        1,999,196
Accumulated depreciation .....................        1,140,781        1,187,704
                                                     ----------       ----------
          Premises and equipment - net .......       $1,444,970       $  811,492
                                                     ==========       ==========


Depreciation expense for the years ended December 31, 2001, 2000 and 1999 was $94,613, $134,115 and $121,198, respectively.

Clover Community Bank has applied for and received permission from the South Carolina State Board of Financial Institutions and the Federal Deposit Insurance Corporation to establish a branch office in Lake Wylie, South Carolina. Management expects to open for business at this location sometime in the last half of 2002. In 2001, a parcel of land for the new office was acquired at a cost of $655,873. At December 31, 2001, no construction contracts had been entered into; however, it is expected that the additional expenditures to construct a building and acquire necessary furniture and equipment will be in the range of $750,000 to $850,000.


NOTE G - DEPOSITS

A summary of deposits follows:

                                                                                            December 31,
                                                                                            ------------
                                                                              2001                                2000
                                                                              ----                                ----
                                                                  Carrying          Estimated          Carrying           Estimated
                                                                   Amount          Fair Value           Amount            Fair Value
                                                                   ------          ----------           ------            ----------

Noninterest bearing demand .............................        $ 4,287,824        $ 4,287,824        $ 3,125,584        $ 3,125,584
Interest bearing transaction accounts ..................         13,893,808         13,893,808         12,600,193         12,600,193
Savings ................................................          2,812,056          2,812,056          2,759,865          2,759,865
Time deposits $100,000 and over ........................          6,729,660          6,750,661          4,126,342          4,147,529
Other time deposits ....................................         17,229,778         17,253,837         16,804,016         16,829,363
                                                                -----------        -----------        -----------        -----------
     Total deposits ....................................        $44,953,126        $44,998,186        $39,416,000        $39,462,534
                                                                ===========        ===========        ===========        ===========


The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is equal to the amount payable on demand, or carrying amount, as of December 31, 2001 and 2000. The fair value of time deposits is estimated based on the discounted value of contractual cash flows. The discount rates were estimated using the rates currently offered as of December, 31, 2001 and 2000, for deposits of similar remaining maturities.

At December 31, 2001, the scheduled maturities of time deposits were as follows:

                    Year                                             Amount
                    ----                                             ------

                     2002                                       $ 19,761,183
                     2003                                          4,151,255
                     2004                                             19,000
                     2005                                              3,000
                     2006 and thereafter                              25,000

NOTE H - LONG-TERM DEBT

Long-term debt at December 31, 2001 and 2000 consisted of a $4,000,000 note issued by the Bank to the Federal Home Loan Bank of Atlanta (the "FHLB").

                                                                                             December 31,
                                                                                             ------------
                                                                               2001                             2000
                                                                               ----                             ----
                                                                   Carrying          Estimated         Carrying          Estimated
                                                                    Amount          Fair Value          Amount           Fair Value
                                                                    ------          ----------          ------           ----------
Floating rate notes issued to the Federal Home
     Loan Bank of Atlanta
         Due November 28, 2003 .........................          $4,000,000        $4,000,000       $   4,000,000        $4,000,000

         Interest rate at period end ...................                2.02%                -                6.71%                -


The note is secured by a lien on all of the Bank's 1-4 family residential first lien mortgage loans which had a carrying value of approximately $7,885,000 as of December 31, 2001. The Bank has an additional long-term debt availability of approximately $1,914,000 from the FHLB that had not been drawn at December 31, 2001.

The fair value of the variable rate long-term debt is estimated at the carrying amount because the interest rate associated with such debt reprices immediately with changes in the lender's program rate, and management is not aware of any significant change in the credit risk associated with the debt.


NOTE I - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances. South Carolina regulations restrict the amount of dividends that banks can pay to shareholders. Any of the Bank's dividends to the parent company in an amount exceeding the amount of the current year's earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally allowable only from its undivided profits. In addition, dividends paid by the Bank to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. At December 31, 2001, the Bank's undivided profits totaled $3,624,753. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

Accumulated Other Comprehensive Income. As of December 31, 2001 and 2000, accumulated other comprehensive income included as an increase in shareholders' equity in the accompanying consolidated balance sheet consisted of the accumulated changes in the unrealized holding gains and losses on available-for-sale securities, net of income tax effects.

Dividend Reinvestment Plan. As of February 4, 1999, the Company registered and reserved 50,000 shares of its authorized but unissued common stock for sale through its Dividend Reinvestment Plan (the "Plan"). Under the Plan, which is open only to residents of South Carolina, shareholders may purchase additional shares by foregoing the payment in cash of cash dividends declared by the Company and instead accepting additional shares of common stock. Such shares of additional stock are issued at a price determined in accordance with the plan's pricing formula. There are no provisions for other periodic stock purchases under the Plan. Shares issued under the Plan are newly issued shares. As of December 31, 2001, a total of 14,604 shares had been issued, with 35,396 of the reserved shares available for future issuance.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31,

2001 and 2000, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2001, the most recent notification from the FDIC categorized Clover Community Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and its banking subsidiary must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Clover Community Bank's category. The Company's and Clover Community Bank's actual capital amounts and ratios are also presented in the table.

                                                                                               Minimum for        Minimum to be
                                                                             Actual         Capital Adequacy     Well Capitalized
                                                                             ------         ----------------     ----------------
                                                                      Amount       Ratio    Amount      Ratio    Amount       Ratio
                                                                      ------       -----    ------      -----    ------       -----
December 31, 2001                                                                         (Dollars in thousands)
      The Company
          Total Capital to risk weighted assets ................      $7,901       21.0%    $3,008       8.0%    $3,760       10.0%
          Tier 1 Capital to risk weighted assets ...............      $7,626       20.3%    $1,504       4.0%    $2,256        6.0%
          Tier 1 Capital to average assets (leverage) ..........      $7,626       13.3%    $1,725       3.0%    $2,874        5.0%
      Clover Community Bank
          Total Capital to risk weighted assets ................      $7,234       19.2%    $3,008       8.0%    $3,760       10.0%
          Tier 1 Capital to risk weighted assets ...............      $6,959       18.5%    $1,504       4.0%    $2,256        6.0%
          Tier 1 Capital to average assets (leverage) ..........      $6,959       12.1%    $1,725       3.0%    $2,874        5.0%

December 31, 2000
      The Company
          Total Capital to risk weighted assets ................      $7,887       23.5%    $2,684       8.0%    $3,355       10.0%
          Tier 1 Capital to risk weighted assets ...............      $7,633       22.8%    $1,342       4.0%    $2,013        6.0%
          Tier 1 Capital to average assets (leverage) ..........      $7,633       14.7%    $1,561       3.0%    $2,602        5.0%
      Clover Community Bank
          Total Capital to risk weighted assets ................      $7,289       21.7%    $2,684       8.0%    $3,355       10.0%
          Tier 1 Capital to risk weighted assets ...............      $7,035       21.0%    $1,342       4.0%    $2,013        6.0%
          Tier 1 Capital to average assets (leverage) ..........      $7,035       13.5%    $1,561       3.0%    $2,602        5.0%



NOTE J - OTHER EXPENSES

Other expenses are summarized below:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                2001                   2000                   1999
                                                                                ----                   ----                   ----

Salaries and employee benefits ................................             $  874,794             $  929,218             $  859,406
Net occupancy expense .........................................                102,284                 70,588                 63,647
Furniture and equipment expense ...............................                204,999                235,450                217,801
Other expense
     Stationery, printing and postage .........................                111,345                106,267                110,717
     Telephone ................................................                 17,498                 17,311                 16,662
     Advertising ..............................................                 14,571                  7,208                  9,082
     Professional services ....................................                111,379                 78,248                 65,699
     Insurance ................................................                 11,025                 10,841                 10,840
     FDIC insurance assessment ................................                  7,841                  8,826                  5,312
     Directors' fees ..........................................                 45,600                 38,800                 33,600
     Data processing expenses .................................                 55,984                 50,427                 58,104
     ATM/Debit card expenses ..................................                 53,653                 47,481                 32,877
     Other ....................................................                132,281                 95,613                 86,699
                                                                            ----------             ----------             ----------
         Total ................................................             $1,743,254             $1,696,278             $1,570,446
                                                                            ==========             ==========             ==========

NOTE K - INCOME TAXES

Income tax expense consisted of:

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                  2001                   2000                1999
                                                                                  ----                   ----                ----
Current
     Federal ......................................................            $ 385,279             $ 433,802             $ 375,584
     State ........................................................               40,745                45,889                40,204
                                                                               ---------             ---------             ---------
               Total current ......................................              426,024               479,691               415,788
                                                                               ---------             ---------             ---------
Deferred
     Federal ......................................................              (73,959)              (20,896)               70,932
     State ........................................................                1,556                (1,823)                6,187
                                                                               ---------             ---------             ---------
               Total deferred .....................................              (72,403)              (22,719)               77,119
                                                                               ---------             ---------             ---------
               Total income tax expense ...........................            $ 353,621             $ 456,972             $ 492,907
                                                                               =========             =========             =========


Income before income taxes presented in the consolidated statement of income for the years ended December 31, 2001, 2000 and 1999 included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                               2001                   2000                   1999
                                                                               ----                   ----                   ----

Tax expense at statutory rate .................................             $ 384,294              $ 487,977              $ 514,156
State income tax, net of federal
     income tax benefit .......................................                23,259                 29,084                 30,618
Tax-exempt interest income ....................................               (72,449)               (65,002)               (60,542)
Non-deductible interest expense to
     carry tax-exempt instruments .............................                 8,722                  8,470                  8,111
Other, net ....................................................                 9,795                 (3,557)                   564
                                                                            ---------              ---------              ---------
               Total ..........................................             $ 353,621              $ 456,972              $ 492,907
                                                                            =========              =========              =========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                    2001                   2000
                                                                                                    ----                   ----
Deferred tax assets
     Allowance for loan losses ..................................................                $  66,795                 $  65,304
     Net deferred loan fees .....................................................                   10,385                     6,773
     Accrued interest payable ...................................................                  135,015                   135,876
                                                                                                 ---------                 ---------
               Gross deferred tax assets ........................................                  212,195                   207,953
     Valuation allowance ........................................................                        -                         -
                                                                                                 ---------                 ---------
               Total ............................................................                  212,195                   207,953
                                                                                                 ---------                 ---------

Deferred tax liabilities
     Accrued interest receivable ................................................                   28,081                   126,836
     Prepaid expenses ...........................................................                   72,922                    43,397
     Accelerated depreciation ...................................................                    5,770                     4,518
     Unrealized holding gains and losses on
       available-for-sale securities ............................................                  117,841                    16,557
     Other ......................................................................                    3,430                     3,612
                                                                                                 ---------                 ---------
               Gross deferred tax liabilities ...................................                  228,044                   194,920
                                                                                                 ---------                 ---------
Net deferred income tax (liabilities) assets ....................................                $ (15,849)                $  13,033
                                                                                                 =========                 =========


A portion of the change in net deferred tax assets or liabilities related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2001, 2000 and 1999, $101,284 was charged, $81,264 was charged, and $133,891 was credited to other comprehensive income, respectively. In 2001, 2000 and 1999, $72,403 was credited, $22,719 was credited, and $77,119 was charged to income tax expense, respectively.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 2001 and 2000 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.


NOTE L - RETIREMENT PLAN

 In 1993, the Company established the Clover Community Bank Employees' Retirement Savings Plan (the "Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the Plan after attaining age 21 and completing twelve months of service, and are credited with at least 1000 hours of service during the eligibility computation period. Employees are allowed to defer their salary up to the maximum dollar amount determined by federal government laws and regulations each year. The Company matches $.50 for each dollar contributed by the employees up to 6% of their total pay. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after six years of service. The employer contributions to the plan for 2001, 2000 and 1999 totaled $17,104, $18,552 and $16,475, respectively.


NOTE M - COMMITMENTS AND CONTINGENCIES

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

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                              December 31,
                                                              ------------
                                                            2001         2000
                                                            ----         ----

Loan commitments .................................     $5,955,910     $6,216,642
Commitment to purchase when-issued security ......        500,000              -
Standby letters of credit ........................              -         31,575


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

The estimated fair values of off-balance-sheet financial instruments such as loan commitments and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of the banking subsidiary's loan commitments do not involve the charging of a fee, and fees associated with outstanding standby letters of credit are not material. Therefore, as of December 31, 2001 and 2000, the estimated fair values of these off-balance-sheet financial instruments is nominal. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Management is not aware of any significant change in the credit risk associated with these commitments.

As of December 31, 2001, the banking subsidiary had committed to purchase at par for $500,000 an obligation of the Federal Home Loan Banks which was expected to be issued on January 10, 2002. The commitment was entered into on December 17, 2001, and the fair value of the commitment as of December 31, 2001 is estimated to be the same as the commitment amount.

Short-term Borrowing Availability. At December 31, 2001, the banking subsidiary had unused short-term lines of credit to purchase up to $3,075,000 in federal funds from correspondent financial institutions. One line for $2,300,000 expires October 1, 2002; however, all lenders reserve the right to withdraw the accommodations at any time.

Litigation. The Company and its subsidiary were not involved as defendants in any litigation at December 31, 2001. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

Following is summary information on the estimated fair value of financial instruments, cross referenced to the location in the consolidated financial statements and notes where more detailed information can be obtained:

                                                                                             December 31,
                                                                                             ------------
                                                                               2001                                2000
                                                                               ----                                ----
                                                                    Carrying         Estimated          Carrying         Estimated
                                                                     Amount         Fair Value           Amount         Fair Value
                                                                    of Assets        of Assets          of Assets        of Assets
                                                                  (Liabilities)    (Liabilities)      (Liabilities)    (Liabilities)
                                                                  -------------    -------------      -------------    -------------

Cash and due from banks (Note A) ...........................     $  1,458,095      $  1,458,095      $  1,668,386      $  1,668,386
Interest-bearing deposits in other banks (Note A) ..........           10,091            10,091            40,447            40,447
Federal funds sold (Note A) ................................        5,086,000         5,086,000                 -                 -
Securities (Note C) ........................................       16,924,339        16,924,339        17,892,816        17,892,816
Other investments (Notes A and D) ..........................          250,000           250,000           250,000           250,000
Loans (Note E) .............................................       31,537,321        31,800,925        30,514,188        30,105,179
Accrued interest receivable (Note A) .......................          264,873           264,873           410,247           410,247
Deposits (Note G) ..........................................      (44,953,126)      (44,998,186)      (39,416,000)      (39,462,534)
Federal funds purchased (Note A) ...........................                -                 -          (470,000)         (470,000)
Long-term debt (Note H) ....................................       (4,000,000)       (4,000,000)       (4,000,000)       (4,000,000)
Accrued interest payable (Note A) ..........................         (376,087)         (376,087)         (378,485)         (378,485)
Loan commitments (Note M) ..................................                -        (5,955,910)                -        (6,216,642)
Commitment to purchase when-issued security (Note M) .......                -          (500,000)                -                 -
Standby letters of credit (Note M) .........................                -                 -                 -           (31,575)

NOTE O - ACCOUNTING CHANGES

Accounting for Derivative Instruments and Hedging Activities. FASB ("Financial Accounting Standards Board") Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as subsequently amended by FASB Statements No. 137 and 138, addresses the accounting and financial reporting for derivative instruments, including derivative instruments embedded in other contracts and hedging activities. The Statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of these instruments at fair value. Also, hedging relationships are required to be accounted for and disclosed accordance with the Statement. The Statement, as amended, is required to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, without restatement of financial statements of prior periods. The Company has adopted the provisions of the Statement effective with the fiscal quarter beginning January 1, 2001. However, the adoption of this Statement has not had any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Business Combinations. FASB Statement No. 141, "Business Combinations," addresses accounting and reporting for business combinations and supersedes APB ("Accounting Principles Board") Opinion No. 16, "Business Combinations," and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations within the scope of this Statement are to be accounted for using the purchase method, with use of the pooling-of-interests method no longer permitted. The provisions of the Statement apply to all business combinations initiated after June 30, 2001, as well as all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of this Statement in 2001 has not had any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Goodwill and Other Intangibles. FASB Statement No. 142, "Goodwill and Other Intangible Assets," addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No. 17, "Intangible Assets." This statement changes the accounting for goodwill from an amortization method to an impairment-only approach. The provisions of this Statement are required to be applied beginning with fiscal years beginning after December 15, 2001. The adoption of this Statement as of January 1, 2002 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for Asset Retirement. Obligations FASB Statement No. 143, "Accounting for Asset Retirement Obligations," addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement requires recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred, along with increasing the carrying amount and depreciation of the related asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. The adoption of this Statement as of January 1, 2003 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for the Impairment or Disposal of Long-Lived Assets. FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121 and the accounting and reporting provisions of APB No. 30 for the disposal of a segment of a business, as previously defined in that Opinion. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The adoption of this Statement as of January 1, 2002 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Isolation of Transferred Financial Assets. FASB Technical Bulletin No. 01-1 defers until 2002 application of the isolation standards of FASB Statement No. 140 as applied to banks and certain other financial institutions. FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for transfers of financial assets and extinguishments of liabilities based on a financial components approach that focuses on retention or surrender of control of such assets or liabilities. The Statement also requires the reclassification of financial assets pledged as collateral under certain circumstances. FASB Statement 140 was effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001, and effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 31, 2000. The adoption of FASB Statement No. 140 in 2001 and the deferral allowed by FASB Technical Bulletin No. 01-01 have not had any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

NOTE P - CLOVER COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY)

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                      2001                   2000
                                                                                                      ----                   ----
Condensed Balance Sheet
     Assets
         Cash ......................................................................              $  662,095              $  590,451
         Investment in banking subsidiary ..........................................               7,169,129               7,064,299
         Other assets ..............................................................                   5,206                   8,090
                                                                                                  ----------              ----------
            Total assets ...........................................................              $7,836,430              $7,662,840
                                                                                                  ==========              ==========
     Liabilities
         Other liabilities .........................................................              $        -              $        -
     Shareholders' equity ..........................................................               7,836,430               7,662,840
                                                                                                  ----------              ----------
            Total liabilities and shareholders' equity .............................              $7,836,430              $7,662,840
                                                                                                  ==========              ==========

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                        2001              2000               1999
                                                                                        ----              ----               ----
Condensed Statement of Income
     Income
         Dividends received from banking subsidiary ..........................      $   862,775       $   709,867       $   606,612
         Interest income .....................................................            7,740             6,483            10,833
                                                                                    -----------       -----------       -----------
            Total income .....................................................          870,515           716,350           617,445
                                                                                    -----------       -----------       -----------
     Expenses
         Other expenses ......................................................           23,052            20,554            20,558
                                                                                    -----------       -----------       -----------
            Total expenses ...................................................           23,052            20,554            20,558
                                                                                    -----------       -----------       -----------
     Income before income taxes and equity in
         undistributed earnings of banking subsidiary ........................          847,463           695,796           596,887
     Income tax expense (credit) .............................................           (5,206)           (4,784)           (3,306)
     Equity in undistributed earnings
         of banking subsidiary ...............................................          (76,012)          277,675           419,123
                                                                                    -----------       -----------       -----------
     Net income ..............................................................      $   776,657       $   978,255       $ 1,019,316
                                                                                    ===========       ===========       ===========

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                        2001              2000               1999
                                                                                        ----              ----               ----

Condensed Statement of Cash Flows
     Operating activities
         Net income ..........................................................      $   776,657       $   978,255       $ 1,019,316
            Adjustments to reconcile net income to net
                cash provided by operating activities
                    Equity in undistributed earnings
                      of banking subsidiary ..................................           76,012          (277,675)         (419,123)
                    Decrease (increase) in other assets ......................            2,884            (4,783)             (419)
                                                                                    -----------       -----------       -----------
                         Net cash provided by operating activities ...........          855,553           695,797           599,774
                                                                                    -----------       -----------       -----------
     Investing activities
         Proceeds from transfer of land to banking subsidiary ................                -           221,020                 -
         Purchase of land ....................................................                -                 -          (221,020)
                                                                                    -----------       -----------       -----------
                         Net cash provided (used) by
                           investing activities ..............................                -           221,020          (221,020)
                                                                                    -----------       -----------       -----------
     Financing activities
         Sales of common stock under dividend reinvestment
              plan, net ......................................................          112,952           173,242           118,091
         Repurchase and retirement of common stock ...........................         (134,087)          (86,134)          (51,485)
         Cash dividends paid .................................................         (762,774)         (709,867)         (606,612)
                                                                                    -----------       -----------       -----------
                         Net cash used by financing activities ...............         (783,909)         (622,759)         (540,006)
                                                                                    -----------       -----------       -----------
     Increase (decrease) in cash and cash equivalents ........................           71,644           294,058          (161,252)
     Cash and cash equivalents, beginning ....................................          590,451           296,393           457,645
                                                                                    -----------       -----------       -----------
     Cash and cash equivalents, ending .......................................      $   662,095       $   590,451       $   296,393
                                                                                    ===========       ===========       ===========