Form 10KSB, Exhibit 13
period 2003-12-31
CLOVER COMMUNITY BANKSHARES INC
filed 2004-03-30
CIK 1057017

Exhibit 13




















                 Portions of 2003 Annual Report to Shareholders
                           Incorporated by Reference

Market for Common Stock and Dividends

Although a limited number of shares of common stock of Clover Community Bankshares, Inc. (the "Company") are traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the near future. The common stock is not traded on the NASDAQ National Market System, nor are there any market makers known to management. During 2003, management was aware of a few transactions in which the Company's common stock traded at $25.00 per share. However, management has not ascertained that these transactions are the result of arm's length negotiations between the parties, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock.

Shareholders may purchase additional common shares in the Company by reinvesting their cash dividends under the Company's dividend reinvestment plan (the "Reinvestment Plan"). Under the Reinvestment Plan, 2,198 and 3,455 newly issued shares were purchased by shareholders in 2003 and 2002 at prices of $28.56 and $30.86 per share, respectively, in accordance with the Reinvestment Plan's pricing formula. In 2003 and 2002, 4,000 and 4,332, shares, respectively, of the Company's common stock were repurchased, primarily from eleemosynary organizations, and retired. The average price for such share repurchases and retirements in 2003 and 2002 was $25.00 per share. These prices were set at the discretion of the Company's Board of Directors. Prices established for the issuance of shares under the Reinvestment Plan and for repurchases may not be indicative of the market value of the common stock.

As of February 24, 2004, there were approximately 725 holders of record of the Company's common stock, excluding individual participants in security position listings.

The Company has paid an annual cash dividend since 1991. In 2003 and 2002, the Company declared and paid cash dividends to shareholders of $0.50 and $0.75 per share, respectively.

The Board of Directors considers such factors as adequacy of capital to support future growth, regulatory capital requirements, maximum legal lending limits based on capital levels and profitability in making its decisions regarding cash dividends. The Company's ability to declare and pay cash dividends is largely dependent upon the successful operation of the Bank and its ability to pay cash dividends to the Company. South Carolina banking regulations restrict the amount of cash dividends that can be paid by the Bank to the Company. Any of the Bank's cash dividends to the Company in excess of the current year's earnings are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the Bank to the Company, or by the Company to its shareholders, would be prohibited if the effect thereof would cause the capital of the Bank or the Company to be reduced below minimum capital requirements.

Management's Discussion and Analysis

This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Clover Community Bankshares, Inc. and its wholly-owned subsidiary, Clover Community Bank. This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report.

Critical Accounting Policies

The Company has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's consolidated financial statements. The significant accounting policies of the Company are described in the notes to the consolidated financial statements.

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

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the section "Provision for Loan Losses" and "Allowance for Loan Losses" and Note 1 to the consolidated financial statements for a detailed description of the Company's estimation process and methodology related to the allowance for loan losses.

Forward Looking Statements

Statements included in Management's Discussion and Analysis which are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward-looking statements may be identified, without limitation, by the use of the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. The Company cautions readers that forward looking statements, including without limitation, those relating to future business prospects, revenues, working capital, liquidity, capital needs, interest costs, adequacy of the allowance for loan losses, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.

Earnings Performance

2003 Compared with 2002

The Company recorded net income of $766,000 for the year ended December 31, 2003, a decrease of $66,000, or 7.9%, from net income of $832,000 for 2002. Net income per share for 2003 was $0.75, compared with $0.82 for 2002. Return on average assets and return on average equity were 1.06% and 9.68%, respectively for 2003 and 1.39% and 10.58%, respectively, for 2002.

The Company's net income for 2003 was lower than 2002. An increase in noninterest expenses of $527,000 as a result of staffing and opening of the new Lake Wylie branch, which opened in late 2002, and realized gains on sales of investment securities totaling $273,000 in 2002 as compared to no such gains in 2003 were major contributors to the decrease. However, these decreases were offset by a decrease in the provision for loan losses which decreased $261,000 to $96,000. The provision for loan losses decreased primarily as a result of a $265,000 decrease in net charge-offs during 2003, the decrease to $194,000 in nonaccrual loans at December 31, 2003 as compared to $432,000 a year earlier, and management's judgment with respect to current and projected economic conditions.

Net interest income was $2,800,000 for 2003 compared to $2,424,000 for 2002, an increase of $376,000, or 15.51%. This increase is a result of an approximately $2,878,000 increase in average earning assets and liabilities offset by the impact of a decline in interest rates as a result of the actions during 2003 by the Board of Governors of the Federal Reserve System as it continued to provide stimulus to the national economy through low, stable, interest rates.

Comprehensive income for 2003 and 2002 was $693,000 and $816,000, respectively. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Comprehensive income for the Company is correlated directly to the effects that changing conditions have on the fair values of the Company's holdings of available-for-sale securities. The resulting changes in unrealized holding gains and losses on such securities are reported as a separate component of shareholders' equity. Such items, along with net income, comprise comprehensive income.

The table, "Average Balances, Yields and Rates", provides a detailed analysis of the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 2003 and 2002.
                       Average Balances, Yields and Rates

                                                                          2003                                   2002
                                                       --------------------------------------    -----------------------------------
(Dollars in thousands)                                   Average         Income/      Yields/    Average        Income/      Yields/
                                                       Balances (1)     Expense        Rates     Balances (1)   Expense      Rates
                                                       ------------     -------        -----     ------------   -------      -----
Assets:
Interest-bearing deposits in other
   Banks ........................................      $     15              1          6.66%   $     29       $     1         3.45%
Securities
   Taxable ......................................        13,075            409          3.13      12,161           585         4.81
    Tax-exempt (2) ..............................         5,502            323          5.87       4,514           329         7.29
                                                       --------         ------                  --------       -------

         Total securities .......................        18,577            732          3.94      16,675           914         5.48

Nonmarketable equity securities .................           250             10          4.00         250            13         5.20
Federal funds sold ..............................         6,345             84          1.32       4,187            66         1.58
Loans receivable (3) ............................        42,509          2,919          6.87      33,677         2,553         7.58
                                                       --------         ------                  --------       -------

       Total interest earning assets ............        67,696          3,746          5.53      54,818         3,547         6.47
Cash and due from banks .........................         1,721                                    2,766
Allowance for loan losses .......................          (444)                                    (307)
Premises, furniture and equipment ...............         2,316                                    1,615
Other assets ....................................           628                                      817
                                                       --------                                 --------

        Total assets ............................      $ 71,917                                 $ 59,709
                                                       ========                                 ========

Liabilities and shareholders' equity:
Interest-bearing deposits
  Interest-bearing transaction accounts .........      $ 23,441             87          0.37%   $ 15,352       $    81         0.53%
  Savings .......................................         7,240             18          0.25       3,076            21         0.68
  Time deposits $100M and over ..................         9,321            197          2.11       6,313           203         3.22
  Other time deposits ...........................        16,214            485          2.99      18,011           629         3.49
                                                       --------         ------                  --------       -------

       Total interest-bearing deposits ..........        56,216            787          1.40      42,752           934         2.18
Federal funds purchased .........................             -              -             -           5             -         -
Long-term debt ..................................             -             49             -       4,000            77         1.93
                                                       --------         ------                  --------       -------

        Total interest-bearing liabilities.......        56,216            836          1.49      46,757         1,011         2.16
Non-interest demand deposits ....................         7,542                                    4,733
Other liabilities ...............................           245                                      356
Shareholders' equity ............................         7,914                                    7,863
                                                       --------                                 --------
        Total liabilities and
          shareholders' equity ..................      $ 71,917                                 $ 59,709
                                                       ========                                 ========

Interest rate spread (4) ........................                                       4.04%                                  4.31%
Net interest income and net yield on
   earning assets (5) ...........................                     $  2,910          4.29%                  $ 2,536         4.63%
Interest free funds supporting earning
   assets (6) ...................................      $ 11,480                                $  8,061

----
(1)  Average balances are computed on a daily basis.
(2) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.
(3) Nonaccruing loans are included in the average loan balances and income on such loans is recognized on a cash basis.
(4) Total interest earning assets yield less the total interest bearing liabilities rate.
(5)  Net interest income divided by total interest earning assets.
(6)  Total interest earning assets less total interest bearing liabilities.

The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and changes in the rates earned and paid on such assets and liabilities.

                        Volume and Rate Variance Analysis

                                                                     2003 Compared with 2002              2002 Compared with 2001
                                                                     -----------------------              -----------------------
(Dollars in thousands)                                        Volume(1)     Rate(1)     Total        Volume(1)     Rate(1)     Total
                                                              ---------     -------     -----        ---------     -------     -----

Interest-bearing deposits due from
    other banks ......................................       $   -        $   -        $   -        $   -        $  (1)       $  (1)
Taxable securities ...................................          41         (217)        (176)          (9)        (119)        (128)
Tax-exempt securities (2) ............................          43          (47)          (4)          12          (13)          (1)
Nonmarketable equity securities ......................           -           (3)          (3)           -           (3)          (3)
Federal funds sold ...................................          30          (12)          18           15          (73)         (58)
Loans ................................................         623         (257)         366          232         (531)        (299)
                                                             -----        -----        -----        -----        -----        -----

       Total interest income (expense) ...............         737         (536)         201          250         (740)        (490)
                                                             -----        -----        -----        -----        -----        -----

Interest-bearing deposits
  Interest-bearing transaction accounts ..............          35          (29)           6           18          (76)         (58)
  Savings ............................................          16          (19)          (3)           2          (18)         (16)
  Time deposits $100M and over .......................          77          (83)          (6)          48          (95)         (47)
  Other time deposits ................................         (83)         (61)        (144)          31         (362)        (331)
Federal funds purchased ..............................           -            -            -            -           (5)          (5)
Long-term debt .......................................         (28)           -            -            -          (85)         (85)
                                                             -----        -----        -----        -----        -----        -----

        Total interest expense (income) ..............          45         (192)        (147)          99         (651)        (552)
                                                             -----        -----        -----        -----        -----        -----

        Net interest income (expense) ................       $ 720        $(344)       $ 376        $ 151        $ (89)       $  62
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


Management currently expects that interest rates may move slightly higher, but within a narrow range in 2004. Management has not presently identified any factors that would cause interest rates to increase or decrease sharply in a short time period. However, dramatic changes in interest rates that can significantly affect the Company, either positively or negatively, are possible. Any significant changes in net interest income for 2004 are currently expected to be the result of changes in the volumes of interest earning assets and liabilities. Management expects to continue to use its marketing strategies to attempt to increase the Company's market share for both deposits and quality loans within its service areas. These strategies include offering competitive interest rates, and continuing the Company's commitment to providing outstanding customer service.

Interest Rate Sensitivity

Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly monitors interest rate risk exposures and the expected interest rate environment so that timely adjustments in interest rate sensitivity can be made. In an effort to improve asset/liability management and improve net interest income in future years, the Company has engaged an experienced consultant to advise management and the Board of Directors in this vital area. Throughout 2004, management intends to closely monitor the Company's interest sensitivity position and intends to take appropriate and timely actions to promote stable growth in net interest income.

The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at the end of 2003 of $29,433,000, and a cumulative gap ratio of 44.75%. From a long-term perspective, the interest sensitivity analysis indicates that on a cumulative basis over five years, the Company is in an asset sensitive position of $15,349,000 or a cumulative gap of 23.44%. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon", a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2003 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates ordinarily would be expected to have a positive effect on net interest income and rising rates ordinarily would be expected to have the opposite effect. However, in a rapidly falling interest rate environment, net interest income can decrease despite a negative interest sensitivity gap. This occurs because debtors can obtain lower interest rate financing by prepaying, refinancing or renegotiating their existing, higher fixed-rate mortgage and other loans. Similarly, issuers of federal and local government securities can exercise early call options to prepay or refinance their debt securities at lower rates. In a rising interest rate environment, a negative gap would have an adverse impact on net income. Interest earning assets would not reprice, through prepayment, refinancing or other options while the interest bearing liabilities would, resulting in a lower interest rate spread and ultimately a lower net income.

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

                          Interest Sensitivity Analysis
                                December 31, 2003

                                                                               After Three      Greater
                                                                   Within        Through        Than One        Over
                                                                    Three        Twelve        Less Than        Five
              (Dollars in thousands)                               Months        Months        Five Years       Years        Total
                                                                   ------        ------        ----------      -----         -----
Assets
   Earning Assets:
      Interest-bearing deposits with other banks ...........     $     15       $      -       $      -       $      -      $     15
      Federal funds sold ...................................        3,371              -              -              -         3,371
      Securities available-for-sale ........................          123            227          3,283         14,765        18,398
      Nonmarketable equity securities ......................          250              -              -              -           250
      Loans receivable (1) .................................            -          4,811         19,299         10,629        43,742
                                                                 --------       --------       --------       --------      --------

           Total earning assets ............................       12,762          5,038         22,582         25,397        65,779

Liabilities
   Interest-bearing liabilities
       Interest-bearing transaction accounts ...............       21,065              -              -              -        21,065
       Savings deposits ....................................        3,950              -              -              -         3,950
       Time deposits $100,000 and over .....................        4,746          4,231            544            415         9,936
       Other time deposits .................................        5,877          7,364          2,084            154        15,479
        Borrowings .........................................            -              -              -              -             -
                                                                 --------       --------       --------       --------      --------

            Total interest bearing liabilities .............       35,638         11,595          2,628            569        50,430

Period gap .................................................     $(22,876)      $ (6,557)      $ 19,954       $  4,828      $ 15,349

Cumulative gap .............................................     $(22,876)      $(29,433)      $ (9,479)      $ 15,349

Ratio of cumulative gap to total earning assets ............      (34.78%)       (44.75%)       (14.41%)         23.44%

(1)  Loans are net of deferred loan fees of $46,000.

Provision for Loan Losses

The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Management provided $96,000 and $357,000 for loan losses in 2003 and 2002, respectively. The significant decrease in the 2003 provision resulted primarily from the reduction of net charge-offs to $11,000 during 2003 as compared to $273,000 during 2002. An increase in loans in non-accrual status, an increase in past due loans and an increase in loan volume, resulted in a higher amount funded to the allowance during 2002. See "Allowance for Loan Loses" for a discussion of the methodology used and factors considered by management in its estimate of the allowance for loan losses.

Noninterest Income

Noninterest income for 2003 was $832,000, a decrease of $221,000 or 21.0% over the 2002 amount of $1,053,000. The decrease in 2003 primarily was attributable to the Company's having had realized gains on sales of investment securities of $273,000 in 2002 that were not present during 2003. The Company implemented a new fee-based automatic overdraft privilege product in 2002 which accounted for the significant increase in service charges.

Management will continue to review and adjust when appropriate the pricing of all fee based services. As they arise, opportunities to expand noninterest fee income on both new and existing services will also be explored.

Other Expenses

Noninterest expenses for 2003 increased by $527,000 or 27.5%, to $2,444,000. This increase is attributable to a number of factors. Salaries and employee benefits increased by $297,000 or 27.8%, to $1,367,000. This increase is mostly attributable to the recognition of a full year of salary expense for the staff for the Lake Wylie branch office, which commenced operations during late 2002. Net occupancy, furniture and equipment and all other expenses for 2003 were $38,000, $92,000 and $100,000 higher than in 2002, respectively. These increases were also primarily attributable to the Lake Wylie branch.

Increases in noninterest expenses are closely monitored and cost control will continue to be emphasized by management where possible in order to achieve profitability objectives as well as attain the Company's goals of growth.

Income Taxes

For 2003, federal and state income tax expenses decreased to $327,000 from $371,000 in 2002. The Company's effective tax rate was 30 percent and 31 percent in 2003 and 2002, respectively.

Securities

The following table summarizes the carrying value amounts of securities held by the Company at December 31, 2003 and 2002:

                        Securities Portfolio Composition

(Dollars in thousands)                                      2003          2002
                                                            ----          ----

Securities available-for-sale
   U. S. Government agencies ...................         $ 2,994         $ 1,560
   State, county, and municipal ................           5,504           4,469
   Mortgage-backed securities ..................           9,900          10,505
                                                         -------         -------

        Total ..................................         $18,398         $16,534
                                                         =======         =======

On an ongoing basis, management assigns securities upon purchase into one of the categories designated by Statement of Financial Accounting Standards ("SFAS") No. 115 (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors, including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2003 and 2002, there have been no transfers of available-for-sale or held-to-maturity securities to other categories.

At December 31, 2003, the Company held one mortgage-backed security that was in a continuous loss position for a period of twelve months. The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses to be temporary. The Company has the ability and intent to hold this security until such time as the value recovers or the security matures and thus believes there are no unrealized losses in its securities portfolio that are other-than-temporary.

At December 31, 2003, the Company had no concentrated investments representing 10% or more of equity capital in the debt securities of any individual state, county or municipal issuer.

The  following  table  presents   maturities  and  weighted  average  yields  of
securities based on the carrying value at December 31, 2003.

                                    Securities Portfolio Maturities and Yields

                                                             After One But    After Five But
                                                              Within Five       Within Ten
                                          Within One Year        Years             Years        After Ten Years         Total
                                          ---------------        -----             -----        ---------------         -----
(Dollars in thousands)                     Amount    Yield   Amount   Yield    Amount   Yield   Amount    Yield    Amount    Yield
                                           ------    -----   ------   -----    ------   -----   ------    -----    ------    -----
Available-for-sale securities
   U. S. Government agencies ...........   $  -         -    $1,499    2.90    $1,495   3.71    $    -        -   $ 2,994     3.31
   State, county and municipal(1) ......    350      7.59     1,210    6.78     3,231   5.00       713     7.36     5,504     5.84
   Mortgage-backed(2) ..................      -         -       574    3.00     3,115   3.73     6,211     3.84     9,900     3.75
                                           ----              ------            ------            -----            -------
      Total ............................   $350      7.59    $3,283    4.35    $7,841   4.25    $6,924     4.22   $18,398     4.31
                                           ====              ======            ======           ======            =======

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

The amounts of loans outstanding at December 31, 2003 and 2002 are shown in the following table according to type of loan, and the percentage of each category to total loans:

                           Loan Portfolio Composition

                                                                             2003                               2002
                                                                             ----                               ----
(Dollars in thousands)                                              Amount           Percent           Amount           Percent
                                                                    ------           -------           ------           -------

Real estate - Construction ...........................             $ 3,553             8.1%           $ 2,169              6.2%
Real estate - Mortgage
    Farmland .........................................               1,259             2.9              1,820              5.2
    1 - 4 family residential .........................              13,023            29.7             12,178             34.7
    Nonfarm, nonresidential ..........................               9,401            21.5             10,010             28.6
Commercial and industrial ............................              12,114            27.7              5,691             16.2
Consumer installment .................................               4,438            10.1              3,193              9.1
                                                                   -------           -----            -------            -----

         Total loans .................................             $43,788           100.0%           $35,061            100.0%
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

Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions.

To control risk, more in-depth initial and continuing financial analysis of a commercial borrower's cash flows and other financial information is generally required.

Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-value ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds. The volume of real estate construction loans can vary significantly in any given period depending on building activity in the local market.

Loans secured by real estate mortgages comprised approximately 54% of the Company's loan portfolio at December 31, 2003. Residential real estate loans consist mainly of first and second mortgages on single family homes. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 75%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Maturity Distribution of Loans

The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2003, as well as the type of interest requirement on such loans.

                                                                  One Year            One to            Over Five
(Dollars in thousands)                                            or Less           Five Years            Years               Total
                                                                  -------           ----------            -----               -----

Real estate - Construction .........................             $ 1,954             $ 1,506             $    93             $ 3,553
Real estate - Mortgage .............................               3,062              11,011               9,610              23,683
Commercial and Industrial ..........................               3,570               5,582               2,962              12,114
Consumer ...........................................               2,009               2,332                  97               4,438
                                                                 -------             -------             -------             -------
         Total loans ...............................             $10,595             $20,431             $12,762             $43,788
                                                                 =======             =======             =======             =======

Predetermined rate, maturity greater than one year .                                                                         $25,348

Variable rate, maturity greater than one year ......                                                                         $ 7,845


Nonperforming Loans

When a loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

At December 31, 2003, nonaccruing loans consisted of 5 loans totaling $194,000.

As of December 31, 2003, management believes that in the event of foreclosure on the 5 loans discussed in the preceding paragraph the Bank will not incur a significant loss on those loans because of the estimated market value of the related collateral. However, there can be no assurance that in the case of liquidation the collateral can be sold for its estimated fair market value or even for an amount at least equal to or greater than the amount owed to the Bank.

Following is a summary of the Company's nonperforming loans at December 31, 2003 and 2002:

              (Dollars in thousands)                          2003         2002
                                                              ----         ----

Nonaccrual loans .....................................        $194         $402
Accruing loans 90 days or more past due ..............           -           30
                                                              ----         ----

        Total ........................................        $194         $432
                                                              ====         ====

Percent of total loans ...............................        0.44%        1.23%

The effects of interest income accrued and collected on nonaccruing loans were immaterial to the consolidated financial statements for 2003 and 2002.

As of December 31, 2003, there were no commitments to lend additional funds to debtors owing amounts on impaired loans.

Impaired Loans

A loan will be considered to be impaired when, in management's judgment based on current information and events, it is probable that the loan's principal or interest will not be collectible in accordance with the terms of the original loan agreement. Impaired loans, when not material, will be carried in the balance sheet at a value not to exceed their observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. The carrying values of any material impaired loans will be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan.

Loans which management identifies as impaired generally will be nonperforming loans. Non performing loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. At December 31, 2003 and 2002, the Bank had nonaccrual loans of $194,000 and $402,000, respectively, and loans 90 days or more past due of $-0- and $30,000, respectively. There were no restructured loans at December 31, 2003 and 2002.

Generally, the accrual of interest will be discontinued on impaired loans and any previously accrued interest on such loans will be reversed against current income. Any subsequent interest income will be recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan will not be returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Potential Problem Loans

Management reviews and identifies a list of potential problem loans. These are loans that are not included in nonaccrual status or loans that are past due 90 days or more and still accruing. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. At December 31, 2003, there were no loans identified as potential problem loans.

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

In reviewing the adequacy of the allowance for loan losses at each year end, management considered the historical loan losses experienced by the Company, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of loan losses inherent in the loan portfolio at December 31, 2003.

In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated quarterly. The methodology utilizes a loan risk grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. See "Allowance for Loan Losses" in Note 1 to the consolidated financial statements for further information about the allowance for loan losses.

                         Summary of Loan Loss Experience

(Dollars in thousands)                                                    2003        2002          2001        2000          1999
                                                                          ----        ----          ----        ----          ----

Total loans outstanding at end of period ..........................     $43,788      $35,061      $31,811      $30,768      $29,519
                                                                        =======      =======      =======      =======      =======

Average loans outstanding .........................................     $42,509      $33,677      $30,997      $29,590      $29,159
                                                                        =======      =======      =======      =======      =======

Balance of allowance for loan losses - beginning ..................     $   360      $   274      $   254      $   259      $   265
                                                                        =======      =======      =======      =======      =======

Loans charged off:
   Commercial and industrial ......................................     $     -      $   225      $     -      $    46      $     -
   Consumer installment ...........................................          11           48           15            7            9
                                                                        -------      -------      -------      -------      -------

      Total charge offs ...........................................          11          273           15           53            9
                                                                        -------      -------      -------      -------      -------

Recoveries of previous charge offs:
   Consumer installment ...........................................           5            2            1            1            3
                                                                        -------      -------      -------      -------      -------

      Total recoveries ............................................           5            2            1            1            3
                                                                        -------      -------      -------      -------      -------

Net charge offs ...................................................           6          271           14           52            6
                                                                        -------      -------      -------      -------      -------

Additions to allowance charged to expense .........................          96          357           34           47            -
                                                                        -------      -------      -------      -------      -------

Balance of allowance for loan losses - ending .....................     $   450      $   360      $   274      $   254      $   259
                                                                        =======      =======      =======      =======      =======

     Net charge offs to average loans .............................        0.01%        0.80%        0.05%        0.18%        0.02%
     Net charge offs to loans at end of period ....................        0.01%        0.77%        0.04%        0.17%        0.02%
     Allowance for loan losses to average loans ...................        1.06%        1.07%        0.88%        0.86%        0.89%
     Allowance for loan losses to loans at end of period ..........        1.03%        1.03%        0.86%        0.83%        0.88%
     Net charge offs to allowance for loan losses .................        1.33%       75.28%        5.11%       20.47%        2.32%
     Net charge offs to provision for loan losses .................        6.25%       75.91%       41.18%      110.64%         N/A

The following table presents the allocation of the allowance for loan losses at the end of each of the last two years, compared with the percent of loans in the applicable categories to total loans. The allowance is, however, available to support losses in all categories.

                     Allocation of Allowance for Loan Losses

                                               2003                 2002
                                               ----                 ----
 (Dollars in thousands)                  Amount    Percent    Amount    Percent

Commercial and industrial ..........      $125      27.8%      $ 51        14.1%
Real estate - construction .........        36       8.0         19         5.3
Real estate - mortgage .............       243      54.0        215        59.7
Consumer installment ...............        46      10.2         29         8.1
Unallocated ........................         -       -           46        12.8
                                          ----     -----       ----       -----

         Total loans ...............      $450     100.0%      $360       100.0%
                                          ====     =====       ====       =====

Deposits

The average amounts and percentage composition of deposits held by the Company for each of the past two years are summarized below:

                                Average Deposits

                                                                                 2003                              2002
                                                                                 ----                              ----
          (Dollars in thousands)                                        Amount            Percent        Amount              Percent

Noninterest bearing demand .................................           $ 8,155            12.67%        $ 4,733                9.97%
Interest bearing transaction accounts ......................            23,441            36.42          15,352               32.33
Savings accounts ...........................................             7,240            11.25           3,076                6.48
Time deposits of $100,000 or over ..........................             9,321            14.48           6,313               13.29
Other time .................................................            16,214            25.18          18,011               37.93
                                                                       -------           ------         -------              ------

         Total deposits ....................................           $64,371           100.00%        $47,485              100.00%
                                                                       =======           ======         =======              ======

As of December 31, 2003, there were $10,047,000 in time deposits of $100,000 or more with approximately $4,856,000 maturing within three months, $2,003,000 maturing over three through six months, $2,228,000 maturing over six through twelve months, and $960,000 maturing after one year. Average time deposits $100,000 and over comprised approximately 14.4% of total average deposits during 2003 and approximately 13.3% of total average deposits during 2002. The majority of time deposits $100,000 and over are acquired from customers within the Company's local market area. Such deposits generally are acquired in the normal course of business. The Company does not purchase brokered deposits. While most of the large time deposits are acquired from customers with standing banking relationships, it is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore such deposits have the characteristics of shorter-term purchased funds. Time deposits $100,000 and over involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity.

Total deposits as of December 31, 2003 were approximately $62,672,000, or 28.7%, more than at December 31, 2002. Management believes that the majority of the increase in deposits was attributable to its ability to compete successfully for deposits in the local service areas through its marketing efforts, offers of attractive interest rates for deposit accounts and its reputation for excellent customer service.

Return on Equity and Assets

The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2003 and 2002.

                                                          2003            2002
                                                          ----            ----

Return on assets .............................            1.06%            1.39%
Return on equity .............................            9.68%           10.58%
Dividend payout ratio ........................           66.78%           91.47%
Equity to assets ratio .......................           10.15%           13.17%


Liquidity

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Company's market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 76.5% of average total assets during 2003 compared with 70.0% during 2002.

The banking subsidiary had available at the end of 2003 unused short-term lines of credit to purchase up to $2,400,000 of federal funds from unrelated correspondent institutions. Additionally, the Bank has undrawn long-term debt availability from the FHLB of approximately $10,328,000. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available-for-sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity.

The Company's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the Bank and its ability to pay cash dividends to the Company. Any of the Bank's cash dividends in an amount exceeding current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the Bank to the Company would be prohibited if such payment would cause the Bank's capital to be reduced below applicable minimum regulatory requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the Company are also restricted.

Management believes that the overall liquidity sources of both the Company and the Bank are adequate to meet their operating needs in the ordinary course of business.

Off-Balance Sheet Risk

The Company's off-balance sheet arrangements presently include only contractual commitments of the Bank to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of the Bank at predetermined interest rates for a specified period of time as long as there is no violation of any condition in the contract. These commitments have elements of credit risk in excess of the amount recognized in the balance sheet. Generally, the same credit policies used for on-balance sheet arrangements, such as loans, are used in extending such commitments. At December 31, 2003, the Bank had issued commitments to extend credit of $12,937,940 through various types of lending. A significant portion of these commitments will expire within one year. Past experience indicates that many of these commitments to extend credit will expire unused; therefore, the total amount of loan commitments does not necessarily represent future cash requirements. However, as described in "Liquidity," the Company believes that it has adequate sources of liquidity to fund commitments that are drawn upon by the borrower.

There were no standby letters of credit outstanding at December 31, 2003.

Neither the Company nor the Bank are involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings.

Capital Resources

Shareholders' equity increased by $149,000 and $53,000 during 2003 and 2002, respectively.

The Company in 1999 established a dividend reinvestment program to provide shareholders with the opportunity to reinvest automatically all or a portion of their cash dividends into additional shares of the Company's common stock. Reinvestment of dividends in 2003 resulted in an increase of $63,000 in shareholders' equity. Also during 1999, the Company initiated a limited program to redeem shares of its stock held by not-for-profit organizations. During 2003, repurchases and retirements of common stock reduced shareholders' equity by $100,000.

During 2003, net income increased shareholders' equity by $766,000, cash dividends decreased shareholders' equity by $507,000 and unrealized losses on available-for-sale securities decreased shareholders' equity by $72,000.

The Company and the Bank are each subject to regulatory risk-based capital adequacy standards. Under these standards, bank holding companies and banks are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), federal bank regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank or bank holding company. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated. Unrealized holding gains and losses on available-for-sale securities are generally excluded for purposes of calculating regulatory capital ratios. However, the extent of any unrealized appreciation or depreciation on securities will continue to be a factor that regulatory examiners consider in their overall assessment of capital adequacy.

Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2003 and 2002, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

To be categorized as well capitalized, the Company and the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. The federal regulators may also categorize the Company or the Bank as less than well capitalized based on subjective criteria. Management knows of no conditions or events that would cause the Company or the Bank to be categorized as less than well capitalized.

                            Risk-Based Capital Ratio

                                                                                                             To be Well- Capitalized
                                                                                                                    Under Prompt
                                                                                            For Capital           Corrective Action
                                                                     Actual              Adequacy Purposes           Provisions
(Dollars in thousands)                                         Amount       Ratio       Amount       Ratio       Amount       Ratio
                                                               ------       -----       ------       -----       ------       -----
            December 31, 2003
The Company
   Total capital to risk-weighted assets ..................    $7,771        15.76%      $3,944         8.0%      $4,931       10.0%
   Tier 1 capital to risk-weighted assets .................     7,328        14.85        1,972         4.0        2,959        6.0
   Tier 1 capital to average assets .......................     7,325        10.25        2,149         3.0        3,573        5.0

Clover Community Bank
   Total capital to risk-weighted assets ..................    $7,772        15.76%      $3,945         8.0%      $4,931       10.0%
   Tier 1 capital to risk-weighted assets .................     7,322        14.85        1,974         4.0        2,961        6.0
   Tier 1 capital to average assets .......................     7,322        10.25        2,144         3.0        3,573        5.0

            December 31, 2002

The Company
   Total capital to risk-weighted assets ..................    $8,055         19.7%      $3,265         8.0%      $4,082       10.0%
   Tier 1 capital to risk-weighted assets .................     7,695         18.9        1,633         4.0        2,449        6.0
   Tier 1 capital to average assets .......................     7,695         12.9        1,783         3.0        2,972        5.0

Clover Community Bank
   Total capital to risk-weighted assets ..................    $7,409         18.1%      $3,268         8.0%      $4,086       10.0%
   Tier 1 capital to risk-weighted assets .................     7,049         17.3        1,634         4.0        2,451        6.0
   Tier 1 capital to average assets .......................     7,049         11.9        1,783         3.0        2,972        5.0

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

Impact of Recent Accounting Changes

The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Principles Board ("APB") Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The provisions of SFAS No. 148 were effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have a material impact on the Company's financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held-for-sale, and for hedging activities under SFAS No. 133. SFAS No. 149 was generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the financial condition or operating results of the Company.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial condition or operating results of the Company.

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN No. 45 were effective for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46 provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46 applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements applied to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 did not have a material effect on the Company's financial position or results of operations.

In November 2003, the Emerging Issues Task Force ("EITF") reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. EITF No. 03-1 was effective for fiscal years ending after December 15, 2003. Adopting the disclosure provisions of EITF No. 03-1 did not have a material effect on the Company's financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Shareholders and Board of Directors
Clover Community Bankshares, Inc. and Subsidiary
Clover, South Carolina


           We have audited the accompanying consolidated balance sheets of Clover Community Bankshares, Inc. and Subsidiary (the "Company") as of December 31, 2003 and 2002 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

           We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clover Community Bankshares, Inc. and Subsidiary as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                        s/Elliott Davis, LLC



Greenville, South Carolina
February 6, 2004

                CLOVER COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                       2003                 2002
                                                                                                       ----                 ----
ASSETS
    Cash and cash equivalents:
      Cash and due from banks ............................................................        $  2,561,973         $  3,280,267
      Interest-bearing deposits in other banks ...........................................              14,851               24,507
      Federal funds sold .................................................................           3,371,000            3,221,000
                                                                                                  ------------         ------------
         Total cash and cash equivalents .................................................           5,947,824            6,525,774
                                                                                                  ------------         ------------

    Investment securities:
      Securities available-for-sale ......................................................          18,398,485           16,533,582
      Nonmarketable equity securities ....................................................             250,000              250,000
                                                                                                  ------------         ------------
         Total investment securities .....................................................          18,648,485           16,783,582
                                                                                                  ------------         ------------

    Loans receivable .....................................................................          43,788,077           35,060,780
      Less allowance for loan losses .....................................................            (449,541)            (359,906)
                                                                                                  ------------         ------------
         Loans, net ......................................................................          43,338,536           34,700,874
                                                                                                  ------------         ------------

    Premises, furniture and equipment, net ...............................................           2,307,793            2,281,538
    Accrued interest receivable ..........................................................             321,943              272,060
    Other assets .........................................................................             359,970              220,198
                                                                                                  ------------         ------------

         Total assets ....................................................................        $ 70,924,551         $ 60,784,026
                                                                                                  ============         ============

LIABILITIES
    Deposits:
      Noninterest-bearing ................................................................        $  9,348,902         $  4,921,609
      Interest-bearing ...................................................................          53,323,266           43,769,189
                                                                                                  ------------         ------------
         Total deposits ..................................................................          62,672,168           48,690,798

      Advances from Federal Home Loan Bank ...............................................                   -            4,000,000
      Accrued interest payable ...........................................................             202,073              203,098
      Other liabilities ..................................................................              11,827                  372
                                                                                                  ------------         ------------

         Total liabilities ...............................................................          62,886,068           52,894,268
                                                                                                  ------------         ------------

COMMITMENTS AND CONTINGENCIES - NOTE 12 ..................................................                   -                    -

SHAREHOLDERS' EQUITY
    Common stock, par value $.01 per share, 10,000,000 shares authorized and outstanding - 1,012,779 and 1,014,581 shares
      for 2003 and 2002, respectively ....................................................              10,128               10,146
    Capital surplus ......................................................................           3,417,261            3,454,709
    Retained earnings ....................................................................           4,488,686            4,230,403
    Accumulated other comprehensive income ...............................................             122,408              194,500
                                                                                                  ------------         ------------

         Total shareholders' equity ......................................................           8,038,483            7,889,758
                                                                                                  ------------         ------------

         Total liabilities and shareholders' equity ......................................        $ 70,924,551         $ 60,784,026
                                                                                                  ============         ============

         The accompanying notes are an integral part of these consolidated financial statements.

                CLOVER COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                                   For the years ended December 31,
                                                                                                   --------------------------------
                                                                                                      2003                  2002
                                                                                                      ----                  ----
Interest income:
    Loans, including fees ............................................................             $2,918,743             $2,553,342
    Interest-bearing deposits in other banks .........................................                  1,326                    457
    Investment securities:
      Taxable ........................................................................                409,035                585,441
      Tax-exempt .....................................................................                213,067                217,048
      Nonmarketable equity securities ................................................                  9,818                 12,563
    Federal funds sold ...............................................................                 84,292                 65,940
                                                                                                   ----------             ----------

         Total interest income .......................................................              3,636,281              3,434,791
                                                                                                   ----------             ----------

Interest expense:
    Time deposits $100,000 and over ..................................................                197,276                202,980
    Other deposits ...................................................................                589,836                730,359
    Federal funds purchased ..........................................................                      -                    117
    Advances from Federal Home Loan Bank .............................................                 49,201                 77,164
                                                                                                   ----------             ----------

         Total interest expense ......................................................                836,313              1,010,620
                                                                                                   ----------             ----------

         Net interest income .........................................................              2,799,968              2,424,171

Provision for loan losses ............................................................                 96,000                357,000
                                                                                                   ----------             ----------

Net interest income after provision for loan losses ..................................              2,703,968              2,067,171
                                                                                                   ----------             ----------
Noninterest income:
    Service charges on deposit accounts ..............................................                770,763                719,566
    Credit life insurance commissions ................................................                  3,077                  1,496
    Gain on sale of securities available-for-sale ....................................                      -                273,376
    Other ............................................................................                 58,367                 58,875
                                                                                                   ----------             ----------

         Total noninterest income ....................................................                832,207              1,053,313
                                                                                                   ----------             ----------

Noninterest expense:
    Salaries and employee benefits ...................................................              1,366,756              1,070,399
    Net occupancy ....................................................................                126,389                 88,347
    Furniture and equipment ..........................................................                279,338                187,095
    Printing, postage and stationery .................................................                148,882                142,887
    Professional services ............................................................                103,574                 88,884
    Data processing ..................................................................                 82,105                 59,991
    ATM/Debit card ...................................................................                 67,844                 50,300
    Directors fees ...................................................................                 46,000                 38,000
    Other operating ..................................................................                222,934                191,559
                                                                                                   ----------             ----------

         Total noninterest expense ...................................................              2,443,822              1,917,462
                                                                                                   ----------             ----------

Income before income taxes ...........................................................              1,092,353              1,203,022

Income tax expense ...................................................................                326,825                371,175
                                                                                                   ----------             ----------

Net income ...........................................................................             $  765,528             $  831,847
                                                                                                   ==========             ==========

Earnings per share
    Weighted average number of common shares outstanding .............................              1,014,665              1,015,247
    Basic earnings per share .........................................................             $     0.75             $     0.82


         The accompanying notes are an integral part of these consolidated financial statements.

                CLOVER COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                 For the years ended December 31, 2003 and 2002


                                                                                                          Accumulated
                                                                                                            other
                                                       Common stock          Capital          Retained   comprehensive
                                                   Shares         Amount     surplus          earnings   income (loss)     Total
                                                   ------         ------     -------          --------   -------------     -----


Balance, December 31, 2001 ................     1,015,458    $    10,154    $ 3,456,396    $ 4,159,474    $   210,406   $ 7,836,430
                                                                                                                        -----------

Net income ................................                                                    831,847                      831,847

Other comprehensive loss:
   Unrealized holding losses on
   securities available-for-sale,
   net of income tax benefit of $(8,908)...                                                                  (15,906)       (15,906)
                                                                                                                        -----------


Comprehensive income ......................                                                                                 815,941

Cash dividends declared - $0.75
   per share ..............................                                                   (760,918)                    (760,918)

Sale of common stock under
   dividend reinvestment plan .............         3,455             35        106,625                                     106,660

Repurchase and retirement of
   common stock ...........................        (4,332)           (43)      (108,312)                                   (108,355)
                                                ---------       --------    -----------    -----------    -----------   -----------

Balance, December 31, 2002 ................     1,014,581         10,146      3,454,709      4,230,403        194,500     7,889,758
                                                                                                                        -----------

Net income                                                                                     765,528                      765,528

Other comprehensive loss:
   Unrealized holding losses on
   securities available-for-sale,
   net of income tax benefit of $(40,374)..                                                                   (72,092)      (72,092)
                                                                                                                        -----------


Comprehensive income
                                                                                                                            693,436

Cash dividends declared - $0.50
   per share ..............................                                                   (507,245)                    (507,245)

Sale of common stock under
   dividend reinvestment plan .............         2,198             22         62,552                                      62,574

Repurchase and retirement of
   common stock ...........................        (4,000)           (40)      (100,000)                                   (100,040)
                                              -----------    -----------    -----------    -----------    -----------   -----------

Balance, December 31, 2003 ................     1,012,779    $    10,128    $ 3,417,261    $ 4,488,686    $   122,408   $ 8,038,483
                                              ===========    ===========    ===========    ===========    ===========   ===========


         The accompanying notes are an integral part of these consolidated financial statements.

                CLOVER COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   For the years ended December 31,
                                                                                                   --------------------------------
                                                                                                     2003                   2002
                                                                                                     ----                   ----
Cash flows from operating activities:
    Net income .......................................................................          $    765,528           $    831,847
    Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses ......................................................                96,000                357,000
      Depreciation ...................................................................               172,361                 74,633
      Amortization of net loan fees and costs ........................................                 5,489                  9,357
      Discount accretion and premium amortization ....................................                41,956                (17,982)
      Deferred income tax benefit ....................................................                (9,512)               (42,090)
      Gain on sales of securities available-for-sale .................................                     -               (273,376)
      Increase in accrued interest receivable ........................................               (49,883)                (7,187)
      Decrease in accrued interest payable ...........................................                (1,025)              (172,989)
      Increase in other assets .......................................................               (88,861)                (3,584)
      Increase in other liabilities ..................................................                10,430                 69,978
                                                                                                ------------           ------------

           Net cash provided by operating activities .................................               942,483                825,607
                                                                                                ------------           ------------

Cash flows from investing activities:
    Purchases of securities available-for-sale .......................................           (11,073,596)           (10,305,314)
    Maturities of securities available-for-sale ......................................             9,054,271              4,483,977
    Proceeds from sales of securities available-for-sale .............................                     -              6,442,674
    Net increase in loans made to customers ..........................................            (8,739,151)            (3,543,212)
    Purchase of premises, furniture and equipment ....................................              (198,616)              (911,203)
                                                                                                ------------           ------------
           Net cash used for investing activities ....................................           (10,957,092)            (3,833,078)
                                                                                                ------------           ------------

Cash flows from financing activities:
    Net increase in demand deposits, interest-bearing
      transaction accounts and savings accounts ......................................            11,202,882              1,438,792
    Net increase in certificates of deposit and other time deposits ..................             2,778,488              2,302,880
    Repayment of advances from Federal Home Loan Bank ................................            (4,000,000)                     -
    Cash dividends paid ..............................................................              (507,245)              (760,918)
    Sales of common stock under dividend reinvestment plan ...........................                62,574                106,660
    Repurchase and retirement of common stock ........................................              (100,040)              (108,355)
                                                                                                ------------           ------------

           Net cash provided by financing activities .................................             9,436,659              2,979,059
                                                                                                ------------           ------------

           Net decrease in cash and cash equivalents .................................              (577,950)               (28,412)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .........................................             6,525,774              6,554,186
                                                                                                ------------           ------------

CASH AND CASH EQUIVALENTS, END OF YEAR ...............................................          $  5,947,824           $  6,525,774
                                                                                                ============           ============






         The accompanying notes are an integral part of these consolidated financial statements.

                CLOVER COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Clover Community Bankshares, Inc. (the "Company"), a bank holding company, and its wholly-owned subsidiary, Clover Community Bank (the "Bank"), are engaged in providing domestic commercial banking services from their headquarters office in Clover, South Carolina and from a branch office in Lake Wylie, South Carolina. The Company is a South Carolina corporation and the Bank is a state chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). Therefore, the Company and its bank subsidiary operate under the supervision, rules and regulations of the Federal Reserve Board, FDIC and South Carolina State Board of Financial Institutions. The Company was incorporated on March 4, 1998 and the Bank was organized in 1986 and first commenced commercial operations on October 1, 1987.

Clover Community Bank is a community-oriented institution offering a full range of traditional banking services, with the exception of trust services. Substantially all of its loans are made to individuals and businesses within the Clover and Lake Wylie areas of York County, South Carolina. The Bank has a diversified loan portfolio and borrowers' abilities to repay are not dependent upon any specific economic sector. Also, substantially all of its deposits are acquired within its local market area and no brokered deposits are accepted.

Principles of Consolidation and Basis of Presentation - The consolidated financial statements include the accounts of the Company and the Bank after elimination of all significant intercompany balances and transactions.

Use of Estimates - In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

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

Loans Receivable and Interest Income - Loans are carried at principal amounts outstanding, increased or reduced by deferred net loan costs or fees. Interest income on loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are amortized over the contractual life of the related loans or commitments. A loan is considered to be impaired when, in management's judgment based on current information and events, it is probable that the obligation's principal or interest will not be collectible in accordance with the terms of the original loan agreement. Impaired loans, when not material, are carried in the balance sheet at a value not to exceed their observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. The carrying value of any material impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan.

                                                                     (Continued)

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

Allowance for Loan Losses - An allowance for possible loan losses is maintained at a level deemed appropriate by management to adequately provide for known and estimated losses inherent in the loan portfolio. When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loan is uncollectible, the estimated amount of the loss is charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance. Determining the amount and adequacy of the allowance for loan losses involves estimating uncertain future events and their effects based on judgment applied to currently known facts and circumstances. Changes in the estimated allowance for loan losses necessitated as new events occur or more information is obtained are accounted for as changes in accounting estimates in the accounting period in which the change occurs.

Management considers the Company's historical loan loss experience, current national and local economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, impaired and potential problem loans, and the amount and quality of collateral securing such loans in reviewing the adequacy of the allowance for loan losses. In calculating its estimate, management applies a consistent methodology that is updated quarterly. The calculation involves applying various estimated percentage factors to the loan portfolio categorized by purpose and type of underlying collateral and utilizing assessed risk grades from the Company's ongoing system of detailed loan reviews. For some loans, particularly those identified as impaired or a potential problem, specific allocations are made in the calculation.

Premises, Furniture and Equipment - Premises, furniture and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed predominantly using the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: building - 31.5 years; furniture and equipment - 5 to 7 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the consolidated statements of income. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and improvements are capitalized.

Advertising - The Company expenses advertising and promotion costs as incurred.

Income Taxes - The Company uses an asset and liability approach for financial accounting and reporting of deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities as measured by the current tax rates which are assumed in effect when these differences reverse. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. Deferred income tax expense or credit is the result of changes in deferred tax assets and liabilities.

Earnings Per Share - Earnings per share is calculated by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. The Company has no potential dilutive common shares, stock options or warrants outstanding and therefore has not presented diluted earnings per share.




                                                                     (Continued)

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


                                                                                                    For the years ended December 31,
                                                                                                    --------------------------------
                                                                                                      2003                  2002
                                                                                                      ----                  ----

Change in unrealized gains (losses) on securities available-for-sale .....................           $(112,466)           $ 248,562

Reclassification adjustment for gains realized in net income .............................                   -             (273,376)
                                                                                                     ---------            ---------

Change in net unrealized gains (losses) on
  securities available-for-sale ..........................................................            (112,466)             (24,814)

Tax effect ...............................................................................             (40,374)              (8,908)
                                                                                                     ---------            ---------

Net-of-tax amount ........................................................................           $ (72,092)           $ (15,906)
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

The following summarizes supplemental cash flow information for the years ended December 31, 2003 and 2002:


                                                                                                      2003                  2002
                                                                                                      ----                  ----

Cash paid for:
  Interest ...........................................................................           $   836,313            $ 1,010,620
  Income taxes .......................................................................               389,244                411,000

Supplemental noncash investing and financing activities:
  Change in unrealized gain or loss on securities available-for-
     sale, net of tax ................................................................               (72,092)               (15,906)

Fair Value Of Financial Instruments - Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information, whether or not recognized in the balance sheets, when it is practical to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations, which require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock, premises and equipment and other assets and liabilities.

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

                                                                     (Continued)

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

Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying value. The fair value of certificate of deposit accounts is estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.

Fair value for advances from the Federal Home Loan Bank is estimated at the carrying amount because rates approximate rates currently offered for similar borrowings of comparable terms and credit quality.

Fair value of off balance sheet investments is based on fees currently charged to enter into similar agreements; taking into account the remaining terms of the agreements and the counterparties' credit standing.

Reclassifications - Certain captions and amounts in the 2002 consolidated financial statements were reclassified to conform with the 2003 presentation. These reclassifications had no impact on previously reported net income or shareholders' equity.

Recently Issued Accounting Standards - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

     In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and
     Disclosure, an amendment of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Principles Board ("APB") Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The provisions of SFAS No. 148 were effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have a material impact on the Company's financial position or results of operations.

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held-for-sale, and for hedging activities under SFAS No. 133. SFAS No. 149 was generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the financial condition or operating results of the Company.





                                                                     (Continued)

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial condition or operating results of the Company.

     In  November  2002,  the FASB issued  FASB  Interpretation  ("FIN") No. 45,
     Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45
     requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN No. 45 were effective for guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for financial statements of periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's financial position or results of operations.

     In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46 provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46 applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements applied to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 did not have a material effect on the Company's financial position or results of operations.

     In November 2003, the Emerging Issues Task Force ("EITF") reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. EITF No. 03-1 was effective for fiscal years ending after December 15, 2003. Adopting the disclosure provisions of EITF No. 03-1 did not have a material effect on the Company's financial position or results of operations.

Risks and Uncertainties - In the normal course of its business the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan and investments securities portfolios that results from a borrower's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.




                                                                     (Continued)

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


NOTE 2 - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2003 and 2002 were approximately $332,000 and $230,000, respectively.


NOTE 3 - SECURITIES AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of securities available-for-sale at December 31, 2003 and 2002 were as follows:

                                                                                                                         Estimated
                                                            Amortized                  Gross unrealized                     fair
December 31, 2003                                             cost                  gains               losses              value
                                                              ----                  -----               ------              -----

U.S. Government agencies .......................          $ 3,002,579          $    10,704          $    18,906          $ 2,994,377
State, county and municipal ....................            5,288,050              225,230                9,416            5,503,864
Mortgage-backed securities .....................            9,916,890               35,972               52,618            9,900,244
                                                          -----------          -----------          -----------          -----------

        Total ..................................          $18,207,519          $   271,906          $    80,940          $18,398,485
                                                          ===========          ===========          ===========          ===========

December 31, 2002

U.S. Government agencies .......................          $ 1,519,771          $    40,053          $         -          $ 1,559,824
State, county and municipal ....................            4,331,977              156,073               19,478            4,468,572
Mortgage-backed securities .....................           10,378,402              131,298                4,514           10,505,186
                                                          -----------          -----------          -----------          -----------

        Total ..................................          $16,230,150          $   327,424          $    23,992          $16,533,582
                                                          ===========          ===========          ===========          ===========

Proceeds from sales of securities available-for-sale were $6,442,674 resulting in gross realized gains of $273,376 in 2002. There were no sales of securities available-for-sale during 2003.














                                                                     (Continued)

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003.

Securities Available-for-Sale:


                                                    Less than 12 Months           12 Months or More                Total
                                                    -------------------           -----------------                -----
                                                   Fair       Unrealized        Fair        Unrealized        Fair        Unrealized
                                                   value         losses         value         losses          value         losses
                                                   -----         ------         -----         ------          -----         ------

US Government and agency
Securities ...............................     $1,481,093     $   18,906     $        -     $        -     $1,481,093     $   18,906
State, county and municipal securities ...      1,808,737          9,416              -              -      1,808,737          9,416
Mortgage-backed securities ...............      5,690,102         51,478        200,606          1,140      5,890,708         52,618
                                               ----------     ----------     ----------     ----------     ----------     ----------

Total ....................................     $8,979,932     $   79,800     $  200,606     $    1,140     $9,180,538     $   80,940
                                               ==========     ==========     ==========     ==========     ==========     ==========


At December 31, 2003, the amounts included in the category "twelve months or more" in the above table consisted of one individual mortgage-backed security in a continuous loss position for twelve months. The security is protected by mortgage insurance as well as the direct credit of Fannie Mae. Therefore, the Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses to be temporary. The Company has the ability and intent to hold this security until such time as the value recovers.

The following is a summary of maturities of securities available-for-sale as of December 31, 2003 and 2002. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                                                           December 31,
                                                                                           ------------
                                                                           2003                                     2002
                                                                           ----                                     ----
                                                               Amortized          Estimated            Amortized          Estimated
                                                                 cost             fair value             cost            fair value
                                                                 ----             ----------             ----            ----------
Due in less than one year ..........................         $   338,776         $   350,222         $   325,125         $   328,350
Due after one through five years ...................           2,627,673           2,709,129           1,969,884           2,062,076
Due after five through ten years ...................           4,661,068           4,725,533           2,409,027           2,445,561
Due after ten years ................................             663,112             713,357           1,147,712           1,192,409
                                                             -----------         -----------         -----------         -----------

                                                               8,290,629           8,498,241           5,851,748           6,028,396
Mortgage-backed securities .........................           9,916,890           9,900,244          10,378,402          10,505,186
                                                             -----------         -----------         -----------         -----------

    Total ..........................................         $18,207,519         $18,398,485         $16,230,150         $16,533,582
                                                             ===========         ===========         ===========         ===========

At December 31, 2003 and 2002, securities with a carrying amount of $1,033,898 and $1,527,296, respectively, were pledged as collateral to secure public deposits.

NOTE 4 - NONMARKETABLE EQUITY SECURITIES

Nonmarketable equity securities at December 31, 2003 and 2002 consist of:

                                                        2003              2002
                                                        ----              ----

Federal Home Loan Bank stock .................         $200,000         $200,000
Bankers' Bank stock ..........................           50,000           50,000
                                                       --------         --------

      Total ..................................         $250,000         $250,000
                                                       ========         ========

The Bank, as a member institution, is required to own certain stock investments in the Federal Home Loan Bank ("FHLB") and the Bankers' Bank. The stock is generally pledged against any borrowings from the FHLB (see Note 8). No ready market exists for the stock and it has no quoted market value; however, redemption of this stock has historically been at par value.


NOTE 5 - LOANS RECEIVEABLE AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans receivable at December 31, 2003 and 2002 are summarized as follows:

                                                    2003                  2002
                                                    ----                  ----

Commercial and industrial ..................     $ 12,114,249      $  5,690,871
Real estate - construction .................        3,552,795         2,169,447
Real estate - mortgage .....................       23,682,712        24,007,689
Consumer and other .........................        4,438,321         3,192,773
                                                 ------------      ------------

      Total ................................       43,788,077        35,060,780
Less allowance for possible loan losses ....         (449,541)         (359,906)
                                                 ------------      ------------

Loans, net .................................     $ 43,338,536      $ 34,700,874
                                                 ============      ============

Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Nonperforming loans amounted to $193,742 and $431,757 at December 31, 2003 and 2002, respectively.

Transactions in the allowance for loan losses for the years ended December 31, 2003 and 2002 are summarized below:


                                                          2003            2002
                                                          ----            ----

Balance, beginning of year .......................     $ 359,906      $ 274,347
Provision charged to operations ..................        96,000        357,000
Recoveries on loans previously charged-off .......         4,878          2,375


Loans charged-off ................................       (11,243)      (273,816)
                                                       ---------      ---------

Balance, end of year .............................     $ 449,541      $ 359,906
                                                       =========      =========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $2,268,173 and $1,826,802 at December 31, 2003 and 2002, respectively. During 2003, new loans were $1,798,338 and repayments totaled $1,356,967.

NOTE 6 - PREMISES, FURNITURE AND EQUIPMENT
Premises, furniture and equipment consisted of the following at December 31, 2003 and 2002:
                                                       2003             2002
                                                       ----             ----

Land ...........................................    $   979,273     $   978,822
Buildings and land improvements ................      1,140,393         620,399
Furniture and equipment ........................      1,575,904       1,158,282
Construction in progress .......................              -         739,451
                                                    -----------     -----------

       Total ...................................      3,695,570       3,496,954
Less, accumulated depreciation .................     (1,387,777)     (1,215,416)
                                                    -----------     -----------

      Premises, furniture and equipment, net ...    $ 2,307,793     $ 2,281,538
                                                    ===========     ===========

Depreciation expense for the years ended December 31, 2003 and 2002 was $172,361 and $74,633, respectively.

Construction in progress in 2002 consisted of costs of construction of the branch office in Lake Wylie, South Carolina, which opened in late 2002. In 2003, these amounts are included in building and equipment.


NOTE 7 - DEPOSITS

A summary of deposits at December 31, 2003 and 2002 follows:

                                                       2003               2002
                                                       ----               ----

Noninterest bearing demand ...................      $ 9,348,902      $ 4,921,609
Interest bearing transaction accounts ........       23,957,824       14,432,234
Savings ......................................        3,950,327        3,078,637
Time, $100,000 and over ......................       10,047,467        8,195,453
Other time deposits ..........................       15,367,648       18,062,865
                                                    -----------      -----------

    Total deposits ...........................      $62,672,168      $48,690,798
                                                    ===========      ===========

At December 31, 2003 the scheduled maturities of certificates of deposit are as follows:

          2004 ..............................    $ 22,217,745
          2005 ..............................       2,549,032
          2006 ..............................          79,516
          2007 ..............................         128,969
          2008 ..............................         439,853
                                                 ------------

             Total ..........................    $ 25,415,115
                                                 ============

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK (FHLB)

Advances from the FHLB at December 31, 2002 were as follows:

                                                                         2002
                                                                         ----
Floating rate notes issued to the FHLB
     Due November 28, 2003 ..............................         $   4,000,000
     Interest rate at period end ........................                  1.51%

NOTE 9 - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances - South Carolina banking regulations restrict the amount of dividends that banks can pay to shareholders. Any of the Bank's dividends to the Company in an amount exceeding the amount of the current year's earnings are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

Accumulated Other Comprehensive Income - As of December 31, 2003 and 2002, accumulated other comprehensive income included in shareholders' equity in the accompanying consolidated balance sheets consisted of the accumulated changes in the unrealized holding gains and losses on available-for-sale securities, net of income tax effects.

Dividend Reinvestment Plan - As of February 4, 1999, the Company registered and reserved 50,000 shares of its authorized but unissued common stock for sale through its Dividend Reinvestment Plan (the "Plan"). Under the Plan, which is available only to residents of South Carolina, shareholders may purchase additional shares by foregoing the payment in cash of cash dividends declared by the Company and instead accepting additional shares of common stock. Such shares of additional stock are issued at a price determined in accordance with the Plan's pricing formula. There are no provisions for other periodic stock purchases under the Plan. Shares issued under the Plan are newly issued shares. As of December 31, 2003, a total of 20,257 shares had been issued, with 29,743 of the reserved shares available for future issuance.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2003 and 2002, that the Company and the Bank exceeded all capital adequacy minimum requirements.

As of December 31, 2003, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios are also presented in the table.












(Continued)

                                                                                                             To be well capitalized
                                                                                             For capital     under prompt corrective
                                                                        Actual            adequacy purposes     action provisions
                                                                        ------            -----------------     -----------------
                                                                 Amount        Ratio      Amount      Ratio     Amount       Ratio
                                                                 ------        -----      ------      -----     ------       -----
(Dollars in thousands)
December 31, 2003

The Company
    Total Capital (to risk weighted assets) .............       $7,771         15.76%    $3,944        8.0%     $4,931         10.0%
    Tier 1 Capital (to risk weighted assets) ............        7,328         14.85      1,972        4.0       2,959          6.0
    Tier 1 Capital (to average assets) ..................        7,325         10.25      2,149        3.0       3,573          5.0

Clover Community Bank
    Total Capital (to risk weighted assets) .............       $7,772         15.76%    $3,945        8.0%     $4,931         10.0%
    Tier 1 Capital (to risk weighted assets) ............        7,322         14.85      1,974        4.0       2,961          6.0
    Tier 1 Capital (to average assets) ..................        7,322         10.25      2,144        3.0       3,573          5.0

December 31, 2002

The Company
    Total Capital (to risk weighted assets) .............       $8,055         19.7%     $3,265        8.0%     $4,082         10.0%
    Tier 1 Capital (to risk weighted assets) ............        7,695         18.9       1,633        4.0       2,449          6.0
    Tier 1 Capital (to average assets) ..................        7,695         13.0       1,783        3.0       2,972          5.0

Clover Community Bank
    Total Capital (to risk weighted assets) .............       $7,409         18.1%     $3,268        8.0%     $4,086         10.0%
    Tier 1 Capital (to risk weighted assets) ............        7,049         17.3       1,634        4.0       2,451          6.0
    Tier 1 Capital (to average assets) ..................        7,049         11.9       1,783        3.0       2,972          5.0


NOTE 10 - INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2003 and 2002 is summarized as follows:


                                                      2003                2002
                                                      ----                ----

Currently payable:
  Federal ....................................       $ 301,212        $ 375,832
  State ......................................          35,125           37,433
                                                     ---------        ---------
     Total current ...........................         336,337          413,265
                                                     ---------        ---------

Change in deferred income taxes:
  Federal ....................................          (9,512)         (42,090)
  State ......................................               -                -
                                                     ---------        ---------
     Total deferred ..........................          (9,512)         (42,090)
                                                     ---------        ---------

Income tax expense ...........................       $ 326,825        $ 371,175
                                                     =========        =========



                                                                     (Continued)

The gross amounts of deferred tax assets (liabilities) as of December 31, 2003 and 2002 are as follows:

                                                                                                          2003               2002
                                                                                                          ----               ----
Deferred tax assets:
    Allowance for loan losses ............................................................             $130,507             $100,229
    Net deferred loan fees ...............................................................               15,741                7,512
    Accrual to cash adjustment ...........................................................               67,638               59,304
                                                                                                       --------             --------
      Gross deferred tax assets ..........................................................              213,886              167,045
                                                                                                       --------             --------

Deferred tax liabilities:
    Unrealized holding gains on securities available-for-sale ............................               68,558              108,932
    Depreciation .........................................................................               60,292               22,963
                                                                                                       --------             --------
        Gross deferred tax liability .....................................................              128,850              131,895
                                                                                                       --------             --------

Net deferred tax asset ...................................................................             $ 85,036             $ 35,150
                                                                                                       ========             ========

The net deferred tax asset is included in other assets at December 31, 2003 and 2002. A portion of the change in net deferred taxes relates to the change in unrealized net gains and losses on securities available-for-sale. The related 2003 deferred tax benefit of $40,374 and the 2002 deferred tax benefit of $8,909 have been recorded directly to shareholders' equity. The balance of the change in net deferred taxes results from the current period deferred tax benefit.

Reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the years ended December 31, 2003 and 2002 follows:

                                                                                      2003                           2002
                                                                                      ----                           ----

Tax expense at statutory rate ......................................        $ 373,171         34.0%       $ 412,369           34.0%
State income tax, net of federal income tax benefit ................           23,183          2.1           24,706            2.1
Tax-exempt interest income .........................................          (70,868)        (6.2)         (69,820)          (5.8)
Non-deductible interest expense ....................................            4,211            -            5,940            0.5
Other, net .........................................................           (2,872)           -           (2,020)             -
                                                                            ---------         ----        ---------           ----

     Total .........................................................        $ 326,825         29.9%       $ 371,175           30.8%
                                                                            =========         ====        =========           ====


NOTE 11 - RETIREMENT PLAN

In 1993, the Company established the Clover Community Bank Employees' Retirement Savings Plan (the "Savings Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the Savings Plan after attaining age 21 and completing twelve months of service, and are credited with at least 1000 hours of service during the eligibility computation period. Employees are allowed to defer their salary up to the maximum dollar amount determined by federal laws and regulations each year. The Company matches $.50 for each dollar contributed by the employees up to 6% of each employee's total pay. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after six years of service. The employer contributions to the Savings Plan for the years ended December 31, 2003 and 2002 totaled $17,254 and $17,545, respectively.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Commitments to Extend Credit - In the normal course of business, the Bank is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit, and have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Generally, the same credit policies used for on-balance-sheet instruments, such as loans, are used in extending loan commitments and standby letters of credit.

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk at December 31, 2003 and 2002:

                                                    2003                 2002
                                                    ----                 ----

Loan commitments .......................         $12,937,940         $ 5,738,998
Standby letters of credit ..............                   -                   -

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

Lines of Credit and FHLB Borrowing Availability - The banking subsidiary had available at the end of 2003 unused short-term lines of credit to purchase up to $2,400,000 of federal funds from unrelated correspondent institutions. Additionally, the Bank has undrawn long-term debt availability from the FHLB of approximately $10,328,000.

Litigation - The Company and the Bank were not involved as defendants in any litigation at December 31, 2003. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.


NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has used management's best estimate of fair value based on the above assumptions described in Note 1. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.

                                                                     (Continued)
NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS, Continued

The estimated fair values of the Company's financial instruments as of December 31, 2003 and 2002 are as follows:

                                                                               2003                                 2002
                                                                               ----                                 ----
                                                                    Carrying          Estimated          Carrying          Estimated
                                                                     amount          fair value           amount          fair value
                                                                     ------          ----------           ------          ----------

Financial Assets:
   Cash and due from banks .................................       $ 2,561,973       $ 2,561,973       $ 3,280,267       $ 3,280,267
   Interest-bearing deposits in other banks ................            14,851            14,851            24,507            24,507
   Federal funds sold ......................................         3,371,000         3,371,000         3,221,000         3,221,000
   Securities available-for-sale ...........................        18,398,485        18,398,485        16,533,582        16,533,582
   Nonmarketable equity securities .........................           250,000           250,000           250,000           250,000
   Loans, net ..............................................        43,338,536        45,335,936        34,700,874        37,160,289
   Accrued interest receivable .............................           321,943           321,943           272,060           272,060

Financial Liabilities:
   Deposits ................................................       $62,672,168       $62,750,529       $48,690,798       $48,865,399
   Advances from Federal Home Loan Bank ....................                 -                 -         4,000,000         4,000,000
   Accrued interest payable ................................           202,073           202,073           203,098           203,098

                                                        Notional       Notional
                                                         amount        amount
                                                         ------        ------
Off-Balance Sheet Financial Instruments:
   Loan commitments ..............................     $1,524,000     $5,738,998


NOTE 14 - CLOVER COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Clover Community Bankshares, Inc. (Parent Company Only).

             CLOVER COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY)
                            CONDENSED BALANCE SHEETS

                                                              December 31,
                                                              ------------
                                                          2003            2002
                                                          ----            ----
Assets:
    Cash ...........................................    $  594,033    $  636,709
    Investment in banking subsidiary ...............     7,444,450     7,243,224
    Other assets ...................................             -         9,825
                                                        ----------    ----------

      Total assets .................................    $8,038,483    $7,889,758
                                                        ==========    ==========

Liabilities and shareholders' equity:
    Shareholders' equity ...........................    $8,038,483    $7,889,758
                                                        ----------    ----------

    Total liabilities and shareholders' equity .....    $8,038,483    $7,889,758
                                                        ==========    ==========

                                                                     (Continued)

             CLOVER COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY)
                         CONDENSED STATEMENTS OF INCOME


                                                                                                   For the years ended December 31,
                                                                                                   --------------------------------
                                                                                                     2003                   2002
                                                                                                     ----                   ----
Income
    Dividends received from banking subsidiary ....................................               $ 507,244               $ 760,918
    Interest income ...............................................................                   4,066                   7,186
                                                                                                  ---------               ---------

         Total income .............................................................                 511,310                 768,104
                                                                                                  ---------               ---------


Expenses ..........................................................................                  19,100                  36,082
                                                                                                  ---------               ---------

Income before income taxes and equity in
    undistributed earnings of banking subsidiary ..................................                 492,210                 732,022

Income tax benefit ................................................................                       -                  (9,825)

Equity in undistributed earnings of
    banking subsidiary ............................................................                 273,318                  90,000
                                                                                                  ---------               ---------

Net income ........................................................................               $ 765,528               $ 831,847
                                                                                                  =========               =========


             CLOVER COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                                                   For the years ended December 31,
                                                                                                   --------------------------------
                                                                                                       2003                 2002
                                                                                                       ----                 ----
Cash flows from operating activities:
    Net income .........................................................................            $ 765,528             $ 831,847
    Adjustments to reconcile net income to net cash provided by operating activities:
      Equity in undistributed earnings of banking subsidiary ...........................             (273,318)              (90,000)
      (Increase) decrease in other assets ..............................................                9,825                (4,620)
                                                                                                    ---------             ---------

           Net cash provided by operating activities ...................................              502,035               737,227
                                                                                                    ---------             ---------

Cash flows from financing activities:
    Sales of common stock under dividend reinvestment plan .............................               62,574               106,660
    Repurchase and retirement of common stock ..........................................             (100,040)             (108,355)
    Cash dividends paid ................................................................             (507,245)             (760,918)
                                                                                                    ---------             ---------

           Net cash provided by financing activities ...................................             (544,711)             (762,613)
                                                                                                    ---------             ---------

              Net decrease in cash and cash equivalents ................................              (42,676)              (25,386)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...........................................              636,709               662,095
                                                                                                    ---------             ---------

CASH AND CASH EQUIVALENTS, END OF YEAR .................................................            $ 594,033             $ 636,709
                                                                                                    =========             =========