Form 10KSB, Exhibit 13
period 2004-12-31
CLOVER COMMUNITY BANKSHARES INC
filed 2005-03-29
CIK 1057017

EXHIBIT 13


















                        CLOVER COMMUNITY BANKSHARES, INC.

                            Portions of Registrant's
                              2004 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2004 Form 10-KSB

Market for Common Stock and Dividends

Although a limited number of shares of common stock of Clover Community Bankshares, Inc. are traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the near future. The common stock is not traded on the NASDAQ National Market System, nor are there any market makers known to management. During 2004, management was aware of a few transactions in which the Company's common stock traded at $25.00 per share. However, management has not ascertained that these transactions are the result of arm's length negotiations between the parties, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock.

Shareholders may purchase additional common shares in the Company by reinvesting their cash dividends under the Company's dividend reinvestment plan (the "Reinvestment Plan"). Under the Reinvestment Plan, 1,561 and 2,198 newly issued shares were purchased by shareholders in 2004 and 2003 at prices of $29.41 and $28.56 per share, respectively, in accordance with the Reinvestment Plan's pricing formula. In 2004 and 2003, 3,254 and 4,000, shares, respectively, of the Company's common stock were repurchased, primarily from eleemosynary organizations, and retired. The average prices for such share repurchases and retirements in 2004 and 2003 were $23.53 and $25.00 per share, respectively. These prices were set at the discretion of the Company's Board of Directors. Prices established for the issuance of shares under the Reinvestment Plan and for repurchases may not be indicative of the market value of the common stock.

As of March 15, 2005, there were approximately 725 holders of record of the Company's common stock, excluding individual participants in security position listings.

The Company has paid an annual cash dividend since 1991. In 2004 and 2003, the Company declared and paid cash dividends to shareholders of $0.40 and $0.50 per share, respectively.

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

Forward Looking Statements

Statements included in this report which are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward-looking statements may be identified, without limitation, by the use of the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. The Company cautions readers that forward looking statements, including without limitation, those relating to future business prospects, revenues, working capital, liquidity, capital needs, interest costs, adequacy of the allowance for loan losses, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.

Earnings Performance

2004 Compared with 2003
The Company recorded net income of $1,041,000 for the year ended December 31, 2004, an increase of $275,000 or 35.90 %, from net income of $766,000 for 2003.
Net income per share for 2004 was $1.03 compared with $0.75 for 2003. Return on average assets and return on average equity were 1.37% and 12.74%, respectively for 2004 and 1.06% and 9.68%, respectively for 2003.

The Company's net income for 2004 increased from 2003. This increase is principally the result of increased interest income and noninterest income partially offset by increased non-interest expenses. The increase in interest income is primarily a result of a $696,000 increase in interest income from loans and origination fees from $2,919,000 in 2003 to $3,615,000 in 2004 caused by the overall growth in the loan portfolio combined with a higher interest rate environment in 2004. Interest expense decreased $61,000 to $776,000 in 2004. The decrease in interest expense was primarily a result of repricing time deposits at lower rates. The increase in noninterest income is principally the result of $909,000 in fee income from service charges on deposit accounts in 2004, an increase of $138,000 from $771,000 in 2003 related to the Automatic Overdraft product. The largest increase contributing to the higher level of noninterest expenses of was the result of a $137,000 increase in salaries and employee benefits from the 2003 period caused by additional personnel combined with normal salary increases.

Net interest income was $3,466,000 for 2004 compared to $2,800,000 for 2003, an increase of $666,000, or 23.79%. This increase is a result of an increase in average net interest earning assets of $1,673,000 comprised of an increase in average earning assets of $3,744,000 offset by an increase in average interest bearing liabilities of $2,071,000. This increase in average net interest earning assets is further impacted by the increases in interest rates during 2004 due to action by the Board of Governors of the Federal Reserve System.

Comprehensive income for 2004 and 2003 was $1,005,000 and $693,000, respectively. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Comprehensive income for the Company is correlated directly to the effects that changing conditions have on the fair values of the Company's holdings of available for sale securities.

The resulting changes in unrealized holding gains and losses on such securities are reported as a separate component of shareholders' equity. Such items, along with net income, comprise comprehensive income.

The table, "Average Balances, Yields and Rates", provides a detailed analysis of the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 2004 and 2003.
                       Average Balances, Yields and Rates

                                                                            2004                                  2003
                                                                            ----                                  ----
(Dollars in thousands)                                     Average        Income/    Yields/     Average         Income/   Yields/
                                                           Balances (1)   Expense    Rates       Balances (1)    Expense    Rates
                                                           ------------   -------    -----       ------------    -------    -----
Assets:
Interest-earning deposits in other
   Banks ..............................................     $    16       $    -         -%        $    15      $    1       6.66%
Securities
   Taxable ............................................      10,191          346      3.40          13,075         409       3.13
    Tax-exempt (2) ....................................       5,334          300      5.62           5,502         323       5.87
                                                            -------       ------                   -------      ------
         Total securities .............................      15,525          646      4.16          18,577         732       3.94

Nonmarketable equity securities .......................         258            9      3.49             250          10       4.00
Federal funds sold ....................................       4,237           62      1.46           6,345          84       1.32
Loans receivable (3) ..................................      51,404        3,615      7.03          42,509       2,919       6.87
                                                            -------       ------                   -------      ------
       Total interest earning assets ..................      71,440        4,332      6.06          67,696       3,746       5.53

Cash and due from banks ...............................       2,158                                  1,721
Allowance for loan losses .............................        (501)                                  (444)
Premises, furniture and equipment .....................       2,270                                  2,316
Other assets ..........................................         510                                    628
                                                            -------                                -------
        Total assets ..................................     $75,877                                $71,917
                                                            =======                                =======
Liabilities and shareholders' equity:
Interest bearing deposits
  Interest bearing transaction accounts ...............     $23,394          105      0.45%        $23,441          87       0.37%
  Savings .............................................       7,891           18      0.23           3,613          18       0.50
  Time deposits $100M and over ........................      11,079          216      1.95           9,321         197       2.11
  Other time deposits .................................      15,923          408      2.56          16,214         485       2.99
                                                            -------       ------                   -------      ------
       Total interest-bearing deposits ................      58,287          747      1.28          52,589         787       1.50

Federal funds purchased ...............................           7            -         -               -           -          -
Long-term debt ........................................       1,180           29      2.46           3,627          49       1.35
                                                            -------       ------                   -------      ------

        Total interest-bearing liabilities ............      59,474          776      1.30          56,216         836       1.49

Non-interest demand deposits ..........................       7,949                                  7,542
Other liabilities .....................................         280                                    245
Shareholders' equity ..................................       8,174                                  7,914
                                                            -------                                -------
        Total liabilities and
           shareholders' equity .......................     $75,877                                $71,917
                                                            =======                                =======

Interest rate spread (4) ..............................                               4.76%                                  4.04%
Net interest income and net yield on
   earning assets (5) .................................                   $3,556      4.98%                     $2,910       4.29%
                                                                          ======                                ======
Interest free funds supporting earning  assets (6) ....     $11,966                                $11,480

---------------------
(1)  Average balances are computed on a daily basis.
(2) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.
(3) Nonaccruing loans are included in the average loan balances and income on such loans is recognized on a cash basis.
(4) Total interest-earning assets yield less the total interest bearing liabilities rate.
(5)  Net interest income divided by total interest earning assets.
(6)  Total interest earning assets less total interest bearing liabilities.

The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest-earning assets and interest-bearing liabilities, and changes in the rates earned and paid on such assets and liabilities.

                        Volume and Rate Variance Analysis

                                                                 2004 Compared with 2003               2003 Compared with 2002
                                                                 -----------------------               -----------------------
(Dollars in thousands)                                       Volume(1)     Rate(1)     Total        Volume(1)     Rate(1)     Total
                                                             ---------     -------     -----        ---------     -------     -----

Interest-bearing deposits due from
    other banks ......................................       $  (1)       $   -        $  (1)       $   -        $   -        $   -
Taxable securities ...................................          33          (96)         (63)          41         (217)        (176)
Tax-exempt securities (2) ............................         (12)         (11)         (23)          43          (47)          (4)
Nonmarketable equity securities ......................          (1)           -           (1)           -           (3)          (3)
Federal funds sold ...................................           8          (30)         (22)          30          (12)          18
Loans ................................................          69          627          696          623          (12)         366
                                                             -----        -----        -----        -----        -----        -----

       Total interest income (expense) ...............          96          490          586          737          (12)         201
                                                             -----        -----        -----        -----        -----        -----

Interest-bearing deposits
  Interest-bearing transaction accounts ..............         (18)           -           18           35          (29)           6
  Savings ............................................          (2)           2            -           16          (19)          (3)
  Time deposits $100M and over .......................         (16)          35           19           77          (83)          (6)
  Other time deposits ................................         (68)          (9)         (77)         (83)         (61)        (144)
Long-term debt .......................................         (20)           -          (20)           -            -            -
                                                             -----        -----        -----        -----        -----        -----

        Total interest expense (income) ..............         (88)          28          (60)          45         (192)        (147)
                                                             -----        -----        -----        -----        -----        -----

        Net interest income (expense) ................       $ 184        $ 462        $ 646        $ 720        $(344)       $ 376
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

Management currently expects that interest rates may move slightly higher, but within a narrow range in 2005. Management has not presently identified any factors that would cause interest rates to increase or decrease sharply in a short time period. However, dramatic changes in interest rates that can significantly affect the Company, either positively or negatively, are possible. Any significant changes in net interest income for 2005 are currently expected to be the result of changes in the volumes of interest earning assets and liabilities. Management expects to continue to use its marketing strategies to attempt to increase the Company's market share for both deposits and quality loans within its service areas. These strategies include offering competitive interest rates, and continuing the Company's commitment to providing outstanding customer service.

Interest Rate Sensitivity

Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly monitors interest rate risk exposures and the expected interest rate environment so that timely adjustments in interest rate sensitivity can be made. In an effort to improve asset/liability management and improve net interest income in future years, the Company has engaged an experienced consultant to advise management and the Board of Directors in this vital area. Throughout 2005, Management intends to closely monitor the Company's interest sensitivity position and intends to take appropriate and timely actions to promote stable growth in net interest income.

The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at the end of 2004 of $18,214,000, and a cumulative gap ratio of 23.59%. From a long-term perspective, the interest sensitivity analysis indicates that on a cumulative basis over five years, the Company is in an asset sensitive position of $14,086,000 or a cumulative gap of 18.24%. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon", a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2004 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates ordinarily would be expected to have a positive effect on net interest income and rising rates ordinarily would be expected to have the opposite effect. However, in a rapidly falling interest rate environment, net interest income can decrease despite a negative interest sensitivity gap. This occurs because debtors can obtain lower interest rate financing by prepaying, refinancing or renegotiating their existing, higher fixed-rate mortgage and other loans. Similarly, issuers of federal and local government securities can exercise early call options to prepay or refinance their debt securities at lower rates. In a rising interest rate environment, a negative gap would have an adverse impact on net income. Interest earning assets would not reprice, through prepayment, refinancing or other options while the interest bearing liabilities would, resulting in a lower interest rate spread and ultimately a lower net income.

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

                          Interest Sensitivity Analysis
                                December 31, 2004

                                                                                 After Three      Greater
                                                                   Within          Through        Than One        Over
                                                                    Three          Twelve        Less Than        Five
              (Dollars in thousands)                               Months          Months        Five Years      Years       Total
                                                                   ------          ------        ----------      -----       -----
Assets
   Earning Assets:
      Interest-earning deposits with other banks ............     $     21       $      -       $      -      $      -      $     21
      Federal funds sold ....................................        6,750              -              -             -         6,750
      Securities available for sale .........................          311              -          3,792        10,099        14,202
      Nonmarketable equity securities .......................          372              -              -             -           372
      Loans receivable (1) ..................................       24,543          4,256         23,799         3,271        55,869
                                                                  --------       --------       --------      --------      --------

           Total earning assets .............................       31,997          4,256         27,591        13,370        77,214

Liabilities
   Interest-bearing liabilities
       Interest-bearing transaction accounts ................       26,859              -              -             -        26,859
       Savings deposits .....................................        4,214              -              -             -         4,214
       Time deposits $100,000 and over ......................        4,240          5,633          1,332           195        11,400
       Other time deposits ..................................        5,004          8,517          2,897           237        16,655
        Borrowings ..........................................            -              -          4,000             -         4,000
                                                                  --------       --------       --------      --------      --------

            Total interest bearing liabilities ..............       40,317         14,150          8,229           432        63,128

Period gap ..................................................      $(8,320)       $(9,984)       $19,362       $12,138       $14,086

Cumulative gap ..............................................      $(8,320)      $(18,214)        $1,148       $14,086

Ratio of cumulative gap to total earning assets .............      (10.78%)       (23.59%)          1.49%        18.24%

(1) Loans are net of deferred loan fees of $53.

Provision for Loan Losses

The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Management provided $206,000 and $96,000 for loan losses in 2004 and 2003, respectively. The significant increase in the 2004 provision resulted primarily from the increase in loans in non-accrual status, an increase in past due loans and an increase in loan volume, resulting in a higher amount funded to the allowance during 2004. See "Allowance for Loan Loses" for a discussion of the methodology used and factors considered by management in its estimate of the allowance for loan losses.

Noninterest Income

Noninterest income for 2004 was $981,000, an increase of $149,000 or 17.91% over the 2003 amount of $832,000. The increase in 2004 primarily was attributable to the Company's having implemented a new fee-based automatic overdraft privilege product in 2002 which accounted for the significant increase in service charges, from $771,000 in 2003 to $909,000 in 2004, an increase of $138,000 or 17.90%.

Management will continue to review and adjust when appropriate the pricing of all fee based services. As they arise, opportunities to expand noninterest fee income on both new and existing services will also be explored.

Other Expenses

Noninterest expenses for 2004 increased by $301,000 or 12.32%, to $2,745,000. This increase is attributable to a number of factors. Salaries and employee benefits increased by $137,000 or 10.02%, to $1,504,000. This increase over the 2003 period was caused by the addition of more personnel combined with normal salary increases. Net occupancy, furniture and equipment and all other expenses for 2004 were $20,000, $35,000 and $109,000 higher than in 2003, respectively. These increases were primarily attributable to renovations made in the main branch along with the addition of imaging technology.

Increases in noninterest expenses are closely monitored and cost control will continue to be emphasized by management where possible in order to achieve profitability objectives as well as attain the Company's goals of growth.

Income Taxes

For 2004, federal and state income tax expenses increased to $455,000 from $327,000 in 2003. The Company's effective tax rate was 30 percent in both 2004 and 2003.

Securities

The following table summarizes the carrying value amounts of securities held by the Company at December 31, 2004 and 2003:

                        Securities Portfolio Composition

(Dollars in thousands)                                     2004           2003
                                                           ----           ----

Securities available for sale
   U. S. Government agencies ...................          $1,985          $2,994
   State, county, and municipal ................           5,347           5,504
   Mortgage-backed securities ..................           6,870           9,900
                                                         -------         -------

        Total ..................................         $14,202         $18,398
                                                         =======         =======

On an ongoing basis, management assigns securities upon purchase into one of the categories designated by Statement of Financial Accounting Standards ("SFAS") No. 115 (trading, available for sale or held to maturity) based on intent, taking into consideration other factors, including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2004 and 2003, there were no transfers of available for sale or held to maturity securities to other categories.

At December 31, 2004, the Company held one U.S. Government agency security and two mortgage-backed securities that were in a continuous loss position for a period of twelve months. The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses to be temporary. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities matures and thus believes there are no unrealized losses in its securities portfolio that are other-than-temporary.

At December 31, 2004, the Company had no concentrated investments representing 10% or more of equity capital in the debt securities of any individual state, county or municipal issuer.

The  following  table  presents   maturities  and  weighted  average  yields  of
securities based on the carrying value at December 31, 2004.

                   Securities Portfolio Maturities and Yields

                                                             After One But    After Five But
                                                              Within Five       Within Ten
                                          Within One Year        Years             Years        After Ten Years         Total
                                          ---------------        -----             -----        ---------------         -----
(Dollars in thousands)                     Amount    Yield   Amount   Yield    Amount   Yield   Amount    Yield    Amount    Yield
                                           ------    -----   ------   -----    ------   -----   ------    -----    ------    -----

Available for sale securities
   U. S. Government agencies ...........       $  -      -    $1,488    2.90    $  497   3.13    $    -        -   $ 1,985     2.95
   State, county and municipal (1) .....        291   6.34     2,111    5.71     1,822   5.10     1,123     6.05     5,347     5.60
   Mortgage-backed (2) .................          -      -       212    3.14     2,348   3.47     4,310     3.94     6,870     3.76
                                               ----           ------            ------           ------            -------

      Total ............................       $291   6.34    $3,811    4.47    $4,667   4.07    $5,433     4.38   $14,202     4.34
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

The amounts of loans outstanding at December 31, 2004 and 2003 are shown in the following table according to type of loan, and the percentage of each category to total loans:

                           Loan Portfolio Composition

                                                                           2004                        2003
                                                                           ----                        ----
(Dollars in thousands)                                             Amount       Percent        Amount       Percent
                                                                   ------       -------        ------       -------

Real estate - Construction ....................................   $ 8,883        15.9%        $ 3,553           8.1%
Real estate - Mortgage
    Farmland ..................................................       575         1.0           1,259           2.9
    1 - 4 family residential ..................................    13,785        24.7          13,023          29.7
    Nonfarm, nonresidential ...................................     8,298        14.9           9,401          21.5
Commercial and industrial .....................................    20,515        36.8          12,114          27.7
Consumer installment ..........................................     3,760         6.8           4,438          10.1
                                                                  -------       -----         -------         -----

         Total loans ..........................................   $55,816       100.0%        $43,788         100.0%
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

Loans secured by real estate mortgages comprised approximately 57% of the Company's loan portfolio at December 31, 2004. Residential real estate loans consist mainly of first and second mortgages on single family homes. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 75%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Maturity Distribution of Loans

The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2004, as well as the type of interest requirement on such loans.

                                                               One Year       One to      Over Five
(Dollars in thousands)                                         or Less      Five Years      Years         Total
                                                               -------      ----------      -----         -----

Real estate - Construction ............................       $ 5,661       $ 3,136       $    86       $ 8,883
Real estate - Mortgage ................................         2,052         9,721        10,144        21,917
Commercial and Industrial .............................         5,434        13,844         1,237        20,515
Consumer ..............................................         1,714         2,625           162         4,501
                                                              -------       -------       -------       -------

         Total loans ..................................       $14,861       $29,326       $11,629       $55,816
                                                              =======       =======       =======       =======

Predetermined rate, maturity greater than one year ....                                                 $27,070

Variable rate, maturity greater than one year .........                                                 $13,885


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

At December 31, 2004, nonaccruing loans consisted of three loans totaling $226,000.

As of December 31, 2004, management believes that in the event of foreclosure on the three loans discussed in the preceding paragraph the Bank will not incur a significant loss on those loans because of the estimated market value of the related collateral. However, there can be no assurance that in the case of liquidation the collateral can be sold for its estimated fair market value or even for an amount at least equal to or greater than the amount owed to the Bank.

Following is a summary of the Company's nonperforming loans at December 31, 2004 and 2003:

          (Dollars in thousands)                              2004        2003
                                                              ----        ----

          Nonaccrual loans ................................   $226        $194
          Accruing loans 90 days or more past due .........      -           -
                                                              ----        ----

                  Total ...................................   $226        $194
                                                              ====        ====

          Percent of total loans ..........................   0.40%       0.44%

The effects of interest income accrued and collected on nonaccruing loans were immaterial to the consolidated financial statements for 2004 and 2003.

As of December 31, 2004, there were no commitments to lend additional funds to debtors owing amounts on impaired loans.

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

Loans which management identifies as impaired generally will be nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. At December 31, 2004 and 2003, the Bank had nonaccrual loans of $226,000 and $194,000, respectively. There were no loans 90 days or more past due and still accruing interest and no restructured loans at December 31, 2004 and 2003.

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

Potential Problem Loans

Management reviews and identifies a list of potential problem loans. These are loans that are not included in nonaccrual status or loans that are past due 90 days or more and still accruing interest. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. At December 31, 2004, there were no loans identified as potential problem loans.

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

In reviewing the adequacy of the allowance for loan losses at each year end, management considered the historical loan losses experienced by the Company, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of loan losses inherent in the loan portfolio at December 31, 2004. The increase in the allowance for loan losses as a percent of loans can be attributed to continued growth of the Bank and change in portfolio mix.

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

                         Summary of Loan Loss Experience

(Dollars in thousands)                                                    2004        2003          2002         2001        2000
                                                                          ----        ----          ----         ----        ----

Total loans outstanding at end of period ..........................     $55,816      $43,788      $35,061      $31,811      $30,768
                                                                        =======      =======      =======      =======      =======

Average loans outstanding .........................................     $51,404      $42,509      $33,677      $30,997      $29,590
                                                                        =======      =======      =======      =======      =======

Balance of allowance for loan losses - beginning ..................     $   450      $   360      $   274      $   254      $   259
                                                                        -------      -------      -------      -------      -------

Loans charged off:
   Commercial and industrial ......................................     $     -      $     -      $   225      $     -      $    46
   Consumer installment ...........................................          36           11           48           15            7
                                                                        -------      -------      -------      -------      -------

      Total charge offs ...........................................          36           11          273           15           53
                                                                        -------      -------      -------      -------      -------

Recoveries of previous charge offs:
   Consumer installment ...........................................           5            5            2            1            1
                                                                        -------      -------      -------      -------      -------

      Total recoveries ............................................           5            5            2            1            1
                                                                        -------      -------      -------      -------      -------

Net charge offs ...................................................          31            6          271           14           52
                                                                        -------      -------      -------      -------      -------

Additions to allowance charged to expense .........................         206           96          357           34           47
                                                                        -------      -------      -------      -------      -------

Balance of allowance for loan losses - ending .....................     $   625      $   450      $   360      $   274      $   254
                                                                        =======      =======      =======      =======      =======

     Net charge offs to average loans .............................        0.06%        0.01%        0.80%        0.05%        0.18%
     Net charge offs to loans at end of period ....................        0.06%        0.01%        0.77%        0.04%        0.17%
     Allowance for loan losses to average loans ...................        1.22%        1.06%        1.07%        0.88%        0.86%
     Allowance for loan losses to loans at end of period ..........        1.12%        1.03%        1.03%        0.86%        0.83%
     Net charge offs to allowance for loan losses .................        4.96%        1.33%       75.28%        5.11%       20.47%
     Net charge offs to provision for loan losses .................       15.05%        6.25%       75.91%       41.18%      110.64%

The following table presents the allocation of the allowance for loan losses at the end of each of the last two years, compared with the percent of loans in the applicable categories to total loans. The allowance is, however, available to support losses in all categories.

                     Allocation of Allowance for Loan Losses

                                           2004                      2003
                                           ----                      ----
(Dollars in thousands)             Amount       Percent      Amount      Percent
                                   ------       -------      ------      -------

Commercial and industrial           $230        36.8%        $125         27.8%
Real estate - construction            99        15.8           36          8.0
Real estate - mortgage               253        40.5          243         54.0
Consumer installment                  43         6.9           46         10.2
                                    ----       -----         ----         ----

         Total allowance            $625       100.0%        $450        100.0%
                                    ====       =====         ====        =====

Deposits

The average amounts and percentage composition of deposits held by the Company for each of the past two years are summarized below:

                                Average Deposits

                                                                      2004                      2003
                                                                      ----                      ----
     (Dollars in thousands)                                   Amount      Percent       Amount      Percent
                                                              ------      -------       ------      -------

     Noninterest bearing demand ..........................     $ 8,510        12.74%     $ 8,155       12.67%
     Interest bearing transaction accounts ...............      23,394        35.02       23,441       36.42
     Savings accounts ....................................       7,891        11.81        7,240       11.25
     Time deposits of $100,000 or over ...................      11,079        16.59        9,321       14.48
     Other time ..........................................      15,923        23.84       16,214       25.18
                                                               -------       ------      -------      ------

              Total deposits .............................     $66,797       100.00%     $64,371      100.00%
                                                               =======       ======      =======      ======

As of December 31, 2004, there were approximately $11,400,000 in time deposits of $100,000 or more with approximately $4,240,000 maturing within three months, $3,541,000 maturing over three through six months, $2,092,000 maturing over six through twelve months, and $1,527,000 maturing after one year. Average time deposits $100,000 and over comprised approximately 16.59% of total average deposits during 2004 and approximately 14.48% of total average deposits during 2003. The majority of time deposits $100,000 and over is acquired from customers within the Company's local market area. Such deposits generally are acquired in the normal course of business. The Company does not purchase brokered deposits. While most of the large time deposits are acquired from customers with standing banking relationships, it is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore such deposits have the characteristics of shorter-term purchased funds. Time deposits $100,000 and over involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity.

Total deposits as of December 31, 2004 were approximately $67,973,000, a $5,301,000 or 8.46% increase from December 31, 2003. Management believes that the majority of the increase in deposits was attributable to its ability to compete successfully for deposits in the local service areas through its marketing efforts, offers of attractive interest rates for deposit accounts and its reputation for excellent customer service.

Return on Equity and Assets

The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2004 and 2003.

                                                             2004        2003
                                                             ----        ----

              Return on assets                               1.37%       1.06%
              Return on equity                              12.74%       9.68%
              Dividend payout ratio                         38.83%      66.78%
              Equity to assets ratio                        10.77%      10.15%


Liquidity

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Company's market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 73.4% of average total assets during 2004 compared with 76.5% during 2003.

The banking subsidiary had available at the end of 2004 unused short-term lines of credit to purchase up to $2,400,000 of federal funds from unrelated correspondent institutions. Additionally, the Bank has undrawn long-term debt availability from the FHLB of approximately $28,000,000. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available for sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity.

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

Off-Balance Sheet Risk

The Company's off-balance sheet arrangements presently include only contractual commitments of the Bank to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of the Bank at predetermined interest rates for a specified period of time as long as there is no violation of any condition in the contract. These commitments have elements of credit risk in excess of the amount recognized in the balance sheet. Generally, the same credit policies used for on-balance sheet arrangements, such as loans, are used in extending such commitments. At December 31, 2004, the Bank had issued commitments to extend credit of $14,667,000 through various types of lending. A significant portion of these commitments will expire within one year. Past experience indicates that many of these commitments to extend credit will expire unused; therefore, the total amount of loan commitments does not necessarily represent future cash requirements.

However, as described in "Liquidity," the Company believes that it has adequate sources of liquidity to fund commitments that are drawn upon by the borrower.

The Company had standby letters of credit totaling $37,000 outstanding at December 31, 2004. There were no standby letters of credit outstanding at December 31, 2003.

Neither the Company nor the Bank are involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings.

Capital Resources

Shareholders' equity increased by $569,000 and $149,000 during 2004 and 2003, respectively.

The Company in 1999 established a dividend reinvestment program to provide shareholders with the opportunity to reinvest automatically all or a portion of their cash dividends into additional shares of the Company's common stock. Reinvestment of dividends in 2004 resulted in an increase of $46,000 in shareholders' equity. Also during 1999, the Company initiated a limited program to redeem shares of its stock held by not-for-profit organizations. During 2004, repurchases and retirements of common stock reduced shareholders' equity by $77,000.

During 2004, net income increased shareholders' equity by $1,041,000, cash dividends decreased shareholders' equity by $405,000 and unrealized losses on available for sale securities decreased shareholders' equity by $36,000.

The Company and the Bank are each subject to regulatory risk-based capital adequacy standards. Under these standards, bank holding companies and banks are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), federal bank regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank or bank holding company. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated. Unrealized holding gains and losses on available for sale securities are generally excluded for purposes of calculating regulatory capital ratios. However, the extent of any unrealized appreciation or depreciation on securities will continue to be a factor that regulatory examiners consider in their overall assessment of capital adequacy.

Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2004 and 2003, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

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

                            Risk-Based Capital Ratio

                                                                                                             To be Well-Capitalized
                                                                                                                  Under Prompt
                                                                                         For Capital           Corrective Action
                                                                  Actual              Adequacy Purposes            Provisions
(Dollars in thousands)                                      Amount       Ratio       Amount       Ratio       Amount        Ratio
                                                            ------       -----       ------       -----       ------        -----
            December 31, 2004

The Company
   Total capital to risk-weighted assets ................   $9,146        14.31%      $5,113         8.0%      $6,391         10.0%
   Tier 1 capital to risk-weighted assets ...............    8,521        13.33        2,556         4.0        3,834          6.0
   Tier 1 capital to average assets .....................    8,521        10.45        2,447         3.0        4,078          5.0

Clover Community Bank
   Total capital to risk-weighted assets ................   $8,585        13.43%      $5,113         8.0%      $6,391         10.0%
   Tier 1 capital to risk-weighted assets ...............    7,960        12.46        2,556         4.0        3,834          6.0
   Tier 1 capital to average assets .....................    7,960         9.76        2,447         3.0        4,078          5.0

            December 31, 2003

The Company
   Total capital to risk-weighted assets ................   $7,772        15.76%      $3,945         8.0%      $4,931         10.0%
   Tier 1 capital to risk-weighted assets ...............    7,322        14.85        1,974         4.0        2,961          6.0
   Tier 1 capital to average assets .....................    7,322        10.25        2,144         3.0        3,573          5.0

Clover Community Bank
   Total capital to risk-weighted assets ................   $7,772        15.76%      $3,945         8.0%      $4,931         10.0%
   Tier 1 capital to risk-weighted assets ...............    7,322        14.85        1,974         4.0        2,961          6.0
   Tier 1 capital to average assets .....................    7,322        10.25        2,144         3.0        3,573          5.0


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

In November 2003, the Emerging Issues Task Force ("EITF") reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirements of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition guidance of EITF No. 03-1 has been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position ("FSP"), FSP EITF 03-1-a, Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded concurrent with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company's financial position or results of operations.

In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 105, Application of Accounting Principles to Loan Commitments, to inform registrants of the Staff's view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provisions of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have a material impact on the Company's financial condition or results of operations.

Other accounting standards that have been issued or proposed by the Public Company Accounting Oversight Board ("PCAOB") or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Shareholders and Board of Directors
Clover Community Bankshares, Inc. and Subsidiary
Clover, South Carolina


              We have audited the accompanying consolidated balance sheets of Clover Community Bankshares, Inc. and Subsidiary (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clover Community Bankshares, Inc. and Subsidiary as of December 31, 2004 and 2003 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                        s/Elliott Davis, LLC


Greenville, South Carolina
February 11, 2005

                CLOVER COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                      2004                  2003
                                                                                                      ----                  ----
ASSETS
    Cash and cash equivalents:
      Cash and due from banks ............................................................        $  1,383,919         $  2,561,973
      Interest-earning deposits in other banks ...........................................              20,763               14,851
      Federal funds sold .................................................................           6,750,000            3,371,000
                                                                                                  ------------         ------------
         Total cash and cash equivalents .................................................           8,154,682            5,947,824
                                                                                                  ------------         ------------

    Investment securities:
      Securities available for sale ......................................................          14,201,616           18,398,485
      Nonmarketable equity securities ....................................................             371,900              250,000
                                                                                                  ------------         ------------
         Total investment securities .....................................................          14,573,516           18,648,485
                                                                                                  ------------         ------------

    Loans receivable .....................................................................          55,816,104           43,788,077
      Less allowance for loan losses .....................................................            (624,965)            (449,541)
                                                                                                  ------------         ------------
         Loans, net ......................................................................          55,191,139           43,338,536
                                                                                                  ------------         ------------

    Premises, furniture and equipment, net ...............................................           2,193,674            2,307,793
    Accrued interest receivable ..........................................................             341,435              321,943
    Other assets .........................................................................             472,696              428,527
                                                                                                  ------------         ------------

         Total assets ....................................................................        $ 80,927,142         $ 70,993,108
                                                                                                  ============         ============

LIABILITIES
    Deposits:
      Noninterest-bearing ................................................................          $8,845,397           $9,348,902
      Interest-bearing ...................................................................          59,127,972           53,323,266
                                                                                                  ------------         ------------
         Total deposits ..................................................................          67,973,369           62,672,168

      Advances from Federal Home Loan Bank ...............................................           4,000,000                    -
      Accrued interest payable ...........................................................             256,210              202,073
      Other liabilities ..................................................................              90,938               80,384
                                                                                                  ------------         ------------

         Total liabilities ...............................................................          72,320,517           62,954,625
                                                                                                  ------------         ------------

COMMITMENTS AND CONTINGENCIES - NOTE 12 ..................................................                   -                    -

SHAREHOLDERS' EQUITY
    Common stock, par value $.01 per share, 10,000,000 shares authorized and outstanding - 1,011,056 and 1,012,779 shares
       for 2004 and 2003, respectively ...................................................              10,111               10,128
    Capital surplus ......................................................................           3,385,909            3,417,261
    Retained earnings ....................................................................           5,124,541            4,488,686
    Accumulated other comprehensive income ...............................................              86,064              122,408
                                                                                                  ------------         ------------

         Total shareholders' equity ......................................................           8,606,625            8,038,483
                                                                                                  ------------         ------------

         Total liabilities and shareholders' equity ......................................        $ 80,927,142         $ 70,993,108
                                                                                                  ============         ============

The accompanying notes are an integral part of these consolidated financial statements.

                CLOVER COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                                    For the years ended December 31,
                                                                                                    --------------------------------
                                                                                                      2004                  2003
                                                                                                      ----                  ----
Interest income:
    Loans, including fees ............................................................             $3,614,956             $2,918,743
    Interest-earning deposits in other banks .........................................                    360                  1,326
    Investment securities:
      Taxable ........................................................................                346,086                409,035
      Tax-exempt .....................................................................                209,721                213,067
      Nonmarketable equity securities ................................................                  8,717                  9,818
    Federal funds sold ...............................................................                 61,551                 84,292
                                                                                                   ----------             ----------

         Total interest income .......................................................              4,241,391              3,636,281
                                                                                                   ----------             ----------

Interest expense:
    Time deposits $100,000 and over ..................................................                215,931                197,276
    Other deposits ...................................................................                530,260                589,836
    Federal funds purchased ..........................................................                     95                      -
    Advances from Federal Home Loan Bank .............................................                 29,441                 49,201
                                                                                                   ----------             ----------

         Total interest expense ......................................................                775,727                836,313
                                                                                                   ----------             ----------

            Net interest income ......................................................              3,465,664              2,799,968

Provision for loan losses ............................................................                206,000                 96,000
                                                                                                   ----------             ----------

Net interest income after provision for loan losses ..................................              3,259,664              2,703,968
                                                                                                   ----------             ----------
Noninterest income:
    Service charges on deposit accounts ..............................................                908,551                770,763
    Credit life insurance commissions ................................................                  7,755                  3,077
    Gain on sale of securities available for sale ....................................                    740                      -
    Other ............................................................................                 64,123                 58,367
                                                                                                   ----------             ----------

         Total noninterest income ....................................................                981,169                832,207
                                                                                                   ----------             ----------

Noninterest expense:
    Salaries and employee benefits ...................................................              1,503,745              1,366,756
    Net occupancy ....................................................................                146,128                126,389
    Furniture and equipment ..........................................................                314,432                279,338
    Printing, postage and stationery .................................................                133,710                148,882
    Professional services ............................................................                 99,037                103,574
    Data processing ..................................................................                 99,058                 82,105
    ATM/Debit card ...................................................................                 82,843                 67,844
    Directors fees ...................................................................                 42,500                 46,000
    Other operating ..................................................................                323,417                222,934
                                                                                                   ----------             ----------

         Total noninterest expense ...................................................              2,744,870              2,443,822
                                                                                                   ----------             ----------

Income before income taxes ...........................................................              1,495,963              1,092,353

Income tax expense ...................................................................                455,000                326,825
                                                                                                   ----------             ----------

Net income ...........................................................................             $1,040,963             $  765,528
                                                                                                   ==========             ==========

Earnings per share
    Weighted average number of common shares outstanding .............................              1,012,216              1,014,665
    Basic earnings per share .........................................................             $     1.03             $     0.75

The accompanying notes are an integral part of these consolidated financial statements.

                CLOVER COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                 For the years ended December 31, 2004 and 2003


                                                                                                        Accumulated
                                                     Common stock                                          other
                                                     ------------            Capital        Retained   comprehensive
                                                 Shares         Amount       surplus        earnings    income (loss)     Total
                                                 ------         ------       -------        --------    -------------     -----

Balance, December 31, 2002 .................  1,014,581        $10,146     $3,454,709     $4,230,403       $194,500     $7,889,758

                                                                                                                       -----------
Net income .................................          -              -              -        765,528              -        765,528

Other comprehensive loss:
   Net unrealized holding losses on
   securities available for sale, net
   of income tax benefit of $(40,374)                 -              -              -              -        (72,092)       (72,092)

                                                                                                                       -----------
Comprehensive income .......................                                                                               693,436

Cash dividends declared - $0.50
   per share ...............................          -              -              -       (507,245)             -       (507,245)

Sale of common stock under
   dividend reinvestment plan ..............      2,198             22         62,552              -              -         62,574

Repurchase and retirement of
   common stock ............................     (4,000)           (40)      (100,000)             -              -       (100,040)
                                              ---------        -------     ----------     ----------    -----------    -----------

Balance, December 31, 2003 .................  1,012,779         10,128      3,417,261      4,488,686        122,408      8,038,483
                                                                                                                       -----------
Net income .................................          -              -              -      1,040,963              -      1,040,963

Other comprehensive loss:
   Net unrealized holding losses on
   securities available for sale, net
   of income tax benefit of $(20,355) ......          -              -              -              -        (36,344)       (36,344)
                                                                                                                       -----------

Comprehensive income .......................                                                                             1,004,619

Cash dividends declared - $0.40 ............          -              -              -       (405,108)             -       (405,108)
   per share

Sale of common stock under
   dividend reinvestment plan ..............      1,561             16         45,889              -              -         45,905

Repurchase and retirement of
   common stock ............................     (3,284)           (33)       (77,241)             -              -        (77,274)
                                              ---------        -------     ----------     ----------    -----------    -----------
Balance, December 31, 2004 .................  1,011,056        $10,111     $3,385,909     $5,124,541    $    86,064    $ 8,606,625
                                              =========        =======     ==========     ==========    ===========    ===========











The accompanying notes are an integral part of these consolidated financial statements.

                CLOVER COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    For the years ended December 31,
                                                                                                    --------------------------------
                                                                                                      2004                   2003
                                                                                                      ----                   ----
Cash flows from operating activities:
    Net income .........................................................................         $  1,040,963          $    765,528
    Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses ........................................................              206,000                96,000
      Depreciation .....................................................................              213,029               172,361
      Increase in deferred loan fees and costs .........................................                6,629                 5,489
      Discount accretion and premium amortization ......................................               25,599                41,956
      Deferred income tax expense (benefit) ............................................               13,257                (9,512)
      Gain on sale of securities available for sale ....................................                 (740)                    -
      Increase in accrued interest receivable ..........................................              (19,492)              (49,883)
      Increase (decrease) in accrued interest payable ..................................               54,137                (1,025)
      Increase in other assets .........................................................              (57,426)              (88,861)
      Increase in other liabilities ....................................................               30,909                10,430
                                                                                                 ------------          ------------

           Net cash provided by operating activities ...................................            1,512,865               942,483
                                                                                                 ------------          ------------

Cash flows from investing activities:
    Purchases of securities available for sale .........................................           (2,006,536)          (11,073,596)
    Maturities of securities available for sale ........................................            4,683,521             9,054,271
    Proceeds from sales of securities available for sale ...............................            1,438,326                     -
    Purchase of nonmarketable equity securities ........................................             (121,900)                    -
    Net increase in loans made to customers ............................................          (12,065,232)           (8,739,151)
    Purchase of premises, furniture and equipment ......................................              (98,910)             (198,616)
                                                                                                 ------------          ------------
           Net cash used for investing activities ......................................           (8,170,731)          (10,957,092)
                                                                                                 ------------          ------------

Cash flows from financing activities:
    Net increase in demand deposits, interest-bearing
      transaction accounts and savings accounts ........................................            2,661,071            11,202,882
    Net increase in certificates of deposit and other time deposits ....................            2,640,130             2,778,488
    Borrowings (repayments) of advances from Federal Home Loan Bank ....................            4,000,000            (4,000,000)
    Cash dividends paid ................................................................             (405,108)             (507,245)
    Sales of common stock under dividend reinvestment plan .............................               45,905                62,574
    Repurchase and retirement of common stock ..........................................              (77,274)             (100,040)
                                                                                                 ------------          ------------

           Net cash provided by financing activities ...................................            8,864,724             9,436,659
                                                                                                 ------------          ------------

                Net increase (decrease) in cash and cash equivalents ...................            2,206,858              (577,950)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...........................................            5,947,824             6,525,774
                                                                                                 ------------          ------------

CASH AND CASH EQUIVALENTS, END OF YEAR .................................................         $  8,154,682          $  5,947,824
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

Use of Estimates - In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as well as amounts of income and expenses during the reporting period. Actual results could differ significantly from those estimates.

Investment Securities - Equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories: held to maturity, trading or available for sale. Debt securities which the Company has the positive intent and ability to hold to ultimate maturity are classified as held to maturity and accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other income. However, the Company has never held any securities for trading purposes. Securities not classified as either held to maturity or trading are classified as available for sale and are accounted for at estimated fair value. Unrealized holding gains and losses on available for sale securities are excluded from earnings and recorded as other comprehensive income, net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, is included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in other operating income, based on the amortized cost of the specific security on a trade date basis.

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

                                                                     (Continued)

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

Comprehensive Income - Comprehensive income consists of net income for the current period and other comprehensive income, defined as income, expenses, gains and losses that bypass the consolidated statement of income and are reported directly in a separate component of shareholders' equity. The Company classifies and reports items of other comprehensive income or loss by their nature, reports total comprehensive income or loss in the consolidated statement of changes in shareholders' equity and comprehensive income, and displays the accumulated balance of other comprehensive income or loss separately in the shareholders' equity section of the consolidated balance sheet. The components of other comprehensive income or loss and related tax effects are as follows:


                                                                                                    For the years ended December 31,
                                                                                                    --------------------------------
                                                                                                      2004                  2003
                                                                                                      ----                  ----

Unrealized losses on securities available for sale ...................................             $ (55,959)             $(112,466)

Reclassification adjustment for gains realized in net income .........................                  (740)                     -
                                                                                                   ---------              ---------

Net unrealized losses on securities available for sale ...............................               (56,699)              (112,466)

Tax effect ...........................................................................                20,355                 40,374
                                                                                                   ---------              ---------

Net-of-tax amount ....................................................................             $ (36,344)             $ (72,092)
                                                                                                   =========              =========

Consolidated Statement of Cash Flows - The consolidated statement of cash flows reports net cash provided or used by operating, investing and financing activities and the net effect of those cash flows on cash and cash equivalents. Cash equivalents include amounts due from banks and federal funds sold and generally have an original maturity of three months or less.

The following summarizes supplemental cash flow information for the years ended December 31, 2004 and 2003:

                                                                                                    For the years ended December 31,
                                                                                                    --------------------------------
                                                                                                       2004                  2003
                                                                                                       ----                  ----

Cash paid for:
  Interest .............................................................................             $721,590              $836,313
  Income taxes .........................................................................              404,300               389,244

Supplemental noncash investing and financing activities:
  Change in unrealized gain or loss on securities available for
     sale, net of tax ..................................................................             $(36,344)             $(72,092)



                                                                     (Continued)

Fair Value Of Financial Instruments - Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information, whether or not recognized in the balance sheets, when it is practical to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations, which require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock, premises, furniture and equipment and other assets and liabilities.

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

Investment securities are valued using quoted market prices. Fair value for the Company's off-balance sheet financial instruments is based on the discounted present value of the estimated future cash flows. The carrying value of nonmarketable equity securities is considered a reasonable estimate of fair value since no ready market exists for these securities and it has no quoted market value; however, redemption of this stock has historically been at par value.

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

Fair value for advances from the Federal Home Loan Bank ("FHLB") is estimated at the carrying amount for variable rate advance as the rates approximate rates currently offered for similar borrowings of comparable terms and credit quality. For fixed rate advances, fair value is estimated by discounting cash flows from maturities using current interest rates on similar instruments.

Fair value of off balance sheet investments is based on fees currently charged to enter into similar agreements; taking into account the remaining terms of the agreements and the counterparties' credit standing.

Reclassifications - Certain captions and amounts in the 2003 consolidated financial statements were reclassified to conform with the 2004 presentation. These reclassifications had no impact on previously reported net income or retained earnings.


                                                                     (Continued)

Recently Issued Accounting Standards - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

     In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

     In January 2003, the FASB issued FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46 provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46 applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements applied to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 did not have any impact on the Company's financial position or results of operations.

     In November 2003, the Emerging Issues Task Force ("EITF") reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirements of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition guidance of EITF No. 03-1 has been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position ("FSP"), FSP EITF 03-1-a, Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded concurrent with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company's financial position or results of operations.

                                                                     (Continued)

     In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 105, Application of Accounting Principles to Loan Commitments, to inform registrants of the Staff's view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provisions of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have any impact on the Company's financial condition or results of operations.

Other accounting standards that have been issued or proposed by the Public Company Accounting Oversight Board ("PCAOB") or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

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

NOTE 2 - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2004 and 2003 were approximately $406,000 and $332,000, respectively.

NOTE 3 - SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair values of securities available for sale at December 31, 2004 and 2003 were as follows:

                                                                                     Gross unrealized                     Estimated
                                                            Amortized                ----------------                       fair
December 31, 2004                                             Cost                 gains            losses                  value
                                                              ----                 -----            ------                  -----

U.S. Government agencies .......................          $ 2,000,000          $         -          $    14,531          $ 1,985,469
State, county and municipal ....................            5,192,301              164,927               10,680            5,346,548
Mortgage-backed securities .....................            6,875,049               16,473               21,923            6,869,599
                                                          -----------          -----------          -----------          -----------

        Total ..................................          $14,067,350          $   181,400          $    47,134          $14,201,616
                                                          ===========          ===========          ===========          ===========

                                                                     (Continued)

                                                                                      Gross unrealized                     Estimated
                                                            Amortized                 ----------------                       fair
December 31, 2003                                             Cost                  gains              losses                value
                                                              ----                  -----              ------                -----

U.S. Government agencies .......................          $ 3,002,579          $    10,704          $    18,906           $2,994,377
State, county and municipal ....................            5,288,050              225,230                9,416            5,503,864
Mortgage-backed securities .....................            9,916,890               35,972               52,618            9,900,244
                                                          -----------          -----------          -----------          -----------

        Total ..................................          $18,207,519          $   271,906          $    80,940          $18,398,485
                                                          ===========          ===========          ===========          ===========

The following table shows gross unrealized losses and related fair values, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004.


                                                    Less than 12 Months           12 Months or More                Total
                                                    -------------------           -----------------                -----
                                                   Fair        Unrealized      Fair        Unrealized         Fair        Unrealized
                                                   value         losses        value         Losses           value         losses
                                                   -----         ------        -----         ------           -----         ------

U.S. Government agencies .................     $1,488,438     $   11,562     $  497,031     $    2,969     $1,985,469     $   14,531
State, county and municipal ..............        863,178         10,680              -              -        863,178         10,680
Mortgage-backed securities ...............      4,546,105         17,926        473,592          3,997      5,019,697         21,923
                                               ----------     ----------     ----------     ----------     ----------     ----------

Total ....................................     $6,897,721     $   40,168     $  970,623     $    6,966     $7,868,344     $   47,134
                                               ==========     ==========     ==========     ==========     ==========     ==========

Securities classified as available for sale are recorded at fair market value. At December 31, 2004, the amounts included in the category "twelve months or more" in the above table consisted of one U.S. Government agency and two mortgage-backed securities in a continuous loss position for twelve months. The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses to be temporary. The Company has the ability and intent to hold these securities until such time as the value recovers.

The following is a summary of maturities of securities available for sale as of December 31, 2004 and 2003. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                                                           December 31,
                                                                                           ------------
                                                                          2004                                     2003
                                                                          ----                                     ----
                                                              Amortized            Estimated           Amortized           Estimated
                                                                 cost             fair value              cost            fair value
                                                                 ----             ----------              ----            ----------

Due in less than one year ..........................         $   290,171         $   290,485         $   338,776         $   350,222
Due after one through five years ...................           3,554,454           3,599,519           2,627,673           2,709,129
Due after five through ten years ...................           2,279,623           2,318,659           4,661,068           4,725,533
Due after ten years ................................           1,068,053           1,123,354             663,112             713,357
                                                             -----------         -----------         -----------         -----------

                                                               7,192,301           7,332,017           8,290,629           8,498,241
Mortgage-backed securities .........................           6,875,049           6,869,599           9,916,890           9,900,244
                                                             -----------         -----------         -----------         -----------

    Total ..........................................         $14,067,350         $14,201,616         $18,207,519         $18,398,485
                                                             ===========         ===========         ===========         ===========

At December 31, 2004 and 2003, securities with a carrying amount of $1,467,631 and $1,033,898, respectively, were pledged as collateral to secure public deposits.

NOTE 4 - NONMARKETABLE EQUITY SECURITIES

Nonmarketable equity securities at December 31, 2004 and 2003 consist of:

                                                       2004               2003
                                                       ----               ----

FHLB stock ...............................           $321,900           $200,000
Bankers' Bank stock ......................             50,000             50,000
                                                     --------           --------

      Total ..............................           $371,900           $250,000
                                                     ========           ========

The Bank, as a member institution, is required to own certain stock investments in the FHLB and the Bankers' Bank. The FHLB stock is generally pledged against any borrowings from the FHLB (See Note 8). No ready market exists for the FHLB stock and it has no quoted market value; however, redemption of this stock has historically been at par value.

NOTE 5 - LOANS RECEIVEABLE AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans receivable at December 31, 2004 and 2003 are summarized as follows:
                                                     2004               2003
                                                     ----               ----

Commercial and industrial ..................     $ 20,515,048      $ 12,114,249
Real estate - construction .................        8,882,968         3,552,795
Real estate - mortgage .....................       21,916,960        23,682,712
Consumer and other .........................        4,501,128         4,438,321
                                                 ------------      ------------

      Total ................................       55,816,104        43,788,077
Less allowance for possible loan losses ....         (624,965)         (449,541)
                                                 ------------      ------------

Loans, net .................................     $ 55,191,139      $ 43,338,536
                                                 ============      ============

Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Nonperforming loans amounted to $226,200 and $193,742 at December 31, 2004 and 2003, respectively. The Company had no impaired loans at December 31, 2004 or 2003.

Transactions in the allowance for loan losses for the years ended December 31, 2004 and 2003 are summarized below:


                                                         2004             2003
                                                         ----             ----

Balance, beginning of year .......................     $ 449,541      $ 359,906
Provision charged to operations ..................       206,000         96,000
Recoveries on loans previously charged-off .......         5,334          4,878


Loans charged-off ................................       (35,910)       (11,243)
                                                       ---------      ---------

Balance, end of year .............................     $ 624,965      $ 449,541
                                                       =========      =========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with the Bank in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $1,046,446 and $2,268,173 at December 31, 2004 and 2003, respectively. During 2004, new loans were $794,915 and repayments totaled $2,016,642.

NOTE 6 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following at December 31, 2004 and 2003:

                                                        2004             2003
                                                        ----             ----

Land ...........................................    $   979,273     $   979,273
Buildings and land improvements ................      1,168,185       1,140,393
Furniture and equipment ........................      1,647,022       1,575,904
                                                    -----------     -----------

       Total ...................................      3,794,480       3,695,570
Less, accumulated depreciation .................     (1,600,806)     (1,387,777)
                                                    -----------     -----------

      Premises, furniture and equipment, net ...    $ 2,193,674     $ 2,307,793
                                                    ===========     ===========



Depreciation expense for the years ended December 31, 2004 and 2003 was $213,029 and $172,361, respectively.

NOTE 7 - DEPOSITS

A summary of deposits at December 31, 2004 and 2003 follows:



                                                        2004              2003
                                                        ----              ----

Non-interest bearing demand ..................      $ 8,845,397      $ 9,348,902
Interest bearing transaction accounts ........       26,859,142       23,957,824
Savings ......................................        4,213,585        3,950,327
Time, $100,000 and over ......................       11,400,416       10,047,467
Other time deposits ..........................       16,654,829       15,367,648
                                                    -----------      -----------

    Total deposits ...........................      $67,973,369      $62,672,168
                                                    ===========      ===========




At December 31, 2004 the scheduled maturities of certificates of deposit are as follows:

                      2005                                   $ 9,244,307
                      2006                                    14,150,248
                      2007                                     4,228,889
                      2008                                       431,801
                                                             -----------

                         Total                               $28,055,245
                                                             ===========

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

At December 31, 2004, the Company had advances from the FHLB as follows:

    Amount             Interest Rate         Maturity Date          Terms
    ------             -------------         -------------          -----
 $2,000,000               2.48%               09/14/2006        Variable rate
  2,000,000               3.28                09/14/2007         Fixed rate
 ----------

 $4,000,000
 ==========

At December 31, 2003, the Company had no borrowings from the FHLB.

Collateral pledged for these advances are 1-4 family residential mortgages.

The Company also has a credit availability agreement with the FHLB totaling 40 percent of the Bank's assets as of any quarter end. As of December 31, 2004, the available credit totaled approximately $28,000,000.

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

Accumulated Other Comprehensive Income - As of December 31, 2004 and 2003, accumulated other comprehensive income included in shareholders' equity in the accompanying consolidated balance sheets consisted of the accumulated changes in the unrealized holding gains and losses on available for sale securities, net of income tax effects.

Dividend Reinvestment Plan - As of February 4, 1999, the Company registered and reserved 50,000 shares of its authorized but unissued common stock for sale through its Dividend Reinvestment Plan (the "Plan"). Under the Plan, which is available only to residents of South Carolina, shareholders may purchase additional shares by foregoing the payment in cash of cash dividends declared by the Company and instead accepting additional shares of common stock. Such shares of additional stock are issued at a price determined in accordance with the Plan's pricing formula. There are no provisions for other periodic stock purchases under the Plan. Shares issued under the Plan are newly issued shares. As of December 31, 2004, a total of 23,541 shares had been issued, with 26,459 of the reserved shares available for future issuance.

Regulatory Capital - All bank holding companies and banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, bank holding companies and banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2004 and 2003, that the Company and the Bank exceeded all capital adequacy minimum requirements.

As of December 31, 2004, the most recent notification from the FDIC categorized Clover Community Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                             To be well capitalized
                                                                                           For capital       under prompt corrective
                                                                        Actual          adequacy purposes       action provisions
                                                                        ------          -----------------       -----------------
                                                                 Amount        Ratio    Amount      Ratio      Amount        Ratio
                                                                 ------        -----    ------      -----      ------        -----
(Dollars in thousands)
December 31, 2004

The Company
    Total Capital (to risk weighted assets) .............       $9,146        14.31%     $5,113       8.0%      $6,391       10.0%
    Tier 1 Capital (to risk weighted assets) ............        8,521        13.33       2,556       4.0        3,834        6.0
    Tier 1 Capital (to average assets) ..................        8,521        10.45       2,447       3.0        4,078        5.0

The Bank
    Total Capital (to risk weighted assets) .............       $8,585        13.43%     $5,113       8.0%      $6,391       10.0%
    Tier 1 Capital (to risk weighted assets) ............        7,960        12.46       2,556       4.0        3,834        6.0
    Tier 1 Capital (to average assets) ..................        7,960         9.76       2,447       3.0        4,078        5.0

December 31, 2003

The Company
    Total Capital (to risk weighted assets) .............       $7,772        15.76%    $3,945        8.0%      $4,931       10.0%
    Tier 1 Capital (to risk weighted assets) ............        7,322        14.85      1,974        4.0        2,961        6.0
    Tier 1 Capital (to average assets) ..................        7,322        10.25      2,144        3.0        3,573        5.0

The Bank
    Total Capital (to risk weighted assets) .............       $7,772        15.76%    $3,945        8.0%      $4,931       10.0%
    Tier 1 Capital (to risk weighted assets) ............        7,322        14.85      1,974        4.0        2,961        6.0
    Tier 1 Capital (to average assets) ..................        7,322        10.25      2,144        3.0        3,573        5.0


NOTE 10 - INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2004 and 2003 is summarized as follows:


                                                     2004                2003
                                                     ----                ----

Currently payable:
  Federal .............................            $394,805            $301,212
  State ...............................              46,938              35,125
                                                   --------            --------
     Total current ....................             441,743             336,337

     Total deferred ...................              13,257              (9,512)
                                                   --------            --------

Income tax expense ....................            $455,000            $326,825
                                                   ========            ========





                                                                     (Continued)

The gross amounts of deferred tax assets (liabilities) as of December 31, 2004 and 2003 are as follows:

                                                        2004             2003
                                                        ----             ----
Deferred tax assets:
    Allowance for loan losses ................       $ 184,757        $ 130,507
    Net deferred loan fees ...................          13,487           15,741
    Accrual to cash adjustment ...............          49,648           67,638
                                                                      ---------
       Gross deferred tax assets ..............        247,892          213,886
                                                     ---------        ---------

Deferred tax liabilities:
    Unrealized holding gains on
     securities available for sale ...........         (48,202)         (68,558)
    Depreciation .............................        (107,555)         (60,292)
                                                     ---------        ---------
        Gross deferred tax liability .........        (155,757)        (128,850)
                                                     ---------        ---------

Net deferred tax asset .......................       $  92,135        $  85,036
                                                     =========        =========

The net deferred tax asset is included in other assets at December 31, 2004 and 2003. A portion of the change in net deferred taxes relates to the change in unrealized net gains and losses on securities available for sale. The related 2004 deferred tax benefit of $20,356 and the 2003 deferred tax benefit of $40,374 have been recorded directly to shareholders' equity. The balance of the change in net deferred taxes results from the current period deferred tax benefit.

Reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the years ended December 31, 2004 and 2003 follows:

                                                                                        2004                           2003
                                                                                        ----                           ----
Tax expense at statutory rate ......................................        $ 509,339         34.0%        $373,171           34.0%
State income tax, net of federal income tax benefit ................           30,979          2.1           23,183            2.1
Tax-exempt interest income .........................................          (71,305)        (4.8)         (70,868)          (6.2)
Non-deductible interest expense ....................................            5,884            -            4,211              -
Other, net .........................................................          (19,897)        (0.1)          (2,872)             -
                                                                            ---------         ----         --------           ----

     Total .........................................................        $ 455,000         31.2%        $326,825           29.9%
                                                                            =========         ====         ========           ====

NOTE 11 - RETIREMENT PLAN

In 1993, the Company established the Clover Community Bank Employees' Retirement Savings Plan (the "Savings Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the Savings Plan after attaining age 21 and completing twelve months of service, and are credited with at least 1000 hours of service during the eligibility computation period. Employees are allowed to defer their salary up to the maximum dollar amount determined by federal laws and regulations each year. The Company matches $0.50 for each dollar contributed by the employees up to 6% of each employee's total pay. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after six years of service. The employer matching contributions to the Savings Plan for the years ended December 31, 2004 and 2003 totaled $22,878 and $17,254, respectively.

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

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk at December 31, 2004 and 2003:

                                                     2004               2003
                                                     ----               ----

Loan commitments .......................         $14,667,368         $12,937,940
Standby letters of credit ..............              37,496                   -

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

Short-term Borrowing Availability - At December 31, 2004, the banking subsidiary had an unused short-term line of credit to purchase up to $2,400,000 in federal funds from a correspondent financial institution. This line expires October 1, 2005; however, the lender reserves the right to withdraw the accommodations at any time.

Litigation - The Company and the Bank were not involved as defendants in any litigation at December 31, 2004. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.


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



                                                                     (Continued)

The estimated fair values of the Company's financial instruments as of December 31, 2004 and 2003 are as follows:

                                                                               2004                                2003
                                                                               ----                                ----
                                                                    Carrying         Estimated         Carrying          Estimated
                                                                     amount         fair value          amount           fair value
                                                                     ------         ----------          ------           ----------
Financial Assets:
   Cash and due from banks .................................       $ 1,383,919       $ 1,383,919       $ 2,561,973       $ 2,561,973
   Interest-earning deposits in other banks ................            20,763            20,763            14,851            14,851
   Federal funds sold ......................................         6,750,000         6,750,000         3,371,000         3,371,000
   Securities available for sale ...........................        14,201,616        14,201,616        18,398,485        18,398,485
   Nonmarketable equity securities .........................           371,900           371,900           250,000           250,000
   Loans, net ..............................................        55,191,139        56,090,149        43,338,536        45,335,936
   Accrued interest receivable .............................           341,435           341,435           321,943           321,943

Financial Liabilities:
   Deposits ................................................        67,973,369        67,978,759        62,672,168        62,750,529
   Advances from Federal Home Loan Bank ....................         4,000,000         4,040,008                 -                 -
   Accrued interest payable ................................           256,210           256,210           202,073           202,073


                                                                     Notional                             Notional
                                                                      amount                               amount
                                                                      ------                               ------
Off-Balance Sheet Financial Instruments:
   Loan commitments ........................................         14,667,368                          12,937,940
   Standby letters of credit ...............................             37,496                                   -

NOTE 14 - CLOVER COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Clover Community Bankshares, Inc. (Parent Company Only).

             CLOVER COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY)
                            CONDENSED BALANCE SHEETS

                                                            December 31,
                                                            ------------
                                                         2004             2003
                                                         ----             ----
 Assets:
    Cash .....................................       $  560,569       $  594,033
    Investment in banking subsidiary .........        8,046,056        7,444,450
                                                     ----------       ----------

                                                     $8,606,625       $8,038,483
                                                     ==========       ==========


Shareholders' equity: ........................       $8,606,625       $8,038,483
                                                     ==========       ==========

             CLOVER COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY)
                         CONDENSED STATEMENTS OF INCOME

                                                                                                    For the years ended December 31,
                                                                                                    --------------------------------
                                                                                                       2004                  2003
                                                                                                       ----                  ----
 Income
    Dividends received from banking subsidiary ...........................................           $  405,108           $  507,244
    Interest income ......................................................................                3,020                4,066
                                                                                                     ----------           ----------

         Total income ....................................................................              408,128              511,310
                                                                                                     ----------           ----------


Expenses .................................................................................                5,115               19,100
                                                                                                     ----------           ----------

Income before equity in undistributed earnings of banking subsidiary .....................              403,013              492,210

Equity in undistributed earnings of
    banking subsidiary ...................................................................              637,950              273,318
                                                                                                     ----------           ----------

Net income ...............................................................................           $1,040,963             $765,528
                                                                                                     ==========           ==========


             CLOVER COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                                                   For the years ended December 31,
                                                                                                   --------------------------------

                                                                                                     2004                    2003
                                                                                                     ----                    ----
Cash flows from operating activities:
    Net income .....................................................................            $ 1,040,963             $   765,528
    Adjustments to reconcile net income
    to net cash provided by operating  activities:
      Equity in undistributed earnings of banking subsidiary .......................               (637,950)               (273,318)
      Decrease in other assets .....................................................                      -                   9,825
                                                                                                -----------             -----------

           Net cash provided by operating activities ...............................                403,013                 502,035
                                                                                                -----------             -----------

Cash flows from financing activities:
    Sales of common stock under dividend reinvestment plan .........................                 45,905                  62,574
    Repurchase and retirement of common stock ......................................                (77,274)               (100,040)
    Cash dividends paid ............................................................               (405,108)               (507,245)
                                                                                                -----------             -----------

           Net cash used for financing activities ..................................               (436,477)               (544,711)
                                                                                                -----------             -----------

           Net decrease in cash and cash equivalents ...............................                (33,464)                (42,676)

CASH, BEGINNING OF YEAR ............................................................                594,033                 636,709
                                                                                                -----------             -----------

CASH, END OF YEAR ..................................................................            $   560,569             $   594,033
                                                                                                ===========             ===========